UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant   ☒
Filed by a Party other than the Registrant   ☐
Check the appropriate box:
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

AT HOME GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐
No fee required.

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Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)
Title of each class of securities to which transaction applies:

At Home Group Inc. common stock, par value $0.01 per share

(2)
Aggregate number of securities to which transaction applies:

The maximum number of shares of common stock to which this transaction applies is estimated to be 73,987,737, which consists of (a) 65,572,333 shares of common stock outstanding; (b) 7,129,597 shares of common stock underlying outstanding options entitled to receive the per share merger consideration of $36.00, less the exercise price per share of each such underlying outstanding option; (c) 853,557 shares of common stock underlying outstanding restricted stock unit awards entitled to receive the per share merger consideration of $36.00; and (d) 432,250 shares of common stock underlying outstanding performance stock unit awards entitled to receive the per share merger consideration of $36.00, in each case as of May 27, 2021.

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of 65,572,333 shares of common stock and the per share merger consideration of $36.00; (b) the product of 7,129,597 shares of common stock underlying outstanding options and $22.55, which is the difference between the per share merger consideration of $36.00 and the weighted average exercise price per share of the underlying outstanding stock options of $13.45 per share; (c) the product of 853,557 shares of common stock underlying outstanding restricted stock unit awards and the per share merger consideration of $36.00; and (d) the product of 432,250 shares of common stock underlying outstanding performance stock unit awards and the per share merger consideration of $36.00. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was calculated by multiplying the proposed maximum aggregate value of the transaction by 0.0001091.

(4)
Proposed maximum aggregate value of transaction:

$2,567,672,905.00

(5)
Total fee paid:

$280,133.11

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Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)
Amount Previously Paid:

(2)
Form, Schedule or Registration Statement No.:

(3)
Filing Party:

(4)
Date Filed:

PRELIMINARY PROXY STATEMENT-SUBJECT TO COMPLETION, DATED [           ], 2021
Dear Stockholders:[      ], 2021
You are cordially invited to attend a special meeting of the stockholders of At Home Group Inc. (“At Home,” the “Company”, “we,” “us” or “our”), which will be held exclusively online via a live audio webcast at [           ] on [           ], 2021 at [           ], Central Time.
At the special meeting, our stockholders will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger that we entered into on May 6, 2021, which we refer to as the “merger agreement,” providing for the acquisition of At Home Group Inc. by Ambience Parent, Inc. in a transaction that we refer to as the “merger.” If the merger agreement is adopted and the merger is completed, each share of our common stock (other than certain shares specified in the merger agreement) will be converted into the right to receive $36.00 per share in cash, without interest and subject to any required withholding taxes, representing a premium of approximately 17% over the closing price of our common stock of $30.67 per share on May 4, 2021, the last trading day prior to media reports regarding the merger.
The Company’s board of directors (referred to as the “Board”) formed a special committee of independent directors (referred to as the “Special Committee”) to, among other things, analyze, evaluate, recommend or not recommend any proposed transaction involving the Company to the Board. Acting upon the unanimous recommendation of the Special Committee, the Board unanimously recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement and “FOR” the other matters to be considered at the special meeting.
The enclosed proxy statement describes the merger agreement, the merger and related matters, and attaches a copy of the merger agreement. We urge stockholders to read the entire proxy statement carefully, as it sets forth the details of the merger agreement and other important information related to the merger.
Your vote is very important, regardless of the number of shares of our common stock that you own. We cannot complete the merger unless the proposal to adopt the merger agreement is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote thereon. If you fail to vote in person (which would include presence at a virtual meeting) or by proxy, or fail to instruct your broker on how to vote, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.
On behalf of the entire board of directors, I want to thank you for your continued support.
Sincerely,
[           ]
Philip L. Francis
Lead Independent Director
Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger, the merger agreement or the other transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
This proxy statement is dated [           ], 2021, and is first being mailed to stockholders on or about [          ], 2021.

AT HOME GROUP INC.
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To the Stockholders of At Home Group Inc.:
A special meeting of the stockholders of At Home Group Inc. (referred to in this proxy statement as the “special meeting”) will be held exclusively online via a live audio webcast at [           ] on [          ], 2021 at [           ], Central Time. You are invited to attend and vote your shares of our common stock at the special meeting so long as you register to attend the special meeting at [           ] prior to the registration deadline of [           ], Central Time on [           ], 2021. There is no physical location for the special meeting. The special meeting is being held for the purpose of acting on the following matters:
1.
to adopt the Agreement and Plan of Merger, dated as of May 6, 2021 (as it may be amended from time to time, referred to in this proxy statement as the “merger agreement”), by and among At Home Group Inc., a Delaware corporation (referred to in this proxy statement as “At Home” or the “Company”), Ambience Parent, Inc., a Delaware corporation (referred to in this proxy statement as “Parent”), and Ambience Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (referred to in this proxy statement as “Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (referred to in this proxy statement as the “merger”);

2.
to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger; and

3.
to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

The foregoing items of business are more fully described in the attached proxy statement, which forms a part of this notice and is incorporated herein by reference.
The Company’s board of directors (referred to in this proxy statement as the “Board”) formed a special committee of independent directors (referred to in this proxy statement as the “Special Committee”) to, among other things, analyze, evaluate, recommend or not recommend any proposed transaction involving the Company to the Board. Acting upon the recommendation of the Special Committee, the Board has unanimously determined that the merger is advisable, fair to, and in the best interests of, the Company and its stockholders, and unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously recommends that the stockholders of At Home vote (1) “FOR” the proposal to adopt the merger agreement, (2) “FOR” the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, and (3) “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies. If you sign, date and return your proxy card without indicating how you wish to vote on a proposal, your proxy will be voted “FOR” each of the foregoing proposals in accordance with the recommendation of the Board.
Your vote is important, regardless of the number of shares of our common stock that you own. We cannot complete the merger unless the proposal to adopt the merger agreement is approved by the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote thereon. The approval of the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and the approval of the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies, each requires the affirmative vote of a majority of the shares of our common stock present in person (which would include presence at a virtual meeting) or represented by proxy at the special meeting and entitled to vote thereon, but approval of these two proposals is not a condition to the completion of the merger. If you fail to vote in person (which would include presence at a virtual meeting) or by proxy, or fail to instruct your broker, bank or other nominee on how to vote, the shares of our common stock that you own will not be counted as present at the special meeting for purposes of determining whether a quorum is present at the special meeting, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.
We urge you to discard any [color] proxy cards sent to you by CAS Investment Partners, LLC (referred to in this proxy statement as “CAS”) and certain of its affiliates, who are soliciting proxies in opposition to the merger. If you previously submitted a [color] proxy card, we urge you to cast your vote as instructed on your [COLOR] proxy card, which will revoke any earlier dated proxy card that you submitted, including any [color] proxy card. Only the latest validly executed proxy that you submit will be counted.
Under Delaware law, stockholders who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of the Company’s common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal before the vote on the proposal to adopt the merger agreement and comply with the other Delaware law procedures summarized in the accompanying proxy statement. See the section of this proxy statement entitled “Appraisal Rights.”
You may revoke your proxy at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement.
Only holders of record of our common stock as of the close of business on [•], 2021, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting.
Before voting your shares, we urge you to, and you should, read the entire proxy statement carefully, including its annexes and the documents incorporated by reference in the proxy statement. If you have any questions or need assistance in submitting a proxy or your voting instructions, please contact our proxy solicitor:
MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, NY 10018
Stockholders may call toll free:
(800) 322-2885
Banks and Brokers may call collect:
(212) 929-5500
By order of the Board of Directors,
[                 ]
Mary Jane Broussard
Chief Administrative Officer, General Counsel & Corporate Secretary
Plano, Texas
[                 ]

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ii

iii

SUMMARY
This summary highlights selected information contained in this proxy statement, including with respect to the merger agreement and the merger. We encourage you to, and you should, read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as this summary may not contain all of the information that may be important to you in determining how to vote. Each item in this summary includes a page reference directing you to a more complete description of that item contained in later parts of this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information.”
The Companies (page [•])
At Home Group Inc.
At Home Group Inc. (referred to in this proxy statement as “At Home,” the “Company,” “we,” “our” or “us”) is a Delaware corporation. At Home is the leading home décor superstore with more than 200 large format stores that we believe dedicate more space per store to home décor than any other player in the industry. We are focused on providing the broadest assortment of products to suit every room, in every style, for every budget. We utilize our space advantage to out-assort our competition, offering more than 50,000 unique items across broad product categories including furniture, garden, home textiles, housewares, patio, rugs, seasonal décor, tabletop décor and wall décor.
The Company’s shares of common stock are listed on the New York Stock Exchange (referred to in this proxy statement as the “NYSE”) under the symbol “HOME.” At Home’s principal executive offices are located at 1600 East Plano Parkway, Plano, Texas 75074, and its telephone number is (972) 265-6137.
Additional information about At Home is contained in its public filings, certain of which are incorporated by reference herein. See the sections of this proxy statement entitled “Where You Can Find Additional Information” and “The Companies — At Home Group Inc.”
Ambience Parent, Inc.
Ambience Parent, Inc., referred to as “Parent,” is a Delaware corporation that was formed on April 28, 2021, solely for the purpose of engaging in the transactions contemplated by the merger agreement, and has not engaged in any business activities other than in connection with its formation, the transactions contemplated by the merger agreement and the arranging of the equity financing and debt financing in connection with the merger. See the section of this proxy statement entitled “The Companies — Ambience Parent, Inc.”
Ambience Merger Sub, Inc.
Ambience Merger Sub, Inc., referred to as “Merger Sub,” is a Delaware corporation and an indirect wholly owned subsidiary of Parent that was formed on April 27, 2021, solely for the purpose of engaging in the transactions contemplated by the merger agreement, and has not engaged in any business activities other than in connection with its formation, the transactions contemplated by the merger agreement and the arranging of the equity financing and debt financing in connection with the merger. Upon completion of the merger, Merger Sub will merge with and into At Home and will cease to exist. See the section of this proxy statement entitled “The Companies — Ambience Merger Sub, Inc.”
Each of Parent’s and Merger Sub’s principal executive offices are located at c/o Hellman & Friedman LLC, 415 Mission Street, Suite 5700, San Francisco, California 94105 and the telephone number of both Parent and Merger Sub is (415) 788-5111.
Parent and Merger Sub were each formed by the H&F Entities (as defined in this proxy statement).
In connection with the transactions contemplated by the merger agreement, the H&F Entities have committed to capitalize Parent, on the date of the closing of the merger, with an aggregate equity subscription of up to $1.467 billion, subject to the terms and conditions set forth in the equity commitment letter. See the section of this proxy statement entitled “The Merger — Financing.”
The Special Meeting (page [•])
Date, Time and Place of the Special Meeting
The special meeting will be conducted exclusively online via live audio webcast at [           ] starting at [           ] Central Time, on [           ], 2021, or at any adjournment or postponement thereof. You will be able to attend the special meeting online and vote your shares electronically at the special meeting by registering in advance prior to the deadline of [           ] Central Time on [           ], 2021 at [           ] and entering your control number, which is included on the proxy card that you received. Because the special meeting is completely virtual and being conducted online via live audio webcast, Company stockholders will not be able to attend the meeting in person.
Purposes of the Special Meeting
At the special meeting, At Home stockholders will be asked to consider and vote on the following proposals:
•
to adopt the Agreement and Plan of Merger, dated as of May 6, 2021, by and among the Company, Parent and Merger Sub, which, as it may be amended from time to time, is referred to in this proxy statement as the “merger agreement”;

•
to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, the value of which is disclosed in the table in the section of this proxy statement entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to the Company’s Named Executive Officers in Connection with the Merger”; and

•
to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Our stockholders must adopt the merger agreement for the merger to occur. If our stockholders fail to adopt the merger agreement, the merger will not occur. See the sections of this proxy statement entitled “The Special Meeting” and “The Merger Agreement.”
We do not expect that any matters other than the proposals set forth above will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournment or postponement thereof, the persons appointed as proxies will have discretionary authority to vote the shares of Company common stock represented by duly executed proxies.
Record Date, Notice and Quorum
The holders of record of Company common stock as of the close of business on [⦁], 2021, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. At the close of business on the record date, [           ] shares of Company common stock were outstanding and entitled to vote at the special meeting.
The presence at the special meeting, in person (which would include presence at a virtual meeting) or represented by proxy, of the holders of a majority of the voting power of the shares of capital stock of the Company issued and outstanding on the record date will constitute a quorum for purposes of the special meeting. A quorum is necessary to transact business at the special meeting. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to a later date.
Abstentions will be counted as shares present for purposes of determining the presence of a quorum. If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, your broker, bank or other nominee will not vote on your behalf with respect to any of the proposals, and your shares will not be counted as present at the special meeting for purposes of determining whether a quorum is present for the transaction of business at the special meeting.
Required Vote
Each share of Company common stock outstanding at the close of business on the record date is entitled to one vote on each of the proposals to be considered at the special meeting.
For the Company to complete the merger, At Home stockholders holding a majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote on the adoption of the merger agreement must vote “FOR” the proposal to adopt the merger agreement. An abstention with respect to the proposal to adopt the merger agreement, or a failure to vote your shares of Company common stock (including a failure to instruct your broker, bank or other nominee to vote shares held on your behalf), will have the same effect as a vote “AGAINST” this proposal.
Approval of each of (1) the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and (2) the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies, requires the affirmative vote of a majority of the shares of Company common stock present in person (which would include presence at a virtual meeting) or represented by proxy at the special meeting and entitled to vote thereon, but is not a condition to the completion of the merger. An abstention with respect to either proposal will have the same effect as a vote “AGAINST” these proposals. A failure to return your proxy card or otherwise vote your shares of Company common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf) will have no effect on these proposals, assuming a quorum is present.
The Company’s directors and executive officers have informed us that they intend to vote their shares of Company common stock in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting, although they have no obligation to do so. None of the Company’s directors and executive officers have entered into any voting agreement related to the merger. As of the record date, our directors and executive officers owned and were entitled to vote, in the aggregate, approximately
[           ] shares of Company common stock, or approximately [      ]% of the outstanding shares of Company common stock entitled to vote at the special meeting.
Proxies; Revocation
Any At Home stockholder of record entitled to vote at the special meeting may submit a proxy by telephone or over the Internet, by returning the enclosed proxy card, or by attending the special meeting and voting at the special meeting virtually. If your shares of Company common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares using the instructions provided by your broker, bank or other nominee.
Any proxy may be revoked at any time prior to its exercise by submitting a properly executed, later-dated proxy through any of the methods available to you, by giving written notice of revocation to our General Counsel and Corporate Secretary at At Home Group Inc., 1600 East Plano Parkway, Plano, Texas 75074, or by attending the special meeting and voting virtually. Virtual attendance alone will not be sufficient to revoke a previously authorized proxy.
The Merger (page [•])
You will be asked to consider and vote upon the proposal to adopt the merger agreement. A copy of the merger agreement is attached to this proxy statement as Annex A. The merger agreement provides, among other things, that at the effective time of the merger (referred to in this proxy statement as the “effective time”), Merger Sub will merge with and into the Company, with the Company surviving the merger (referred to in this proxy statement as the “surviving corporation”). In the merger, each share of common stock, par value $0.01 per share, of the Company (referred to in this proxy statement as the “common stock,” the “Company common stock” or the “At Home common stock”) issued and outstanding immediately before the effective time (other than certain shares specified in the merger agreement, including rollover shares

(as defined in this proxy statement)) will be converted into the right to receive $36.00 per share in cash (referred to in this proxy statement as the “merger consideration”), without interest and subject to any required withholding taxes. Upon completion of the merger, the Company will be an indirect wholly owned subsidiary of Parent and the Company common stock will no longer be publicly traded.
Treatment of Company Equity Awards (page [•])
The merger agreement provides that, as of the effective time:
•
each Company stock option that is vested as of immediately prior to the effective time or is scheduled to become vested on or prior to the first anniversary of the date of the closing of the merger will become fully vested and be cancelled and converted into the right to receive an amount in cash equal to the product of (A) the excess, if any, of the merger consideration over the applicable exercise price of such option, multiplied by (B) the number of shares of Company common stock subject to such option, subject to applicable withholding taxes (and any such Company stock option that has an exercise price per share that is greater than or equal to the merger consideration shall be cancelled for no consideration);

•
each Company restricted stock unit award that is outstanding immediately prior to the effective time and that is scheduled to become vested on or prior to the first anniversary of the date of the closing of the merger pursuant to the to the terms thereof will become fully vested and be cancelled and converted into the right to receive the merger consideration in respect of each underlying share of Company common stock, subject to applicable withholding taxes; and

•
each Company performance stock unit award that is outstanding immediately prior to the effective time and that is scheduled to become vested on or prior to the first anniversary of the date of the closing of the merger (subject to achievement of the applicable performance goals) pursuant to the terms thereof will, as of the effective time, become fully vested and nonforfeitable with respect to the number of shares of Company common stock with respect to which such performance stock unit award would have remained issued, outstanding and eligible to vest following the effective time based on the good faith determination by the Board of achievement of the performance goals applicable to such performance stock unit award as of the effective time and be cancelled and converted automatically into the right to receive the merger consideration in respect of each underlying share of Company common stock, subject to applicable withholding taxes.

Further, except as otherwise agreed in writing between any applicable holder and Parent, each Company stock option, restricted stock unit award, and performance stock unit award that is outstanding immediately prior to the effective time and that would not by its terms vest on or prior to the first anniversary of the closing of the merger will be cancelled and converted automatically into a restricted cash award (referred to in this proxy statement as an “RCA”) in an amount in cash equal to the amount payable as calculated above for such type of award that vests on or prior to the first anniversary of the date of the closing of the merger. Subject to certain exceptions as described in the sections of this proxy statement entitled “The Merger Agreement — Treatment of Company Equity Awards”, any RCA issued by Parent or the surviving corporation shall be subject to the same terms and conditions (including vesting conditions and schedules) applicable to the equity incentive award from which such RCA was converted, except that any RCA converted from a performance stock unit will no longer be subject to performance-based vesting conditions.
Conditions to Completion of the Merger (page [•])
Each party’s obligation to complete the merger is subject to the satisfaction or waiver at or prior to the effective time of the following conditions:
•
the adoption of the merger agreement by a majority of the outstanding shares of Company common stock entitled to vote thereon (referred to in this proxy statement as the “company stockholder approval”);

•
the expiration or termination of the waiting period applicable to the completion of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to in this proxy statement as the “HSR Act”); and

•
no law or order in effect by a court or other governmental entity of competent jurisdiction that restrains, enjoins or otherwise prohibits the completion of the merger.

The respective obligations of Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver by Parent at or prior to the effective time of the following additional conditions:
•
the accuracy of the representations and warranties of the Company as of the closing date (except for any representations and warranties made as of a particular date, which representations and warranties must be true and correct only as of that date), generally subject to a “company material adverse effect” or other qualification provided in the merger agreement;

•
the performance by the Company in all material respects of the agreements and covenants required to be performed or complied with by it under the merger agreement at or prior to the effective time;

•
the absence of a company material adverse effect occurring after the date of the merger agreement; and

•
the receipt by Parent of a certificate signed by an executive officer of the Company, dated the closing date, to the effect that the conditions set forth in the three preceding bullet points have been satisfied.

The obligation of the Company to complete the merger is subject to the satisfaction or waiver by the Company at or prior to the effective time of the following additional conditions:
•
the accuracy of the representations and warranties of Parent and Merger Sub as of the closing date (except for any representations and warranties made as of a particular date, which representations and warranties must be true and correct only as of that date), generally subject to a “parent material adverse effect” or other qualification provided in the merger agreement;

•
the performance by each of Parent and Merger Sub in all material respects of their required agreements and covenants under the merger agreement at or prior to the effective time; and

•
the receipt by the Company of a certificate signed by an executive officer of Parent, dated as of the closing date, to the effect that the conditions set forth in the two preceding bullet points have been satisfied.

No party may rely, either as a basis for not completing the merger or any of the other transactions contemplated by the merger agreement or terminating the merger agreement and abandoning the merger, on the failure of a condition to closing set forth in the merger agreement to be satisfied if such failure was caused by such party’s failure to act in good faith or to use the efforts to cause the closing of the merger to occur as required by the merger agreement.
Recommendations of the At Home Special Committee and the At Home Board of Directors; Reasons for the Merger (page [•])
After careful consideration, the Board, acting upon the unanimous recommendation of the Special Committee, (1) declared the merger agreement and the transactions contemplated by the merger agreement, including the merger, advisable, (2) approved and adopted the merger agreement and the transactions contemplated by the merger agreement, including the merger, (3) directed that the merger agreement and the transactions contemplated by the merger agreement, including the merger, be submitted to the At Home stockholders for adoption and approval by such holders, and (4) resolved to recommend that At Home stockholders vote to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger. The At Home board, acting upon the unanimous recommendation of the Special Committee, unanimously recommends that At Home stockholders vote “FOR” the proposal to adopt the merger agreement at the special meeting and “FOR” the other proposals to be considered at the special meeting.
For a description of the reasons considered by the Special Committee and Board in resolving to recommend in favor of the adoption of the merger agreement, see the section of this proxy statement entitled “The Merger — Recommendations of the At Home Special Committee and At Home Board of Directors; Reasons for the Merger.”

Opinion of the Financial Advisor to the At Home Special Committee (page [•])
On May 5, 2021, at a meeting of the Special Committee, Goldman Sachs rendered its oral opinion, subsequently confirmed in writing, that, as of May 6, 2021 and based upon and subject to the limitations, qualifications and assumptions set forth therein, the $36.00 in cash per share of the Company’s common stock to be paid to the holders of the Company’s common stock pursuant to the merger agreement, was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated May 6, 2021, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Special Committee in connection with its consideration of the merger. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of the shares of the Company’s common stock should vote with respect to the merger or any other matter.
Interests of the Company’s Directors and Executive Officers in the Merger (page [•])
In considering the recommendations of the Special Committee and the Board with respect to the merger, At Home’s stockholders should be aware that the directors and executive officers of At Home have certain interests, including financial interests, in the merger that may be different from, or in addition to, the interests of At Home’s stockholders generally, including the continued employment of certain executive officers following the closing of the merger and the right to continued indemnification and insurance coverage. The Board was aware of these interests and considered them, among other matters, in approving the merger agreement, and in making its recommendation that At Home’s stockholders vote in favor of the adoption of the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below. The transactions contemplated by the merger agreement will be a “change in control,” “change of control” or term of similar meaning for purposes of the Company’s executive compensation and benefit plans and agreements described in this proxy statement. See the section of this proxy statement entitled “Interests of the Company’s Directors and Executive Officers in the Merger.”
In addition, in connection with the merger agreement and the transactions contemplated thereby, Mr. Bird has entered into a rollover agreement with Parent that was executed concurrently with the merger agreement. Pursuant to the rollover agreement, Mr. Bird has agreed to contribute a number of shares of Company common stock and/or invest an amount in cash received pursuant to the merger agreement having an aggregate value equal to $10,000,000, in exchange for a number of shares (which may be voting or non-voting) of Parent having an aggregate value equal to the value of such rolled shares or cash. For more information, see the section of this proxy statement entitled “Interests of the Company’s Directors and Executive Officers in the Merger.”
Limited Guarantee (page [•])
Concurrently with the execution of the merger agreement, the H&F Entities (in such capacity, referred to in this proxy statement as the “guarantors”) entered into a limited guarantee (referred to in this proxy statement as the “limited guarantee”), pursuant to which the guarantors agreed to guarantee, severally and not jointly or jointly and severally, on the terms and conditions set forth in the limited guarantee, Parent’s obligation to pay the termination fee (as described in further detail in the section of this proxy statement entitled “The Merger Agreement — Parent Termination Fee”), reimburse and indemnify the Company with respect to certain expenses in connection with the merger and pay certain other amounts, in an amount not to exceed approximately $133.6 million in the aggregate. See the section of this proxy statement entitled “The Merger — Limited Guarantee.”
Financing (page [•])
In connection with the execution of the merger agreement, the H&F Entities (in such capacity, referred to in this proxy statement collectively as the “equity financing sources”) have committed to capitalize Parent (directly or indirectly), on the date of the closing of the merger (referred to in this proxy statement as the “closing date”), with an aggregate equity subscription of up to approximately $1.467 billion, subject to the terms and conditions set forth in equity commitment letter, each dated as of May 6, 2021 (referred to in this proxy statement as the “equity commitment letter”).
In connection with the execution of the merger agreement, Parent entered into a commitment letter, dated May 6, 2021 (referred to in this proxy statement as the “debt commitment letter”), with Bank of America, N.A., (referred to in this proxy statement as “BofA”), BofA Securities, Inc. (referred to in this proxy statement as “BofA Securities”), Barclays (referred to in this proxy statement as “Barclays”), Deutsche Bank AG New York Branch (referred to in this proxy statement as “DBNY”), Deutsche Bank AG Cayman Islands Branch (referred to in this proxy statement as “DBCI”), Deutsche Bank Securities, Inc. (referred to in this proxy statement as “DBSI”), Wells Fargo Bank, National Association (referred to in this proxy statement as “Wells Fargo Bank”) and Wells Fargo Securities, LLC (referred to in this proxy statement as “Wells Fargo Securities”) (each of the foregoing, in certain cases, acting through its respective appropriate affiliates or branches) (collectively referred to in this proxy statement as the “commitment parties”), pursuant to which the commitment parties committed, upon certain terms and subject to certain conditions, to (i) lend Merger Sub (and after giving effect to the merger, At Home as the surviving corporation) (referred to in this proxy statement as the “borrower”) $900.0 million in aggregate principal amount in the form of senior secured first lien term loans in connection with the debt financing of the amounts payable pursuant to the merger agreement and the transactions contemplated thereby, (ii) make available to the borrower a senior secured asset-based revolving credit facility in an aggregate principal amount of up to $400.0 million in connection with, among other uses, the debt financing of the amounts payable pursuant to the merger agreement and the transactions contemplated thereby and (iii) make available to the borrower a senior unsecured bridge facility in an aggregate principal amount equal to $500.0 million in connection with the debt financing of the amounts payable pursuant to the merger agreement and the transactions contemplated thereby (such debt financing, collectively, is referred to in this proxy statement as the “debt financing”). We have agreed to use our reasonable best efforts to, and to cause our subsidiaries to use their reasonable best efforts to, and to use our reasonable best efforts to cause our and our subsidiaries’ representatives to, provide all cooperation reasonably requested by Parent in connection with the arrangement of the debt financing, subject to the terms set forth in the merger agreement.
For more information, see “The Merger Agreement — Debt Financing and Debt Financing Cooperation.”
Material U.S. Federal Income Tax Consequences of the Merger (page [•])
The receipt of cash in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder (as defined in this proxy statement) who receives cash in exchange for shares of Company common stock pursuant to the merger will recognize capital gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in such shares. If you are a Non-U.S. holder (as defined in this proxy statement), the merger will generally not result in any U.S. federal income tax to you unless you have certain connections with the United States, but may be subject to U.S. backup withholding tax unless you comply with certain certification procedures or otherwise establish a valid exemption from U.S. backup withholding taxes. You should consult your own tax advisor regarding the particular tax consequences to you of the exchange of shares of Company common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). See the section of this proxy statement entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”
Regulatory Approvals (page [•])
HSR Clearance. Under the HSR Act and related rules and regulations, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice (referred to in this proxy statement as the “Antitrust Division”) and the United States Federal Trade Commission (referred to in this proxy statement as the “FTC”) and all statutory waiting period requirements have been satisfied. Completion of the merger is subject to the expiration or termination of the applicable waiting period under the HSR Act. The Company and Parent filed their respective Notification and Report Forms with the Antitrust Division and the FTC on May 13, 2021, and the HSR waiting period will expire on 11:59 p.m. on June 14, 2021.

Commitments to Obtain Approvals. The Company and Parent are each required to use reasonable best efforts to take all actions necessary to complete the merger, including cooperating and doing all things necessary, proper or advisable to obtain regulatory approvals. This includes, if required by regulatory authorities, (1) agreeing to sell, divest or dispose of any assets or businesses of Parent, the Company, or their respective subsidiaries and (2) taking or agreeing to take other actions that after the closing date limit Parent’s or its subsidiaries’ (including the surviving corporation’s) freedom of action with respect to, or its ability to retain, one or more businesses, product lines or assets of Parent or its subsidiaries (including the surviving corporation). However, the Company will only be required to take or commit to take such actions if they are binding on the Company only if and when the closing of the merger occurs. See the section of this proxy statement entitled “The Merger Agreement — Efforts to Complete the Merger — Antitrust Matters.”
Appraisal Rights (page [•])
Under Section 262 of the General Corporation Law of the State of Delaware (referred to in this proxy statement as the “DGCL”), At Home stockholders who do not vote for the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares in cash as determined by the Delaware Court of Chancery, but only if they comply fully with all of the applicable requirements of Section 262 of the DGCL, which are summarized in this proxy statement. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration. Any stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to the Company before the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Failure to follow exactly the procedures specified in Section 262 of the DGCL will result in the loss of appraisal rights. Because of the complexity of Section 262 of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel. The discussion of appraisal rights contained in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement as Annex C.
Delisting and Deregistration of Company Common Stock(page [•])
If the merger is completed, the Company common stock will be delisted from the NYSE and deregistered under the U.S. Securities Exchange Act of 1934, as amended (referred to in this proxy statement as the “Exchange Act”).
Alternative Acquisition Proposals (page [•])
The “Go-Shop” Period-Solicitation of Other Acquisition Proposals
Under the merger agreement, from the date of the merger agreement until 11:59 p.m., New York City time, on June 14, 2021 (referred to in this proxy statement as the “no-shop period start date”), the Company and its representatives have the right to (1) initiate or solicit, or knowingly facilitate or encourage, any inquiry and (2) engage in or otherwise participate in any discussions or negotiations regarding an acquisition proposal or inquiry or that would reasonably be expected to lead to an acquisition proposal, or, subject to the entry into, and in accordance with, an acceptable confidentiality agreement, provide any access to its properties, books or records or any non-public information to any person (and such person’s representatives and prospective equity and debt financing sources) relating to the Company or any of its subsidiaries in connection with the foregoing; provided that (i) the Company must provide to Parent any information relating to the Company or any of its subsidiaries that was not previously provided or made available to Parent substantially concurrently with (and in any event within 24 hours after) the time it is furnished to such person (and such person’s representatives and prospective equity and debt financing sources) and (ii) the Company and its subsidiaries are not permitted to pay, agree to pay or cause to be paid, or reimburse, agree to reimburse or cause to be reimbursed, the expenses of any such person in connection with any acquisition proposals or inquiries.

The “No-Shop” Period-No Solicitation of Other Acquisition Proposals
Under the merger agreement, from and after the no-shop period start date until the earlier to occur of (x) the termination of the merger agreement and (y) the effective time, the Company must not, and must cause its subsidiaries not to, and must use its reasonable best efforts to cause its and their directors, officers, employees, other affiliates, investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly:
•
initiate or solicit, or knowingly facilitate or encourage, any inquiries, discussions or requests with respect to or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an “acquisition proposal,” as described in the section of this proxy statement entitled “The Merger Agreement — The ‘No-Shop’ Period — No Solicitation of Other Acquisition Proposals”;

•
engage in or otherwise participate in any discussions or negotiations regarding an acquisition proposal or “inquiry,” as described in the section of this proxy statement entitled “The Merger Agreement — The ‘No-Shop’ Period — No Solicitation of Other Acquisition Proposals” or that would reasonably be expected to lead to an acquisition proposal, or provide any access to its properties, books or records or any non-public information to any person relating to the Company or any of its subsidiaries in connection with the foregoing;

•
enter into any other acquisition agreement, option agreement, joint venture agreement, partnership agreement, letter of intent, term sheet, merger agreement or similar agreement (other than an acceptable confidentiality agreement) with respect to an acquisition proposal;

•
approve, endorse, declare advisable or recommend any acquisition proposal;

•
take any action to make the provisions of any takeover statute or any restrictive provision of any applicable anti-takeover provision in the certificate of incorporation or bylaws of the Company inapplicable to any transactions contemplated by any acquisition proposal; or

•
authorize, commit to, agree or publicly propose to do any of the foregoing.

On the no-shop period start date, the Company must notify Parent in writing of the number of parties with which the Company entered into an acceptable confidentiality agreement and the number of parties that submitted an acquisition proposal after the execution of the merger agreement and prior to or on the no-shop period start date, which notice must include a summary of any pending acquisition proposals that were made in writing by any excluded party (as defined in this proxy statement).
Notwithstanding certain provisions of the merger agreement described above, at any time following the no-shop period start date and prior to the time the company stockholder approval is obtained, if At Home receives a written, unsolicited, bona fide acquisition proposal that did not result from a breach of the provisions of the merger agreement described above, then At Home and its representatives may contact the person or group of persons making the acquisition proposal to clarify the terms and conditions thereof so as to determine whether it constitutes or could reasonably be expected to result in a “superior proposal,” as described in the section of this proxy statement entitled “The Merger Agreement — The ‘No-Shop’ Period — No Solicitation of Other Acquisition Proposals — Receipt of Acquisition Proposals”, and, if the Board (acting upon the recommendation of the Special Committee) and the Special Committee determine in good faith after consultation (1) with their financial advisor and outside legal counsel that the acquisition proposal constitutes, or would reasonably be expected to result in, a superior proposal and (2) with their outside legal counsel that failure to take the actions described below would be reasonably likely to be inconsistent with their fiduciary obligations under applicable law, then At Home and its representatives may:
•
provide information to such person or group of persons (including their respective representatives and prospective financing sources) if the Company receives from such person or group of persons (or has received from such person or group of persons) an executed confidentiality agreement containing terms not materially less favorable to At Home than those contained in the confidentiality agreement to which Parent is subject, except that it need not contain any standstill or similar provision, provided that At Home must substantially concurrently (and in any event, within 24 hours) make available to Parent and Merger Sub any non-public information concerning At Home or its subsidiaries that is provided to any such person or group of persons and was not previously made available to Parent or Merger Sub; and
•
engage or participate in any discussions or negotiations with that person or group of persons.

Change in Board Recommendation (page [•])
The Board, acting upon the unanimous recommendation of the Special Committee, has unanimously recommended that At Home stockholders vote “FOR” the proposal to adopt the merger agreement. The merger agreement permits the Board (acting upon the recommendation of the Special Committee) and the Special Committee to effect a “change of recommendation” (as described in the section of this proxy statement entitled “The Merger Agreement — The ‘No-Shop’ Period — No Solicitation of Other Acquisition Proposals — Change in Board Recommendation”) in certain circumstances, as described below.
Before the company stockholder approval is obtained, (1) if an intervening event (as described in the section of this proxy statement entitled “The Merger Agreement — The ‘No-Shop’ Period — No Solicitation of Other Acquisition Proposals”) occurs and the Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with their fiduciary obligations under applicable law, the Board (acting upon the recommendation and direction of the Special Committee) may make a change of recommendation or (2) if the Company receives, directly or indirectly through one or more of its representatives, an acquisition proposal that the Board (acting upon the recommendation of the Special Committee) and the Special Committee conclude in good faith, after consultation with their financial advisor and outside legal counsel, constitutes a superior proposal and such acquisition proposal did not result from a material breach by the Company of the provisions of the merger agreement described under the section of this proxy statement entitled “The Merger Agreement — The ‘No-Shop’ Period — No Solicitation of Other Acquisition Proposals,” the Board (acting upon the recommendation of the Special Committee) and the Special Committee may effect a change of recommendation and/or terminate the merger agreement in order to enter into an alternative acquisition agreement providing for such superior proposal, provided that in either case:
•
At Home must have given Parent at least three business days’ prior written notice that it intends to make a change of recommendation (referred to in this proxy statement as a “notice of change of recommendation”) and/or terminate the merger agreement, which notice must specify in reasonable detail the basis for the change of recommendation and/or termination and, in the case of a superior proposal, the identity of the person or group of persons making the superior proposal and the material terms thereof or, in the case of an intervening event, reasonable detail regarding the intervening event;

•
after providing such notice and prior to making a change of recommendation and/or terminating the merger agreement, At Home must have negotiated, and must have caused its representatives to be available to negotiate, in good faith with Parent and Merger Sub (to the extent Parent and Merger Sub desire to negotiate) during the three-business-day notice period to make adjustments to the terms and conditions of the merger agreement as would obviate the need for the Company to effect a change of recommendation and/or terminate the merger agreement; and

•
at the end of the three-business-day notice period, the Board (acting upon the recommendation of the Special Committee) and the Special Committee must have determined in good faith, after consultation with their outside legal counsel and, with respect to a superior proposal giving rise to the notice of change of recommendation, their financial advisor, taking into account any changes to the merger agreement proposed in writing by Parent in response to the notice of change of recommendation, that (1) the superior proposal giving rise to the notice of change of recommendation continues to be a superior proposal or (2) in the case of an intervening event, the failure of the Board and the Special Committee to make a change of recommendation would continue to be reasonably likely to be inconsistent with their fiduciary obligations under applicable law.

See the section of this proxy statement entitled “The Merger Agreement — The ‘No-Shop’ Period — No Solicitation of Other Acquisition Proposals — Change in Board Recommendation.”

Termination (page [•])
The merger agreement may be terminated and the merger may be abandoned in the following circumstances:
•
at any time prior to the effective time by the mutual written consent of At Home and Parent;

•
at any time prior to the effective time by either At Home or Parent:

•
if the merger has not been completed on or before November 6, 2021 (referred to in this proxy statement as the “termination date”); provided that the right to terminate the merger agreement pursuant to the termination provision referred to in this bullet point will not be available to a party if the failure of the merger to have been completed on or before the termination date was primarily caused by the failure of such party to perform any of its obligations under the merger agreement;

•
if the special meeting has been duly held and completed and the company stockholder approval has not been obtained at the special meeting or any adjournment or postponement thereof at which a vote on the adoption of the merger agreement is taken; or

•
if an order by a court or other governmental entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the completion of the merger has become final and non-appealable or any statute, rule or regulation will have been enacted, entered, enforced or deemed applicable to the merger that prohibits, makes illegal or enjoins the consummation of the merger; provided that the right to terminate the merger agreement pursuant to the termination provision referred to in this bullet point will not be available to a party if the enactment, issuance, promulgation, enforcement or entry of such order, or the order becoming final and non-appealable, was primarily caused by the failure of such party to perform any of its obligations under the merger agreement;

•
by At Home:

•
at any time prior to the time the company stockholder approval is obtained, in order to substantially concurrently enter into an alternative acquisition agreement providing for a superior proposal in accordance with the merger agreement, subject to complying with the terms of the merger agreement; provided that prior to or substantially concurrently with, and as a condition to, such termination, the Company pays to Parent the company termination fee described below;

•
at any time prior to the effective time, if Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements in the merger agreement, which breach (1) would give rise to the failure of a condition to the obligation of At Home to complete the merger related to Parent’s or Merger Sub’s representations, warranties, covenants and agreements in the merger agreement and (2) is either not capable of being cured before the termination date or is not cured before the earlier of 30 business days following receipt of written notice from At Home of such breach or the termination date; provided that At Home will not have the right to terminate the merger agreement pursuant to the termination provision referred to in this bullet point if it is then in breach of any of its representations, warranties, covenants or agreements in the merger agreement, such that any condition to the obligations of Parent or Merger Sub to complete the merger related to At Home’s representations, warranties, covenants and agreements in the merger agreement would not be satisfied if the closing date were the date of such termination; or

•
(i) at any time prior to the effective time if the marketing period has ended and all of the conditions to the obligation of Parent to complete the merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, each of which is capable of being satisfied if the closing date were the date of such termination, and, solely with respect to the condition relating to the expiration or termination of the waiting period applicable to the completion of the merger under the HSR Act, if the failure of such condition to be satisfied is primarily caused by a material breach by Parent or Merger Sub of any of their respective covenants or agreements set forth in the provisions of the merger agreement described in the section of this proxy statement entitled “The Merger Agreement — Efforts to Complete the Merger”); (ii) Parent and Merger Sub do not complete the merger on or prior to the date the closing is required to occur pursuant to the merger agreement; (iii) At Home has irrevocably confirmed in writing to Parent that it is ready, willing and able to complete the merger throughout the three-business-day period following delivery of such confirmation; and (iv) Parent and Merger Sub fail to complete the merger within three business days following delivery of such confirmation; or
•
by Parent:

•
at any time prior to the time the company stockholder approval is obtained, if the Board (acting upon the recommendation of the Special Committee) or the Special Committee has made a change of recommendation or allowed At Home or any of its subsidiaries to enter into an alternative acquisition agreement (other than an acceptable confidentiality agreement); or

•
at any time prior to the effective time if At Home has breached any of its representations, warranties, covenants or agreements in the merger agreement, which breach (1) would give rise to the failure of a condition to the obligations of Parent and Merger Sub to complete the merger related to At Home’s representations, warranties, covenants and agreements in the merger agreement and (2) is either not capable of being cured before the termination date or is not cured before the earlier of 30 business days following receipt of written notice from Parent of such breach or the termination date; provided that Parent will not have the right to terminate the merger agreement pursuant to the termination provision referred to in this bullet point if it or Merger Sub is then in breach of any of their representations, warranties, covenants or agreements in the merger agreement, such that any condition to the obligation of At Home to complete the merger related to Parent’s or Merger Sub’s representations, warranties, covenants and agreements in the merger agreement would not be satisfied if the closing date were the date of such termination.

Company Termination Fee (page [•])
At Home will pay Parent a termination fee in an amount equal to approximately $77.2 million (referred to in this proxy statement as the “company termination fee”) in the following circumstances:
•
if the merger agreement is terminated by At Home at any time prior to the time the company stockholder approval is obtained, in order to substantially concurrently enter into an alternative acquisition agreement providing for a superior proposal, provided that the amount of the company termination fee will be approximately $38.6 million instead of the greater amount set forth above if (x) the merger agreement is terminated by the Company (i) at any time prior to the time the company stockholder approval is obtained, in order to substantially concurrently enter into an alternative acquisition agreement providing for a superior proposal and (ii) such time of termination is prior to or on the no-shop period start date, and (y) the Company has entered into a definitive alternative acquisition agreement with an excluded party (as defined in this proxy statement) to consummate an acquisition proposal at the time of such termination; or

•
if the merger agreement is terminated by Parent because the Board (or any committee thereof) has made a change of recommendation or allowed At Home or any of its subsidiaries to enter into an alternative acquisition agreement (other than an acceptable confidentiality agreement); or

•
if all three of the following conditions are satisfied:

(1)
the merger agreement is terminated by (i) either At Home or Parent because the merger has not been completed on or before the termination date, (ii) either At Home or Parent or because the company stockholder approval has not been obtained or (iii) Parent as a result of a breach by At Home of any representation, warranty, covenant or agreement in the merger agreement, which breach (x) gives rise to the failure of a condition to the obligations of Parent and Merger Sub to complete the merger related to At Home’s representations, warranties, covenants and agreements in the merger agreement and (y) is either not capable of being cured before the termination date or is not cured before the earlier of 30 business days following receipt of written notice from Parent of such breach or the termination date, and in case of each of clauses (i) and (iii) above, at the time of the termination, the company stockholder approval has not been obtained;
(2)
any person has publicly proposed, announced or made an acquisition proposal (or in the case of clause (1)(ii), an acquisition proposal has been made to At Home’s management, the Board or any committee thereof (including the Special Committee)) after the date of the merger agreement and prior to the special meeting and has not been withdrawn at least two business days prior to the special meeting (and in the case of clause (1)(iii), prior to the breach that forms the basis of the termination); and

(3)
within 12 months after the termination, At Home completes an acquisition proposal or enters into a definitive agreement for an acquisition proposal that is subsequently completed (even if after such 12-month period), provided that, for purposes of the provision referred to in this bullet point, the references to “20%” and “80%” in the definition of “acquisition proposal” set forth in the merger agreement and defined below are deemed to be references to “50%”.
Parent Termination Fee (page [•])
Parent will pay At Home the parent termination fee in an amount equal to approximately $128.6 million if the merger agreement is terminated by At Home because the marketing period has ended and all of the conditions to the obligation of Parent to complete the merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, each of which is capable of being satisfied if the closing date were the date of such termination, and, solely with respect to the condition relating to the expiration or termination of the waiting period applicable to the completion of the merger under the HSR Act, if the failure of such condition to be satisfied is primarily caused by a material breach by Parent or Merger Sub of any of their respective covenants or agreements set forth in the provisions of the merger agreement described in the section of this proxy statement entitled “The Merger Agreement — Efforts to Complete the Merger”); Parent and Merger Sub do not complete the merger on or prior to the date the closing is required to occur pursuant to the merger agreement; At Home has irrevocably confirmed in writing to Parent that it is ready, willing and able to complete the merger throughout the three-business-day period following delivery of such confirmation; and Parent and Merger Sub fail to complete the merger within three business days following delivery of such confirmation; provided that any purported termination of the merger agreement by either At Home or Parent because the merger has not been completed on or before the termination date will be deemed to be a termination on the grounds described in this paragraph if, at the time of such termination, At Home would have been entitled to terminate the merger agreement on the grounds described in this paragraph.
Market Price of the Company Common Stock (page [•])
The Company common stock is listed on the NYSE under the symbol “HOME.” The closing price of our common stock on May 4, 2021, the last trading day prior to media reports regarding the merger, was $30.67 per share, and the closing price of our common stock price on May 5, 2021, the last trading day prior to the execution of the merger agreement, was $31.29 per share. On [                 ], the most recent practicable date before the filing of this proxy statement, the closing price for our common stock was
$[                 ] per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of Company common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following questions and answers address briefly some questions you may have regarding the special meeting and the proposals to be voted on at the special meeting. These questions and answers may not address all of the questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully and in their entirety. You may obtain the documents incorporated by reference into this proxy statement without charge by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information.”
Q:
What is the merger and why am I receiving this proxy statement?

A:
On May 6, 2021 the Company entered into a merger agreement providing for the acquisition of the Company by Parent in a merger for a price of $36.00 per share in cash, without interest and subject to any required withholding taxes. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to adopt the merger agreement and to approve the other related proposals to be voted on at the special meeting.

Q:
As a stockholder of At Home, what will I receive if the merger is completed?

A:
If the merger is completed you will receive $36.00 in cash, without interest and subject to any required withholding taxes, for each outstanding share of Company common stock that you own immediately prior to the effective time, unless you have properly exercised your appraisal rights in accordance with Section 262 of the DGCL with respect to such shares or you own shares of Company common stock subject to a rollover agreement (as defined in this proxy statement).

Q:
When and where is the special meeting?

A:
The special meeting will be held at [                 ], Central Time, on [           ], 2021, in virtual format. At Home stockholders may attend, vote and examine the list of At Home stockholders entitled to vote at the At Home special meeting by visiting [Website] and registering in advance prior to the registration deadline of [    ] p.m., Central Time, on [           ], 2021 at [Website] and entering the control number found on their proxy card. In light of public health concerns regarding the COVID-19 pandemic, the special meeting will be held in virtual meeting format only. You will not be able to attend the special meeting physically in person.

Q:
Who is entitled to vote at the special meeting?

A:
Only holders of record of Company common stock as of the close of business on [⦁], 2021, the record date for the special meeting, are entitled to receive these proxy materials and to vote their shares at the special meeting. Each share of Company common stock issued and outstanding as of the record date will be entitled to one vote on each matter submitted to a vote at the special meeting.

Q:
What matters will be voted on at the special meeting?

A:
At the special meeting, you will be asked to consider and vote on the following proposals:

•
to adopt the merger agreement;

•
to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger; and

•
to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q:
May I attend the special meeting and vote electronically?

A:
If you are a stockholder of record as of the close of business on [⦁], 2021, you may attend the special meeting virtually via the Internet at the virtual meeting website on [           ], 2021 and complete a

virtual ballot, whether or not you sign and return your proxy card. If you are a stockholder of record, you will need your assigned [      ]-digit control number to vote your shares electronically at the special meeting. The control number can be found on the proxy card, voting instruction form, or other applicable proxy notices. You will not be able to attend the special meeting physically in person.
If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the merger agreement, without your instructions.
Q:
How many shares are needed to constitute a quorum?

A:
A quorum will be present if holders of a majority of the shares of Company common stock issued and outstanding and entitled to vote at the special meeting are present in person (which would include presence at a virtual meeting) or represented by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained.

As of the close of business on [⦁], 2021, the record date for the special meeting, there were [      ] shares of Company common stock outstanding. If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for the purpose of determining whether a quorum is present at the special meeting.
If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, your broker, bank or other nominee will not vote on your behalf with respect to any of the proposals, and your shares will not be counted as present at the special meeting for purposes of determining whether a quorum is present for the transaction of business at the special meeting.
Q:
What vote of At Home stockholders is required to adopt the merger agreement?

A:
Adoption of the merger agreement requires the affirmative vote of a majority of the shares of Company common stock outstanding at the close of business on the record date for the special meeting and entitled to vote thereon.

An abstention with respect to the proposal to adopt the merger agreement, or a failure to vote your shares of Company common stock (including a failure to instruct your broker, bank or other nominee to vote shares held on your behalf), will have the same effect as a vote “AGAINST” this proposal.
Q:
What vote of At Home stockholders is required to approve the other proposals to be voted upon at the special meeting?

A:
Each of (1) the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and (2) the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies, requires the affirmative vote of a majority of the shares of Company common stock present in person (which would include presence at a virtual meeting) or represented by proxy at the special meeting and entitled to vote thereon.

An abstention with respect to either proposal will have the same effect as a vote “AGAINST” these proposals. A failure to return your proxy card or otherwise vote your shares of Company common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf), will have no effect on these proposals, assuming a quorum is present.
Q:
How does the At Home board of directors recommend that I vote?

A:
The Board unanimously recommends that At Home stockholders vote:

•
“FOR” the proposal to adopt the merger agreement;

•
“FOR” the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger; and

•
“FOR” the proposal regarding adjournment of the special meeting.

For a discussion of the factors that each of the Special Committee and the Board considered in determining to recommend in favor of the adoption of the merger agreement, see the section of this proxy statement entitled “Recommendations of the At Home Special Committee and At Home Board of Directors; Reasons for the Merger.” In addition, in considering the recommendations of the Special Committee and Board with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of At Home stockholders generally. For a discussion of these interests, see the section of this proxy statement entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger.”
Q:
I received a [color] proxy card from CAS. Should I sign and mail it?

A:
No. We urge you to discard any [color] proxy cards and disregard any related solicitation materials sent to you by CAS and certain of its affiliates, who are soliciting proxies in opposition to the merger. If you previously submitted a proxy card sent to you by CAS, we urge you to cast your vote as instructed on your [COLOR] proxy card, which will revoke any earlier dated proxy card that you submitted, including any proxy card sent to you by CAS. If you have any questions or need assistance, please call MacKenzie Partners, Inc., the Company’s proxy solicitor in connection with the special meeting, toll-free at (800) 322-2885.

Q:
How do At Home’s directors and officers intend to vote?

A:
The Company’s directors and executive officers have informed us that they intend to vote their shares of Company common stock in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting, although they have no obligation to do so. None of the Company’s directors and executive officers have entered into any voting agreement related to the merger. As of the record date, our directors and executive officers owned and were entitled to vote, in the aggregate, approximately [           ] shares of Company common stock, or approximately [    ]% of the outstanding shares of Company common stock entitled to vote at the special meeting.

Q:
Am I entitled to rights of appraisal under the DGCL?

A:
If the merger is completed, stockholders who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL. This means that holders of shares of our common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Company common stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest on the amount determined to be fair value, if any, as determined by the court (or, in certain circumstances described below, on the difference between the amount determined to be the fair value and the amount paid to each stockholder entitled to appraisal prior to the entry of judgment in the appraisal proceeding). Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The requirements under Section 262 of the DGCL for exercising appraisal rights are described in additional detail in this proxy statement, and Section 262 of the DGCL regarding appraisal rights is reproduced in Annex C to this proxy statement. See the section of this proxy statement entitled “Appraisal Rights.”

Q:
When is the merger expected to be completed?

A:
As of the date of this proxy statement, we expect to complete the merger in the third calendar quarter of 2021. However, completion of the merger is subject to the satisfaction or waiver of the conditions to the completion of the merger, which are described in this proxy statement, and we cannot be certain when or if the conditions to the merger will be satisfied or, to the extent permitted, waived.

Q:
What happens if the merger is not completed?

A:
If the merger agreement is not adopted by the Company’s stockholders, or if the merger is not completed for any other reason, the Company’s stockholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain a public company, and shares of our common stock will continue to be registered under the Exchange Act, as well as listed and traded on the NYSE. In the event that either At Home or Parent terminates the merger agreement, then, in certain specified circumstances, At Home may be required to pay Parent a termination fee in an amount equal to approximately $77.2 million (or alternatively, in other specified circumstances, approximately $38.6 million) or Parent may be required to pay At Home a termination fee in an amount equal to approximately $128.6 million. See the sections of this proxy statement entitled “The Merger Agreement — Company Termination Fee” and “The Merger Agreement — Parent Termination Fee.”

Q:
Why am I being asked to consider and cast a vote on the advisory (non-binding) proposal on certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger? What will happen if stockholders do not approve this proposal?

A:
The inclusion of this proposal is required by the rules of the Securities and Exchange Commission (referred to in this proxy statement as the “SEC”); however, the approval of this proposal is not a condition to the completion of the merger and the vote on this proposal is an advisory vote by the stockholders and will not be binding on the Company or Parent. If the merger agreement is adopted by the Company’s stockholders and the merger is completed, the merger-related compensation will be paid to the Company’s named executive officers in accordance with the terms of their compensation agreements and arrangements even if stockholders fail to approve this proposal.

Q:
How does the merger consideration compare to the market price of the Company common stock?

A:
The merger consideration of $36.00 per share represents a premium of approximately 17.4% over the closing price of our common stock of $30.67 per share on May 4, 2021, the last trading day prior to media reports regarding the merger and a premium of approximately 43.2% over our trailing 90-trading day volume weighted average stock price of $25.14 for the period ended May 4, 2021.

Q:
What do I need to do now?

A:
We urge you to, and you should, read this entire proxy statement carefully, including its annexes and the documents incorporated by reference in this proxy statement, and to consider how the merger affects you. Your vote is important, regardless of the number of shares of Company common stock that you own.

Q:
How do I cast my vote?

A:
Shares of Common Stock Held by Record Holder

If you are a Company stockholder of record on the record date, you may vote in person at the special meeting (which would include presence at a virtual meeting) or authorize a proxy to vote your shares of Company common stock at the special meeting. If you are eligible to vote at the special meeting and are a stockholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via:
•
mail, by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope;

•
telephone, by using the toll-free number [                 ];

•
the Internet, at [                 ] or

•
by attending the special meeting in a virtual format and voting by virtual ballot.

The telephone and Internet voting facilities for At Home stockholders of record will close at [           ] on [                 ].
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” (1) the proposal to adopt the merger agreement, (2) the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and (3) the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.
We strongly encourage you to vote by proxy even if you plan on attending the special meeting.
A failure to vote or an abstention will have the same effect as a vote “AGAINST” the adoption of the merger agreement.
Shares of Common Stock Held in “Street Name”
If you hold your shares of Company common stock in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares of Company common stock. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee who can give you directions on how to vote your shares of Company common stock. Without those instructions, your shares will not be voted, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.
Q:
Can I revoke my proxy?

A:
Yes. You can revoke your proxy before the vote is taken at the special meeting. If you are a stockholder of record, you may revoke your proxy by notifying the Company in writing, in care of the Corporate Secretary, at At Home Group Inc., 1600 East Plano Parkway, Plano, Texas 75074, by submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above at any time up to [           ] on [           ], or by completing, signing, dating and returning a new proxy card by mail to the Company. In addition, you may revoke your proxy by attending the special meeting and voting in person (which would include presence at a virtual meeting); however, simply attending the special meeting will not cause your proxy to be revoked. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the special meeting.

If you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, you should instead follow the instructions received from your broker, bank or other nominee to revoke your prior voting instructions. If you hold your shares in “street name,” you may also revoke a prior proxy by voting in person at the special meeting (which would include presence at a virtual meeting) if you obtain a legal proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person at the special meeting (which would include presence at a virtual meeting).
Q:
What happens if I do not vote or if I abstain from voting on the proposals?

A:
The requisite number of shares to approve the proposal to adopt the merger agreement is based on the total number of shares of Company common stock outstanding on the record date, not just the shares that are voted. If you do not vote, or abstain from voting, on the proposal to adopt the merger agreement, or if you hold your shares in “street name” and fail to give voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The requisite number of shares to approve the other two proposals is based on the total number of shares of Company common stock present in person (which would include presence at a virtual meeting) or represented by proxy at the special meeting and entitled to vote thereon. If you abstain from voting on (1) the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and (2) the proposal regarding adjournment of the special meeting, it will have the same effect as a vote “AGAINST” these proposals. If you do not return your proxy card or otherwise fail to vote your shares of Company common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf), it will have no effect on these proposals, assuming a quorum is present.
Q:
Will my shares of Company common stock held in “street name” or held in another form of record ownership be combined for voting purposes with shares I hold of record?

A:
No. Because any shares of Company common stock you may hold in “street name” will be deemed to be held by a different stockholder (that is, your broker, bank, or other nominee) than any shares of Company common stock you hold of record, any shares of Company common stock held in “street name” will not be combined for voting purposes with shares of Company common stock held of record. Similarly, if you own shares of Company common stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares of Company common stock because they are held in a different form of record ownership. Shares of Company common stock held by a corporation or business entity must be voted by an authorized officer of the entity. Please indicate title or authority when completing and signing the proxy card.

Q:
What does it mean if I get more than one proxy card or voting instruction card?

A:
If your shares of Company common stock are registered differently or are held in more than one account, you will receive more than one proxy card or voting instruction card. Please complete and return all of the proxy cards and voting instruction cards you receive (or submit each of your proxies by telephone or the Internet) to ensure that all of your shares of Company common stock are voted.

Q:
What happens if I sell my shares of Company common stock before completion of the merger?

A:
In order to receive the merger consideration, you must hold your shares of Company common stock through the completion of the merger. Consequently, if you transfer your shares of Company common stock before the completion of the merger, you will have transferred your right to receive the merger consideration.

The record date for stockholders entitled to vote at the special meeting is earlier than the completion of the merger. If you transfer your shares of Company common stock after the record date but before the closing of the merger, you will have the right to vote at the special meeting but not the right to receive the merger consideration.
Q:
If the merger is completed, how do I obtain the merger consideration for my shares of Company common stock?

A:
Following the completion of the merger, your shares of Company common stock (other than any excluded shares (as defined in this proxy statement)) will automatically be converted into the right to receive your portion of the merger consideration. Shortly after the merger is completed, if you are a holder of record of shares of Company common stock, the paying agent for the merger will send you detailed written instructions for exchanging your shares of Company common stock for the merger consideration (without interest and subject to any required withholding taxes). If your shares of Company common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration (without interest and subject to any required withholding taxes).

Q:
Should I send in my evidence of ownership now?

A:
No. You should not send in documents evidencing ownership of Company common stock with the proxy card. If the merger is completed, if you are a holder of record of shares of Company common stock, the paying agent for the merger will send you detailed written instructions for exchanging your shares of

Company common stock for the merger consideration (without interest and subject to any required withholding taxes). If your shares of Company common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration (without interest and subject to any required withholding taxes). Please do not send in any documentation of evidence of ownership now.
Q:
Is the merger expected to be taxable to me?

A:
The receipt of cash by U.S. holders in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of Company common stock pursuant to the merger will recognize capital gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in such shares. If you are a Non-U.S. holder, the merger will generally not result in any U.S. federal income tax to you unless you have certain connections with the United States but may be subject to U.S. backup withholding tax unless you comply with certain certification procedures or otherwise establish a valid exemption from U.S. backup withholding taxes. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the merger. You should consult your own tax advisor regarding the particular tax consequences to you of the exchange of shares of Company common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Q:
What is householding and how does it affect me?

A:
The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the special meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of Company common stock held through brokerage firms. If your family has multiple accounts holding common stock, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:
Where can I find more information about At Home?

A:
You can find more information about us from various sources described in the section of this proxy statement entitled “Where You Can Find Additional Information.”

Q:
Who will solicit and pay the costs of soliciting proxies?

A:
The Board is soliciting your proxy, and the Company will bear the costs of this solicitation. We will reimburse brokerage firms and others for their reasonable expenses of forwarding solicitation material to beneficial owners of Company common stock. The Company has retained MacKenzie Partners, Inc. (referred to in this proxy statement as “MacKenzie Partners”), a proxy solicitation firm, to assist the Board in the solicitation of proxies for the special meeting, and we expect to pay MacKenzie Partners approximately $[      ], plus reimbursement of out-of-pocket expenses. Parent has retained Innisfree M&A Incorporated (referred to in this proxy statement as “Innisfree”), a proxy solicitation firm, to assist with the solicitation of proxies for the special meeting, and Parent expects to pay Innisfree’s cost plus reimbursement of out-of-pocket expenses. Proxies may be solicited by mail, personal interview, e-mail, telephone or via the Internet or, without additional compensation, by certain of the Company’s directors, officers and employees.

Q:
Who can help answer my other questions?

A:
If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact MacKenzie Partners, Inc., which is acting as the proxy solicitation agent for the Company in connection with the merger, at the telephone numbers or address below:

MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, NY 10018
Call Toll-free: (800) 322-2885
(212) 929-5500 (Call Collect)
If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This proxy statement, the documents incorporated by reference in this proxy statement and the documents we subsequently file with the SEC and incorporate by reference in this proxy statement may contain forward-looking statements made pursuant to and within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate”, “are confident”, “assume”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “look ahead”, “look forward”, “may”, “might”, “on track”, “outlook”, “plan”, “potential”, “predict”, “reaffirm”, “seek”, “should”, “trend”, “will”, or “vision”, or the negative thereof or comparable terminology regarding future events or conditions. The forward-looking statements are not historical facts, and are based upon the Company’s current expectations, beliefs, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond its control. There can be no assurance that management’s expectations, beliefs, estimates and projections will be achieved and actual results may differ materially from what is expressed in or indicated by the forward-looking statements.
Forward-looking statements are subject to significant known and unknown risks and uncertainties that may cause actual results, performance or achievements in future periods to differ materially from those assumed, projected or contemplated in the forward-looking statements, including, but not limited to, the following factors: the ongoing global COVID-19 pandemic and related challenges, risks and uncertainties, including historical and potential future measures taken by governmental and regulatory authorities (such as requiring store closures), which have significantly disrupted the Company’s business, employees, customers and global supply chain, and for a period of time, adversely impacted its financial condition (including resulting in goodwill impairment) and financial performance, and which disruption and adverse impacts may continue in the future; the recent and ongoing direct and indirect adverse impacts of the global COVID-19 pandemic to the global economy and retail industry; the eventual timing and duration of economic stabilization and recovery from the COVID-19 pandemic, which depends largely on future developments; general economic conditions in the United States and globally, including consumer confidence and spending, and any changes to current favorable macroeconomic trends of strong home sales, nesting and de-urbanization (which were enhanced and accelerated due to COVID-19, and may not continue upon a successful vaccine rollout in significant numbers that impacts consumer behavior); the Company’s indebtedness and its ability to increase future leverage, as well as limitations on future sources of liquidity, including debt covenant compliance; the Company’s ability to implement its growth strategy of opening new stores, which was suspended for fiscal year 2021 (with the exception of stores that were at or near completion) and, while ramping significantly, will be limited in the near term; the Company’s ability to effectively obtain, manage and allocate inventory, and satisfy changing consumer preferences; increasing freight and transportation costs (including the adverse effects of international equipment shortages) and increasing commodity prices; the Company’s reliance on third-party vendors for a significant portion of its merchandise, including supply chain disruption matters and international trade regulations (including tariffs) that have, and may continue to, adversely impact many international vendors; the loss or disruption to operating the Company’s distribution network; significant competition in the fragmented home décor industry, including increasing e-commerce; the implementation and execution of the Company’s At Home 2.0 and omnichannel strategies and related investments; natural disasters and other adverse impacts on regions in the United States where the Company has significant operations; the Company’s success in obtaining favorable lease terms and of its sale-leaseback strategy; the Company’s reliance on the continuing growth and utility of its loyalty program; the Company’s ability to attract, develop and retain employee talent and to manage labor costs; the disproportionate impact of its seasonal sales activity to its overall results; risks related to the loss or disruption of the Company’s information systems and data and its ability to prevent or mitigate breaches of its information security and the compromise of sensitive and confidential data; the Company’s ability to comply with privacy and other laws and regulations, including those associated with entering new markets; and the significant volatility of the trading price of the Company’s common stock.
Risks and uncertainties related to the merger include, but are not limited to:
•
the occurrence of any event, change, effect or other circumstance that could give rise to the termination of the merger agreement;

•
the failure of the parties to satisfy conditions to completion of the merger, including the failure of our stockholders to approve the merger or the failure of the parties to obtain the required approval under the HSR Act;

•
the risk that regulatory or other approvals are delayed or are subject to terms and conditions that are not anticipated;

•
changes in our business or in our or our businesses’ operating prospects;

•
the impact of the announcement of, or failure to complete, the merger on our relationships with employees, customers, suppliers and other business partners;

•
potential litigation related to the merger;

•
risks associated with the diversion of management’s attention or other resources from other critical business operations and strategic priorities due to the merger;

•
the course of the COVID-19 pandemic and the responses to the pandemic, and their effects on our business and operations, including those of our customers, suppliers, and other partners, and general economic, business and market conditions; our ability to execute our business plans or growth strategy; and

•
changes in domestic and global economic, political and market conditions.

Other factors that may cause such differences include, but are not limited to, those described in the Company’s Form 10-K for the fiscal year ended January 30, 2021, as filed with the SEC, and in other reports filed by the Company with the SEC from time to time. See the section of this proxy statement entitled “Where You Can Find Additional Information.” Except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statements for any reason, whether as a result of new information, future events or otherwise.

THE COMPANIES
At Home Group Inc.
1600 East Plano Parkway
Plano, Texas 75074
(972) 265-6137
At Home Group Inc., a Delaware corporation (referred to as “At Home,” the “Company,” “we,” “our” or “us”) (NYSE: HOME), is a leading home décor superstore, and we believe our large format stores dedicate more space per store to home décor than any other player in the industry. We are focused on providing the broadest assortment of everyday and seasonal products for any room, in any style, for any budget. We utilize our space advantage to out-assort our competition, offering over 50,000 SKUs throughout our stores. Our differentiated merchandising strategy allows us to identify on-trend products and then value engineer similar products to provide desirable aesthetics at attractive price points for our customers. Over 75% of our products are unbranded, private label or specifically designed for us. We have developed a highly efficient operating model that seeks to drive growth and profitability while minimizing operating risk. Our merchandising, sourcing and pricing strategies generate strong ticket growth across our product offering and increase store traffic and time in store. Through specialized in store merchandising and visual navigation elements, we enable a self-service model that minimizes in store staffing needs and allows us to deliver exceptional value to our customers. We believe that with our quickly expanding omnichannel offering, broad and comprehensive assortment, enhanced focus on customer loyalty and compelling value proposition, we are a leading destination for home décor with the opportunity to continue taking market share in a highly fragmented and growing industry.
Additional information about At Home is contained in its public filings, certain of which are incorporated by reference herein. See the section of this proxy statement entitled “Where You Can Find Additional Information.”
Ambience Parent, Inc.
c/o Hellman & Friedman LLC
415 Mission Street, Suite 5700
San Francisco, California 94105
(415) 788-5111
Parent is a Delaware corporation that was formed on April 28, 2021, solely for the purpose of engaging in the transactions contemplated by the merger agreement, and has not engaged in any business activities other than in connection with its formation, the transactions contemplated by the merger agreement and the arranging of the equity financing and debt financing in connection with the merger.
Ambience Merger Sub, Inc.
c/o Hellman & Friedman LLC
415 Mission Street, Suite 5700
San Francisco, California 94105
(415) 788-5111
Merger Sub is a Delaware corporation and an indirect wholly owned subsidiary of Parent that was formed on April 27, 2021, solely for the purpose of engaging in the transactions contemplated by the merger agreement, and has not engaged in any business activities other than in connection with its formation, the transactions contemplated by the merger agreement and the arranging of the equity financing and debt financing in connection with the merger. Upon completion of the merger, Merger Sub will merge with and into At Home and will cease to exist.
Parent and Merger Sub were formed by (i) Hellman & Friedman Capital Partners IX, L.P. and its affiliated investment funds (collectively referred to in this proxy statement as the “H&F Fund IX Entities”) and (ii) Hellman & Friedman Capital Partners X, L.P. and its affiliated investment funds (collectively referred to in this proxy statement as the “H&F Fund X Entities” and, together with the H&F Fund IX Entities, referred to in this proxy statement as the “H&F Entities”).

In connection with the transactions contemplated by the merger agreement, the H&F Entities have committed to capitalize Parent, on the date of the closing of the merger, with an aggregate equity subscription of up to approximately $1.467 billion, subject to the terms and conditions set forth in the equity commitment letter. For more information, please see the sections of this proxy statement entitled “The Merger — Financing” and “The Merger Agreement — Debt Financing and Debt Financing Cooperation”.
The H&F Entities are each affiliated with Hellman & Friedman LLC (referred to in this proxy statement as “Hellman & Friedman” or “H&F”). Hellman & Friedman is a leading private equity investment firm with offices in San Francisco, New York, and London. Since its founding in 1984, Hellman & Friedman has raised over $50 billion of committed capital. The firm focuses on investing in outstanding business franchises and serving as a value-added partner to management in select industries including software, financial services, business & information services, healthcare, internet & media, retail & consumer, and industrials & energy. For more information, please visit www.hf.com.

THE SPECIAL MEETING
We are furnishing this proxy statement to the Company’s stockholders as part of the solicitation of proxies by the At Home board for use at the special meeting or any adjournment or postponement thereof. This proxy statement provides the Company’s stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting or any adjournment or postponement thereof.
Date, Time and Place of the Special Meeting
This proxy statement is being furnished to holders of Company common stock in connection with the solicitation of proxies by the Board to be exercised at the special meeting which will be conducted exclusively online via live audio webcast at [        ] starting at [    ] Central Time, on [           ], 2021, or at any adjournment or postponement thereof. You will be able to attend the special meeting online and vote your shares electronically at the special meeting by registering in advance prior to the deadline of [        ] Central Time on [           ], 2021 at [           ] and entering your control number, which is included on the proxy card that you received. Because the special meeting is completely virtual and being conducted online via live audio webcast, Company stockholders will not be able to attend the meeting physically in person.
For information regarding attending the special meeting, see “The Special Meeting — Voting; Proxies; Revocation — Attendance.”
Purposes of the Special Meeting
At the special meeting, At Home stockholders will be asked to consider and vote on the following proposals:
•
to adopt the merger agreement, dated as of May 6, 2021, by and among the Company, Parent and Merger Sub (as it may be amended from time to time);

•
to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, the value of which is disclosed in the table in the section of this proxy statement entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to the Company’s Named Executive Officers in Connection with the Merger”; and

•
to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Our stockholders must adopt the merger agreement for the merger to occur. If our stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A, and certain provisions of the merger agreement are described in the section of this proxy statement entitled “The Merger Agreement.”
The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to adopt the merger agreement and vote not to approve the named executive officer merger-related compensation proposal and vice versa. Because the vote on the named executive officer merger-related compensation proposal is advisory only, it will not be binding on either At Home or Parent. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto under the applicable compensation agreements and arrangements, regardless of the outcome of the non-binding, advisory vote of At Home’s stockholders.
The Company does not anticipate calling a vote on the proposal to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies, if the proposal to adopt the merger agreement is approved by the requisite number of shares of Company common stock at the special meeting.
We do not expect that any matters other than the proposals set forth above will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournment or postponement thereof, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies.
This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about [           ], 2021.
Record Date, Notice and Quorum
The holders of record of Company common stock as of the close of business on [⦁], 2021, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting.
At the close of business on the record date, [           ] shares of Company common stock were outstanding and entitled to vote at the special meeting.
The presence at the special meeting, in person (which would include presence at a virtual meeting) or represented by proxy, of the holders of a majority of the shares of Company common stock issued and outstanding and entitled to vote at the special meeting at the close of business on the record date will constitute a quorum. Once a share is represented at the special meeting, it will be counted for purposes of determining whether a quorum is present at the special meeting. However, if a new record date is set for an adjourned special meeting, a new quorum will have to be established. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the special meeting. If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, your shares will not be counted as present at the special meeting for purposes of determining whether a quorum is present for the transaction of business at the special meeting.
Required Vote
Each share of Company common stock outstanding at the close of business on the record date is entitled to one vote on each of the proposals to be considered at the special meeting.
For the Company to complete the merger, At Home stockholders holding a majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote on the adoption of the merger agreement must vote “FOR” the proposal to adopt the merger agreement. An abstention with respect to the proposal to adopt the merger agreement, or a failure to vote your shares of Company common stock (including a failure to instruct your broker, bank or other nominee to vote shares held on your behalf), will have the same effect as a vote “AGAINST” this proposal.
Approval of each of (1) the advisory (non-binding) proposal on certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and (2) the adjournment proposal requires the affirmative vote of a majority of the shares of Company common stock present in person (which would include presence at a virtual meeting) or represented by proxy at the special meeting and entitled to vote thereon, but is not a condition to the completion of the merger. An abstention with respect to either proposal will have the same effect as a vote “AGAINST” these proposals. A failure to return your proxy card or otherwise vote your shares of Company common stock (including a failure to instruct your broker, bank or other nominee to vote shares held on your behalf), will have no effect on these proposals, assuming a quorum is present.
Stock Ownership and Interests of Certain Persons
Voting by the Company’s Directors and Executive Officers
At the close of business on the record date, directors and executive officers of the Company were entitled to vote approximately [           ] shares of Company common stock, or approximately [    ]% of the shares of Company common stock issued and outstanding on that date and entitled to vote at the special meeting. The Company’s directors and executive officers have informed us that they intend to vote their shares in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting, although they have no obligation to do so. None of the Company’s directors and executive officers have entered into any voting agreement related to the merger.

Voting; Proxies; Revocation
Attendance
All holders of shares of Company common stock as of the close of business on [⦁], 2021, the record date, including stockholders of record and beneficial owners of Company common stock registered in the “street name” of a broker, bank or other nominee, are invited to attend the special meeting.
If you hold your shares in “street name,” and you also wish to be able to vote at the meeting, you must obtain a legal proxy, executed in your favor, from your bank, broker or other nominee.
Voting in Person
Stockholders of record will be able to vote in person at the special meeting (which would include presence at a virtual meeting). If you are not a stockholder of record, but instead hold your shares of Company common stock in “street name” through a broker, bank or other nominee, you must provide a legal proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person at the special meeting (which would include presence at a virtual meeting). Attending the special meeting in person (which would include presence at a virtual meeting) does not itself constitute a vote on any proposal.
Providing Voting Instructions by Proxy
To ensure that your shares of Company common stock are voted at the special meeting, we strongly recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person (which would include presence at a virtual meeting).
Shares of Common Stock Held by Record Holder
If you are a stockholder of record, you may provide voting instructions by proxy using one of the methods described below.
Submit a Proxy by Telephone or via the Internet.   This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address specified on the enclosed proxy card. Your shares of Company common stock will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.
Submit a Proxy Card.   If you complete, sign,date and return the enclosed proxy card by mail so that it is received in time for the special meeting, your shares of Company common stock will be voted in the manner directed by you on your proxy card.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposal to adopt the merger agreement, the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, and the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. If you fail to return your proxy card or vote by telephone or via the Internet, and you are a holder of record on the record date, unless you attend the special meeting and vote in person (which would include presence at a virtual meeting), your shares of Company common stock will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and, assuming a quorum is present, will have no effect on the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, or the vote regarding the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies.

Shares of Common Stock Held in “Street Name”
If your shares of Company common stock are held by a broker, bank or other nominee on your behalf in “street name,” your broker, bank or other nominee will send you instructions as to how to provide voting instructions for your shares. Many brokerage firms and banks have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by a voting instruction form.
In accordance with applicable stock exchange rules, brokers, banks and other nominees that hold shares of Company common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to (1) the proposal to adopt the merger agreement, (2) the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, or (3) the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies. Accordingly, if brokers, banks or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they cannot vote such shares with respect to these proposals. Therefore, unless you attend the special meeting in person (which would include presence at a virtual meeting) with a properly executed legal proxy from your broker, bank or other nominee, your failure to provide instructions to your broker, bank or other nominee will result in your shares of Company common stock not being present at the meeting and not being voted on any of the proposals. As a result, a failure to vote your shares of Company common stock (including a failure to instruct your broker, bank or other nominee to vote shares held on your behalf) will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but it will have no effect on the other proposals, assuming a quorum is present.
Revocation of Proxies
Any person giving a proxy pursuant to this solicitation has the power to revoke and change it before it is voted. If you are a stockholder of record, you may revoke your proxy before the vote is taken at the special meeting by:
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submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above at any time up to [           ] on [           ], 2021, or by completing, signing, dating and returning a new proxy card by mail to the Company;

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attending the special meeting and voting in person (which would include presence at a virtual meeting); or

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delivering a written notice of revocation by mail to the Company, in care of the Corporate Secretary, at At Home Group Inc., 1600 East Plano Parkway, Plano, Texas 75074.

Please note, however, that only your last-dated proxy will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the special meeting.
If you hold your shares in “street name” through a broker, bank or other nominee, you will need to follow the instructions provided to you by your broker, bank or other nominee in order to revoke your proxy or submit new voting instructions. If you hold your shares in “street name,” you may also revoke a prior proxy by voting in person (which would include presence at a virtual meeting) at the special meeting if you obtain a legal proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person (which would include presence at a virtual meeting) at the special meeting.
Abstentions
An abstention occurs when a stockholder attends the special meeting, either in person (which would include presence at a virtual meeting) or represented by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of Company common stock present or represented at the special meeting for purposes of determining whether a quorum has been achieved.

Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, a vote “AGAINST” the advisory (non-binding) proposal on certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and a vote “AGAINST” the proposal regarding the adjournment of the special meeting.
We urge you to discard any [color] proxy cards sent to you by CAS and certain of its affiliates, who are soliciting proxies in opposition to the merger. If you previously submitted a [color] proxy card, we urge you to cast your vote as instructed on your [COLOR] proxy card, which will revoke any earlier dated proxy card that you submitted, including any [color] proxy card. Only the latest validly executed proxy that you submit will be counted.
Solicitation of Proxies
The Board is soliciting your proxy, and the Company will bear the costs of this solicitation. We will reimburse brokerage firms and others for their reasonable expenses of forwarding solicitation material to beneficial owners of Company common stock. The Company has retained MacKenzie Partners, a proxy solicitation firm, to assist the Board in the solicitation of proxies for the special meeting, and we expect to pay MacKenzie Partners approximately $[    ], plus reimbursement of out-of-pocket expenses. We will also indemnify MacKenzie Partners against losses arising out of its provisions of the foregoing services on our behalf. In addition, Parent has retained Innisfree, a proxy solicitation firm, to assist with the solicitation of proxies for the special meeting. Parent expects to pay Innisfree’s cost plus reimbursement of its out-of-pocket expenses. Proxies may be solicited by mail, personal interview, e-mail, telephone or via the Internet or, without additional compensation, by certain of the Company’s directors, officers and employees.
Adjournments and Postponements
Although it is not currently expected, the special meeting may be adjourned or postponed if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.
Holders of a majority of shares present in person (which would include presence at a virtual meeting) or represented by proxy at the special meeting, whether or not constituting a quorum, and entitled to vote or, in the absence of a decision by the majority, the officer presiding over the meeting may adjourn the special meeting. Any adjournment may be made without notice (provided the adjournment is not for more than 30 days) by an announcement at the special meeting of the time, date and place of the adjourned meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting. In addition, at any time prior to convening the special meeting, the Board may postpone the special meeting. Adjournments and postponements are subject to certain restrictions in the merger agreement, including that the special meeting may not be adjourned or postponed to a date that is beyond the date that is five business days prior to the termination date (as defined below) without Parent’s prior written consent.
Other Information
You should not send in any documents evidencing ownership of Company common stock with the proxy card. If the merger is completed, if you are a holder of record of shares of Company common stock, the paying agent for the merger will send you detailed written instructions for exchanging your shares of Company common stock for the merger consideration (without interest and subject to any required withholding taxes).

THE MERGER
The description of the merger in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. You are encouraged to read the merger agreement carefully and in its entirety.
Certain Effects of the Merger
Pursuant to the terms of the merger agreement, if the merger agreement is adopted by the Company’s stockholders and the other conditions to the closing of the merger are satisfied or waived, Merger Sub will be merged with and into the Company, with the Company surviving the merger as an indirect wholly owned subsidiary of Parent (referred to in this proxy statement as the “surviving corporation”).
Upon the terms and subject to the conditions of the merger agreement, at the effective time, each share of Company common stock issued and outstanding immediately before the effective time (other than (1) shares owned by the Company, Parent, Merger Sub or any wholly owned subsidiary of the Company or Parent, (2) shares that are owned by stockholders who have properly demanded and not withdrawn a demand for, or lost their right to, appraisal rights pursuant to Section 262 of the DGCL and (3) certain shares being contributed to Parent in exchange for equity interests in parent pursuant to rollover agreements entered into prior to the closing of the merger) will be converted into the right to receive the merger consideration of $36.00 per share in cash, without interest and subject to any required withholding taxes.
The Company common stock is currently registered under the Exchange Act and is listed on the NYSE under the symbol “HOME.” As a result of the merger, the Company will cease to be a publicly traded company and will be indirectly wholly owned by Parent. Following the completion of the merger, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act, following which the Company will no longer be required to file periodic reports with the SEC with respect to its common stock in accordance with applicable law, rules and regulations.
Background of the Merger
The Board and the Company’s senior management team, with the assistance of the Company’s advisors, regularly review the near-term and long-term strategy, performance, positioning, and operating prospects of the Company with a view toward enhancing stockholder value. These reviews have included, from time to time, discussions as to whether the continued execution of the Company’s strategy as a stand-alone company or potential mergers and acquisitions transactions (including a possible business combination with a third party or a possible sale of the Company to a third party) was likely to provide the best opportunity to create and maximize stockholder value, as well as a review of the potential benefits and risks associated with each such course of action considered over time.
In July 2017, Guggenheim Securities, LLC (“Guggenheim Securities”) introduced a representative of H&F to Lee Bird, the Company’s Chief Executive Officer, and AEA Investors LP, which, at that time, together with its affiliates (which we refer to collectively in this proxy statement as “AEA”) held a majority of the Company’s common stock, to communicate its interest in discussing a potential transaction involving the Company. In August 2017, the Company and H&F entered into a confidentiality agreement containing customary provisions, including a customary standstill provision. The confidentiality agreement executed in August 2017 with H&F expired in accordance with its terms.
On August 29, 2017, representatives of H&F provided a verbal indication of interest regarding a potential acquisition of the Company in which H&F would acquire 100% of the shares of common stock of the Company at $26.50 per share, or in the alternative, H&F would partner with AEA and Starr Investment Holdings and its affiliates (which are referred to collectively in this proxy statement as “Starr”), two of the largest stockholders of the Company, to acquire 100% of the shares of common stock of the Company at $30.00 per share, with AEA and Starr rolling over approximately 50% of their equity in the Company and H&F providing equity financing in the form of convertible preferred stock. On that date, the Company’s common stock closed at $24.36 per share. Following discussion, the Board determined not to pursue this offer, and discussions with H&F ceased in August 2017.
In early February 2019, a representative of H&F approached Mr. Bird to express interest in pursuing a potential acquisition of the Company. At that time, the Company’s common stock was trading at approximately $23.00 per share. Mr. Bird indicated to H&F that he did not believe that the Board was likely to engage unless H&F was willing to pay at least $35.00 per share. H&F indicated that, subject to due diligence, H&F could potentially get to a price of $35.00 per share if they decided to proceed.
At a Board meeting on February 7, 2019, the Board discussed H&F’s interest in a possible transaction involving the Company. Representatives of Fried, Frank, Harris, Shriver & Jacobson LLP (referred to in this proxy statement as “Fried Frank”), the Company’s outside counsel, and Mary Jane Broussard, Senior Vice President and General Counsel of the Company, were present by invitation of the Board. Mr. Bird reviewed with the Board the discussions to date with H&F, including the preliminary discussion about valuation. The Board discussed the merits and considerations of continuing to engage in preliminary discussions with H&F and possibly other potential third parties. Following discussion, the Board unanimously authorized the Company and Fried Frank to negotiate an appropriate confidentiality agreement with H&F (and other third parties, as applicable) to facilitate confidential due diligence. The Board also authorized the executive committee of the Board (referred to in this proxy statement as the “Executive Committee”), which, at the time, consisted of Wendy Beck, Philip Francis, Larry Stone, and Martin Eltrich, to enter into negotiations for the engagement of a financial advisor, on behalf of the Company, to help evaluate the Company’s standalone prospects and to advise the Board in connection with discussions with, and consideration of any offers from, third parties, including H&F. The Board confirmed that they had not made any decision to sell the Company at that time.
That same day, the Company and H&F entered into a confidentiality agreement containing customary provisions, including a customary standstill provision. The confidentiality agreement executed in February 2019 with H&F expired in accordance with its terms. Following execution of the confidentiality agreement, during February 2019, the Company made confidential due diligence materials available to H&F, including through an online data room, and the parties participated in management presentations and due diligence meetings.
On February 21, 2019, the Company engaged a financial advisor in connection with its review of strategic alternatives, including its evaluation of the inbound interest from H&F regarding a possible acquisition of the Company.
On February 22, 2019, the Executive Committee held a meeting. Mr. Bird, Jeffrey Knudson, the Company’s Chief Financial Officer, and Ms. Broussard, as well as representatives of Fried Frank and the Company’s financial advisor were present by invitation of the Executive Committee. Senior management and the Executive Committee, along with its advisors, discussed, among other things, the current state of the Company’s business and financial performance, the initial interest from H&F, and considerations with regard to a possible follow-up proposal by H&F. Fried Frank reviewed with the Executive Committee the Board’s fiduciary duties. The Executive Committee considered the merits and considerations of reaching out to additional third parties, including the risks associated with a leak that the Company was engaging in such discussions, the universe of potential third parties who may be interested in acquiring the Company, and the preliminary nature of H&F’s expressed interest. The Company’s financial advisor reviewed with the Executive Committee other private equity firms and strategic parties who might have the financial wherewithal and strategic interest to pursue a potential transaction with the Company. Following these discussions, the Executive Committee authorized the Company’s financial advisor to contact three financial sponsors (whom we refer to in this proxy statement as “Party A,” “Party B” and “Party C”). The Company did not contact any potential strategic acquirors, at this time, given potential competitive concerns and the Executive Committee’s view, after discussions with the Company’s financial advisor, that there was a low likelihood of interest from strategic acquirors.
Following this meeting, the Company’s financial advisor began contacting Party A, Party B, and Party  C.
Between February 27, 2019 and March 5, 2019, the Company executed confidentiality agreements containing customary provisions, including customary standstill provisions, with each of Party A, Party B,

and Party C following which the Company made an online data room available to each of them. Each of the confidentiality agreements executed in 2019 with Party A, Party B, and Party C expired in accordance with their respective terms.
On or about March 7, 2019, at the direction of the Executive Committee, the Company’s financial advisor uploaded to the online data room a bid process letter, which contained instructions for submitting preliminary indications of interest to the Company by March 15, 2019.
On March 13, 2019, at a meeting of the Executive Committee, at which Messrs. Bird, Knudson and Ms. Broussard as well as representatives of the Company’s financial advisor were present by invitation of the Executive Committee, Messrs. Bird and Knudson provided an update on the performance of the Company for the first fiscal quarter of fiscal year 2020 and noted that same store sales comparisons were below forecast and guidance. Mr. Bird and Mr. Knudson informed the Executive Committee that, in their view, these results were primarily a function of seasonal weather, although it would take additional time to confirm this view. The Executive Committee determined that the bid date of March 15, 2019 should be adjourned until there was more clarity as to the reasons for the Company’s performance below expected results for the first quarter. The Company’s financial advisor then communicated updated information on the Company’s performance and the revised bid deadline to H&F, Party A, Party B and Party C. On March 13, 2019, the Company’s common stock closed at $22.74.
In March 2019, H&F initially contacted four potential lenders regarding their interest in providing debt financing for the possible acquisition of the Company. After three of those potential lenders did not proceed with the opportunity, H&F reached out to two additional lenders in April 2019. Based on the responses from these three remaining potential lenders, draft documentation was sent to them in early May 2019.
On April 2, 2019, H&F delivered a written proposal (referred to in this proxy statement as the “April 2, 2019 Proposal”) to the Board to purchase 100% of the shares of common stock of the Company for $31.00 per share in cash, which, according to the proposal letter, would be financed by $1.25 billion in debt financing and $1.5 billion in equity capital from investment funds affiliated with H&F. The letter noted that the proposed purchase price reflected a less receptive debt market than previously anticipated, the Company’s lower EBITDA than previously projected (driven by the Company’s lower results in fiscal year 2019 and the first quarter of fiscal year 2020), and the difficult equity market conditions for At Home. In the proposal letter, H&F indicated that its offer was expressly conditioned on (i) the completion of due diligence, (ii) the execution of mutually acceptable definitive transaction documents and (iii) the rollover of a significant, but unspecified, portion of Mr. Bird’s after-tax proceeds in the post-transaction company. The proposal letter also included a request from H&F that the Board consent to H&F entering into discussions with AEA and Starr regarding customary voting agreements. The proposal letter was accompanied by (i) an unsigned debt commitment letter delivered by a leading financial institution, (ii) a form of equity commitment letter and a limited guarantee to be executed by investment funds affiliated with H&F, and (iii) a draft merger agreement, which H&F stated was substantially similar to the terms of the definitive agreement executed by H&F in its recent acquisition of another publicly traded company. In the proposal letter, H&F noted its ability to sign a definitive merger agreement within one week. On April 2, 2019, the Company’s common stock closed at $18.66.
That same day, a meeting of the Executive Committee took place to discuss the April 2, 2019 Proposal. Messrs. Bird, Knudson and Ms. Broussard as well as representatives of Fried Frank and the Company’s financial advisor were present by invitation of the Executive Committee. The Executive Committee, along with its advisors, discussed its preliminary views regarding the proposal, including the fact that it was below the $35.00 per share level that had previously been discussed with H&F. After discussion, the Executive Committee requested that the Company’s financial advisor and Fried Frank prepare updated presentations for the Executive Committee’s review to facilitate further discussions of the financial and legal terms of the offer and the Executive Committee’s consideration of the Company’s standalone value and prospects as an independent company. The Executive Committee and Mr. Bird also discussed the request from H&F that Mr. Bird roll over a portion of his equity in the Company, and Mr. Bird agreed that he would recuse himself from portions of Executive Committee and Board meetings, as requested by the Executive Committee and Board, related to a potential transaction with H&F or an alternative thereto. Mr. Bird confirmed that he would not have any discussions with H&F (or any other bidder) concerning the potential terms of a rollover of his equity or post-transaction employment terms unless and until authorized by the Board.

On April 4, 2019, various media outlets reported that the Company was exploring a potential sale. On that date, the Company’s common stock closed at $20.50, up from $18.99 the day prior to such reports.
The Executive Committee met again on April 5, 2019. Mr. Knudson and Ms. Broussard as well as representatives of Fried Frank and the Company’s financial advisor were present by invitation of the Executive Committee. Mr. Bird was present by invitation of the Executive Committee for a portion of the meeting. At that meeting, the Executive Committee discussed, along with its advisors, the April 4, 2019 public news report and engaged in a further discussion of the April 2, 2019 Proposal. The Company’s financial advisor updated the Executive Committee on the discussions with Party A, Party B, and Party C. The Company’s financial advisor provided an overview of the April 2, 2019 Proposal and discussed its preliminary valuation analyses of the Company. At that meeting, the Company’s financial advisor noted, for the first time, that, based on preliminary discussions with its fairness committee, the Company’s financial advisor likely would not be in a position to render a fairness opinion in connection with a transaction that involved merger consideration below the bottom end of the financial advisor’s discounted cash flow valuation range (which was approximately $33.50 per share). Mr. Bird reported that, after the public news report on April 4, 2019, he had received a call from a financial sponsor, which indicated that it might be interested in a potential transaction with one or more partners, including possibly H&F. We refer to this financial sponsor as “Party D.” Mr. Bird then left the meeting. Following discussion, the Executive Committee concluded that they were unwilling to recommend that the Board transact at the $31.00 per share price reflected in the April 2, 2019 Proposal. Following discussion, the Executive Committee unanimously agreed to (i) reject the proposal and inform H&F that it would need to meaningfully improve its offer for the Company to continue to engage; and (ii) reach out to Party A, Party B, and Party C to gauge their interest in submitting a proposal. The Executive Committee determined not to engage with Party D due to concerns as to Party D’s financial wherewithal to execute a transaction alone and the fact that Party D did not identify any potential partners (other than its interest in working with H&F).
On or about April 9, 2019, as directed by the Executive Committee, the Company’s financial advisor reached out to Party A, Party B, and Party C and requested that they submit an initial indication of interest by April 15, 2019.
On April 10, 2019, H&F delivered a written proposal (referred to in this proxy statement as the “April 10, 2019 Proposal”) to the Board to purchase 100% of the shares of common stock of the Company for $32.00 per share in cash, which, according to the proposal letter, would be financed by $1.25 billion in debt financing and $1.5 billion in equity capital from H&F. The letter also stated that the debt financing markets were increasingly unreceptive to retail financings and noted ripple effects through financing markets in response to the Company’s recent share price drop, the reduction in the Company’s adjusted EBITDA for fiscal year 2019, the failure of the Company’s recent earnings to meet its business plan in the first quarter of fiscal year 2020, and the need for H&F to substantially increase its equity commitment to achieve the proposed price. H&F indicated that the offer was expressly conditioned on (i) completion of due diligence, (ii) the execution of mutually acceptable definitive transaction documents and (iii) the rollover of a significant, but unspecified, portion of Mr. Bird’s after-tax proceeds in the post-transaction company. The proposal letter also included a request from H&F that the Board consent to H&F entering into discussions with AEA and Starr regarding customary voting agreements. The proposal letter was accompanied by (i) an unsigned debt commitment letter delivered by a leading financial institution, (ii) a form of equity commitment letter and a limited guarantee to be executed by investment funds affiliated with H&F, and (iii) a draft merger agreement in the form submitted with H&F’s prior proposal. H&F noted its ability to sign a definitive merger agreement within one week. On April 10, 2019, the Company’s common stock closed at $21.20.
On April 11, 2019, a meeting of the Executive Committee took place. Messrs. Bird, Knudson and Ms. Broussard as well as representatives of Fried Frank and the Company’s financial advisor were present by invitation of the Executive Committee. At that meeting, the Company’s financial advisor reported that on or about April 10, 2019, Party B had contacted the financial advisor and indicated that they would not be submitting an indication of interest based on their view that they could not present a compelling valuation, and that they were withdrawing from the process. The Company’s financial advisor also provided an update on inbound inquiries regarding a potential transaction received following public reports that the Company was considering a potential sale. The Company’s financial advisor indicated that, in addition to Party D, it had received inbound inquiries from a strategic bidder, whom we refer to as “Party E,” and two financial sponsors, whom we refer to as “Party F” and “Party G.” The Executive Committee considered certain risks of engaging in discussions with Party E, a competitor, including risks associated with sharing competitively sensitive information, as well as ways to manage these risks while still exploring Party E’s interest in pursuing a transaction. Following this discussion, the Executive Committee agreed to (i) approach Party F and Party G, to enter into confidentiality agreements with such parties, and to request indications of interest within one week and (ii) with respect to Party E, to confirm its level of interest before proceeding and provide an information package that did not include competitively sensitive information. The Company’s financial advisor then provided an overview of the April 10, 2019 Proposal. Following discussion, the Executive Committee directed the Company’s financial advisor to reach out to H&F to communicate that the Company would not respond by the April 12, 2019 deadline indicated in the April 10, 2019 Proposal, but would contact H&F sometime the following week.
The Board met on April 15, 2019. Mr. Knudson and Ms. Broussard as well as representatives of Fried Frank and the Company’s financial advisor were present by invitation of the Board. The Board and its advisors reviewed developments since the previous Board meeting and discussed the Company’s financial performance and projections. At this meeting, the Board and the Company’s financial advisor engaged in an extensive discussion of the financial advisor’s valuation analyses, including its discounted cash flow analysis. The financial advisor noted that, based on the Company’s then-current projections, the bottom end of its discounted cash flow range was $32.80 (reduced from $33.50 in the presentation most recently shared with the Executive Committee, in light of, among other minor updates, certain share count adjustments). The Company’s financial advisor noted that H&F’s April 10, 2019 Proposal of $32.00 per share was below the bottom of the range of the financial advisor’s discounted cash flow valuation analysis and that, as it had previously advised the Executive Committee, the financial advisor was not prepared to render a fairness opinion for any transaction in which the merger consideration did not meet or exceed the bottom end of the range. The Board and its advisors discussed the financial advisor’s position that it would be unable to render a fairness opinion for merger consideration below the bottom end of its discounted cash flow range, noting that this discounted cash flow analysis was predicated on projections that did not adequately account for potential downside risks. The Board discussed the fact that the projections used did not reflect or otherwise risk adjust for recent underperformance, potential industry-specific risks (including the challenges facing the Company as a “brick and mortar” retailer), negative impact from tariffs and the possibility of an economic downturn, which the Board believed was likely to occur at some point within the projection period. The Board also discussed potential issues in providing access to information to Party G due to an existing business relationship between an affiliate of Party G and the Company. Following this discussion, the Board determined to provide a select package of information to Party G to avoid sharing competitively sensitive information. The Company’s financial advisor also informed the Board that it had received an inquiry from an investment bank purporting to act for a strategic party, whom we refer to as “Party H.” The Company’s financial advisor noted that this party likely had the financial wherewithal to execute a transaction but that its level of interest was unclear. The investment bank and Party H did not follow up with the Company’s financial advisor or the Company subsequently. The Board and its advisors engaged in an extensive discussion concerning the April 10, 2019 Proposal and the financial performance and prospects of the Company, after which the Company’s financial advisor left the meeting. The Board then further discussed the April 10, 2019 Proposal and noted that each of the financial advisor’s other valuation analyses suggested that $32.00 per share was a highly attractive price for the Company. The Board discussed the Company’s standalone business prospects, the fact that the projections used for the financial advisor’s discounted cash flow did not reflect or otherwise risk adjust for potential downside risks, and the fact that no other bidders, to date, had made an offer to acquire the Company. Following extensive discussion, the Board concluded that a price of $32.00 per share was not acceptable and determined to reconvene later in the week.
On or about April 15, 2019, Party C contacted the Company’s financial advisor and indicated that it would not be submitting an indication of interest, stating that it did not believe that it could present an offer that would be compelling to the stockholders of the Company.
On April 16, 2019, the Company and Party G executed a confidentiality agreement containing customary provisions, including a customary standstill provision, following which the Company made an online data room available to Party G. The confidentiality agreement executed with Party G expired in accordance with its terms.

On April 17, 2019, at a meeting of the Board, the Company’s financial advisor provided updates on developments since the April 15, 2019 Board meeting. Mr. Knudson and Ms. Broussard as well as representatives of Fried Frank were also present by invitation of the Board. The Board again considered the April 10, 2019 Proposal and discussed the financial performance and prospects of the Company, after which Mr. Bird left the meeting. Following discussion, the Board determined to go back to H&F with a price per share of $33.00. On the same day, at the direction of the Board, the Company’s financial advisor communicated to H&F that the Board was unwilling to transact at $32.00 per share but would consider a transaction at $33.00 per share.
On April 18, 2019, a representative of H&F confirmed its offer of $32.00 per share to the Company’s financial advisor. H&F further indicated that, while it was unwilling to further increase its $32.00 per share offer, it was willing to agree to a reduced go-shop termination fee in certain circumstances. At this time, based on discussions between H&F and its potential lenders, out of the six potential lenders contacted by H&F in 2019, only one of these potential lenders was willing to continue to engage with H&F regarding providing debt financing for the proposed transaction.
On April 18, 2019, the Company and Party F executed a confidentiality agreement containing customary provisions, including a customary standstill provision, following which the Company made an online data room available to Party F. The confidentiality agreement executed with Party F expired in accordance with its terms.
On April 18, 2019, Mr. Bird received a call from Party E’s representative indicating that the CEO of Party E was interested in meeting with Mr. Bird.
On April 18, 2019, at a meeting of the Executive Committee, the Company’s financial advisor updated the Executive Committee on developments since the Board meeting on April 17, 2019, including the subsequent discussions with H&F and the inbound call from Party E. Mr. Knudson and Ms. Broussard as well as representatives of Fried Frank were also present by invitation of the Executive Committee. The financial advisor informed the Executive Committee that it was arranging a call with Party E and Mr. Bird and provided updates regarding Party F and Party G. The Company’s financial advisor indicated that it had requested that Party G provide an indication of interest by April 19, 2019 and that the Company’s financial advisor planned to request an indication of interest from Party F over the weekend of April 20, 2019. Following discussion, the Executive Committee authorized members of the Executive Committee to contact H&F and reiterate the Board’s counteroffer of $33.00 per share.
On April 19, 2019, two members of the Executive Committee contacted a representative of H&F to provide an update on the Board’s feedback and the Board’s request for an offer of $33.00 per share.
Following a telephone conversation between a representative of H&F and two members of the Executive Committee on April 21, 2019, H&F delivered a written proposal (referred to in this proxy statement as the “April 21, 2019 Proposal”) to the Board to purchase the Company at a purchase price of $33.00 per share, consisting of $23.00 per share to be paid at the closing of a transaction plus an additional $10.00 per share payable six months after the closing of the transaction (which the letter indicated represented $32.87 on a present value basis). The April 21, 2019 Proposal stated that the deferred portion of the consideration would be included in the total amount of the equity commitment letter to be provided by investment funds affiliated with H&F, and provided that H&F would require as a condition to closing that appraisal rights be exercised with respect to no more than 7.5% of the Company’s common stock. The purchase price would be financed by $1.25 billion in debt financing and $1.55 billion in equity capital from H&F. H&F indicated that the proposal was subject to the same conditions as the April 10, 2019 Proposal, and noted that it would not seek to require AEA and Starr to enter into voting agreements in connection with a transaction. The letter also indicated that H&F would be willing to provide the Company with a robust 40-day “go shop” period, with a related reduced termination fee. H&F noted its ability to sign a definitive merger agreement within one week. On April 18, 2019, the most recent trading day prior to submission of the April 21 Proposal, the Company’s common stock closed at $23.10.
On April 22, 2019, at a meeting of the Executive Committee, the Executive Committee and its advisors engaged in an extensive discussion about (i) the deferred payment structure proposed by H&F and (ii) the request for the inclusion of an appraisal condition in the merger agreement. Mr. Knudson and Ms. Broussard as well as representatives of Fried Frank and the Company’s financial advisor were present at such meeting by invitation of the Executive Committee. Following discussion, the Executive Committee determined to reject the April 21, 2019 Proposal. The Company’s financial advisor then provided an update on Party E, noting that a call with Party E had been scheduled for April 23, 2019. The Executive Committee engaged in a further discussion of the April 21, 2019 Proposal and agreed that it would await the Company’s financial advisor’s further analysis with respect to the proposal before responding to H&F.
On April 23, 24 and 25, 2019, discussions took place between representatives of the Company’s financial advisor and certain members of the Executive Committee and H&F. The representatives communicated to H&F that the Company was unwilling to transact at $32.00 per share and that, while the Executive Committee recognized the creativity in H&F’s April 21, 2019 Proposal, the Executive Committee was not prepared to recommend it to the Board. H&F reiterated that $32.00 per share was a full and fair offer and that it was unwilling to pay the $33.00 per share sought by the Board. In the course of these discussions, the parties discussed the possibility of H&F agreeing to pay an amount closer to $33.00, with AEA agreeing to defer receipt of its consideration. Subsequently, in a separate discussion, the representative of AEA communicated that it would be willing to consider such a structure in order to deliver the $33.00 per share offer to the public stockholders immediately, so long as it received its consideration by December 31, 2019. In the course of these discussions, H&F also expressed a desire to contact certain third parties to discuss potential participation as equity investors in a transaction.
On April 26, 2019, H&F delivered a written proposal (referred to in this proxy statement as the “April 26, 2019 Proposal”) to the Board to purchase the Company for $32.85 per share, payable to all stockholders at closing (other than AEA), with the $32.85 per share payable to AEA on December 31, 2019. The April 26, 2019 Proposal stated that the deferred consideration payable to AEA would be included in the total amount of the equity commitment letter to be provided by investment funds affiliated with H&F, and provided that H&F required as a condition to closing that appraisal rights be exercised with respect to no more than 10% of the Company’s common stock. H&F characterized the proposal as “best and final” and indicated that the proposal would expire on April 27, 2019. H&F also indicated that the proposal was subject to the same conditions as set forth in the April 10, 2019 Proposal, and noted that (i) it would not require Starr to enter into a voting agreement in connection with a transaction and (ii) although H&F was prepared to commit at signing to provide the full equity capital needed for the transaction, the proposal was subject to H&F being permitted to engage in discussions prior to signing with certain potential co-investors. H&F reiterated its position on providing the Company with a “go shop” period of 40 days with a related reduced termination fee, and noted its ability to sign a definitive merger agreement within one week. On that date, the Company’s common stock closed at $22.96.
On April 26, 2019, at a meeting of the Executive Committee, at which Mr. Knudson and Ms. Broussard as well as representatives of Fried Frank and the Company’s financial advisor were present by invitation of the Executive Committee, Mr. Knudson provided an update on the Company’s performance for the current quarter and discussed ongoing challenges with same store sales comparisons, including the potential impact on public market perception of the Company. The Company’s financial advisor advised that Party F and Party G had both declined to submit a proposal and indicated that they were no longer interested in participating in the process and that each of the financial sponsors in the process, other than H&F, had declined to submit a proposal.
The Company’s financial advisor then provided an update on discussions with Party E, noting that Party E had held a telephonic meeting with Company management and the Company’s financial advisor on April 23, 2019, to discuss publicly available information about the Company, and that on April 25, 2019, Party E had contacted the Company to discuss a potential meeting the following week after execution of a confidentiality agreement. The Company’s financial advisor noted that Party E had been advised, on multiple occasions, of the need to move quickly, but that Party E seemed disinclined to do so. Following discussion, the Executive Committee concluded that the Company should continue to encourage Party E to pursue a potential transaction.
At the April 26, 2019 meeting, the Executive Committee reviewed the discussions with H&F over the two previous days. The Executive Committee and its advisors engaged in a lengthy discussion concerning the Company’s business prospects, the Company’s challenges as an independent company, and the merits and considerations of the April 26, 2019 Proposal. The Executive Committee and its advisors discussed the fact that, notwithstanding extensive discussions with potential bidders, and the public leak of the Company’s consideration of a potential transaction, no third party (other than H&F) had submitted a proposal. After discussion, the Executive Committee concluded that it would unanimously recommend H&F’s proposal of $32.85 to the Board, subject to resolution of the various open issues unrelated to price and confirmation that $32.85 per share was, in the Company’s financial advisor’s view, fair from a financial point of view to the Company’s stockholders. A representative of AEA advised the Executive Committee that AEA was willing to agree to defer receipt of its portion of the merger consideration in order to enable other stockholders to receive $32.85 per share at closing (assuming satisfactory resolution of other open issues related to the transaction). The Executive Committee and its advisors discussed H&F’s request to engage with other financial sponsors as potential equity participants in a transaction and the proposed 10% appraisal condition. After discussion, the Executive Committee unanimously determined to recommend the revised offer to the Board and to recommend that the Company permit H&F to contact Party A and Party D (but not Party C, because the Executive Committee believed it was in the interests of stockholders to preserve for H&F the appearance that Party C might make a competing proposal and thus provide competitive tension) regarding participation as equity investors in the transaction. The Executive Committee further determined to recommend that the Board permit H&F (i) to negotiate a voting and support agreement with AEA and (ii) to commence discussions with Mr. Bird regarding a potential rollover of his equity and potential post-closing compensation arrangements.
A meeting of the Board took place later in the day on April 26, 2019. Mr. Knudson and Ms. Broussard as well as representatives of Fried Frank and the Company’s financial advisor were present by invitation of the Board. Mr. Knudson provided an update on the Company’s performance for the current quarter and discussed the Company’s ongoing challenges with same store sales comparisons, including the potential impact on public market perception of the Company. The Company’s financial advisor gave an update on recent developments with potential bidders other than H&F and provided an overview of the April 21, 2019 Proposal and the April 26, 2019 Proposal. The Company’s financial advisor then delivered a financial presentation, following which the financial advisor indicated that it would be prepared to deliver a fairness opinion with respect to the $32.85 per share price reflected in the April 26, 2019 Proposal. The Board and its advisors then discussed their views on the attractiveness of the $32.85 per share proposal. The Board discussed, among other things, the potential upside in the business (on a standalone basis) and the potential challenges of remaining independent, taking into account the Company’s recent underperformance, potential industry-specific risks (including the challenges facing the Company as a “brick and mortar” retailer), negative impact from tariffs and the possibility of an economic downturn, which the Board believed was likely to occur at some point within the projection period. The Board discussed its confidence in the management team and in the projections but noted that the projections (which were ten years in duration) assumed the non-occurrence of an economic downturn and did not risk adjust for the various risks discussed by the Board. The Board discussed the various analyses of its financial advisor, including that, with the exception of the discounted cash flow analysis (which relied on projections that were based on the assumption of no downturn and that did not otherwise risk adjust for the various risks discussed by the Board), the $32.85 offer compared very favorably. The Board also discussed the fact that (i) the Company had engaged in discussions with other potential bidders, none of which were willing to make an offer and (ii) there had been a public leak of a potential transaction that did not result in an alternative offer. The representative of AEA confirmed its willingness to defer receipt of its portion of the merger consideration (assuming satisfactory resolution of all other open issues related to the transaction). Following extensive discussion, the Board unanimously concluded that $32.85 per share was a price at which it would be willing to transact, subject to satisfactory resolution of open issues and definitive documentation and determined to permit H&F to negotiate (i) a voting and support agreement with AEA and (ii) a potential rollover of Mr. Bird’s equity in the transaction and his potential post-closing compensation.
Following the Board meeting, on April 27, 2019, the Company advised H&F that the Board was prepared to move forward on the basis of the April 26, 2019 Proposal, and to permit H&F to speak to Party A and Party D.
From April 28, 2019 through May 14, 2019, representatives of Fried Frank and Simpson Thacher & Bartlett LLP, outside counsel to H&F (referred to in this proxy statement as “Simpson Thacher”), exchanged drafts of the merger agreement and other transaction documents and participated in multiple discussions regarding the transaction documents. Representatives of H&F and its advisors continued a detailed due diligence review of the Company during this time. Guggenheim Securities acted as financial advisor to H&F in the 2019 process.
On April 30, 2019, a meeting of the Executive Committee took place. Mr. Knudson and Ms. Broussard as well as representatives of Fried Frank were present by invitation of the Executive Committee. The Executive Committee, along with representatives of Fried Frank, discussed developments since the meeting of the Board on April 26, 2019, including the status of H&F’s discussions with potential equity investors and debt financing sources. The Executive Committee discussed the feedback from H&F that H&F was having trouble securing adequate debt and equity financing commitments from third parties and thus again requested permission to reach out to Party C. Fried Frank summarized the status of the transaction documents and H&F’s ongoing due diligence. Following discussion, the Executive Committee agreed to permit H&F to reach out to Party C, and later that day, a representative of the Executive Committee and a representative of the Company’s financial advisor informed H&F that it could contact Party C.
On April 30, 2019, Mr. Bird met in person with a representative of H&F to discuss a potential rollover of Mr. Bird’s equity. Mr. Bird indicated that he was prepared to roll approximately $7.5 million of his equity in the Company into equity of the acquiror.
On May 8, 2019, the Company and Party E executed a confidentiality agreement containing customary provisions, including a customary standstill provision. The confidentiality agreement executed with Party E expired in accordance with its terms. Party E was granted access to a virtual data room, but did not subsequently engage further with the Company or make any proposal to acquire the Company.
Although H&F had contacted two additional potential lenders in late April 2019 (in addition to the six potential lenders previously contacted) and entered into discussions with potential equity co-investors in late April and May 2019, the potential lenders were unwilling to provide adequate debt financing commitments based on, among other factors, the Company’s recent declining financial performance. On May 14, 2019, H&F advised Mr. Bird by telephone that H&F was unable to obtain sufficient debt financing and that H&F intended to put discussions regarding the transaction on hold indefinitely. On May 15, 2019, the Board was advised of H&F’s stated intentions. On that date, the Company’s common stock closed at $22.30.
On May 15, 2019, various media outlets reported that a strategic party was exploring a potential transaction involving the Company.
On June 6, 2019, the Company announced results for the first fiscal quarter of 2019. The Company announced revenue in line with consensus Wall Street analyst estimates and adjusted earnings per share of $0.03 per share compared to the consensus analyst estimate of $0.04 per share. In addition, the Company lowered guidance for the full fiscal year. On that date, the Company’s common stock closed at $7.50 compared to a closing price of $17.51 on the previous trading day.
Following the Company’s first quarter earnings call, H&F and Party A jointly approached the Company and indicated that they were interested in exploring a potential joint acquisition of the Company.
At a meeting of the Board on June 17, 2019, during which representatives of Fried Frank were present by invitation of the Board, the Board reviewed, discussed and approved management’s updated five-year projections and projections for the following five-year period (i.e., years 6 — 10), including in connection with the evaluation of any proposal to be made by H&F and Party A, if any. Mr. Bird informed the Board that following approval by the Board, these updated projections would be shared with H&F, Party A and their financing sources. H&F did not make any specific proposal at that time and, in light of the recent significant decline in the Company’s stock price, the Company did not follow up on this expression of interest.
On September 18, 2019, H&F submitted an offer to acquire the Company at $14.00 per share. On that date, the Company’s common stock closed at $9.17.
A Board meeting took place on September 23, 2019. Mr. Knudson and Ms. Broussard as well as representatives of Fried Frank and the Company’s financial advisor were present at such meeting by the invitation of the Board. Following discussion, the Board unanimously determined that H&F’s $14.00 per share offer was not sufficiently attractive to engage with H&F and that it should be rejected.

During the remainder of 2019 and into early 2020, the Company’s common stock traded in a range between approximately $5.00 per share and approximately $10.00 per share. As publicly disclosed, following the onset of the COVID-19 pandemic, the Company temporarily closed stores, reduced capital requirements and operating costs and took additional steps to preserve liquidity. The Company’s common stock declined to a low closing price of $1.55 on April 7, 2020. By the end of the first fiscal quarter, the Company was able to reopen stores and, over the next several months, the share price began to increase. On November 5, 2020, AEA sold its remaining equity interest in the Company. On that date, the Company’s common stock closed at $17.93.
Between September 2019 and November 2020, Mr. Bird was in contact periodically with representatives of each of H&F and Party A. The parties’ discussions focused primarily on general industry and market conditions and publicly reported information regarding the Company’s progress. In the course of those discussions, the representatives of H&F and Party A continued to express their enthusiasm for the Company. Mr. Bird regularly updated Mr. Francis, the Company’s lead independent director, regarding his discussions with H&F and Party A.
During 2020, Guggenheim Securities served as an advisor to the Company on financing matters and informally maintained a regular dialogue with the Company regarding potential strategic opportunities. As part of that dialogue, at the request of the Company’s senior management, Guggenheim Securities spoke informally, in October and early November 2020, to H&F, Party A, Party B and Party C as well as another financial sponsor, whom we refer to as “Party I,” and a substantial stockholder of a strategic party (such strategic party, referred to in this proxy statement as “Party J”) about publicly-traded retail companies, including the Company. H&F and Party A continued to express enthusiasm for the Company, but did not submit any acquisition proposals. None of Party B, Party C or Party I expressed any interest in the Company at that time.
On November 16, 2020, Mr. Bird spoke with the CEO of Party J to discuss general business and industry matters. During the course of the conversation, Mr. Bird raised the possibility of pursuing a combination of the Company with Party J. Shortly afterwards, the CEO of Party J contacted Mr. Bird and indicated that Party J did not have any interest in exploring a transaction with the Company.
Mr. Bird contacted a representative of H&F on November 19, 2020, to arrange a telephone call. The parties spoke on November 20, 2020. During that call, the representative of H&F indicated that H&F continued to have an interest in the Company and that, if the Company were interested, H&F would be interested in re-engaging.
Mr. Bird also exchanged messages with a representative of Party A following the Thanksgiving holiday and the parties arranged to speak by telephone on December 2, 2020. During that call, Mr. Bird indicated that other parties had recently expressed interest in the Company. The representative of Party A stated that Party A would be interested in exploring a potential transaction.
Mr. Bird reported to Mr. Francis on the November and early December discussions with each of H&F, Party A and Party J shortly after these discussions occurred. At a regularly scheduled meeting of the Board on December 7, 2020, Mr. Bird advised the directors of the expressions of interest from H&F and Party A and stated that they were requesting access to non-public information, including financial projections, of the Company. He discussed the parties’ preliminary level of interest and their desire to move forward. The Board determined that, in light of the fact that the Board had a full agenda of regular business for the next day, a subsequent meeting would be scheduled to further discuss the matter.
At a meeting of the Board on December 8, 2020, Mr. Knudson led a discussion regarding the proposed budget for fiscal year 2022 (commencing on February 1, 2021) as well as the Company’s three-year business plan. The Board requested that management make certain upward adjustments to their key assumptions and indicated that they would review an updated version of the business plan closer to the end of fiscal year ending January 31, 2021, so as to be based on full or near full year results from fiscal year 2021.
At a meeting of the Board on December 14, 2020, during which representatives of Fried Frank were present by invitation of the Board, Mr. Bird reiterated the expressions of interest received from H&F and Party A. Representatives of Fried Frank reviewed the fiduciary duties of the Board. The Board discussed the fact that H&F had conditioned its proposals, during the 2019 process, on a potential rollover by Mr. Bird and the retention of Mr. Bird as CEO in the event of a transaction involving H&F. Given the likelihood that H&F may have similar expectations, the Board discussed the merits of forming a special committee of independent directors to oversee the Company’s response to the expressions of interest from H&F and Party  A and any ensuing negotiations. At that meeting, the Board discussed the possibility of forming a special committee consisting of Wendy Beck, Joanne Crevoiserat, Philip Francis, and Kenneth Simril, each of whom was independent and disinterested with respect to a potential sale of the Company.
Following the December 14, 2020 Board meeting, and in contemplation of the Board’s creation of a special committee, Ms. Beck, Ms. Crevoiserat, Mr. Francis and Mr. Simril discussed and determined to interview potential advisors to the special committee.
On December 18 and December 21, 2020, respectively, Ms. Beck, Ms. Crevoiserat, Mr. Francis and Mr. Simril conducted interviews with Fried Frank and another law firm with a view to selecting a law firm to serve as outside counsel to the special committee. On December 21 and 22, 2020, Ms. Beck, Ms. Crevoiserat, Mr. Francis and Mr. Simril received presentations from Goldman Sachs and two other investment banks. Representatives of Fried Frank were present by invitation of the independent directors. On December 22, 2020, after discussing the presentations and qualifications of each firm and information requested from, and provided by, each investment bank with respect to its relationships with the Company and potential interested parties, the independent directors requested a proposal from Goldman Sachs to serve as the financial advisor to a special committee of the Board.
The Board met again on December 23, 2020 and resumed its discussion from the December 14, 2020 meeting. Ms. Broussard and representatives of Fried Frank were present by invitation of the Board. After discussion, the Board approved resolutions forming a special committee, consisting of Wendy Beck, Joanne Crevoiserat, Philip Francis, and Kenneth Simril (whom we refer to collectively in this proxy statement as the “Special Committee”), each of whom was determined to be independent and disinterested. The Special Committee was granted the sole and exclusive power and authority of the Board, to the fullest extent permitted by law, to review potential responses to the requests by H&F and Party A and to consider any other potential alternatives available to the Company, with a view toward ascertaining a course of action that would be in the best interests of the Company and its stockholders, including maintaining the status quo. The Special Committee was charged with managing and overseeing any strategic process; analyzing any potential transactions that may be available to the Company, including maintaining the status quo; considering any proposals arising from a strategic process, and considering whether or not it would be in the best interests of the Company and its stockholders to proceed with any potential transaction; managing and overseeing the negotiation of a definitive agreement with respect to any potential transaction; and making a recommendation to the entire Board at the appropriate time regarding whether to undertake and approve one or more potential transactions. The Special Committee was empowered to say “no” to any potential transaction and was authorized to select its own legal and financial advisors. Mr. Bird agreed not to have any discussions concerning his role in any post-transaction entity or any equity rollover unless and until so authorized by the Special Committee.
The Special Committee met on December 30, 2020. Representatives of Fried Frank were present at the meeting by invitation of the Special Committee. At that meeting, the Special Committee unanimously determined to retain Fried Frank as legal counsel. The Special Committee then discussed a proposal received from Goldman Sachs to serve as financial advisor. After discussion of the terms of the Goldman Sachs proposal, the Special Committee instructed Fried Frank to provide a counterproposal to Goldman Sachs and to finalize engagement terms consistent with the Special Committee’s direction. The Special Committee also unanimously resolved to appoint Mr. Francis as chair of the Special Committee.
On January 4, 2021, a meeting of the Special Committee was held to discuss the engagement of Goldman Sachs as financial advisor and a working draft of the business plan. Ms. Broussard and representatives of Fried Frank were present by invitation of the Special Committee. The Special Committee reviewed the proposed final engagement letter with Goldman Sachs and certain related information regarding its investment banking relationships with certain relevant parties, and, after discussion, the Special Committee unanimously approved the engagement of Goldman Sachs on the terms set forth in the proposed engagement letter. After discussion, the Special Committee determined to work with senior management to refine the business plan, following which the plan would be reviewed by the Board and Goldman Sachs. On that date, the Company’s common stock closed at $15.77.

That same day, the Special Committee executed an engagement letter engaging Goldman Sachs as its financial advisor.
At a meeting of the Special Committee on January 11, 2021, Mr. Bird and Mr. Knudson presented a revised version of the business plan to the Special Committee. The Special Committee asked Mr. Bird and Mr. Knudson to make certain adjustments to the business plan, including to revise certain assumptions of the business plan to highlight the Company’s upside potential, and requested that Mr. Bird and Mr. Knudson prepare a revised version of the business plan to be presented to the Board at a meeting to be held on January 15, 2021.
At a meeting of the Board on January 15, 2021, Mr. Bird and Mr. Knudson presented a revised version of the business plan to the Board. The Board made certain suggestions regarding adjustments to the business plan to reflect the Board’s view of the Company’s upside potential, and requested that Mr. Bird and Mr. Knudson solicit input from Goldman Sachs regarding the business plan.
Between January 4, 2021 and January 27, 2021, management provided updates to the working draft of the business plan, as requested by the Special Committee and the Board, and engaged in discussions with the Special Committee regarding the business plan, including the likelihood of meeting certain business objectives and projected financial performance. In these updates to the working draft of the business plan, management made adjustments to its underlying assumptions, to reflect, among other things, an increase in the Company’s annual same store sales growth rate for fiscal year 2022, an increase in merchandise margins (which took into account improved product cost), and revised freight assumptions to reflect near-term headwinds based on the global supply chain environment. During this period, representatives of Goldman Sachs met with management to discuss the Company’s business and financial information and received a draft of the business plan.
The Special Committee met again on January 27, 2021. Ms. Broussard and representatives of Goldman Sachs and Fried Frank were present by invitation of the Board. Fried Frank reported that Goldman Sachs had identified a potential financing relationship with H&F, which was not included in the relationship disclosures previously furnished to the Special Committee by Goldman Sachs. Goldman Sachs disclosed that it had been requested by H&F in the spring of 2019 to provide a financing proposal in connection with the potential transaction between H&F and the Company, had received financial projections and provided a proposal, but had not been contacted subsequently by H&F other than to instruct Goldman Sachs to destroy the financial projections. Fried Frank reported this information to the Special Committee and the Special Committee concluded that this information did not impact the Special Committee’s confidence in Goldman Sachs or comfort that they could provide independent advice to the Special Committee. Later during the meeting, Goldman Sachs joined and reviewed their perspectives on the working draft of the business plan and provided analysis. Goldman Sachs noted that, for purposes of their financial analyses, they would require five-year projections and the Special Committee agreed to request financial projections from management for fiscal years 2025 and 2026. Goldman Sachs reported to the Special Committee that they had received two joint emails from H&F and Party A on January 15, 2021 and January 20, 2021, indicating that H&F and Party A were working together and expressing their desire to further discuss their interest in acquiring the Company. After discussion, the Special Committee directed Goldman Sachs to follow up with H&F and Party A to obtain additional information regarding their interest. On January 27, 2021, the Company’s common stock closed at $25.31.
Following this Special Committee meeting, the Board, acting by unanimous written consent, approved the business plan on February 1, 2021 (referred to in this proxy statement as the “February 2021 Three-Year Plan”).
At a meeting of the Special Committee on February 1, 2021, the Special Committee discussed the working draft financial projections for the Company’s fiscal years 2025 and 2026 prepared by management. Messrs. Bird, Knudson and Ms. Broussard as well as representatives of Fried Frank were present by invitation of the Special Committee.
On February 5, 2021, the Special Committee met to discuss potential next steps in light of the expression of interest from H&F and Party A in re-engaging with the Company regarding a potential acquisition of the Company and their request for access to financial projections of the Company. Ms. Broussard as well as representatives of Goldman Sachs and Fried Frank were present by invitation of the Special Committee. Fried Frank discussed the fiduciary duties of the Special Committee. Goldman Sachs provided an overview of the financial performance of the Company as well as its perspective on the financial projections. Goldman Sachs then discussed potential process structure, sequencing, and preparation. The Special Committee discussed with its advisors the implications of permitting H&F and Party A to pursue a transaction jointly. After considering the possibility of requiring H&F and Party A to act separately, the Special Committee concluded that this strategy was unlikely to lead to a value maximizing transaction. Given the anticipated magnitude of the equity required for a transaction, and the difficulty in securing equity and debt financing in the 2019 process, the Special Committee believed that permitting H&F and Party A to bid jointly could generate superior value for stockholders. Goldman Sachs reviewed a list of potential interested parties if the Special Committee were to choose to reach out to a broader group of potential bidders, and, based on the responses to the 2019 process involving a number of the same potential interested parties, discussed the potential limited number of parties with both the financial wherewithal and strategic interest in an acquisition of the Company. A discussion ensued and, following this discussion, the representatives of Goldman Sachs left the meeting. The members of the Special Committee then engaged in a further discussion of next steps. The Special Committee concluded, in light of the fact that H&F had been the only bidder in the 2019 process, and that no parties other than H&F and Party A had expressed interest in a transaction with the Company since that time, that a value maximizing transaction could be achieved by engaging with H&F and Party A and determined not to solicit interest from other parties at that time. Following this discussion, the Special Committee instructed Fried Frank to advise Goldman Sachs that the Special Committee was prepared to furnish information to H&F and Party A upon execution of acceptable confidentiality agreements. Fried Frank briefly outlined the key terms for these agreements (which were substantially similar to the agreements executed in 2019) and advised the Special Committee that Fried Frank would update the Special Committee and seek the Special Committee’s approval of the confidentiality agreements when the proposed forms had been agreed with the counterparties.
Following communications between Fried Frank and the members of the Special Committee confirming that the Special Committee approved the terms of the confidentiality agreements, on February 16, 2021, the Company and Party A executed a confidentiality agreement that was substantially identical to the confidentiality agreement executed in 2019 (including a customary standstill provision and a “don’t ask, don’t waive” provision prohibiting Party A from publicly requesting that the Company waive or amend the standstill restrictions to allow Party A to make another proposal during the standstill period), except that the agreement permitted Party A to bid jointly with H&F and prohibited Party A from entering into any arrangement with H&F that would preclude it from bidding separately. On February 16, 2021, the Company and H&F executed a confidentiality agreement substantially identical to the agreement executed by Party A. The confidentiality agreements executed with each of Party A and H&F also contained a so-called “fall away” provision, pursuant to which, upon the announcement of a transaction such as the merger, the standstill provision would cease to be in effect. On that date, the Company’s common stock closed at $25.28.
None of the confidentiality agreements entered into with any of the potential bidders during the discussions described in this proxy statement currently restricts any of them from making a proposal to acquire the Company.
Following the execution of the 2021 confidentiality agreements, the Company made certain non-public information, including the five-year projections, available to Party A and H&F. Representatives of Goldman Sachs advised H&F and Party A that they would not be permitted to engage in discussions with Mr. Bird or other members of management regarding any equity rollover or post-closing employment matters without prior consent of the Special Committee.
On March 2, 2021, H&F reached out to representatives of Goldman Sachs to request that Guggenheim Securities, which H&F intended to retain as its financial advisor, be permitted to attend meetings with management on March 2 and March 3, 2021. Representatives of Goldman Sachs indicated to H&F that, because the confidentiality agreement executed by H&F required consent of the Special Committee to share information with a financial advisor, Guggenheim Securities would not be allowed to attend meetings or receive information until consent had been obtained.
On March 5, 2021, a meeting of the Special Committee was held to discuss the request by H&F for consent to share information with Guggenheim Securities. Ms. Broussard as well as representatives of Fried

Frank were present by invitation of the Special Committee. Following discussion, the Special Committee instructed Fried Frank to communicate the Special Committee’s consent to Simpson Thacher.
On March 10, 2021, H&F and Party A delivered a joint written proposal (referred to in this proxy statement as the “March 10, 2021 Proposal”) to the Special Committee to purchase the Company for $32.00 per share in cash. In the proposal letter, H&F and Party A noted their ability to sign a definitive merger agreement within four weeks. The March 10, 2021 Proposal did not address proposed arrangements with respect to the retention of members of the Company’s management team. On that date, the Company’s common stock closed at $28.25.
On March 11, 2021, the Special Committee met to discuss the March 10, 2021 Proposal. Ms. Broussard as well as representatives of Goldman Sachs and Fried Frank were present by invitation of the Special Committee. Fried Frank reviewed the fiduciary duties of the Special Committee. Goldman Sachs summarized the March 10, 2021 Proposal and reviewed with the Special Committee the implied premium to the Company’s current share price, illustrative financing for a transaction, and a proposed timeline, and reviewed preliminary financial analyses of the Company. Following discussion, the Special Committee unanimously determined that the $32.00 per share offer set forth in the March 10, 2021 Proposal was inadequate. The Special Committee instructed Goldman Sachs to (i) communicate to H&F and Party A its determination that the price of $32.00 per share set forth in the March 10 Proposal was inadequate and (ii) request that H&F and Party A submit a revised proposal at a substantially higher purchase price.
On March 11, 2021, representatives of Goldman Sachs communicated with both H&F and Party A and informed both parties that the price of $32.00 per share set forth in the March 10 Proposal was inadequate.
On March 15, 2021, H&F and Party A requested and undertook a call with representatives of Goldman Sachs, where H&F and Party A acknowledged that a price increase was possible but would require receipt of certain additional diligence information and access to management. On March 16, 2021, H&F and Party  A submitted the relevant requests for additional information and meetings with members of management to Goldman Sachs. Between March 16 and 26, 2021, the Company worked to fulfill H&F’s and Party A’s additional information requests and arrange meetings with members of management.
On March 22, 2021, representatives of H&F, Party A and members of management met, with representatives of Goldman Sachs in attendance, and the management team provided an update on the performance of the business during the first quarter of fiscal year 2022. Thereafter, Party A informed H&F that it was unwilling to proceed with a potential acquisition of the Company at a price above $32.00 per share.
On March 29, 2021, H&F delivered a revised written proposal (referred to in this proxy statement as the “March 29, 2021 Proposal”) to the Special Committee to purchase 100% of the shares of common stock of the Company for $33.50 per share in cash. In the proposal letter, H&F noted its ability to sign a definitive merger agreement within four weeks. Party A was not a signatory to the proposal and, on the same day, each of Party A and H&F confirmed to Goldman Sachs that Party A was not comfortable participating in a transaction at a value in excess of $32.00 per share. On March 29, 2021, the Company’s common stock closed at $25.64.
On March 30, 2021, a regularly scheduled Board meeting took place. During the day, the Special Committee met to discuss the March 29, 2021 Proposal. Ms. Broussard as well as representatives of Goldman Sachs and Fried Frank were present by invitation of the Special Committee. Fried Frank reviewed the fiduciary duties of the Special Committee. Goldman Sachs summarized recent conversations between Goldman Sachs and each of H&F and Party A and noted that each of H&F and Party A had confirmed to Goldman Sachs that Party A was unable to reach a value in excess of $32.00 per share. Goldman Sachs then summarized the March 29, 2021 Proposal, including the proposed valuation, premiums to the current and recent share prices of the Company, and the timeline envisaged by H&F to complete its due diligence and financing and reach a definitive agreement, and reviewed preliminary financial analyses of the Company. Following this discussion, the Special Committee unanimously determined that the $33.50 per share offer set forth in the March 29 Proposal was inadequate. The Special Committee directed Goldman Sachs to advise H&F that the March 29, 2021 Proposal was inadequate and to invite H&F to submit an improved proposal, which message Goldman Sachs delivered on March 30, 2021. The Special Committee further determined to provide an update to the other independent directors on the status of discussions with H&F later in the day. The Special Committee and representatives of Goldman Sachs and Fried Frank provided that update to the other independent directors later the same day.
On April 2, 2021, H&F delivered a written proposal dated April 1, 2021 (referred to in this proxy statement as the “April 1, 2021 Proposal”) to the Special Committee to purchase 100% of the shares of common stock of the Company for $34.25 per share in cash. In the proposal letter, H&F indicated that it was subject to the condition that the Company enter into an exclusivity agreement with H&F. H&F also noted its ability to sign a definitive merger agreement within four weeks in order to permit H&F to arrange its debt financing. On April 1, 2021, the Company’s common stock closed at $27.75.
On April 5, 2021, the Special Committee met with its advisors to discuss the April 1, 2021 Proposal. Ms. Broussard as well as representatives of Goldman Sachs and Fried Frank were present by invitation of the Special Committee. Mr. Bird was also present, for a portion of the meeting, by invitation of the Special Committee to share his perspectives on the Company. Mr. Bird discussed the Company’s strong performance in recent quarters, while noting that, despite the Company’s performance, the Company had been unable to achieve multiple expansion, and expressed the view that achieving multiple expansion would continue to be a challenge. Mr. Bird also discussed potential risks to the February 2021 Three-Year Plan, including increased freight costs, potential changes in corporate tax rates and the federal minimum wage, the potential for a shift in consumer spending as the pandemic eased, and potential supply chain challenges. A discussion ensued and Mr. Bird answered questions from the Special Committee. Mr. Bird then left the meeting. Fried Frank reviewed the negotiations with H&F and Party A and reviewed the fiduciary duties of the Special Committee. The Special Committee and its advisors discussed the April 1, 2021 Proposal and potential next steps, including the request for exclusivity. Goldman Sachs summarized the April 1, 2021 Proposal for the Special Committee, including the proposed valuation and premiums to the current and recent share prices of the Company, and reviewed certain other financial and market information of the Company and preliminary financial analyses of the Company. Goldman Sachs then discussed its most recent conversation with H&F and H&F’s indication that it was willing to agree to a “go shop” in the definitive transaction agreement. A discussion ensued among the members of the Special Committee and its advisors, focusing on the value of H&F’s proposal relative to the potential values achievable under the February 2021 Three-Year Plan. The members of the Special Committee noted that the Company would need to both (a) meet or exceed the February 2021 Three-Year Plan and (b) achieve multiple expansion in order to generate greater value through execution of its standalone strategy, while remaining subject to the risks and uncertainties inherent in the February 2021 Three-Year Plan, including execution and market risks. The Special Committee then discussed how to respond to the April 1, 2021 Proposal. Following this discussion, the Special Committee unanimously instructed Goldman Sachs to communicate to H&F (i) that the Special Committee would be willing to recommend to the Board moving forward with a transaction with a price per share in excess of $35.00 and (ii) that, assuming agreement on price, while the Special Committee was currently focused on the proposal from H&F, it did not intend to enter into an exclusivity agreement.
On April 5, 2021, representatives of Goldman Sachs communicated the Special Committee’s position to H&F. Further discussions took place between Goldman Sachs and H&F on April 5 and 6. In the course of these discussions, Goldman Sachs indicated that the Company’s performance for the first quarter was trending significantly above the Company’s prior internal forecast. Following these additional discussions and based on the updated information about the Company’s performance, H&F agreed to raise its offer to $34.50 per share (referred to in this proxy statement as the “April 6, 2021 Proposal”) and indicated that this was its “best and final” proposal. On April 6, 2021, the Company’s common stock closed at $27.03.
On April 7, 2021, the Special Committee met to discuss the April 6, 2021 Proposal. Ms. Broussard as well as representatives of Goldman Sachs and Fried Frank were present by invitation of the Special Committee. Fried Frank reviewed the fiduciary duties of the Special Committee and provided an overview of next steps in the event that the Special Committee decided to move forward with the April 6, 2021 Proposal. Fried Frank noted that, in order to reach a transaction, H&F would need authorization to commence discussions with debt financing sources, and would need to complete its due diligence, obtain financing commitments, and finalize a merger agreement. The Special Committee discussed the fact that H&F would not be permitted to engage in discussions with Mr. Bird or other members of management regarding any equity rollover or post-closing employment matters until H&F had completed due diligence and confirmed the availability of debt financing, and the transaction agreements were in substantially final form. Goldman Sachs then summarized the April 6, 2021 Proposal and provided an overview of the recent discussions with H&F, including the decision by H&F to increase the offer to $34.50 per share. The Special Committee discussed the value of H&F’s proposal relative to the potential values achievable under the February 2021 Three-Year Plan, as well as a variety of factors that could yield upside or downside to the February 2021 Three-Year Plan and public market valuation. The Special Committee discussed that the Company would need to meet or exceed the February 2021 Three-Year Plan and to achieve multiple expansion in order to generate greater value through execution of its standalone strategy, while remaining subject to the risks and uncertainties inherent in the February 2021 Three-Year Plan, as compared to the certain, immediate, and liquid all cash value offered by the April 6, 2021 Proposal. Following this discussion, the Special Committee unanimously determined to move forward on the basis of the April 6 Proposal with a view to reaching a definitive agreement, and to promptly inform the Board of its decision to move forward with the April 6, 2021 Proposal.
On April 7, 2021, a meeting of the Board was held to discuss the April 6, 2021 Proposal and to receive an update on the strategic review process. Ms. Broussard as well as representatives of Goldman Sachs and Fried Frank were present by invitation of the Board. Fried Frank reviewed the fiduciary duties of the Special Committee and the Board and provided an overview of the negotiations with H&F and Party A. Mr. Bird discussed the Company’s strong performance in recent quarters, while noting that, despite the Company’s performance, the Company had been unable to achieve multiple expansion, and expressed the view that achieving multiple expansion would continue to be a challenge. Mr. Bird also discussed potential risks to the February 2021 Three-Year Plan, including increased freight costs, potential changes in corporate tax rates and the federal minimum wage, the potential for a shift in consumer spending as the pandemic eased, and potential supply chain challenges. A discussion ensued and Mr. Bird answered questions from the Board. Mr. Bird then left the meeting. Goldman Sachs then summarized the April 6, 2021 Proposal, including the proposed valuation and premiums to the current and recent share prices of the Company. Goldman Sachs also provided a summary of the recent discussions with H&F, including the decision by H&F to increase its offer to $34.50 per share, and discussed other financial and market information regarding the Company and reviewed with the Board its preliminary financial analyses of the Company prepared for the Special Committee. A discussion ensued and the Special Committee and its advisors responded to questions from the Board. Following discussion, the members of the Board expressed their support for moving forward with the April 6 Proposal.
On April 7, 2021, following the meeting of the Board, representatives of Goldman Sachs confirmed to representatives of H&F that the Company was willing to move forward with H&F at a price of $34.50 per share and confirmed the Special Committee’s consent to H&F contacting potential debt financing sources. On that date, the Company’s common stock closed at $26.17.
On April 9, 2021, representatives of Fried Frank delivered written guidelines to Simpson Thacher regarding communications between H&F and the Company’s management. Such guidelines were consistent with the guidance Goldman Sachs delivered to H&F in early March and provided that, until H&F received the Special Committee’s authorization, H&F could not engage in discussions with any members of the Company’s management regarding post-merger employment or equity rollover arrangements.
On April 10, 2021 and April 11, 2021, representatives of H&F and representatives of Simpson Thacher contacted potential lenders and their outside legal counsel regarding draft debt documentation.
On April 14, 2021, Fried Frank delivered to Simpson Thacher an initial draft of the merger agreement. The draft merger agreement was substantially identical to the merger agreement that the parties had been negotiating in 2019, except for certain changes to the go shop clause, the deletion of the appraisal rights condition, changes to the financing-related provisions of the merger agreement, changes to the treatment of equity awards, and the inclusion of certain COVID-19 related provisions. From April 14, 2021 through April 26, 2021, representatives of Fried Frank and Simpson Thacher, as well as representatives from the legal teams of H&F and the Company, exchanged drafts of the merger agreement and other transaction documents and engaged in discussions by video conference and telephone. The key outstanding issues with respect to the merger agreement discussed during this period included the terms of the go-shop, the desire of H&F to include an appraisal rights condition and the treatment of the Company’s equity awards.

From April 14, 2021 through April 27, 2021, the Company and its senior management participated in in-person due diligence meetings with H&F. During this time, the Company and its advisors responded to various business, legal and accounting due diligence inquiries from H&F and its advisors in connection with its evaluation of the potential transaction. Additionally, representatives of the Company’s management held telephonic conferences with representatives of H&F and its advisors as well as representatives of Goldman Sachs and Fried Frank to respond to due diligence inquiries. In the course of these meetings, management confirmed to H&F the Company’s performance for the first fiscal quarter, which was trending significantly above the Company’s prior internal forecast.
On April 26, 2021, the Special Committee met to discuss the recent, strong financial performance of the Company. Messrs. Bird and Knudson were present by invitation of the Special Committee for a portion of the meeting and Ms. Broussard as well as representatives of Goldman Sachs and Fried Frank were present by invitation of the Special Committee. Fried Frank discussed the current status of the transaction documents and noted that H&F had expressed a desire to begin negotiating arrangements with management. Goldman Sachs noted that H&F had informed Goldman Sachs that H&F was prepared to execute definitive transaction documents on May 3, 2021 and was close to finalizing its debt financing. Following discussion, the Special Committee concluded that it wished to receive additional information regarding the Company’s first fiscal quarter financial performance and outlook. Mr. Bird and Mr. Knudson then joined the meeting at the Special Committee’s request. Messrs. Bird and Knudson discussed the financial performance of the Company during the first fiscal quarter and indicated that the Company was on track to deliver revenues of $535 million for the quarter and adjusted EBITDA of $110.5 million, both of which were significantly above the high end of management’s internal forecast for the quarter. Messrs. Bird and Knudson noted that, in their judgment, a substantial portion of the outperformance in the quarter related to federal COVID-19 stimulus, and expressed the view that performance was likely to moderate in subsequent quarters. Following discussion, the Special Committee requested that management provide a more detailed analysis of the Company’s performance during the fiscal first quarter and provide updated projections for fiscal year 2022 as well as fiscal year 2023. Messrs. Bird and Knudson then left the meeting. A discussion then ensued, following which the Special Committee unanimously directed Goldman Sachs to inform H&F that (i) the Special Committee was requesting additional detail regarding the Company’s fiscal first quarter and updated projections from management and the Special Committee would need time to evaluate that information, (ii) in light of this, it would not be appropriate for H&F to begin negotiating arrangements with management regarding treatment of their equity or employment related matters at this time, and (iii) H&F should continue with its due diligence and other remaining work streams.
On April 26, 2021 and April 27, 2021, representatives of Goldman Sachs held telephone conversations with representatives of H&F where representatives of Goldman Sachs conveyed to H&F the Special Committee’s focus on first quarter performance, and H&F reaffirmed they were prepared to move quickly to finalize a deal and would continue to progress diligence and negotiation of definitive agreements and work to finalize its debt financing commitments while the Special Committee reviewed first quarter performance.
Between April 26 and May 1, 2021, H&F continued its due diligence and worked to finalize its debt financing commitments for the transaction.
On April 28, 2021, following authorization from the Special Committee, Mr. Bird had dinner with a representative of H&F. At that dinner, representatives of H&F noted that a summary of the Board’s review of succession planning for Mr. Bird had been made available to H&F in connection with the due diligence process, and the parties then engaged in a general discussion regarding Mr. Bird’s future plans, assuming that the Company were to move forward with a transaction. Mr. Bird indicated that he would be interested in remaining with the Company for the long term. The parties did not discuss the terms of any equity rollover or other financial terms of Mr. Bird’s post-transaction employment.
On May 1, 2021, H&F delivered a written proposal (referred to in this proxy statement as the “May 1, 2021 Proposal”) to the Board that reaffirmed its offer to purchase 100% of the shares of common stock of the Company for $34.50 per share in cash, accompanied by proposed final drafts of a merger agreement, equity commitment letter, debt commitment letters and a limited guarantee. H&F indicated that it was prepared to enter into the proposed merger agreement subject only to the condition that H&F be granted a twenty-four hour period to discuss the terms of an equity rollover arrangement with Mr. Bird, as well as the post-closing equity plan for Company employees. H&F also indicated that the May 1, 2021 Proposal would terminate unless it was accepted, and H&F was cleared to engage with Mr. Bird by 5:00 p.m. Central Time on May 4, 2021. On that date, the Company’s common stock closed at $31.58.
On May 3, 2021, a meeting of the Special Committee took place. Messrs. Bird, Knudson were present by invitation of the Special Committee for a portion of the meeting and Ms. Broussard as well as representatives of Goldman Sachs and Fried Frank were present by invitation of the Special Committee. At the Special Committee’s request, Messrs. Bird and Knudson reviewed the Company’s preliminary estimated results for the fiscal first quarter. For the quarter, management estimated revenue of $535 million and adjusted EBITDA of $110.5 million. Messrs. Bird and Knudson noted that, in their judgment, a substantial portion of the outperformance in the quarter related to federal COVID-19 stimulus, and expressed the view that performance was likely to moderate in subsequent quarters. Messrs. Bird and Knudson then reviewed management projections for the first and second quarters of fiscal year 2022 as well as the full fiscal year 2023 (referred to in this proxy statement as the “April 2021 Management Projections”). A discussion then ensued during which Messrs. Bird and Knudson responded to questions from the Special Committee. Mr. Bird indicated that he did not recommend accepting the May 1, 2021 Proposal and that he believed that either H&F should increase its price, or the parties should suspend discussions. Messrs. Bird and Knudson then left the meeting. Fried Frank reviewed the fiduciary duties of the Special Committee. Goldman Sachs then provided a summary of the May 1, 2021 Proposal and an update on recent discussions. Goldman Sachs also reviewed certain financial and market information of the Company and its preliminary financial analyses. Goldman Sachs noted that, although the April 2021 Management Projections resulted in upward adjustments to the Company’s revenues and EBITDA for fiscal years 2022 and 2023, there were no upward adjustments to fiscal years beyond 2023 in the projections and the April 2021 Management Projections did not meaningfully impact the results of its financial analyses. Following discussion, the Special Committee unanimously directed that, in light of the Company’s performance in the fiscal first quarter and improved outlook, Goldman Sachs should inform H&F that the Special Committee had rejected the May 1, 2021 Proposal and was not prepared to proceed with a transaction. The Special Committee determined to provide an update to the Board the following day.
On the evening of May 3, 2021, representatives of Goldman Sachs spoke by telephone with representatives of H&F and conveyed to H&F that the Special Committee was not prepared to proceed with a transaction. Later that evening, representatives of Guggenheim Securities spoke by telephone with representatives of Goldman Sachs. During that call, the representatives of Guggenheim Securities indicated that it was possible that H&F might be able to increase its offer and requested guidance as to what price might be acceptable to the Special Committee. The representatives of Goldman Sachs stated that, as indicated by discussions with the Special Committee, the Special Committee likely would not be interested unless the increase in price was substantial.
At midday on May 4, 2021, a meeting of the Special Committee took place. Ms. Broussard as well as representatives of Goldman Sachs and Fried Frank were present by invitation of the Special Committee. Goldman Sachs updated the Special Committee on discussions with H&F and Guggenheim Securities and noted that Guggenheim Securities had communicated to Goldman Sachs the potential for H&F to increase its offer. The Special Committee discussed the fact that, despite the Company’s outperformance in the first fiscal quarter and adjusted forecast for fiscal years 2022 and 2023, the Company’s longer-term outlook remained largely unchanged, that there were significant risks inherent in the Company’s business plan, and that, while the Company could potentially outperform its business plan, the Company’s common stock had persistently traded within a limited multiple range over time, and there was no assurance that the Company would achieve the multiple expansion necessary to deliver value to stockholders in excess of the values implied by achievement of the Company’s business plan. The Special Committee noted that the Company’s strong performance in the fiscal first quarter and current momentum in the Company’s stock price (which closed at $31.91 on the previous trading day and had risen approximately 22% since April 7th, the date on which Goldman Sachs communicated to H&F the Special Committee's willingness to move forward at $34.50 per share and the Special Committee's consent to H&F contacting potential debt financing sources) presented an opportunity to achieve a meaningful increase in H&F’s offer price, and that, taking into account business and market risks, there was no assurance that opportunity would remain available if the Special Committee chose not to continue discussions and negotiations at the current time but sought to recommence discussions and negotiations in the future. After discussion, the Special Committee instructed Goldman Sachs to convey to H&F that the Special Committee would be prepared to recommend moving forward with a transaction at a price of $36.25 per share, subject to deletion of the appraisal condition in H&F’s proposed merger agreement and with the expectation that the parties would work to finalize all transaction documents as promptly as practicable.
Following this meeting, representatives of Goldman Sachs conveyed the Special Committee’s proposal to representatives of Guggenheim Securities. Later in the day on May 4, 2021, the Special Committee and representatives of Goldman Sachs and Fried Frank updated the Board on the status of discussions with H&F. Ms. Broussard was also present at such meeting by invitation of the Board. On May 4, 2021, the Company’s common stock closed at $30.67.
During the late afternoon on May 4, 2021, representatives of Guggenheim Securities telephoned representatives of Goldman Sachs and, following discussion, stated that H&F could potentially get to $35.50 per share and would drop the appraisal condition. The representatives of Goldman Sachs advised the Guggenheim Securities representatives that the Special Committee required a price of $36.25 per share. Later that evening, representatives of Guggenheim Securities again telephoned representatives of Goldman Sachs to state that H&F could not get to a price of $36.25 but in light of the Company’s recent performance and the April 2021 Management Projections, H&F was prepared to offer $36.00 per share as its “best and final” offer.
Following this telephone call, on the evening of May 4, 2021, the Special Committee met with representatives of Goldman Sachs and Fried Frank to discuss H&F’s $36.00 per share offer. Ms. Broussard was also present by invitation of the Special Committee. The Special Committee discussed the fact that, despite the Company’s outperformance in the first fiscal quarter and adjusted forecast for fiscal years 2022 and 2023, the Company’s longer-term outlook remained largely unchanged, that there were significant risks inherent in the Company’s business plan, and that, while the Company could potentially outperform its business plan, the Company’s common stock had persistently traded within a limited multiple range over time, and there was no assurance that the Company would achieve the multiple expansion necessary to deliver value to stockholders in excess of the values implied by achievement of the Company’s business plan. The Special Committee noted that H&F’s proposal represented an attractive return to its stockholders given the historical trading prices of the Company’s common stock, offered certainty and immediate liquidity to stockholders and provided them, on a current basis, with the value implied by achievement of the Company’s business plan. After discussion, the Special Committee unanimously determined that, assuming satisfactory completion of all remaining work streams, it would be prepared to recommend to the Board a transaction at $36.00 per share. The Special Committee directed Goldman Sachs to communicate the Special Committee’s decision to move forward to H&F.
Later that same evening, representatives of Goldman Sachs spoke to representatives of H&F and Fried Frank and Simpson Thacher held a video conference to discuss the steps necessary to finalize the transaction agreements. The representatives of Fried Frank advised representatives of Simpson Thacher that the Special Committee had now consented to H&F commencing discussions with Mr. Bird regarding a proposed equity rollover, post-closing employment terms and the proposed post-closing management equity plan for the Company. Between the evening of May 4 and the morning of May 6, 2021, the parties worked to finalize the transaction documents. On the evening of May 4, 2021 and during the day on May 5, 2021, H&F and Mr. Bird engaged in discussions regarding the terms of a proposed equity rollover by Mr. Bird, post-closing employment terms for Mr. Bird and the proposed post-closing management equity plan for the Company, and Simpson Thacher and Mr. Bird’s advisors exchanged drafts of a term sheet.
On the afternoon of May 5, 2021, the Wall Street Journal reported that the Company was in discussions with H&F regarding a sale of the Company to H&F at a price in the mid-$30s. Following this media report regarding a potential transaction between the Company and H&F, on May 5, 2021, the Company’s common stock closed at $31.29.
Later that evening, the Special Committee met with representatives of Goldman Sachs and Fried Frank. Ms. Broussard was also present at such meeting by invitation of the Special Committee. The purpose of the meeting was to receive presentations from the Special Committee’s advisors with a view to the Special Committee voting whether to recommend H&F’s $36.00 per share proposal to the Board. The Company had scheduled a meeting of the Board to follow immediately after the Special Committee meeting. However, prior to the Special Committee meeting, H&F advised Goldman Sachs that H&F and Mr. Bird were not in agreement as to the terms of a proposed equity rollover, and that H&F was requesting permission to speak to four other members of management regarding their commitment to roll over a portion of their equity in the transaction (the Special Committee denied this request). Consequently, the Special Committee did not take a vote at the Special Committee meeting.
A meeting of the Board took place immediately following the meeting of the Special Committee. Ms. Broussard as well as representatives of Goldman Sachs and Fried Frank were present by invitation of the Board. Representatives of Fried Frank began the meeting by summarizing the current status of the transaction. However, Mr. Bird advised the Special Committee and the Board that he had had further discussions with H&F and that the parties had recently reached an understanding regarding Mr. Bird’s equity rollover and were ready to move forward. In light of this information, the meeting proceeded as a joint meeting of the Special Committee and the Board to consider the proposed acquisition of the Company by H&F at $36.00 per share. Representatives of Fried Frank made a presentation summarizing the discussions leading to the transaction, reviewed the fiduciary duties of the Special Committee and the Board, summarized the material terms of the merger agreement, and discussed the potential timetable to close the transaction. Goldman Sachs provided a summary of the recent discussions with H&F, including the decision by H&F to increase the offer to $36.00 per share. Goldman Sachs also provided an overview of the go-shop process contemplated by the merger agreement. Goldman Sachs then summarized the financial terms of the proposed merger and the implied premium to the current and recent share prices of the Company. Goldman Sachs reviewed certain financial and market information of the Company, including the Company’s share price performance since its initial public offering, its relative share price performance versus peers, trading multiples of the Company over time, and equity research analyst perspectives on the Company as compared to management’s projections, presented its financial analyses with respect to the proposed consideration of $36.00 per share, and a discussion ensued. Following the discussion, Goldman Sachs rendered an oral opinion to the Special Committee, which was, following execution of the definitive documentation in respect of the transaction, subsequently confirmed by delivery of a written opinion from Goldman Sachs, dated as of May 6, 2021, that, as of such date and subject to the limitations, qualifications and assumptions set forth therein, the $36.00 in cash per share of common stock of the Company to be paid to the holders (other than Parent and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders (see “— Opinion of Financial Advisor to the At Home Special Committee” for further details). A discussion ensued and Fried Frank and Goldman Sachs answered questions of the directors. After considering the foregoing and taking into consideration the factors described under “— Recommendations of the At Home Special Committee and At Home Board of Directors; Reasons for the Merger”, the Special Committee unanimously (i) determined that the merger agreement and the transactions contemplated thereby were fair to and in the best interests of the Company and the stockholders of the Company, and (ii) resolved to recommend that the Board (a) declare the merger agreement and the transactions contemplated by the merger agreement, including the Merger, advisable, (b) approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the Merger and (c) recommend that stockholders of the Company vote to adopt the merger agreement and approve the transactions contemplated by this Agreement, including the Merger. Following the recommendation by the Special Committee and acting upon the recommendation of the Special Committee, the Board unanimously (i) (a) declared the merger agreement, and the transactions contemplated by the merger agreement, including the Merger, advisable, (b) approved and adopted the merger agreement and the transactions contemplated by the merger agreement, including the Merger, (c) directed that the merger agreement and the transactions contemplated by the merger agreement, including the Merger, be submitted to the stockholders of the Company for adoption and approval by such holders and (d) resolved to recommend that stockholders of the Company vote to adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger. In addition, each of the Special Committee and the Board approved the April 2021 Management Projections.
During the evening of May 5 and the morning of May 6, 2021, H&F and the Company and their respective advisors continued to work to finalize the transaction documents. Following the meetings of the Special Committee and the Board, the Special Committee’s advisors learned that H&F was not yet in agreement with Mr. Bird with respect to the terms of a proposed equity rollover and provided this information to the chair of the Special Committee. Negotiations between H&F and Mr. Bird continued during the night of May 5 and the following morning, and Simpson Thacher and Mr. Bird’s advisors continued to exchange drafts of a term sheet for his proposed equity rollover, post-closing employment terms and the proposed post-closing management equity plan for the Company. The parties reached agreement on a term sheet on the morning of May 6, 2021.
The Company, Parent and Merger Sub finalized the merger agreement and related documents on the morning of May 6, 2021 and executed the merger agreement that morning. Later that morning, the Company issued a press release announcing the execution of the merger agreement.
On May 7, 2021, at the direction of the Board, representatives of Goldman Sachs began contacting potential third parties that might consider entering into an alternative transaction with the Company in connection with the go-shop process. As of June 1, 2021, Goldman Sachs has contacted 17 financial sponsors and 7 strategic parties pursuant to the go-shop provisions in the merger agreement. One of these parties has entered into a non-disclosure agreement with the Company, but has not made any proposal to date. Each of the other parties declined to pursue a potential transaction involving the Company. The go-shop period continues in effect and will expire at 11:59 p.m. (Eastern Time) on June 14, 2021.
Recommendations of the At Home Special Committee and the At Home Board of Directors; Reasons for the Merger
At Home Special Committee
At a meeting held on May 5, 2021, the Special Committee unanimously determined that it was fair to and in the best interests of At Home and its stockholders for At Home to enter into the merger agreement and declared the merger agreement and the transactions contemplated by the merger agreement advisable, and resolved to recommend that the Board (1) declare the merger agreement and the transactions contemplated by the merger agreement, including the merger, advisable, (2) approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, and (3) recommend that At Home stockholders vote to adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger.
In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Special Committee consulted with At Home management and its financial advisor. The Special Committee also consulted with its outside legal counsel regarding its fiduciary duties, the terms and conditions of the merger agreement and other related matters. In the course of reaching its recommendation, the Special Committee considered a number of positive factors relating to the merger agreement and the merger, each of which the Special Committee believed supported its decision, including the following (these factors are presented below in no particular order and were neither ranked nor weighted in any particular manner by the Special Committee):
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The merger consideration of $36.00 per share in cash represents immediate and certain value and liquidity to the holders of shares of Company common stock upon the closing of the merger. The Special Committee believed that, on a present value, risk-adjusted basis, the merger consideration of $36.00 per share in cash is more favorable to the holders of shares of Company common stock than the value achievable under the Company’s business plan, taking into account the benefits and risks of that plan.

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In this regard, the Special Committee considered the fact that, on a present value basis, the merger agreement delivers compelling value to the Company’s stockholders today which would not be achieved by the Company on a stand-alone basis until fiscal year 2024, assuming that the Company fully achieves its current three-year business plan and continues to trade at multiples consistent with its historic trading multiples, and that the merger eliminates execution risk associated with the Company’s current business plan, and market risk.

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The Special Committee’s knowledge of the business, operations, financial condition, earnings and prospects of the Company, as well as its views regarding the current and prospective environment in which the Company operates, including economic and market conditions and competitive considerations. The Special Committee recognized that the Company operates in the highly competitive retail home décor industry, that the macroeconomic environment has been challenging for brick-and-mortar retail companies similar to the Company, that the Company’s expansion plans may not prove successful and present inherent risks, that the Company’s competitors include companies that possess substantially greater financial resources, larger customer bases, more advanced omnichannel platforms and greater ability to adapt to changes in consumer behavior, larger and more dependable customer loyalty programs, and the scale to compete profitably in an aggressive low pricing environment and that general macroeconomic conditions may deteriorate and may adversely affect consumer spending habits.
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The current and historical trading prices of the Company common stock, and the fact that the merger consideration of $36.00 per share in cash represents a premium of approximately 24.8% over At Home’s trailing 30-trading day volume weighted average stock price for the period ended May 4, 2021, the last trading day prior to published reports that the Company was engaged in merger discussions, a premium of approximately 29.1% over At Home’s trailing 60-trading day volume weighted average stock price for the period ended May 4, 2021, a premium of approximately 43.2% over At Home's trailing 90-trading day volume weighted average stock price for the period ended May 4, 2021, and a premium of approximately 17.4% over At Home’s closing share price on May 4, 2021.

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The merger consideration implies a transaction value of 9.3x estimated adjusted fiscal year 2022 earnings before interest, taxes, depreciation and amortization (or EBITDA), 8.1x estimated adjusted fiscal year 2023 EBITDA, 18.7x estimated fiscal year 2022 earnings and 18.1x estimated fiscal year 2023 earnings, in each case as set forth in management’s projections, and a transaction value of 10.9x estimated adjusted fiscal year 2022 EBITDA, 9.2x estimated adjusted fiscal year 2023 EBITDA, 22.3x estimated fiscal year 2022 earnings and 19.5x estimated fiscal year 2023 earnings, as set forth in analyst consensus estimates as published by Institutional Brokers Estimate System (I/B/E/S). The Company common stock has generally traded meaningfully below these adjusted EBITDA multiples over the past three years, averaging a 8.0x NTM EBITDA multiple over the three year period prior to May 5, 2021.

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The Company extensively explored a potential sale in 2019, at which time the Company engaged in discussions with, and provided information to, a wide range of financial sponsors and strategic acquirors, and was publicly reported to be engaged in merger discussions. That process led to the receipt of a credible proposal from a single party, H&F. In connection with its discussions with H&F leading to the merger agreement, the Special Committee considered the results of the 2019 process, the advice of its financial advisor, Goldman Sachs, and the fact that Party A, who participated in the 2019 process and had conveyed to the Company its continued interest in the Company on multiple occasions since that time, participated jointly with H&F in the initial proposal leading to the merger agreement, but subsequently withdrew from participation on the basis that it was unable to reach a valuation for the Company in excess of $32.00 per share.

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The merger consideration of $36.00 per share was the result of arm’s-length negotiations and resulted in H&F increasing the merger consideration on five occasions after the initial March 10, 2021 Proposal from H&F and Party A of $32.00 per share. The Special Committee believed that the merger consideration of $36.00 was the maximum price that H&F was willing to pay, and that it was unlikely that any other bidder for the Company would emerge.

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The Special Committee considered that the Company’s recent strong operating and stock price performance provided a compelling opportunity to realize a highly attractive valuation for shareholders, and that this opportunity may not be available in the future, depending upon the Company’s financial results and stock market performance.

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In addition, despite achieving record results for the first fiscal quarter of 2021, the Special Committee believed that the Company’s longer-term outlook remained largely unchanged, consistent with management’s updated projections, which attributed a substantial portion of the Company's recent outperformance to COVID-19 stimulus, and considered that the Company's performance is expected to moderate in future quarters.

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In addition, the Special Committee believed that there are significant risks inherent in the Company’s business plan, including but not limited to the following risks that could significantly adversely impact the Company’s cost of sales and gross margin and the demand for its products: increased freight costs, potential changes in corporate tax rates and the federal minimum wage, the potential for a shift in consumer spending as the pandemic eases, and potential supply chain challenges.

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The fact that the merger agreement contains a robust “go-shop” provision, which gives At Home the opportunity to solicit higher and better offers over the course of a 40-day period (see the section of this proxy statement entitled “The Merger Agreement — The ‘Go-Shop’ Period — Solicitation of Other Acquisition Proposals”).

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The Special Committee’s belief that the terms of the merger agreement, taken as a whole, are fair and reasonable.

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The financial analysis that representatives of Goldman Sachs reviewed and discussed with the Special Committee, and Goldman Sachs’ oral opinion, subsequently confirmed in writing, that, as of May 5, 2021, and based upon and subject to the factors and assumptions set forth in the written opinion, the $36.00 in cash per share to be paid to the holders of the Company common stock pursuant to the merger agreement, was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated May 5, 2021, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. The opinion of Goldman Sachs is more fully described in the section of this proxy statement entitled “— Opinion of the Financial Advisor to the At Home Special Committee.”

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The Special Committee considered the terms of the merger agreement, including, among other things:

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the commitment of Parent in the merger agreement to use its reasonable best efforts to complete the merger as soon as practicable (see the section of this proxy statement entitled “The Merger Agreement — Efforts to Complete the Merger”);

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the commitment of Parent in the merger agreement to use its reasonable best efforts to cause its equity financing sources and their affiliates to assist and cooperate as necessary and appropriate with the other parties to complete the merger as soon as practicable;

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the commitment of Parent in the merger agreement to pay the Company a termination fee in an amount equal to approximately $128.6 million in certain circumstances in the event that the merger is not completed (see the section of this proxy statement entitled “The Merger Agreement — Parent Termination Fee”);

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the fact that Parent has entered into a debt commitment letter pursuant to which the commitment parties have committed, upon certain terms and subject to certain conditions, to lend approximately $1.4 billion in connection with the financing of the amounts payable pursuant to the merger agreement and the transactions contemplated thereby and to make available to the borrower a revolving credit facility in an aggregate principal amount of up to $400 million, and the representations and covenants of Parent in the merger agreement as to its financing (see the sections of this proxy statement entitled “— Financing”, “— Limited Guarantee” and “The Merger Agreement — Debt Financing and Debt Financing Cooperation”);

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the conditions to closing contained in the merger agreement, which the Special Committee believes are reasonable and customary in number and scope, and which, in the case of the condition related to the accuracy of At Home’s representations and warranties, are generally subject to a “company material adverse effect” qualification (see the section of this proxy statement entitled “The Merger Agreement — Conditions to Completion of the Merger”);

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At Home’s entitlement, under certain conditions, to seek specific performance of Parent’s obligations under the merger agreement, including Parent’s and Merger Sub’s obligation to close the merger;

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the terms of the merger agreement relating to At Home’s ability to actively solicit and respond to unsolicited acquisition proposals, and the other terms of the merger agreement, including:

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At Home’s right, pursuant to a 40-day “go-shop” period beginning on May 6, 2021, and continuing until 11:59 p.m., New York City time, on June 14, 2021, to solicit alternative acquisition proposals from, and participate in discussions and negotiations with, third parties regarding any alternative acquisition proposals (see the section of this proxy statement entitled “The Merger Agreement — The ‘Go-Shop’ Period — Solicitation of Other Acquisition Proposals”);
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At Home’s right, subject to certain conditions, to provide information in response to, and to discuss and negotiate, certain unsolicited acquisition proposals made during the “no-shop” period and before the company stockholder approval is obtained (see the section of this proxy statement entitled “The Merger Agreement — The ‘No-Shop’ Period — No Solicitation of Other Acquisition Proposals”);

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the provision of the merger agreement allowing the Company to terminate the merger agreement prior to obtaining the company stockholder approval in order to substantially concurrently enter into an alternative acquisition agreement, subject to Parent’s right to receive payment of a termination fee of (x) approximately $38.6 million if terminated during the “go-shop” period or (y) approximately $77.2 million if terminated during the “no-shop” period, both of which amounts the Special Committee believe to be reasonable under the circumstances given the size of the transaction and taking into account the range of such termination fees in similar transactions and believe not to preclude or substantially impede a possible competing proposal (see the sections of this proxy statement entitled “The Merger Agreement — The ‘Go-Shop’ Period — Solicitation of Other Acquisition Proposals — The ‘No-Shop’ Period — No Solicitation of Other Acquisition Proposals — Termination- Company Termination Fee”); and

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the provision of the merger agreement allowing the Board and Special Committee to make a change of recommendation prior to obtaining the company stockholder approval in specified circumstances relating to a superior proposal or intervening event, subject to Parent’s right to terminate the merger agreement and receive payment of a termination fee of approximately $77.2 million, which amount the Special Committee believes to be reasonable under the circumstances given the size of the transaction and taking into account the range of such termination fees in similar transactions and believes not to preclude or substantially impede a possible competing proposal (see the sections of this proxy statement entitled “The Merger Agreement — The ‘Go-Shop’ Period — Solicitation of Other Acquisition Proposals — The ‘No-Shop’ Period — No Solicitation of Other Acquisition Proposals — Termination- Company Termination Fee”).

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The Special Committee also considered the fact that the merger would be subject to the approval of the Company’s stockholders, and the Company’s stockholders would be free to evaluate the merger and vote for or against the adoption of the merger agreement at the special meeting. The Special Committee considered that the stockholder vote would follow a 40-day “go-shop” period during which a competing proposal could be solicited.

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The Special Committee also considered the fact that the Company’s stockholders who do not vote in favor of the adoption of the merger will have the right to demand appraisal of the fair value of the shares under Delaware law (see the section of this proxy statement entitled “Appraisal Rights”).

In the course of reaching its recommendation, the Special Committee also considered certain risks and potentially adverse factors relating to the merger agreement and the merger, including the following (these factors are presented below in no particular order and were neither ranked nor weighted in any manner by the Special Committee):
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Following the merger, holders of shares of Company common stock will not participate in future earnings or growth of the Company and will not benefit from any appreciation in value of the Company. Although the Special Committee believed that, on a present value, risk-adjusted basis, the merger consideration of $36.00 per share is more favorable to the holders of shares of Company common stock than the values achievable under the Company’s business plan, taking into account the benefits and risks of that plan, the Special Committee recognized that, over time, the Company could potentially deliver greater value per share. In this regard, the Special Committee considered the Company’s strong recent financial and stock price performance, including its performance in the first fiscal quarter of 2021.

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Despite achieving record results for the first fiscal quarter of 2021, the Special Committee believed that the Company’s longer-term outlook remained largely unchanged and there are significant risks inherent in the Company’s business plan, including but not limited to: increased freight costs, potential changes in corporate tax rates and the federal minimum wage, the potential for a shift in consumer spending as the pandemic eases, and potential supply chain challenges.

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In addition, the Special Committee considered that, while the Company could potentially outperform its business plan, the Company common stock has persistently traded within a limited multiple range over time, that there is no assurance that the Company could achieve the multiple expansion necessary to deliver value to its stockholders significantly in excess of the value implied by achievement of the Company’s current business plan, that there has been historic volatility in the Company’s common stock price and that, on a present value basis, the merger agreement delivers compelling value to the Company's stockholders today which would not be achieved by the Company on a stand-alone basis until fiscal year 2024, assuming that the Company fully achieves its current three-year business plan and continues to trade at multiples consistent with its historic trading multiples, and that the merger eliminates execution risk associated with the current business plan and market risk.

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The Special Committee considered the fact that, in connection with the discussions and negotiations leading to the merger agreement, the Company did not solicit alternative proposals in 2021. Although the Special Committee recognized that it was possible that other bidders for the Company could emerge, the Company extensively explored a potential sale in 2019, at which time the Company engaged in discussions with, and provided information to, a wide range of financial sponsors and strategic acquirors, and was publicly reported to be engaged in merger discussions. That process led to the receipt of a credible proposal from a single party, H&F. In connection with its discussions with H&F leading to the merger agreement and the decision not to solicit alternative proposals, the Special Committee considered the results of the 2019 process, the advice of its financial advisor, Goldman Sachs, and the fact that Party A, who participated in the 2019 process and had conveyed to the Company its continued interest in the Company on multiple occasions since that time, participated jointly with H&F in the initial proposal leading to the merger agreement but subsequently withdrew from participation on the basis that Party A was unable to reach a valuation for the Company in excess of $32.00 per share. In addition, the Special Committee considered that the robust go-shop provisions of the merger agreement permit the Special Committee to conduct a post-signing market check, with a reduced termination fee in the event of a termination of the merger agreement for a superior proposal within the go-shop period.

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The risks related to the announcement and pendency of the merger, including the potential impact on our employees and our relationships with existing and prospective customers, vendors and business partners.

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The provisions of the merger agreement that restrict, after the go-shop period, the Company’s ability to solicit or participate in discussions or negotiations regarding alternative acquisition proposals, subject to certain exceptions, and that restrict the Company from entering into alternative acquisition agreements.

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The possibility that the merger is not completed in a timely manner or at all for any reason, as well as the risks and costs to At Home if the merger is not completed or if there is uncertainty about the likelihood, timing or effects of completion of the merger, including uncertainty about the effect of the merger on At Home’s employees, existing and prospective customers, vendors, partners and other third parties, which could impair At Home’s ability to attract, retain and motivate key personnel and could cause third parties to seek to terminate, change or not enter into business relationships with At Home, as well as the risk of diverting management and employee attention from ongoing business operations as a result of the merger, and the effect on the trading price of the Company common stock if the merger agreement is terminated or the merger is not completed for any reason.

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The merger agreement’s customary restrictions on the conduct of At Home’s business before completion of the merger, generally requiring At Home to use commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business and prohibiting At Home from taking specified actions, which could delay or prevent At Home from undertaking certain business opportunities that arise pending completion of the merger (see the section of this proxy statement entitled “The Merger Agreement — Conduct of Business Pending the Merger”).
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The possibility that At Home could be required under the terms of the merger agreement to pay a termination fee of, approximately, either $38.6 million or $77.2 million under certain circumstances (see the section of this proxy statement entitled “The Merger Agreement — Company Termination Fee”), and that such termination fee could discourage other potential bidders from making a competing bid to acquire the Company.

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The significant costs involved in connection with entering into the merger agreement and completing the merger (some of which are payable whether or not the merger is consummated).

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The receipt of cash by At Home stockholders in exchange for their shares of Company common stock pursuant to the merger will be a taxable transaction to At Home stockholders for U.S. federal income tax purposes (see the section of this proxy statement entitled “— Material U.S. Federal Income Tax Consequences of the Merger”).

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Some of the Company’s directors and executive officers have interests that may be different from, or in addition to, the interests of At Home stockholders generally (see the section of this proxy statement entitled “— Interests of the Company’s Directors and Executive Officers in the Merger”).

At Home Board
At a meeting held on May 5, 2021, the Board, acting upon the unanimous recommendation of the Special Committee, (1) declared the merger agreement and the transactions contemplated by the merger agreement, including the merger, advisable, (2) approved and adopted the merger agreement and the transactions contemplated by the merger agreement, including the merger, (3) directed that the merger agreement and the transactions contemplated by the merger agreement, including the merger, be submitted to the At Home stockholders for adoption and approval by such holders, and (4) resolved to recommend that At Home stockholders vote to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger.
The Board considered and relied upon the analyses and recommendation of the Special Committee in arriving at this declaration and recommendation. In considering the Special Committee’s analyses and recommendation, the Board discussed the Special Committee’s recommendation with the members of the Special Committee and the financial and legal advisors of the Special Committee. The following are some of the significant factors that supported the Board’s determination and recommendation (these factors are presented below in no particular order and were neither ranked nor weighted in any particular manner by the Board):
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the factors considered by the Special Committee that are listed in the section of this proxy statement entitled “Recommendations of the At Home Special Committee and the At Home Board of Directors; Reasons for the Merger — At Home Special Committee” above (including with respect to the process followed by the Special Committee prior to entering into the merger agreement); and

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the fact that the Special Committee is comprised of four independent directors who are not affiliated with Parent or its affiliates and are not employees of the Company or any of its subsidiaries, and the fact that, other than any compensation for their service on the Board and their interests described under “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger,” the members of the Special Committee do not have an interest in the merger different from, or in addition to, that of the holders of the Company common stock generally.

The Board also considered a number of potentially negative factors in its deliberations concerning the merger, including the same potentially negative factors considered by the Special Committee that are listed in the above-captioned section of this proxy statement under the heading “Recommendations of the At Home Special Committee and the At Home Board of Directors; Reasons for the Merger — At Home Special Committee.”

In considering the recommendations of the Special Committee and the Board, At Home stockholders should be aware that certain of At Home’s directors and executive officers have interests with respect to the contemplated transactions that may be in addition to, or that may be different from, the interests of At Home stockholders generally, as described in “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger.” The members of the Special Committee and the Board were aware of these interests and considered them, among others, in reaching their determinations to approve the merger agreement and the transactions contemplated thereby, and to make their recommendations to the Board and At Home stockholders, as applicable.
The foregoing discussions of the information and factors considered by the Special Committee and the Board include the principal factors considered by the Special Committee and the Board, respectively, but are not intended to be exhaustive and may not include all of the factors considered. In view of the wide variety of factors considered in connection with their respective evaluations of the contemplated transactions, and the complexity of these matters, the Special Committee and the Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that the Special Committee or the Board, as applicable, considered in reaching their determinations to approve the merger agreement and the transactions contemplated thereby, and to make their recommendations to the Board and At Home stockholders, as applicable. Rather, the Special Committee and the Board viewed their respective decisions as being based on the totality of the information presented to them and the factors they considered. In addition, individual members of the Special Committee or the Board may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the Special Committee and the Board and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements.”
Certain Financial Projections Prepared by the Senior Management of At Home1
The Company does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations other than for providing, from time to time, estimates of certain expected financial results and operational metrics in its regular quarterly earnings press releases and other investor materials. The Company is especially wary of making financial projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. However, in connection with the Company’s ordinary course efforts to support certain internally targeted financial metrics for future years, the Company’s management prepared, in late-2020 and early 2021, internal financial forecasts for fiscal years 2022 through 2024 (referred to in this proxy statement as the “Internal FY
2022-2024 Management Projections”) that were not intended for public disclosure. The Internal FY
2022-2024 Management Projections were not prepared in connection with or in response to H&F’s proposal to acquire the Company, and were the projections that the Company’s management, the Special Committee and Board believed provided a reasonable basis for the Company’s future performance based on facts known at such time. At the request of the Special Committee, management refined and extended the forecast period of the Internal FY 2022-2024 Management Projections for two additional fiscal years, through the Company’s 2026 fiscal year, for use in connection with the Special Committee’s evaluation of potential alternatives for the Company, including the discussions and negotiations with H&F and Party A. Management refined the Internal FY 2022-2024 Management Projections based on preliminary estimated financial results for the fourth quarter of fiscal year 2021 and used those projections as a basis for extending the forecast period through 2026 (such projections referred to in this proxy statement as the “February 2021 Management Projections”). When determining this longer-term financial outlook for the Company’s business, management made assumptions concerning general business, economic, regulatory, geopolitical, market and financial conditions, as well as industry and Company specific factors such as: annual same store sales growth of 3% throughout the forecast period, 15 net new stores in fiscal year 2022 and annual net new store growth of 12.5% from fiscal year 2023 to fiscal year 2026, with a third distribution center opening in fiscal year 2026, approximately $4.5 million of capital expenditures per new store, an increase of 0.8% in merchandise margins by fiscal year 2026 (which takes into account near-term freight headwinds and improved product cost over the forecast period), SG&A growth based on, as a percentage of revenue, consistent spend in advertising and store labor, with total SG&A increasing over the forecast period due to increased store count, increases in same store sales and no sale leasebacks during the forecast period. The Company furnished the February 2021 Management Projections to Goldman Sachs and to each of H&F and Party A to assist them in their due diligence review and evaluation of the Company.
During April 2021, at the request of the Special Committee, management updated the February 2021 Management Projections to reflect revised forecasts for fiscal year 2022 as well as fiscal year 2023 (such revised projections referred to in this proxy statement as the “April 2021 Management Projections” and, for purposes of the section of this proxy statement entitled “— Opinion of the Financial Advisor to the At Home Special Committee,” the “Forecasts”). The April 2021 Management Projections represent an update of the February 2021 Management Projections to take into account the recent financial performance of the Company, including outperformance for the first quarter of fiscal year 2022. Due to the outperformance for the first quarter of fiscal year 2022, the April 2021 Management Projections included a revised assumption of 11.7% for same store sales growth in fiscal year 2022, as compared to an assumption of 3% in the February 2021 Management Projections. Management noted that, in its judgment, a substantial portion of the outperformance in the quarter related to federal COVID-19 stimulus, and the April 2021 Management Projections reflect management’s view that performance was likely to moderate in subsequent quarters. The April 2021 Management Projections also included revised assumptions with respect to the impact of rising freight costs in order to reflect current and projected market conditions since the date of the February 2021 Management Projections. As a result, the April 2021 Management Projections also decreased the same store sales growth assumption to 1% for fiscal year 2023, as compared to an assumption of 3% in the February 2021 Management Projections. We refer to the February 2021 Management Projections and the April 2021 Management Projections, collectively, in this proxy statement as the “Management Projections.” For more information regarding the Special Committee’s request to management to prepare revised projections, see the section of this proxy statement entitled “— Background of the Merger.” The April 2021 Management Projections were furnished to Goldman Sachs and to H&F to assist them in their due diligence review and evaluation of the Company.
The Management Projections were developed by the Company’s management on a standalone basis, without giving effect to the merger or the other transactions contemplated by the merger agreement, or any changes to the Company’s operations or strategy that may be implemented after the consummation of the merger, including any costs incurred in connection with the merger and the other transactions contemplated by the merger agreement. Furthermore, the Management Projections do not take into account the effect of any failure of the transactions contemplated by the merger agreement to be completed and should not be viewed as accurate or continuing in that context. In the view of the Company’s management, the Management Projections were reasonably prepared by its senior management on bases reflecting the best currently available estimates and judgments of senior management of the future financial performance of the Company and other matters covered thereby.
The Management Projections are included herein because (1) the Management Projections were made available to representatives of H&F by the Company’s management, as described in the section of this proxy statement entitled “— Background of the Merger;” (2) the Management Projections were made available to representatives of Goldman Sachs by the Company’s management, in connection with Goldman Sachs being engaged as the Company’s financial advisor; (3) the April 2021 Management Projections were approved by the Special Committee and the Board for use in connection with Goldman Sachs’ financial analysis, as described in the sections of this proxy statement entitled “— Opinion of the Financial Advisor to the At Home Special Committee” and “— Background of the Merger;” and (4) the Management Projections were made available to the Special Committee and the Board in connection with their consideration of the merger and other strategic alternatives available to the Company, as described in the section of this proxy statement entitled “— Background of the Merger.” The inclusion of Management Projections in this proxy statement should not be regarded as an indication that the Special Committee, the Board, Goldman Sachs, the Company or its management, H&F, Parent, Merger Sub or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results or an accurate prediction of future results, and the Management Projections should not be relied on as such. For the avoidance of doubt, the February 2021 Management Projections do not constitute any part of the “Forecasts” reviewed by representatives of Goldman Sachs in connection with rendering its fairness opinion and performing its related financial analyses, nor were the February 2021 Management Projections approved by the Special Committee for use in connection with Goldman Sachs’ financial analysis as described in the section of this proxy statement entitled “— Opinion of the Financial Advisor to the At Home Special Committee.”

The Management Projections and the underlying assumptions upon which the Management Projections were based are subjective in many respects, and subject to multiple interpretations and frequent revisions attributable to the dynamics of the Company’s industry and based on actual experience and business developments. The Management Projections, while presented with numerical specificity, reflect numerous assumptions with respect to company performance, industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties beyond the Company’s control. Multiple factors, including those described in the section of this proxy statement entitled “Cautionary Statement Concerning Forward-Looking Statements” could cause the Management Projections or the underlying assumptions to be inaccurate. As a result, there can be no assurance that the Management Projections will be realized or that actual results will not be significantly higher or lower than projected. Because the Management Projections cover multiple years, such information by its nature becomes less reliable with each successive year. The Management Projections do not take into account any circumstances or events occurring after the date on which they were prepared, including the merger. Economic and business environments can and do change quickly, which adds an additional significant level of uncertainty as to whether the results portrayed in the Management Projections will be achieved. As a result, the inclusion of the Management Projections in this proxy statement does not constitute an admission or representation by the Company, Goldman Sachs or any other person that the information is material. The Company made no representation to Parent, Merger Sub or any other person, in the merger agreement or otherwise, concerning the Management Projections. The summary of the Management Projections is not provided to influence the Company’s stockholders’ decisions regarding whether to vote for the merger or any other proposal. The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in the Company’s public filings with the SEC.
The Management Projections were not prepared with a view toward public disclosure or toward compliance with the published guidelines of the SEC regarding projections or GAAP (as defined below), or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. Neither the Company’s independent registered public accounting firm, nor any other accounting firm, has examined, compiled or performed any procedures with respect to the Management Projections. There can be no assurance that the Management Projections will be realized or that actual results will not be significantly higher or lower than forecasted.
The following table presents a summary of the February 2021 Management Projections:
February 2021 Management Projections
	Projected
FYE Jan | ($ in millions)	FY22E	FY23E	FY24E	FY25E	FY26E
Stores(1)	234	263	296	333	375
Sales	$1,838	$2,119	$2,444	$2,818	$3,250
Gross Profit(2)	$585	$686	$804	$926	$1,064
Operating Income(2)(3)	$160	$196	$244	$289	$342
Operating Margin (%)(2)(3)	8.7%	9.2%	10.0%	10.3%	10.5%
Adj. EBITDA(3)(4)	$253	$332	$398	$465	$542
Adj. EBITDA Margin (%)	13.8%	15.7%	16.3%	16.5%	16.7%

(1)
Year-end store count.

(2)
Gross profit, operating income and operating margin are “non-GAAP” financial measures.

(3)
Operating income, operating margin and adjusted EBITDA are calculated to exclude stock-based compensation expense and amortization of acquisition-related intangible assets.

(4)
Adjusted EBITDA is calculated as operating income plus depreciation and amortization

The following table presents a summary of the April 2021 Management Projections:
April 2021 Management Projections
	Projected
FYE Jan | ($ in millions)	FY22E	FY23E	FY24E	FY25E	FY26E
Stores(1)	234	263	296	333	375
Sales	$2,007	$2,206	$2,444	$2,818	$3,250
Gross Profit(2)	$649	$706	$804	$926	$1,064
Operating Income(2)(3)	$201	$205	$244	$289	$342
Operating Margin (%)(2)(3)	10.0%	9.3%	10.0%	10.3%	10.5%
Adj. EBITDA(3)(4)	$296	$340	$398	$465	$542
Adj. EBITDA Margin (%)	14.8%	15.4%	16.3%	16.5%	16.7%
(-) Stock-based Compensation	$(18)	$(21)	$(23)	$(27)	$(31)
(-) Depreciation and Amortization	$(73)	$(88)	$(99)	$(114)	$(131)
(-) Taxes(5)	$(50)	$(57)	$(68)	$(79)	$(93)
NOPAT	$155	$175	$208	$244	$286
(+) Depreciation and Amortization	$73	$88	$99	$114	$131
(-) Capital Expenditures	$(130)	$(207)	$(218)	$(239)	$(242)
(-) ∆ Net Working Capital	$(9)	$(21)	$(14)	$(29)	$(29)
Unlevered Free Cash Flow	$89	$35	$76	$90	$147

(1)
Year-end store count.

(2)
Gross profit, operating income and operating margin are “non-GAAP” financial measures.

(3)
Operating income, operating margin and adjusted EBITDA are calculated to exclude stock-based compensation expense and amortization of acquisition-related intangible assets.

(4)
Adjusted EBITDA is calculated as operating income plus depreciation and amortization.

(5)
Assumes a 24.5% tax rate.

Gross profit, operating income and operating margin contained in the Management Projections are “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with accounting principles generally accepted in the United States (referred to in this proxy statement as “GAAP”). These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures, and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures, because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. The summary of the information above is included solely to give stockholders access to the information that was made available to representatives of H&F and Parent, representatives of Goldman Sachs and the Board and the Special Committee, and is not included in this proxy statement in order to influence any stockholder to make any investment decision with respect to the merger, including whether or not to seek appraisal rights with respect to the shares of the Company’s common stock.
The Management Projections do not take into account the possible financial and other effects on the Company of the merger and do not attempt to predict or suggest future results following the merger. The Management Projections do not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the merger, the effect on the Company of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but that were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the Management Projections do not take into account the effect on the Company of any possible failure of the merger to occur.

For the foregoing reasons, and considering that the special meeting will be held several months after the Management Projections were prepared, as well as the uncertainties inherent in any forecasting information, readers of this proxy statement are cautioned not to place unwarranted reliance on the Management Projections set forth above. No one has made or makes any representation to any investor or stockholder regarding the information included in the Management Projections. The Company urges all Company stockholders to review its most recent SEC filings for a description of its reported financial results. See the section of this proxy statement entitled “Where You Can Find Additional Information.”
Except as required by applicable securities laws, the Company does not intend to update or otherwise revise the Management Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error.
Opinion of the Financial Advisor to the At Home Special Committee
Goldman Sachs, delivered its opinion to the Special Committee on May 6, 2021, which opinion was subsequently confirmed in a written opinion dated as of the same date, that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the $36.00 in cash per share of the Company’s common stock to be paid to the holders (other than Parent and its affiliates) of shares of the Company’s common stock pursuant to the merger agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated May 6, 2021, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Special Committee in connection with its consideration of the transaction contemplated therein. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of the Company’s common stock should vote with respect to the transaction or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•
the merger agreement;

•
annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended January 30, 2021;

•
certain other communications from the Company to its stockholders;

•
certain publicly available research analyst reports for the Company; and

•
certain internal financial analyses and forecasts for Company prepared by its management, as approved for Goldman Sachs’ use by Company.

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for shares of the Company’s common stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the home improvement and specialty retail industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.
For purposes of rendering its opinion, Goldman Sachs, with the Company’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the Company’s consent that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company and the Special Committee. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without any adverse effect on the Company or on the expected benefits of the transaction in any way meaningful to its analysis. Goldman Sachs has also assumed that the transaction will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the transaction, or the relative merits of the transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of shares of the Company’s common stock, as of the date of such opinion, of the $36.00 in cash per share of the Company’s common stock to be paid to such holders pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or transaction or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transaction, including the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the transaction, whether relative to the $36.00 in cash per share of the Company’s common stock to be paid to the holders (other than Parent and its affiliates) of shares of the Company’s common stock pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion does not express any opinion as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent or the transaction, or as to the impact of the transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of the opinion. Goldman Sachs’ advisory services and the opinion expressed in its opinion were provided for the information and assistance of the Special Committee in connection with its consideration of the transaction and the Goldman Sachs opinion is not a recommendation as to how any holder of shares of the Company’s common stock should vote with respect to the transaction or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
The following is a summary of the material financial analyses delivered by Goldman Sachs to the Special Committee in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 4, 2021 and is not necessarily indicative of current market conditions.
Illustrative Discounted Cash Flow Analysis.   Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on the Company. Using discount rates ranging from 9.00% to 11.00%, reflecting estimates of the Company’s weighted average cost of capital, Goldman Sachs discounted to present value as of January 31, 2021: (i) estimates of unlevered free cash flow for the Company for the years 2021 (actual) and 2022 to 2026 as reflected in the Forecasts and (ii) a range of illustrative terminal values for the Company, which were calculated by applying perpetuity growth rates ranging from 2.0% to 3.0%, to a terminal year estimate of the free cash flow to be generated by the Company, as reflected in the Forecasts (which analysis implied exit terminal year unlevered free cash flow multiples ranging from 6.0x to 8.9x). Goldman Sachs derived such range of discount rates by application of the Capital Asset Pricing Model (“CAPM”), which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, a risk free rate, calculated as the yield on 30-year U.S. Treasury bonds with 20-year remaining life, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs using its professional judgment and expertise and taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative enterprise values for the Company by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for the Company the net debt of the Company as of January 31, 2021, per the latest Form 10-K of the Company for Fiscal Year 2021, to derive a range of illustrative equity values for the Company. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of the Company’s common stock, as provided by the management of the Company, to derive a range of illustrative values per share of the Company’s common stock ranging from $26.05 to $40.82, rounded to the nearest cent.
Illustrative Present Value of Future Share Price Analysis.   Goldman Sachs performed an illustrative analysis of the implied present value of the future value per share of the Company’s common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s financial multiples. For this analysis, Goldman Sachs used the Forecasts for each of the fiscal years 2022 to 2025. Goldman Sachs first calculated the implied enterprise values for the Company as of May 4, 2021 and as of January 31 for each of the fiscal years 2022 to 2024, by applying enterprise value to future next twelve months Adjusted EBITDA multiples of 6.0x to 9.0x to forward Adjusted EBITDA estimates for each of the fiscal years 2023 to 2025. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical NTM EV/EBITDA multiples for the Company. Goldman Sachs then subtracted the amount of the Company’s forecasted net debt for each of the fiscal years 2022 to 2024, as provided by the management of the Company, as of the relevant year-end per the Forecasts, from the respective implied enterprise values in order to derive a range of illustrative equity values for the Company for each of the fiscal years 2022 to 2024. Goldman Sachs then divided the results by the fully diluted outstanding shares of the Company’s common stock, as provided by the management of the Company, to derive a range of implied future share prices, and then discounted such values back to May 4, 2021, using an illustrative discount rate of 10.7%, reflecting an estimate of the Company’s cost of equity. This analysis resulted in a range of implied present values of $25.56 to $43.23 per share of the Company’s common stock, rounded to the nearest cent.
Premiums Paid Analysis.   Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premiums paid for all-cash acquisition transactions announced during the time period from May 4, 2016 to May 4, 2021 involving a public company based in the United States as the target where the disclosed enterprise values for the transaction were between $500 million and $5 billion. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in the transactions using the last undisturbed closing stock price of the target company prior to the announcement of the transaction. This analysis indicated a 25th percentile premium of 6.8% and 75th percentile premium of 43.6% across the period. Using this analysis, Goldman Sachs applied a range of illustrative premiums of 6.8% to 43.6% to the Company’s closing price per share of the common stock on May 4, 2021, to derive an illustrative range of implied values per share of the Company common stock of $32.76 to $44.04, rounded to the nearest cent (and an implied value per share of the Company’s common stock at the median premium paid of 18.9% of $36.47, rounded to the nearest cent).
Selected Transactions Analysis.   Goldman Sachs analyzed certain publicly available information relating to selected transactions in the home improvement and specialty retail industry, which includes Home Improvement/Furnishing Retail, Discount Retail, Office Retail and Sport/Outdoor Retail sectors, since December 2010 involving a public company based in the United States as the target where the disclosed enterprise values for the transactions were between $500 million and $10 billion, and excluding deals in the Apparel, Automotive, Computer & Electronics, Department Stores, Food & Beverage, Internet & Catalog and Pet sectors.
For each of the selected transactions, Goldman Sachs calculated and compared the implied EV/LTM revenue multiple of the applicable target company based on the total consideration paid in the transaction.

While none of the companies that participated in the selected transactions are directly comparable to the Company, the companies that participated in the selected transactions are companies with operations that, for the purpose of analysis, may be considered similar to certain of the Company’s results, market size and product profile.
The following table presents the results of this analysis:
Selected Precedent Transactions(1)
Announcement Date	Target	Acquiror	Total Enterprise Value $ in millions	EV/LTM Revenue
March 2021	The Michael’s Companies	Funds managed by affiliates of Apollo Global Management, Inc.	$5,028	6.9x
December 2020	Sportsman’s Warehouse Holdings, Inc.	Great Outdoors Group, LLC	$792	6.0x
April 2017	Cabela’s Incorporated	Bass Pro Group, LLC	$5,000	11.4x
June 2017	Staples, Inc.	Affiliates of Sycamore Partners, L.P.	$7,947	6.0x
August 2016	Mattress Firm Holding Corp.	Steinhoff International Holdings N.V.	$3,800	10.8x
November 2015	HMK Mattress Holdings LLC (Sleepy’s)	Mattress Firm Holding Corp.	$780	9.4x
September 2013	Yankee Candle Investments LLC	Jarden Corporation	$1,750	8.5x
February 2013	OfficeMax Incorporated	Office Depot, Inc.	$1,744	8.2x
June 2012	Party City Holdings Inc.	Thomas H. Lee Partners, L.P.	$2,690	10.0x
May 2012	Cost Plus, Inc.	Bed Bath & Beyond Inc.	$600	11.7x
May 2011	Academy Ltd	Kohlberg Kravis Roberts & Co L.P.	$2,300	11.1x
December 2010	Jo-Ann Stores Inc.	Leonard Green & Partners LP	$1,601	7.7x
Low				6.0x
Median				9.0x
High				11.7x

(1)
Excludes transactions where public information to calculate EV / LTM EBITDA is unavailable.

Based on the results of the foregoing calculations and Goldman Sachs’ analyses of the various transactions and its professional judgment, Goldman Sachs applied a reference range of EV/LTM EBITDA multiples of 6.0x (reflecting the minimum EV/LTM EBITDA multiple referenced above) to 11.7x (reflecting the maximum EV/LTM EBITDA multiple referenced above) to the Company’s fiscal year 2021 Adjusted EBITDA, as reflected in the Forecasts, to derive a range of implied enterprise values for the Company. Goldman Sachs then subtracted from the range of implied enterprise values the net debt of the Company as of January 31, 2021, per the latest Form 10-K of the Company for Fiscal Year 2021, to derive a range of illustrative equity values for the Company. Goldman Sachs divided the results by the number of fully diluted outstanding shares of the Company’s common stock, as provided by the management of the Company, to derive a range of implied values per share of the Company’s common stock of $22.58 to $45.46, rounded to the nearest cent (and an implied value per share of the Company’s common stock at the median EV/LTM EBITDA multiple of 9.0x of $34.67, rounded to the nearest cent).
Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for the Company’s common stock for the fifty-two week period ended May 4, 2021. In addition, Goldman Sachs analyzed the $36.00 in cash per share of the Company’s common stock to be paid to holders of the Company’s common stock pursuant to the merger agreement in relation to the fifty-two week high and low market prices of the Company’s common stock.

This analysis indicated that the price per share to be paid to the holders of the Company’s common stock pursuant to the merger agreement represented:
•
a premium of approximately 6.4% based on the latest fifty-two week high closing market price of $33.82 per share; and

•
a premium of approximately 1,529% based on the latest fifty-two week low closing market price of $2.21 per share.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated transaction.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Special Committee as to the fairness from a financial point of view of the $36.00 in cash per share of the Company’s common stock to be paid to the holders (other than Parent and its affiliates) of shares of the Company’s common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
The merger consideration was determined through arm’s-length negotiations between the Company and Parent and was approved by the Special Committee and the Company Board. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company, the Special Committee or the Company Board or that any specific amount of consideration constituted the only appropriate consideration for the transaction contemplated by the merger agreement.
As described above, Goldman Sachs’ opinion to the Special Committee was one of many factors taken into consideration by the Special Committee in making its determination to approve the merger, the merger agreement and other actions and transactions contemplated by the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.
Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests, or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, and any of their respective affiliates and third parties, including Hellman & Friedman LLC and its affiliated investment funds, and/or its affiliates and portfolio companies. Goldman Sachs acted as financial advisor to the Special Committee in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. During the two year period ended May 4, 2021, the Investment Banking Division of Goldman Sachs has not been engaged by the Company or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs has provided certain financial advisory and/or underwriting services to H&F and/or its affiliates and portfolio companies from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as bookrunner with respect to the $900 million high yield bond for Pharmaceutical Product Development,

LLC (“PPD”), a portfolio company of H&F, in May 2019; as bookrunner with respect to $1.3 billion bank loan for Hub International Limited, a portfolio company of H&F, in November 2019; as bookrunner with respect to the initial public offering by PPD in February 2020; as financial advisor to Ultimate Software Group Inc., a portfolio company of H&F, with respect to its merger with Kronos Incorporated in April 2020; as lead arranger with respect to the $3.3 billion term loan B for Genesys Telecommunications Laboratories, Inc., a portfolio company of H&F, in October 2020; as bookrunner with respect to the $1.3 billion high yield bond for MultiPlan Corporation, a portfolio company of H&F, in October 2020. During the two year period ended May 4, 2021, based solely on Goldman Sachs’ books and records, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division directly to H&F and/or to its affiliates and portfolio companies (which may include companies that are not controlled by H&F) of approximately $52 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Company, Parent and their respective affiliates, and H&F and its respective affiliates and portfolio companies for which the Investment Banking Division of Goldman Sachs may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with H&F and its affiliates from time to time and may have invested in limited partnership units of affiliates of H&F from time to time and may do so in the future.
The Special Committee selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions contemplated by the merger agreement. Pursuant to a letter agreement dated January 3, 2021, the Company engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction(s). The engagement letter between the Company and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at $30 million, of which $28 million is contingent upon consummation of the merger. In addition, the Company has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Limited Guarantee
Concurrently with the execution of the merger agreement, the guarantors entered into a limited guarantee, pursuant to which they agreed to guarantee, severally and not jointly or jointly and severally, on the terms and conditions set forth in the limited guarantee, Parent’s obligation to pay the termination fee (as further described in the section of this proxy statement entitled “The Merger Agreement — Parent Termination Fee”), reimburse and indemnify the Company with respect to certain expenses in connection with the merger and pay certain other amounts, in an amount not to exceed approximately $133.6 million in the aggregate.
Subject to certain terms and conditions, the limited guarantee will terminate upon the earliest to occur of (1) the closing of the merger and payment of the merger consideration in accordance with the merger agreement, (2) receipt in full in cash by the Company of the payment obligations of Parent that are the subject of the limited guarantee, or (3) the earlier of (a) the valid termination of the merger agreement in any circumstance other than one in which Parent is or may be obligated to pay any of the obligations that are the subject of the limited guarantee and (b) the date that is the three-month anniversary of the date of the termination of the merger agreement in any circumstance in which Parent is or may be obligated to pay any of the obligations that are the subject of the limited guarantee (unless a claim for payment of any of such obligations is presented by the Company to Parent, Merger Sub or the guarantors on or prior to such three-month anniversary).
Financing
In connection with the execution of the merger agreement, the equity financing sources have committed to capitalize Parent (directly or indirectly), on the closing date, with an aggregate equity subscription of up to approximately $1.467 billion, subject to the terms and conditions set forth in the equity commitment letter.
In connection with the execution of the merger agreement, Parent entered into the debt commitment letter with the commitment parties, pursuant to which the commitment parties (each of whom, in certain cases, may act through its respective appropriate affiliates or branches) have committed, upon certain terms and subject to certain conditions, to (i) lend the borrower $900.0 million in aggregate principal amount of senior secured first lien term loans in connection with the debt financing of the amounts payable pursuant to the merger agreement and the transactions contemplated thereby, (ii) make available to the borrower a senior secured asset-based revolving credit facility in an aggregate principal amount of up to $400.0 million in connection with, among other uses, the debt financing of the amounts payable pursuant to the merger agreement and the transactions contemplated thereby and (iii) make available to the borrower a senior unsecured bridge facility in an aggregate principal amount equal to $500.0 million. We have agreed to use our reasonable best efforts to, and to cause our subsidiaries to use their reasonable best efforts to, and to use our reasonable best efforts to cause our and our subsidiaries’ representatives to, provide all cooperation reasonably requested by Parent in connection with the arrangement of the debt financing, subject to the terms set forth in the merger agreement.
For more information, see “The Merger Agreement — Debt Financing and Debt Financing Cooperation.”
Interests of the Company’s Directors and Executive Officers in the Merger
In considering the recommendations of the Special Committee and the At Home board with respect to the merger, At Home’s stockholders should be aware that the directors and executive officers of At Home have certain interests, including financial interests, in the merger that may be different from, or in addition to, the interests of At Home’s stockholders generally, including the continued employment of certain executive officers following the closing of the merger and the right to continued indemnification and insurance coverage. These interests may present such directors and executive officers with actual or potential conflicts of interests, and these interests, to the extent material, are described in this section. Upon completion of the merger, At Home is expected to continue to operate under the leadership of Chief Executive Officer, Lee Bird, and the existing senior management team, and Lee Bird is expected to continue to serve as chairman of the board of directors of the Company. The At Home board and Special Committee were aware of these interests and considered them, among other matters, in approving the merger agreement, and in making their recommendations in favor of the transaction and that At Home’s stockholders vote in favor of the adoption of the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below. The transactions contemplated by the merger agreement will be a “change in control,” “change of control” or term of similar meaning for purposes of the Company’s executive compensation and benefit plans and agreements described below. This disclosure assumes that the merger will constitute a change in control, change of control or term of similar meaning under all of our compensation plans, programs, and agreements. For purposes of this disclosure, our “executive officers” are: Lewis L. Bird III, Peter S.G. Corsa, Jeffrey R. Knudson, Chad C. Stauffer, Ashley F. Sheetz, Mary Jane Broussard, Norman E. McLeod, Sumit Anand, and Catherine P. Aslin.
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•
The relevant price per share of the Company common stock is $36.00, which is the amount of the merger consideration;

•
The Company experiences a “change in control”, “change of control” or terms of similar meaning, as such term is defined in the relevant Company plans and agreements, immediately following the assumed effective time of the merger.

Share Holdings
The following table sets forth the estimated cash consideration that each of the Company’s non-employee directors and executive officers would be entitled to receive in respect of any outstanding shares of Company common stock based on the assumptions set forth above. This table reflects share holdings as of

May 27, 2021 and, where relevant, includes shares of Company common stock acquired upon the regularly-scheduled vesting of certain outstanding restricted stock unit awards that are expected to occur in the normal course prior to July 14, 2021 (on which date the effective time is assumed to occur, for purposes of this table).
Individual	Number of Shares of Company Common Stock (#)	Total Consideration for Shares of Company Common Stock ($)
Executive Officers
Lewis L. Bird III	102,060	3,674,160
Peter S.G. Corsa	18,069	650,484
Jeffrey R. Knudson	14,993	539,748
Chad C. Stauffer	8,808	317,088
Ashley F. Sheetz	4,712	169,632
Mary Jane Broussard	28,138	1,012,968
Norman E. McLeod	6,266	225,576
Sumit Anand	3,186	114,696
Catherine P. Aslin	—	—
Non-Employee Directors
Steve K. Barbarick	34,934	1,257,624
Wendy A. Beck	35,376	1,273,536
Paula L. Bennett	25,434	915,624
John J. Butcher	16,300	586,800
Elisabeth B. Charles	34,043	1,225,548
Joanne C. Crevoiserat	37,403	1,346,508
Philip L. Francis	133,592	4,809,312
Kenneth M. Simril	—	—
Larry D. Stone	63,708	2,293,488
For more information on equity holdings of the Company’s non-employee directors and named executive officers, see the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management.”
Outstanding Equity Compensation
The Company has from time to time granted stock options under the GRD Holding I Corporation Stock Option Plan, as may be amended from time to time (referred to in this proxy statement as the “2012 option plan”) and has from time to time granted stock options, restricted stock unit awards and performance stock unit awards under the At Home Group Inc. Equity Incentive Plan, which was originally adopted in September 2015 and subsequently amended and restated and approved by the Board in July 2016, as further amended and approved by the Company’s stockholders in June 2018 (referred to in this proxy statement together with the 2012 option plan, the “equity plans”). Pursuant to the terms of the merger agreement, each Company stock option that is vested immediately prior to the effective time or that is scheduled to become vested on or prior to the first anniversary of the date of the closing of the merger pursuant to the applicable award’s terms, will, as of the effective time, become fully vested and be cancelled and converted into the right to receive an amount in cash equal to the product of the excess, if any, of the merger consideration over the exercise price of the stock option, multiplied by the number of shares of Company common stock subject to the stock option (less applicable taxes) (and any such Company stock option that has an exercise price per share that is greater than or equal to the merger consideration shall be cancelled for no consideration). In addition, under the terms of the merger agreement, each Company restricted stock unit award that is outstanding immediately prior to the effective time, and that is scheduled to become vested on or prior to the first anniversary of the date of the closing of the merger pursuant to the applicable award’s terms, will, as of the effective time, become fully vested and be cancelled and converted into the right to receive an amount in cash equal to the merger consideration in respect of each underlying share of Company common stock subject to such restricted stock unit award (less applicable taxes). Also under the terms of the merger agreement, each Company performance stock unit award that is outstanding immediately prior to the effective time, and that is scheduled to become vested on or prior to the first anniversary of the date of the closing of the merger pursuant to the applicable award’s terms, will, as of the effective time, become fully vested with respect to the number of shares of Company common stock with respect to which such performance stock unit award by its terms would have remained issued, outstanding, and eligible to vest following the effective time based on the good faith determination by the Board of achievement of the performance goals applicable to the performance stock unit award and be converted into the right to receive an amount in cash equal to the merger consideration in respect of each underlying share of Company common stock (less applicable taxes).
Except as otherwise agreed in writing between any holder of a Company stock option, restricted stock unit award, or performance stock unit award on the one hand and Parent on the other, under the terms of the merger agreement, each Company stock option, restricted stock unit award, and performance stock unit award that is outstanding immediately prior to the effective time and that would not by its terms vest on or prior to the first anniversary of the closing of the merger (referred to in this proxy statement as the “long-vesting Company stock options,” “long-vesting Company RSUs,” and “long-vesting Company PSUs,” respectively, and, collectively, the “long-vesting Company equity awards”) will be cancelled and converted automatically into a restricted cash award (referred to in this proxy statement as an “RCA”) in an amount in cash equal to the amount payable as calculated above for such type of award that vests on or prior to the first anniversary of the date of the closing of the merger. Any RCA issued by Parent or the surviving corporation shall be subject to the same terms and conditions (including vesting conditions and schedules) applicable to the equity incentive award from which such RCA was converted, except that any RCA converted from a performance stock unit will no longer be subject to performance-based vesting conditions. If an RCA was converted from an equity incentive award that constitutes “nonqualified deferred compensation” subject to Section 409A of the Code, then the vesting of that RCA will be accelerated to the date that is one day immediately prior to the first anniversary of the date of the closing of the merger and on that date, the portion of the applicable RCA that vests, if any, will be payable to the holder of that RCA (less applicable taxes).
Quantification of Equity Compensation
An estimate of the value of the payments in connection with the equity awards held by each of the Company’s executive officers and non-employee directors that are or will become vested at the effective time, or that may become vested if the employment of the executive officers is terminated within the twelve months following the effective time, is set forth below, based on the assumptions described above under “— Certain Assumptions” and the description of the treatment of the equity awards pursuant to the merger agreement under “— Outstanding Equity Compensation.” The information below reflects the equity award holdings as of May 27, 2021 and, where relevant, includes equity awards that are expected to vest in the normal course prior to July 14, 2021 (on which date the effective time is assumed to occur, for purposes of this table). In addition, the information below assumes that no additional equity awards will be granted to any executive officers or non-employee directors, and no awards will be exercised or forfeited, between the date of the merger agreement and the effective time. All dollar amounts have been rounded to the nearest whole dollar.
Individual	Vested Stock Options ($)	Stock Options Cashed Out at Closing($)	Unvested Restricted Stock Units Cashed Out at Closing ($)	Unvested Performance Stock Units Cashed Out at Closing ($)(1)	Equity Awards converted into RCAs ($)(2)	Total Consideration for Equity Awards ($)
Executive Officers
Lewis L. Bird III	68,155,379	8,834,942	—	5,760,000	13,637,447	96,387,768
Peter S.G. Corsa	13,511,361	3,947,311	161,532	1,728,000	3,272,142	22,620,346
Jeffrey R. Knudson	1,705,200	3,153,738	189,648	1,440,000	2,929,849	9,418,435
Chad C. Stauffer	2,902,108	3,146,587	213,840	630,000	2,737,063	9,629,598

Individual	Vested Stock Options ($)	Stock Options Cashed Out at Closing($)	Unvested Restricted Stock Units Cashed Out at Closing ($)	Unvested Performance Stock Units Cashed Out at Closing ($)(1)	Equity Awards converted into RCAs ($)(2)	Total Consideration for Equity Awards ($)
Ashley F. Sheetz	1,962,839	1,769,165	75,708	810,000	1,728,307	6,346,019
Mary Jane Broussard	3,435,451	1,575,286	67,284	810,000	1,273,807	7,161,828
Norman E. McLeod	746,317	1,200,423	58,896	630,000	966,965	3,602,601
Sumit Anand	967,058	1,163,483	57,204	648,000	1,008,590	3,844,335
Catherine Aslin	—	190,642	—	360,000	733,187	1,283,829
Non-Employee Directors
Steve K. Barbarick	—	—	184,752	—	—	184,752
Wendy A. Beck	1,373,117	—	184,752	—	—	1,557,869
Paula L. Bennett	—	—	184,752	—	—	184,752
John J. Butcher	—	—	184,752	—	—	184,752
Elisabeth B. Charles	82,108	—	184,752	—	—	266,860
Joanne C. Crevoiserat	—	—	184,752	—	—	184,752
Philip L. Francis	1,042,369	—	184,752	—	—	1,227,121
Kenneth M. Simril	—	—	254,664	—	—	254,664
Larry D. Stone	1,373,117	—	—	—	—	1,373,117

(1)
Constitutes the value of performance stock units, which would have vested in the ordinary course on January 29, 2022, and which, for purposes of this calculation, have been deemed to vest based on an achievement level of 200% (reflecting the current projected level of achievement).

(2)
Constitutes the combined value of long-vesting Company equity awards. For purposes of this calculation, the long-vesting Company PSUs, which were granted in March 2021 and would have vested in the ordinary course in substantially three equal tranches based on performance over three annual periods, have been deemed to vest based on an achievement level of 200% for the first tranche (reflecting the current projected level of achievement), and to vest at target (100%) for the second and third tranches.

Employment Agreements
The Company is party to an employment agreement with each of its executive officers, including the named executive officers. Each employment agreement continues for an indefinite term, subject to termination by either party, other than for cause (as defined in the employment agreements, referred to in this proxy statement as “cause”), upon prior written notice. In addition, each employment agreement provides generally for the terms of the executive officer’s employment including annual salary, annual bonus opportunity and eligibility to participate in all benefit programs offered to senior executives of the Company. In the event of certain termination of employment events, the terms of the employment agreements provide each executive officer with certain payments and benefits, which are generally subject to the executive officer entering into a general release of claims for the benefit of the Company. The severance payments and benefits payable to each executive officer are summarized below.
For Mr. Bird:
•
In the event of a termination of employment due to death or disability, other than for cause, or by Mr. Bird for good reason, Mr. Bird is also entitled to (i) any accrued amount, (ii) the sum of his annual base salary in effect immediately prior to the termination date, plus target bonus for the year of such termination, payable over twelve months following termination of employment, and (iii) if terminated after the 90th day of the fiscal year, a pro-rata bonus based on actual performance against an adjusted target.

•
In addition, in connection with a change of control, Mr. Bird is entitled to an additional lump sum payment in the event of a termination without cause or he resigns for good reason, in each case, within six months before a change of control of the Company (at the request of the purchaser) or within one year following a change of control of the Company, in an amount equal to the sum of his annual salary in effect immediately prior to the termination date plus target bonus opportunity for the year of such termination, payable on the later of the date of the change of control or when the initial payment of the standard severance amount stated in the paragraph above is made.
•
Mr. Bird is subject to restrictive covenants providing for non-competition, non-solicitation of employees, and non-interference with business relationships, in each case, during employment and for one year thereafter. In addition, Mr. Bird is subject to restrictive covenants providing for mutual non-disparagement during employment and for five years thereafter and indefinite confidentiality obligations. If Mr. Bird materially and willfully breaches any of the restrictive covenants, he is required to return to the Company severance amounts previously paid to him and to forfeit any future amounts due.

•
If any payments or benefits to which Mr. Bird would be entitled to receive pursuant to the terms of his employment agreement or otherwise in connection with a change of control of the Company would result in all or a portion of the payments or benefits being deemed “parachute payments” under Section 280G of the Code and the related excise tax imposed by Section 4999 of the Code, the payments and benefits will be reduced to the minimum extent necessary so that they would not result in the imposition of an excise tax under Section 4999 of the Code, provided that no reduction will be made if Mr. Bird would receive a greater net after-tax amount absent such reduction (referred to in this proxy statement as a “best net provision”).

For Mr. Corsa, Ms. Sheetz, Mr. McLeod and Ms. Broussard:
•
In the event of a termination of employment due to death or disability, other than for cause, or by the executive officer for good reason, the executive officer is also entitled to (i) any accrued amounts, (ii) the executive’s annual base salary in effect immediately prior to the termination date, payable over twelve months following termination of employment, and (iii) the full annual bonus to which the executive would have been entitled for the year of termination had the executive remained employed, based on actual performance, payable at the same time as annual bonuses are ordinarily paid. For Mr. McLeod, severance benefits also include twelve months of continued health benefits (or the value of such benefits) and, in the case of a termination for good reason because the Company is no longer developing new store locations (as further described in the definitions set forth below), he is entitled to an additional twelve months of salary continuation.

•
These executive officers are subject to restrictive covenants generally similar to those described for Mr. Bird and their equity grants also include a best net provision.

For Mr. Knudson, Mr. Stauffer, Mr. Anand and Ms. Aslin:
•
In the event of a termination of employment due to death or disability, other than for cause, or by Ms. Aslin for good reason, the executive officer is entitled to the executive’s annual base salary in effect immediately prior to the termination date, payable over twelve months following termination of employment.

•
These executive officers are subject to restrictive covenants generally similar to those described for Mr. Bird and their equity grants also include a best net provision.

For each employment agreement described above the definitions of “cause” and “good reason” (if applicable) are as follows:
“Cause” is generally defined as any one of the following, subject to certain notice and cure periods: (i) willful misconduct or gross negligence in the performance of, or refusal or intentional failure to perform, any of the employee’s assigned duties to the Company; (ii) the commission or conviction (including conviction upon of a plea of nolo contendere) of a felony or other crime involving fraud, theft, breach of trust or similar acts; (iii) any failure to comply with any written rules, regulations, policies or procedures of the Company which, if not complied with, would reasonably be expected to have a material adverse effect on the business or financial condition of the Company; or (iv) any misconduct that would cause the Company to violate any law relating to sexual harassment or age, sex or other prohibited discrimination.

“Good reason” is generally defined as any one of the following, subject to certain notice and cure periods: (i) a material breach by the Company of any of the covenants in the employment agreement; (ii) any material reduction in the employee’s base salary or compensation; (iii) any material and adverse change in the employee’s position, title or status; and (iv) any change in the employee’s job duties, authority or responsibilities to those of lesser status. Mr. Bird may also terminate for good reason in the event of a relocation of his primary work location outside the State of Texas without his consent. Mr. McLeod may also terminate for good reason in the event his position is relocated more than 50 miles from the Company’s Plano, Texas location or if the Company ceases development of new store locations and is unable to assign him alternative job duties and responsibilities for which he is reasonably qualified.
Change in Control Under Equity Plans
Pursuant to the equity plans, the Company has entered into several stock option award agreements, restricted stock unit award agreements, and performance share unit award agreements (collectively referred to in this proxy statement as “equity award agreements”) with nine executive officers, including each named executive officer.
Under most equity award agreements, upon the occurrence of a qualifying change in control (as such term is defined in the applicable equity plan and which includes the merger) of the Company while the applicable officer is employed by the Company or any subsidiary, and the subsequent termination of the officer’s employment within the twelve months following the closing of the change in control transaction, the officer is entitled to the acceleration of the equity awards as described in the section of this proxy statement entitled “The Merger-Interests of the Company’s Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to the Company’s Named Executive Officers in Connection with the Merger.” Further, as authorized under the equity plans, the terms of the merger agreement provide for additional acceleration of certain outstanding stock options, restricted stock units and performance stock units, as discussed above.
Agreements with Parent
Pursuant to the written guidelines provided by the Special Committee to Hellman & Friedman on April 9, 2021, from the commencement of discussions in February 2021, Hellman & Friedman did not engage in any discussions with any members of the Company’s management regarding post-closing employment or compensation arrangements, or the opportunity to purchase or otherwise participate in the equity of Parent or any of its affiliates, until Hellman & Friedman received the Special Committee’s authorization to engage in such discussions on May 4, 2021 and after the parties agreed to continue negotiations in contemplation of reaching a definitive agreement based on a price per share of Company common stock at $36.00.
Following the Special Committee’s authorization for Hellman & Friedman to engage in discussions with Mr. Bird, on May 4, 2021, Hellman & Friedman commenced discussions with Mr. Bird about his role and responsibilities with the Company following the potential merger, his compensation for such services, and Hellman & Friedman’s requirement that Mr. Bird invest in Parent through a rollover of certain of his existing At Home equity securities. Prior to the execution of the merger agreement, Hellman & Friedman did not engage in discussions with any other members of the Company’s management regarding any post-closing employment or compensation arrangements, or the opportunity to purchase or otherwise participate in the equity of Parent or any of its affiliates.
Following discussions between Hellman & Friedman and Mr. Bird, Mr. Bird entered into a rollover agreement with the Parent (referred to in this proxy statement as the “rollover agreement”) that was executed concurrently with the merger agreement. Pursuant to the rollover agreement, Mr. Bird agreed to contribute a number of shares of At Home common stock and/or invest an amount in cash received pursuant to the merger agreement having an aggregate value equal to $10,000,000, in exchange for a number of shares (which may be voting or non-voting) of Parent having an aggregate value equal to the value of such rolled shares or cash.
The rollover agreement includes a term sheet outlining material terms of employment and equity compensation arrangements for Mr. Bird with Parent and its subsidiaries following the closing of the merger (referred to in this proxy statement as the “term sheet”). The term sheet provides that Mr. Bird’s post-closing employment agreement (referred to in this proxy statement as the “post-closing employment agreement”) will provide for an annual base salary of $1,100,000 and an annual target bonus of 125% of Mr. Bird’s annual base salary, which is the same annual base salary and annual target bonus opportunity as in effect as of the date of this proxy statement. The post-closing employment agreement will also provide that in the event of a termination of Mr. Bird’s employment by Parent and its subsidiaries without “cause” (other than due to Mr. Bird’s death or disability) or by Mr. Bird for “good reason” (each as defined in the post-closing employment agreement), in each case, other than in connection with a change in control of the Company following the closing of the merger, subject to execution of a release of claims and continued compliance in all material respects with restrictive covenants, Mr. Bird will be entitled to (i) a cash severance payment equal to 1.5 times the sum of (A) his annual base salary and (B) target annual bonus, payable over 18 months; (ii) if such termination occurs after the 90th day of the fiscal year, a pro-rata bonus payment for such year, based on actual performance; and (iii) Company payment of full COBRA premiums for up to 18 months. In addition, if such qualifying termination occurs within 6 months before a change in control or within 1 year following a change in control (in each case, excluding the merger), then Mr. Bird will be entitled to the severance payments described in the immediately foregoing sentence, except that (x) the cash severance payment will instead be equal to 2.0 times the sum of (A) annual base salary and (B) target annual bonus, and (y) the portion thereof equal to 0.5 times the sum of (A) annual base salary and (B) target annual bonus will be paid in a lump sum. The term sheet provides that the post-closing employment agreement will include (a) non-compete, employee non-solicitation and no-hire, and non-interference covenants that are applicable during Mr. Bird’s employment and for 18 months thereafter, (b) a mutual non-disparagement obligation applicable during Mr. Bird’s employment and for five years thereafter, and (c) confidentiality and intellectual property assignment obligations.
The term sheet also sets forth the material terms of the equity compensation program to be established for Mr. Bird and other applicable participants to be determined in connection with the closing of the merger. Such program is anticipated to be in the form of stock options, with 10% of the fully-diluted common shares of Parent as of immediately following the closing of the merger being reserved for issuance thereunder (such reserve is referred to in this proxy statement as the “option reserve”). In connection with the closing of the merger, Mr. Bird will receive a grant of options representing 40% of the option reserve (such grant is referred to in this proxy statement as the “closing option grant”).
The closing option grant granted to Mr. Bird and the options granted to other applicable participants in connection with the closing of the merger will consist (i) 40% of time-vesting options, which will vest 20% per year, with (a) pro rata vesting for the year of employment if the optionee’s employment is terminated without cause, for good reason, or due to death or disability and (b) full acceleration of vesting upon a change in control, and (ii) 60% of performance-vesting options, which will generally vest upon achievement of specific multiples of invested capital. Vesting of the option grants is generally subject to the optionee’s continued employment with Parent or its subsidiaries through the applicable vesting date; however, upon certain qualifying terminations of employment, vesting may be accelerated or options may remain outstanding and eligible to vest for a specified period following such termination of employment, as applicable. Individuals receiving option grants will be required to execute a restrictive covenant agreement (unless such grantee is subject to an employment agreement entered into following the merger, in which case the restrictive covenants contained therein will instead apply).
Following the execution of the rollover agreement, to which the term sheet is attached, Mr. Bird and Hellman & Friedman discussed and agreed that, in the event that options in excess of the option reserve are needed to be granted to other applicable participants, Mr. Bird would cap the value of up to a certain number of options in Mr. Bird’s closing option grant, based on the then-current fair market value of a Parent share, and the corresponding number of options would be available to be granted to other applicable participants, with an exercise price per share equal to such then-current fair market value of a Parent share.
The term sheet additionally provides that, with respect to Mr. Bird’s long-vesting Company stock options and long-vesting Company PSUs, Mr. Bird may elect for such awards to be converted into stock option and restricted stock unit awards, respectively, of Parent instead of being converted into restricted cash awards (as further described in the section of this proxy statement entitled “— The Merger-Interests of the Company’s Directors and Executive Officers in the Merger — Quantification of Equity Compensation”).

For more detail on communications between representatives of At Home and representatives of Hellman & Friedman relating to Hellman & Friedman’s expectations regarding the continued operation of At Home by senior management and potential equity arrangements between senior management and Parent and At Home’s equity program for employees (including members of At Home’s senior management) see the section of this proxy statement entitled “— Background of the Merger.”
Other than as described herein, as of the date of this proxy statement, none of our executive officers has entered into any agreement, arrangement or understanding with Parent or any of its affiliates regarding post-closing employment or compensation arrangements, or the opportunity to purchase or otherwise participate in the equity of Parent or any of its affiliates. Further discussions between Hellman & Friedman, Parent and members of our senior management with respect to such matters, including post-closing employment of senior management and the structure and mechanics of potential equity plans and liquidity opportunities for employees, including senior management, and agreements, arrangements or understandings with respect to such matters may be reached prior to or following the closing of the merger. In addition, prior to the closing, Hellman & Friedman and Parent and its affiliates may initiate discussions and enter into similar agreements with other executives of At Home with respect to the reinvestment of a portion of the amounts to be received by such executives as merger consideration in connection with the closing of the merger.
Indemnification and Insurance
Pursuant to the terms of the merger agreement, the Company directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the merger. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement — Indemnification and Insurance.”
Quantification of Potential Payments and Benefits to the Company’s Named Executive Officers in Connection with the Merger
The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of the Company that is based on, or otherwise relates to, the merger. The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the merger. For purposes of calculating such amounts, the following assumptions were used:
•
the relevant price per share of the Company common stock is $36.00, which is the amount of the merger consideration;

•
the effective time occurs on July 14, 2021, which is the assumed date of the closing of the merger solely for purposes of the disclosure in this section;

•
the Company experiences a “change in control”, as such term is defined in the relevant Company plans and agreements, on the assumed date of the closing of the merger solely for purposes of the disclosure in this section of July 14, 2021;

•
no additional equity awards will be granted to any named executive officers, and no awards will be exercised or forfeited, between the date of the merger agreement and the assumed effective time; and

•
any severance or “double trigger” payments are based on the terms of the executive’s employment agreements in effect immediately prior to the change in control.

Named Executive Officer	Cash ($)(1)	Equity($)(2)	Total ($)(3)
Lewis L. Bird III	5,567,808	28,232,390	33,800,198
Peter S.G. Corsa	1,190,000	9,108,985	10,298,985
Jeffrey R. Knudson	625,000	7,713,235	8,338,235
Chad C. Stauffer	600,000	6,727,490	7,327,490
Ashley F. Sheetz	850,000	4,383,180	5,233,180

(1)
Cash: Includes estimated value of severance payments that would be due if the executive’s employment was terminated in connection with the change of control, as described above. For purposes of this disclosure, it is assumed that a termination by the company occurs on the date of the closing of the merger. The cash severance amounts are “double-trigger payments” as such severance amounts would only be due if a termination of employment were to occur. For purposes of the calculations for Mr. Bird, Mr. Corsa and Ms. Sheetz, any amounts related to bonus payments as part of the individual’s severance entitlements described above are based on the individual’s current “target” bonus.

(2)
Equity: Includes estimated value of unvested stock options, unvested restricted stock unit awards, and unvested performance stock unit awards, in each case that are outstanding as of the assumed closing date of July 14, 2021. Certain of these awards are being treated with “single trigger” vesting. These awards will become vested in full at the effective time and holders will receive the merger consideration, less any exercise price, if applicable, and withholding taxes. Other portions of the outstanding unvested awards have “double trigger” vesting. Each double trigger award will be converted into an RCA and continue to vest, under the terms of the original award agreement, subject to compliance with Section 409A of the Code, but will vest in full if the executive’s employment is terminated by the Company without Cause, or the executive resigns for good reason, within 12 months following the closing of the change of control. For further details regarding the treatment of the Company equity awards in connection with the merger, see the section of this proxy statement entitled “The Merger Agreement — Treatment of Company Equity Awards.” The estimated values of the single trigger and double trigger equity awards are shown in the following table:

	Single Trigger			Double Trigger	Equity Total
Named Executive Officer	Unvested Stock Options Cashed Out at time of Change of Control ($)	Unvested Restricted Stock Units Cashed Out at time of Change of Control ($)	Unvested Performance Stock Units Cashed Out at time of Change of Control ($)	Value of Awards Converted into RCAs	Equity Total ($)
Lewis L. Bird III	8,834,942	—	5,760,000	13,637,447	28,232,390
Peter S.G. Corsa	3,947,311	161,532	1,728,000	3,272,142	9,108,985
Jeffrey R. Knudson	3,153,738	189,648	1,440,000	2,929,849	7,713,235
Chad C. Stauffer	3,146,587	213,840	630,000	2,737,063	6,727,490
Ashley F. Sheetz	1,769,165	75,708	810,000	1,728,307	4,383,180

(3)
The amounts shown in the table do not include any reduction in payments pursuant to the “best net provision” described above under Mr. Bird’s employment agreement or other named executive officers’ equity award agreements.

Material U.S. Federal Income Tax Consequences of the Merger
The following is a discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Company common stock whose shares are exchanged for cash pursuant to the merger. This discussion is based on the provisions of the Code, applicable U.S. Treasury Regulations, judicial opinions and administrative rulings and published positions of the Internal Revenue Service (referred to in this proxy statement as the “IRS”), each as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly with a retroactive basis, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address the impact of the Medicare contribution tax on net investment income, nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax consequences.
THIS DISCUSSION IS INTENDED ONLY AS A GENERAL SUMMARY OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF SHARES OF COMPANY COMMON STOCK. WE URGE BENEFICIAL OWNERS OF SHARES TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR

PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS, OR UNDER ANY APPLICABLE INCOME TAX TREATY, INCLUDING POSSIBLE CHANGES IN SUCH LAWS OR TREATIES.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Company common stock that is for U.S. federal income tax purposes:
•
a citizen or individual resident of the United States;

•
a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•
a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration, and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•
an estate the income of which is subject to U.S. federal income tax regardless of its source.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of Company common stock (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.
U.S. Holders
This discussion applies only to U.S. holders of shares of Company common stock who hold such shares as a capital asset under the Code (generally, property held for investment). Further, this discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to U.S. holders subject to special treatment under U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect to apply the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, tax-qualified retirement plans, banks and other financial institutions, mutual funds, certain former citizens or former long-term residents of the United States, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein), S corporations, real estate investment trusts, regulated investment companies, U.S. holders who hold shares of Company common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, a holder required to accelerate the recognition of any item of gross income with respect to our common stock as a result of such income being recognized on an applicable financial statement, and U.S. holders who acquired their shares of Company common stock through the exercise of employee stock options or other compensation arrangements). This discussion also does not address the U.S. federal income tax consequences to holders of shares of Company common stock who exercise appraisal rights in connection with the merger under the DGCL.
If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Company common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are, for U.S. federal income tax purposes, a partner in a partnership holding shares of Company common stock, you should consult your tax advisor.
The receipt of cash by U.S. holders in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of Company common stock pursuant to the merger will recognize capital gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in such shares (which generally will equal the price the U.S. holder paid for such shares).

Any such gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the shares of Company common stock surrendered in the merger is greater than one year as of the date of the merger. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Company common stock at different times and different prices, such U.S. holder must determine its adjusted tax basis, gain or loss and holding period separately with respect to each block of Company common stock.
Information Reporting and Backup Withholding
Payments made in exchange for shares of Company common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24% for payments made before January 1, 2026). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return to the applicable withholding agent a properly completed and executed IRS Form W-9, certifying that such U.S. holder is a U.S. person, that the taxpayer identification number provided is correct, and that such U.S. holder is not subject to backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.
This summary of the U.S. federal income tax consequences of the merger is for general information purposes only and is not tax advice. Holders of shares of Company common stock should consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax and the effect of any U.S. federal, state, local, foreign or other tax laws.
Non-U.S. Holders
A non-U.S. holder’s receipt of cash for shares of Company common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:
•
the non-U.S. holder is an individual who was present in the United States for 183 days or more during the taxable year of the merger and certain other conditions are met; or

•
the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States.

Gain described in the first bullet point above generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), net of applicable U.S.-source losses from sales or exchanges of other capital assets recognized by such non-U.S. holder during the taxable year even though the individual is not considered a resident of the United States, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. A non-U.S. holder that is a foreign corporation also may be subject to a 30% branch profits tax (or applicable lower treaty rate). Non-U.S. holders are urged to consult their tax advisors as to any applicable tax treaties that might provide for different rules.
Information Reporting and Backup Withholding.
Information reporting and backup withholding will generally apply to payments made pursuant to the merger to a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise properly establishes an exemption. Information reporting and backup withholding generally will not apply to any payment of cash to a non-U.S. holder pursuant to the merger that is effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a U.S. person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment effected outside the United States by such a broker if it has certain relationships within the United States. A non-U.S. holder must generally submit an IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) attesting to its exempt foreign status in order to qualify as an exempt recipient. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely and appropriate manner. If backup withholding results in an overpayment of tax, a non-U.S. holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. Non-U.S. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption. Copies of information returns that are filed with the IRS may also be made available under an applicable tax treaty or information exchange agreement to the tax authorities of the country in which the non-U.S. holder resides or is established. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF SHARES OF COMPANY COMMON STOCK. HOLDERS OF SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF CASH FOR THEIR SHARES PURSUANT TO THE MERGER UNDER ANY U.S. FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS, OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Regulatory Approvals
HSR Act and U.S. Antitrust Matters
Under the HSR Act and related rules and regulations, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. Completion of the merger is subject to the expiration or termination of the applicable waiting period under the HSR Act. The Company and Parent filed their respective Notification and Report Forms with the Antitrust Division and the FTC on May 13, 2021 and the HSR waiting period expires at 11:59 PM on June 14, 2021.
At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division or the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally permit completion of the merger subject to regulatory conditions or other remedies.
Commitments to Obtain Approvals
The Company and Parent are each required to use reasonable best efforts to take all actions necessary to complete the merger, including cooperating and doing all things necessary, proper or advisable to obtain regulatory approvals. This includes, if required by regulatory authorities, (1) agreeing to sell, divest or dispose of any assets or businesses of Parent, the Company, or their respective subsidiaries and (2) taking or agreeing to take other actions that after the closing date limit Parent’s or its subsidiaries’ (including the surviving corporation’s) freedom of action with respect to, or its ability to retain, one or more businesses, product lines or assets of Parent’s or its subsidiaries (including the surviving corporation). However, the Company will only be required to take or commit to take such actions if they are binding on the Company only if and when the closing of the merger occurs. See the section of this proxy statement entitled “The Merger Agreement — Efforts to Complete the Merger — Antitrust Matters.”
There can be no assurance that regulatory authorities will not impose conditions on the completion of the merger or require changes to the terms of the transaction.
Delisting and Deregistration of Company Common Stock
If the merger is completed, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act.

THE MERGER AGREEMENT
The following is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.
Explanatory Note Regarding the Merger Agreement
The following summary of the merger agreement, and the copy of the merger agreement attached as Annex A to this proxy statement, are intended to provide information regarding the terms of the merger agreement and are not intended to provide any factual information about At Home or modify or supplement any factual disclosures about At Home in its public reports filed with the SEC. In particular, the merger agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding the actual state of any facts and circumstances relating to At Home. The merger agreement contains representations and warranties by and covenants of At Home, Parent and Merger Sub, and they were made only for purposes of the merger agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in At Home’s public disclosures. The representations, warranties and covenants in the merger agreement and any descriptions thereof should be read in conjunction with the disclosures in At Home’s periodic and current reports, proxy statements and other documents filed with the SEC. See the section of this proxy statement entitled “Where You Can Find Additional Information.” Moreover, the description of the merger agreement below does not purport to describe all of the terms of such agreement and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference.
Additional information about At Home may be found elsewhere in this proxy statement and At Home’s other public filings. See the section of this proxy statement entitled “Where You Can Find Additional Information.”
Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers
At the effective time, Merger Sub will merge with and into At Home, and the separate corporate existence of Merger Sub will cease. The Company will be the surviving corporation in the merger and will continue its corporate existence as a Delaware corporation and an indirect wholly owned subsidiary of Parent. At the effective time, the certificate of incorporation of the Company, as the surviving corporation, will be amended and restated in its entirety to be in the form of the certificate of incorporation of Merger Sub, except that (i) the name of the surviving corporation will be “At Home Group Inc.” and (ii) provisions naming the initial board of directors or the incorporator shall be omitted. At the effective time, the bylaws of the Company as in effect as of the effective time will remain as the bylaws of the surviving corporation, until thereafter amended as provided therein or in the charter of the surviving corporation or by applicable law.
The individuals holding positions as directors of Merger Sub immediately prior to the effective time will become the directors of the Company, as the surviving corporation, and the current directors of the Company will cease to be directors of the Company as of the effective time. The individuals holding positions as officers of the Company immediately prior to the effective time will become the officers of the surviving corporation.

When the Merger Becomes Effective
The closing of the merger will take place (1) at 9:00 a.m., New York City time, no later than the third business day following the satisfaction or waiver of all of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions at the closing), unless the marketing period (as defined below) has not ended on or prior to the time the closing would have otherwise been required to occur, in which case the closing will not take place until the earlier of (i) a business day during the marketing period specified by Parent on at least three business days’ written notice to the Company and (ii) the first business day following the final day of the marketing period (subject in each case to the satisfaction or (to the extent permitted by applicable law) waiver of all of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions at the closing) as of the date determined pursuant to clauses (i) or (ii) above), or (2) at another date and time mutually agreed upon in writing between the Company and Parent. For purposes of the merger agreement, “business day” refers to any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.
On the closing date, the Company and Parent will file a certificate of merger with the Secretary of State of the State of Delaware. The merger will become effective at the time when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as may be agreed by the parties in writing and specified in the certificate of merger (referred to in this proxy statement as the “effective time”).
For purposes of the merger agreement, “marketing period” means the first period of 18 consecutive business days commencing on or after the no-shop period start date (as defined below) throughout which (1) Parent must have the required financial information (as defined below) and such required financial information is compliant (as defined in the merger agreement) (it being understood and agreed that if the required financial information is not compliant at any time during such 18 consecutive business day period, the marketing period shall terminate and restart when such required financial information is compliant), (2) the conditions to Parent’s obligation to effect the merger (set forth in sections 6.1 and 6.2 of the merger agreement) must have been satisfied (other than the conditions relating to stockholder approval and those conditions that by their nature are to be satisfied at the closing of the merger), assuming that the closing date were to be scheduled for any time during such 18 consecutive business-day period, or (to the extent permitted by applicable law) waived, and (3) during the last three business days of such 18 consecutive business-day period, the conditions relating to stockholder approval must have been satisfied; provided, however, that (i) July 5, 2021, will not constitute a business day for purposes of the 18 consecutive business-day period (although such exclusion will not restart such period), (ii) if such 18 consecutive business day period has not been completed on or prior to August 20, 2021, then such period shall be deemed to have not commenced prior to September 7, 2021, and (iii) the marketing period will be deemed not to have commenced if, after the date of the merger agreement and prior to the completion of such 18 consecutive business-day period, (A) the independent auditors of the Company will have withdrawn their audit opinion with respect to any year-end audited financial statements of the Company and its subsidiaries included in the required financial information, in which case the marketing period will be deemed not to commence unless and until such independent auditors or another nationally recognized independent accounting firm reasonably acceptable to Parent have issued an unqualified audit opinion with respect to such financial statements or (B) any of the financial statements of the Company and its subsidiaries included in the required financial information will have been restated or the Company will have determined or publicly announced that a restatement of any financial statements of the Company and its subsidiaries included in the required financial information is required, in which case the marketing period will be deemed not to commence unless and until such restatement has been completed and the required financial information has subsequently been amended and delivered to Parent or the Company has determined in writing or publicly announced, as applicable, that no such restatement will be required. However, if the Company in good faith reasonably believes that it has provided the required financial information that is compliant, it may deliver to Parent a written notice to that effect (stating the date upon which it believes it completed such delivery or provided such access to required financial information that is compliant), in which case (subject to satisfaction of any other conditions, and compliance with the terms of each other provision, of this definition) such 18 consecutive business-day period referred to above will be deemed to have commenced on the date such notice is delivered to Parent unless Parent in good faith reasonably believes the Company has not provided the required financial information (or that such required financial information is not compliant) or that clauses (2) or (3) of this definition have not been satisfied and, within three business days after the Company’s giving of such notice, gives a written notice to the Company to that effect (stating with specificity any elements of noncompliance and/or nonsatisfaction). Notwithstanding anything in this definition to the contrary, the marketing period will end on any date earlier than the date indicated in the definition above if the debt financing is consummated and the full proceeds thereof received on such earlier date.
For purposes of the merger agreement, “required financial information” means certain financial statements of the Company and its consolidated subsidiaries as required by the debt commitment letter and other pertinent and customary information that is required by Parent to market, syndicate and consummate the debt financing.
Effect of the Merger on the Common Stock
At the effective time, each share of Company common stock issued and outstanding immediately before the effective time (other than (1) shares held by the Company in treasury or by Parent or Merger Sub (referred to in this proxy statement as “cancelled shares”), (2) shares held by any wholly owned subsidiary of the Company or any wholly owned subsidiary of Parent (other than Merger Sub) (referred to in this proxy statement as “converted shares”), (3) shares held by stockholders of the Company who have not voted in favor of, or consented in writing to, the adoption of the merger agreement and who have properly exercised appraisal rights with respect to their shares in compliance with Section 262 of the DGCL (referred to in this proxy statement as “dissenting shares”) and (4) certain shares being contributed to Parent in exchange for equity interests in Parent pursuant to rollover agreements entered into prior to the closing of the merger (referred to in this proxy statement as “rollover shares,” and the shares referred to in clauses (1), (2), (3), and (4) “excluded shares”)) will automatically be cancelled and converted into the right to receive the merger consideration, upon surrender of such shares. The merger consideration will be $36.00 per share in cash, without interest and subject to any required withholding taxes.
At the effective time, each of the cancelled shares will automatically be cancelled without payment of any consideration and will cease to exist. In addition, at the effective time, each of the converted shares held by a wholly owned subsidiary of the Company or Parent (other than Merger Sub) will automatically be converted into shares of Company common stock, par value $0.01 per share, of the surviving corporation, such that each such subsidiary’s ownership percentage of the surviving corporation immediately after the effective time will equal its ownership percentage in the Company immediately prior to the effective time.
At the effective time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation.
Treatment of Company Equity Awards
Treatment of Certain Stock Options.    The merger agreement provides that each Company stock option that is vested as of immediately prior to the effective time or that is scheduled to become vested on or prior to the first anniversary of the date of the closing of the merger pursuant to the applicable award’s terms, will, as of the effective time, become fully vested and be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the merger consideration over the exercise price per share of such option, multiplied by (ii) the total number of shares of Company common stock subject to such Company stock option, subject to applicable tax withholding. The merger agreement provides that any Company stock option that has an exercise price per share of Company common stock that is greater than or equal to the merger consideration will be cancelled for no consideration.
Treatment of Certain Restricted Stock Unit Awards.    The merger agreement provides that each Company restricted stock unit award that is outstanding immediately prior to the effective time and that is scheduled to become vested on or prior to the first anniversary of the date of the closing of the merger pursuant to the terms thereof will, as of the effective time, become fully vested and nonforfeitable, and will be cancelled and converted automatically into the right to receive an amount in cash equal to the merger consideration in respect of each share of Company common stock subject to such restricted stock unit award, subject to applicable tax withholding.
Treatment of Certain Performance Stock Unit Awards.    In addition, the parties have agreed that each performance stock unit award that is outstanding immediately prior to the effective time and that is scheduled to become vested on or prior to the first anniversary of the date of the closing of the merger (subject to achievement of the applicable performance goals) pursuant to the terms thereof will, as of the effective time, (i) become fully vested and nonforfeitable with respect to the number of shares of Company common stock with respect to which such performance stock unit award by its terms would have remained issued, outstanding and eligible to vest following the effective time based on the good faith determination by the Board of achievement of the performance goals applicable to such performance stock unit award as of the effective time and (ii) be cancelled and converted automatically into the right to receive the merger consideration in respect of each underlying share of Company common stock, subject to applicable tax withholding.
Conversion of Certain Equity Awards into Restricted Cash Awards.    Except as otherwise agreed in writing between any holder of a Company stock option, restricted stock unit award, or performance stock unit award (collectively referred to in this proxy statement as “equity awards”) on the one hand and Parent on the other, each Company stock option, restricted stock unit award, and performance stock unit award that is outstanding immediately prior to the effective time and that would not by its terms vest on or prior to the first anniversary of the date of closing of the merger will be cancelled and converted automatically into a restricted cash award (referred to in this proxy statement as an “RCA”) in an amount in cash equal to the amount payable as calculated above for such type of equity award that vests on or prior to the first anniversary of the date of the closing of the merger. Any RCA issued by Parent or the surviving corporation will be subject to the same terms and conditions (including vesting conditions and schedules) applicable to the equity award from which such RCA was converted. Notwithstanding the foregoing discussion, any RCA converted from a performance stock unit will no longer be subject to performance-based vesting conditions. If an RCA was converted from an equity award that constitutes “nonqualified deferred compensation” subject to Section 409A of the Code, then the vesting of that RCA will be accelerated to the date that is one day immediately prior to the first anniversary of the date of the closing of the merger and on that date, to the extent any portion of the applicable RCA vests, such portion will be delivered to the holder thereof, subject to applicable tax withholding.
Payment for Common Stock in the Merger
At or prior to the effective time, Parent will deposit, or cause to be deposited, with a paying agent in trust for the benefit of holders of shares of Company common stock cash sufficient to pay the aggregate merger consideration.
As soon as reasonably practicable (and no later than three business days) after the effective time, Parent will cause the paying agent to mail to each holder of record instructions for effecting the surrender of such shares to the paying agent in exchange for payment of the merger consideration in respect of such shares (without interest and subject to any required withholding taxes). Each registered holder of book-entry shares of Company common stock will automatically upon the effective time be entitled to receive the merger consideration in respect of such shares, and, upon receipt by the paying agent of an “agent’s message” (or such other evidence, if any, as the paying agent may reasonably request), Parent will or will cause the surviving corporation to cause the paying agent to pay and deliver in exchange therefor as soon as reasonably practicable after the effective time, the merger consideration (without interest and after giving effect to any required tax withholding).
Representations and Warranties
The merger agreement contains representations and warranties of the Company, subject to certain exceptions in the merger agreement, in the company disclosure schedule delivered in connection with the merger agreement and in the Company’s public filings, as to, among other things:
•
organization and power to do business;

•
subsidiaries;

•
capitalization;

•
corporate power and authority, including with respect to the Special Committee, relating to the execution, delivery and performance of the merger agreement;

•
consents and approvals relating to the execution, delivery and performance of the merger agreement and the absence of certain violations;

•
the forms, reports, statements, certifications, schedules and other documents required to be filed or furnished with the SEC, compliance of the consolidated financial statements of the Company included in such documents, the establishment and maintenance of certain disclosure controls and procedures and internal control over financial reporting, the absence of known material complaints, allegations, assertions or claims regarding the Company’s accounting practices and compliance in all material respects with applicable listing and corporate governance rules and regulations of the NYSE;

•
the absence of certain changes or events;

•
the accuracy of the information supplied for the purposes of this proxy statement;

•
compliance with applicable laws, the provisions of anti-bribery and anti-corruption laws, export and sanctions regulations, and consumer product safety laws;

•
tax returns and other tax matters;

•
the absence of certain liabilities;

•
the absence of certain actions, proceedings or orders;

•
employee benefit plans and other agreements, plans and policies with or concerning employees;

•
intellectual property, privacy and information technology;

•
material contracts;

•
real and personal property matters;

•
the absence of certain liabilities relating to, and violations of, environmental laws;

•
insurance policies;

•
the opinion of the Special Committee’s financial advisor;

•
brokers’ fees;

•
takeover statutes and the Company’s lack of any stockholder rights agreement or similar anti-takeover plan; and

•
related party transactions.

The merger agreement also contains representations and warranties of Parent and Merger Sub, subject to certain exceptions in the merger agreement and the parent disclosure schedule delivered in connection with the merger agreement, as to, among other things:
•
organization and power to do business;

•
capitalization and activities of Merger Sub;

•
corporate power and authority relating to the execution, delivery and performance of the merger agreement;

•
consents and approvals relating to the execution, delivery and performance of the merger agreement and the absence of certain violations;

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the accuracy of the information supplied for the purposes of this proxy statement;

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the absence of certain actions, proceedings or orders;

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the executed equity commitment letter and debt commitment letter reflecting commitments to provide equity financing and debt financing, respectively, to Parent, and the sufficiency of the debt and equity financing, when funded in accordance with the commitment letters, to pay the aggregate merger consideration and the other amounts payable under the merger agreement, and the enforceability of the commitment letters;
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the accuracy, completeness and enforceability of the limited guarantee delivered by the guarantors with respect to certain obligations of Parent in connection with the merger agreement;

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the absence of beneficial ownership of Company common stock by Parent and its subsidiaries;

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the absence of any arrangements between Parent or Merger Sub (or their respective affiliates), on the one hand, and, on the other hand, any stockholder, director, officer or other affiliate of the Company or any of its subsidiaries relating to the merger agreement (or the transactions contemplated thereby) or the surviving corporation or any of its subsidiaries, businesses or operations (including as to continuing employment), except as expressly authorized by the Company;

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brokers’ fees; and

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solvency.

Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “company material adverse effect” or “parent material adverse effect” qualification, as discussed below.
For purposes of the merger agreement, a “company material adverse effect” means any fact, circumstance, change, event, occurrence or effect that (1) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, business or results of operations of the Company and its subsidiaries, taken as a whole, or (2) materially impairs, materially delays or prevents, or would reasonably be expected to materially impair, materially delay or prevent, the Company from completing the merger. However, for the purposes of clause (1), none of the following, and no effect arising out of, relating to or resulting from the following, will constitute or be taken into account in determining whether a company material adverse effect has occurred or would reasonably be expected to occur:
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any facts, circumstances, changes, events, occurrences or effects generally affecting (a) the industries in which the Company and its subsidiaries operate or (b) the economy, credit, debt, securities or financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates or deterioration of the credit markets generally;

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any facts, circumstances, changes, events, occurrences or effects, to the extent arising out of, resulting from or attributable to (a) changes or prospective changes in law, in GAAP or other accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, (b) entry into, consummation and performance of the merger agreement and the transactions contemplated thereby and the public announcement thereof, including the impact thereof on relationships with customers, suppliers, distributors, partners, employees, regulators or third parties (except with respect to the Company’s representations and warranties and the related closing condition relating to consents and approvals relating to the execution, delivery and performance of the merger agreement and the absence of certain violations), (c) acts of war (whether or not declared) or any outbreaks of hostilities, sabotage or terrorism, or escalations or worsening thereof, (d) weather, earthquakes, hurricanes, tornados, natural disasters, climatic conditions, epidemics, pandemics or outbreaks of illness (including COVID-19) or other public health event or other force majeure events, whether or not weather-related, (e) any civil unrest, regulatory and political conditions or developments, or any response of any governmental entity thereto, (f) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective affiliates, (g) any legal proceedings made or brought by any current or former stockholders of the Company (on their own behalf or on behalf of the Company), but in any event only in their capacities as current or former stockholders, or otherwise under the DGCL or other applicable law, or other litigation (except, solely with respect to such other litigation, with respect to the Company’s representations and warranties and the related losing condition relating to consents and approvals relating to the execution, delivery and performance of the merger agreement and the absence of certain violations), arising out of or related to the merger agreement or the transactions contemplated thereby, (h) actions or omissions of the Company or any of its subsidiaries requested or consented to in writing by Parent or expressly required by the merger agreement, (i) any decline in the market price, or change in trading volume of the common stock of the Company (or the volatility thereof) or (j) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position or other metrics; or
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any item or matter disclosed in the company disclosure schedule.

However, with respect to the matters described in the first bullet point above and in clauses (a), (c), (d) and (e) of the second bullet point above, such facts, circumstances, changes, events occurrences or effects may be taken into account to the extent that they have a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, in relation to others in the industries of the Company and its subsidiaries, but only to the extent of the incremental disproportionate impact on the Company and its subsidiaries. In addition, the underlying cause of any decline, change or failure referred to in clauses (i) and (j) of the second bullet point above may be taken into account unless the underlying clause is otherwise excluded by the merger agreement. For purposes of the merger agreement, a “parent material adverse effect” means any fact, circumstance, change, event occurrence or effect that, individually or in the aggregate, materially impairs, materially delays or prevents, or would reasonably be expected to materially impair, materially delay or prevent, Parent or Merger Sub from completing the merger.
Conduct of Business Pending the Merger
The merger agreement provides that, from and after the date of the merger agreement and prior to the effective time or termination of the merger agreement, except: (i) with Parent’s prior written consent (which may not be unreasonably withheld, delayed or conditioned), (ii) as required by applicable law, (iii) any COVID-19 response (as defined in this proxy statement) taken or omitted to be taken, after written notice provided reasonably in advance of such action or omission to and, to the extent practicable under the circumstances, consultation with, Parent, (iv) as expressly contemplated by the merger agreement or (v) as set forth in the company disclosure schedule to the merger agreement, the Company will, and will cause its subsidiaries to, carry on its business in all material respects in the ordinary course of business and use commercially reasonable efforts to preserve its business organization intact and maintain existing relations with suppliers and other third parties with whom the Company and its subsidiaries have significant business relationships, and will not and will cause its subsidiaries not to, take any of the following actions (except as may be permitted under the foregoing clauses (i), (ii), (iv) and (v)):
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declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or equity interests, except for dividends or distributions by a subsidiary of the Company to the Company or to another wholly owned subsidiary of the Company;

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other than in the case of wholly owned subsidiaries, split, combine, subdivide, adjust, amend the terms of or reclassify any of its capital stock or equity interests;

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issue, deliver, sell, pledge, grant, transfer or otherwise encumber any shares of its capital stock or other equity securities or any option, warrant or other right to acquire or receive shares of its capital stock or other equity securities, or redeem, purchase or otherwise acquire any shares of its capital stock or other equity securities, other than (1) in connection with the exercise, vesting or settlement, as applicable, of Company equity awards outstanding as of the date of the merger agreement or granted in accordance with the merger agreement, including with respect to the satisfaction of tax withholding and, with respect to Company stock options outstanding as of the date of the merger agreement or granted in accordance with the merger agreement, the payment of the exercise price, (2) the issuance of any shares of capital stock or equity interests to the Company or any of its wholly owned subsidiaries and (3) the grant of any liens to secure obligations of the Company or any of its subsidiaries in respect of any indebtedness permitted under the ninth bullet point in this section;

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amend the certificate of incorporation or bylaws of the Company or amend other similar organizational documents of any subsidiary of the Company, except, in the case of subsidiaries, for amendments that would not be materially adverse to the Company or adversely impact the transactions contemplated by the merger agreement;

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other than (1) acquisitions of inventory, raw materials and other property in the ordinary course of business consistent with past practice, (2) pursuant to transactions that would be permissible under each of the sixth and seventh bullet points in this section or (3) in transactions among wholly owned subsidiaries of the Company, acquire (by merger, consolidation, purchase of stock or assets or otherwise) any entity, business or assets that constitute a business or division of any person or make any investments in or loans or capital contributions to any other person (other than the Company or any of its wholly owned subsidiaries);
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other than capital expenditures contemplated by the Company’s capital budget, made available to Parent before execution of the merger agreement, make any capital expenditures that exceed $5 million in the aggregate;

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other than in the ordinary course of business consistent with past practice (excluding in all cases, for the avoidance of doubt, any such transactions referred to in the eighth bullet point in this section) or in transactions among wholly owned subsidiaries of the Company, sell, lease, license, allow the expiration or lapse of (with respect to intellectual property registration or applications material to the business of the Company or its subsidiaries as currently conducted), encumber (other than liens securing indebtedness permitted under the ninth bullet point of this section or permitted liens (as defined in the merger agreement)), or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise) any entity, business or assets for a purchase price or, if no purchase price is received, with a value in excess of $1 million individually or $2 million in the aggregate;

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enter into any agreement for the sale and leaseback of (1) certain real property currently owned or leased by the Company or its subsidiaries or (2) any other interest in real property;

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create, incur, assume or otherwise be liable with respect to, or modify the terms of, any indebtedness for borrowed money, excluding (1) indebtedness (including guarantees) solely among the Company and its wholly owned subsidiaries or among its wholly owned subsidiaries or (2) indebtedness incurred pursuant to the terms of certain contracts set forth in the company disclosure schedule to the merger agreement, provided that any indebtedness incurred or modified in accordance with this bullet point is not reasonably expected to adversely affect the ability of Parent or Merger Sub to consummate the debt financing or the ability of the Company to comply with the provisions of the merger agreement related to the redemption of the Company’s existing senior secured notes;

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other than in the ordinary course of business consistent with past practice, enter into, renew or extend, materially amend, or terminate (other than renewals, extensions or terminations upon expiration of the term thereof in accordance with the terms thereof) or waive any material right, remedy or default under certain material contracts, other than entering into any contract solely to the extent effecting a capital expenditure, acquisition, disposition or other transaction permitted by this section;

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merge, combine or consolidate the Company or any of its subsidiaries with and into any other person, other than, in the case of any subsidiary of the Company, to effect any acquisition permitted by the fifth bullet point of this section or any disposition permitted by the seventh bullet point of this section and other than transactions solely among wholly owned subsidiaries of the Company;

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adopt or enter into a plan of complete or partial liquidation, restructuring, capitalization, reorganization or dissolution (other than with respect to or among wholly owned subsidiaries of the Company);

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waive, settle or compromise any pending or threatened action against the Company or any of its subsidiaries, other than waivers, settlements or agreements (1) for an amount not in excess of $2 million in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (2) that do not impose any material restrictions on the operations or businesses of the Company or its subsidiaries, taken as a whole, or any equitable relief on, or the admission of wrongdoing by, the Company or any of its subsidiaries;

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except as required by any Company benefit plan or applicable law, (1) increase the compensation or severance benefits of any director, officer, employee or individual independent contractor of the Company or any of its subsidiaries, except for increases in base salary and payments of cash incentive compensation to non-executive officers, in each case, in the ordinary course of business consistent with past practice, (2) adopt any material new employee benefit plan or arrangement or materially amend, modify or terminate any existing Company benefit plan, in each case other than (a) as would not materially increase the cost to the Company or its subsidiaries, or (b) offer letters that are entered into in the ordinary course of business consistent with past practice with newly hired employees who are not executive officers and that do not provide for any severance benefits (3) take any action to accelerate the vesting or payment, or the funding of any payment or benefit under, any Company benefit plan, (4) recognize any union, works council or other labor organization as the representative of any of the employees of the Company or any of its subsidiaries or enter into any collective bargaining agreements or (5) hire or terminate the employment or services of any executive officer of the Company, other than because such executive officer committed an act or omission constituting cause or due to permanent disability;
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make any change in financial accounting methods, principles, policies or practices of the Company or any of its subsidiaries, except insofar as may be required by GAAP (or any interpretation or enforcement thereof) or applicable law;

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(1) make, change or revoke any material tax election, (2) enter into any settlement or compromise of any material tax liability, (3) file any amended material tax return that would result in a change in tax liability, taxable income or loss, (4) adopt or change any method of tax accounting or annual tax accounting period, (5) enter into any closing agreement relating to any material tax liability, (6) agree to extend the statute of limitations in respect of any material amount of taxes or (7) surrender any right to claim a material tax refund;

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guarantee any indebtedness or enter into any “keep well” or other agreement maintaining the financial condition of another person (other than the Company or any of its subsidiaries) or enter into any agreement having the economic effect of any of the foregoing;

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enter into any new line of business outside of the Company’s and its subsidiaries’ existing businesses as of the date of the merger agreement;

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adopt a shareholder rights plan or “poison pill”;

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enter into or amend any contract with, or make any payment to, any former or present director or officer of the Company or any of its subsidiaries, or affiliates of any of the foregoing persons or any other person covered under Item 404 of Regulation S-K under the Securities Act (other than any payments pursuant to the fourteenth bullet point in this section); or

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agree to take, make any commitment to take, or adopt any resolutions of the Board or any committee thereof (including the Special Committee) in support of, any of the foregoing.

For purposes of the merger agreement, “COVID-19 response” means any action reasonably taken or reasonably omitted to be taken by us in response to COVID-19 or any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar laws, guidelines or recommendations promulgated by any governmental entity so long as such actions are either required by applicable law and consistent with reasonable actions taken by us prior to the date of the merger agreement.
In addition, the Company, Parent and Merger Sub have agreed that, except as contemplated by the merger agreement, they will not, and will not permit their respective subsidiaries to, take any action that could reasonably be expected to prevent or to impede, interfere with, hinder or delay in any material respect the completion of the merger and the other transactions contemplated by the merger agreement.
Access
Subject to applicable law and certain other exceptions and limitations set forth in the merger agreement, from and after the date of the merger agreement and prior to the effective time or earlier termination of the merger agreement, upon reasonable prior written notice, the Company is required to, and required to cause its subsidiaries to, afford to Parent, Merger Sub and each of their representatives (including, to the extent requested by Parent and its financing sources) reasonable access, during normal business hours, to the Company’s officers, employees, properties, offices and other facilities, books, contracts and records, provided that (1) the foregoing will not require the Company or its subsidiaries to permit access to (a) any inspection or information that would violate any of its confidentiality obligations in effect as of the date of the merger agreement, (b) any information subject to attorney-client privilege or other privilege or trade secret protection or the work product doctrine, (c) information that, in the Company’s reasonable opinion, would result in a breach of a contract to which the Company or any of its subsidiaries were bound as of May 6, 2021, or (d) information related to the Company’s sale process, including any information related to the negotiation and execution of the merger agreement or to transactions potentially competing with or alternative to the transactions contemplated by the merger agreement or proposals from other third parties relating to any competing or alternative transactions (including acquisition proposals (as defined below)) and the actions of the Board or any committee thereof (including the Special Committee) with respect to any of the foregoing; (2) any such investigation must be conducted in a manner so as not to unreasonably interfere with the normal business operations of the Company or its subsidiaries or otherwise result in any undue burden with respect to the prompt and timely discharge of their respective employees’ normal duties; (3) no investigation pursuant to this section will affect or be deemed to modify any representation or warranty made by the Company in the merger agreement; and (4) any such access that is onsite or in-person be conducted in accordance with onsite or in-person guidelines which constitute a COVID-19 response; provided that the Company will use its reasonable best efforts to allow for any access or disclosure in a manner that does not result in the effects in the foregoing clauses (1)(a)-(c), including by making appropriate substitute arrangements.
In addition, the Company and Parent are required to promptly notify the other (1) subject to restrictions under applicable regulatory laws, of any notice or communication received from any governmental entity in connection with the transactions contemplated by the merger agreement or from any person alleging that such person’s consent is or may be required in connection with the transactions contemplated by the merger agreement, if such communication or failure to obtain such consent would reasonably be expected to be material to the Company, the surviving corporation or Parent, (2) of any actions commenced against the Company, Parent or any of their affiliates in connection with, arising from or relating to the merger agreement or the transactions contemplated by the merger agreement or (3) if the Company or Parent becomes aware of the occurrence or non-occurrence of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the merger or the transactions contemplated by the merger agreement not to be satisfied. The Company shall also promptly notify Parent regarding any product corrective actions involving the Consumer Product Safety Commission.
The “Go-Shop” Period — Solicitation of Other Acquisition Proposals
Under the merger agreement, from the date of the merger agreement until the no-shop period start date, the Company and its representatives have the right to (1) initiate or solicit, or knowingly facilitate or encourage, any inquiry and (2) engage in or otherwise participate in any discussions or negotiations regarding an acquisition proposal or inquiry or that would reasonably be expected to lead to an acquisition proposal, or, subject to the entry into, and in accordance with, an acceptable confidentiality agreement, provide any access to its properties, books or records or any non-public information to any person (and such person’s representatives and prospective equity and debt financing sources) relating to the Company or any of its subsidiaries in connection with the foregoing; provided that (i) the Company must provide to Parent any information relating to the Company or any of its subsidiaries that was not previously provided or made available to Parent substantially concurrently with (and in any event within 24 hours after) the time it is furnished to such person (and such person’s representatives and prospective equity and debt financing sources) and (ii) the Company and its subsidiaries are not permitted to pay, agree to pay or cause to be paid, or reimburse, agree to reimburse or cause to be reimbursed, the expenses of any such person in connection with any acquisition proposals or inquiries.
The “No-Shop” Period — No Solicitation of Other Acquisition Proposals
Under the merger agreement, from the no-shop period start date until the earlier to occur of the termination of the merger agreement and the effective time, the Company must not, and must cause its subsidiaries, and must use its reasonable best efforts to cause its and their directors, officers, employees, other affiliates, investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly:

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initiate or solicit, or knowingly facilitate or encourage, any inquiries, discussions or requests with respect to or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal (as defined below) (referred to in this proxy statement as an “inquiry”);

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engage in or otherwise participate in any discussions or negotiations regarding an acquisition proposal or inquiry or that would reasonably be expected to lead to an acquisition proposal, or provide any access to its properties, books or records or any non-public information to any person relating to the Company or any of its subsidiaries in connection with the foregoing;

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enter into any other acquisition agreement, option agreement, joint venture agreement, partnership agreement, letter of intent, term sheet, merger agreement or similar agreement (other than an acceptable confidentiality agreement) with respect to an acquisition proposal (referred to in this proxy statement as an “alternative acquisition agreement”);

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approve, endorse, declare advisable or recommend any acquisition proposal;

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take any action to make the provisions of any takeover statute or any restrictive provision of any applicable anti-takeover provision in the certificate of incorporation or bylaws of the Company inapplicable to any transactions contemplated by any acquisition proposal; or

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authorize, commit to, agree or publicly propose to do any of the foregoing.

Pursuant to the merger agreement, an “acquisition proposal” means any proposal or offer from any person (other than Parent and its subsidiaries) relating to, in a single transaction or series of transactions:
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a merger, consolidation, dissolution, liquidation, recapitalization, share exchange, business combination or similar transaction involving the Company as a result of which the stockholders of the Company immediately prior to the transaction would cease to own at least 80% of the total voting power of the Company or any surviving entity (or any direct or indirect parent thereof) immediately following the transaction;

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the acquisition by any person or group of persons of more than 20% of the total voting power represented by the outstanding voting securities of the Company or of any of its subsidiaries if such voting power represents assets that constitute over 20% of the fair market value of the consolidated assets of the Company and its subsidiaries;

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a tender offer or exchange offer or other transaction which, if consummated, would result in a direct or indirect acquisition by any person or group of persons of more than 20% of the total voting power represented by the outstanding voting securities of the Company or any of its subsidiaries if such voting power represents assets that constitute over 20% of the fair market value of the consolidated assets of the Company and its subsidiaries; or

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the acquisition in any manner, directly or indirectly, of over 20% of the fair market value of the consolidated assets of the Company and its subsidiaries, in each case other than the transactions contemplated by the merger agreement.

On the no-shop period start date, the Company must notify Parent in writing of the number of parties with which the Company entered into an acceptable confidentiality agreement and the number of parties that submitted an acquisition proposal after the execution of the merger agreement and prior to or on the no-shop period start date, which notice must include a summary of any pending acquisition proposals that were made in writing by any excluded party (as defined below).
Pursuant to the merger agreement, an “excluded party” means any person from whom the Company or any of its representatives has received a written bona fide acquisition proposal after the execution of the merger agreement and prior to or on the no-shop period start date, which written acquisition proposal the Board (acting upon the recommendation of the Special Committee) and the Special Committee have determined in good faith prior to the start of the no-shop period start date (after consultation with their outside counsel and financial advisor) is or would reasonably be expected to lead to a superior proposal (as defined below) (such acquisition proposal, referred to in this proxy statement as a “qualified proposal”); provided, however, that a person will immediately cease to be an excluded party (and the provisions of the merger agreement applicable to excluded parties will cease to apply with respect to such person) if (A) such qualified proposal made by such person is withdrawn (it being understood that any amendment, modification or replacement of such qualified proposal shall not, in and of itself, be deemed a withdrawal of such qualified proposal) or (B) such qualified proposal, in the good faith determination of the Board (acting upon the recommendation of the Special Committee) and the Special Committee (after consultation with their outside counsel and financial advisor), no longer is or would no longer be reasonably expected to lead to a superior proposal.
Existing Discussions or Negotiations
Pursuant to the merger agreement, the Company has agreed to, and to cause its subsidiaries and its and its subsidiaries’ directors, officers and employees to, and to instruct its affiliates and other representatives to, on the no-shop period start date, immediately cease all solicitations, discussions and negotiations with any other persons (other than Parent and its representatives and any excluded party and its representatives) that may be ongoing with respect to an acquisition proposal or inquiry (as defined below) and request that each such person (other than Parent and its representatives and any excluded party and its representatives) promptly return or destroy all confidential information furnished to such person by or on behalf of the Company in connection with any acquisition proposal or inquiry.
Pursuant to the merger agreement, an “inquiry” means any inquiries, discussions or requests with respect to or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an acquisition proposal.
Receipt of Acquisition Proposals
At any time following the no-shop period start date and prior to the time the company stockholder approval is obtained, if the Company, directly or indirectly through one or more of its representatives, receives a written, unsolicited, bona fide acquisition proposal that did not result from a breach of the provisions of the merger agreement described above, then the Company and its representatives may contact the person or group of persons making the acquisition proposal to clarify the terms and conditions thereof so as to determine whether it constitutes or could reasonably be expected to result in a superior proposal and, if the Board (acting upon the recommendation of the Special Committee) and the Special Committee determine in good faith after consultation (1) with their financial advisor and outside legal counsel that the acquisition proposal constitutes, or would reasonably be expected to result in, a superior proposal and (2) with their outside legal counsel that failure to take the actions described below would be reasonably likely to be inconsistent with their fiduciary obligations under applicable law, then the Company and its representatives may:
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provide information to such person or group of persons (including their respective representatives and prospective equity and debt financing sources) if the Company receives from such person or group of persons (or has received from such person or group of persons) an executed confidentiality agreement containing terms not materially less favorable to the Company than those contained in the confidentiality agreement to which Parent is subject, except that it need not contain any standstill or similar provision, provided that the Company must substantially concurrently (and in any event, within 24 hours) make available to Parent and Merger Sub any non-public information concerning the Company or its subsidiaries that is provided to any such person or group of persons and that was not previously made available to Parent or Merger Sub; and

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engage or participate in any discussions or negotiations with that person or group of persons.

Pursuant to the merger agreement, a “superior proposal” means a bona fide written acquisition proposal that the Board (acting upon the recommendation of the Special Committee) and the Special Committee have determined in their good faith judgment, after consultation with their financial advisor and outside legal counsel, and taking into consideration, among other things, all legal, financial, regulatory, timing and other aspects and risks of the proposal (including required conditions) and the person making the proposal and all of the other terms, conditions and other aspects of such acquisition proposal and the merger agreement that the Board (acting upon the recommendation of the Special Committee) and the Special Committee deem relevant, to be more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by the merger agreement (including, if applicable, any revisions to the merger agreement made or proposed in writing by Parent pursuant to the merger agreement); provided, that for purposes of the definition of “superior proposal,” the references to “20%” and “80%” in the definition of acquisition proposal will be deemed to be references to “50%.”
Change in Board Recommendation
The Board, acting upon the unanimous recommendation of the Special Committee, has unanimously recommended that the Company’s stockholders vote “FOR” the proposal to adopt the merger agreement and the transactions contemplated thereby.
Except as expressly permitted by the merger agreement, neither the Board nor any committee thereof (including the Special Committee) may:
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withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in each case in a manner adverse to Parent, the recommendation of the Board that the Company’s stockholders adopt the merger agreement (referred to in this proxy statement as the “company recommendation”);

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fail to include the company recommendation in this proxy statement;

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adopt, approve, recommend, endorse or otherwise declare advisable, or publicly propose to adopt, approve or recommend, any acquisition proposal;

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fail to publicly reaffirm the company recommendation within 10 business days after Parent so requests in writing following any public disclosure of an acquisition proposal (other than of the type described below) from any person other than Parent or Merger Sub or any of their respective affiliates (provided that if the special meeting is scheduled to be held within 10 business days of such written request, promptly and in any event prior to two business days before the date the special meeting is scheduled to be held); or

•
fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 under the Exchange Act, against any acquisition proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within 10 business days after the commencement of the tender offer or exchange offer (or, if the special meeting is scheduled to be held within 10 business days from the date of the commencement, promptly and in any event prior to two business days before the date the special meeting is scheduled to be held).

The actions described in the bullet points above are referred to in this proxy statement as a “change of recommendation,” except that any “stop-look-and-listen” or similar communication described below or the failure by the Board or the Special Committee to take a position with respect to an acquisition proposal referred to in the fourth bullet point above or a tender offer or exchange offer referred to in the fifth bullet point above will not be deemed a change of recommendation if the communication is made or the position is taken prior to the tenth business day after the commencement of the tender offer or exchange offer or Parent’s written request following the public disclosure of the acquisition proposal, as applicable (or such earlier time as referenced above).
However, before the company stockholder approval is obtained, (1) if an intervening event (as defined below) occurs and the Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to effect a change of recommendation in light of such intervening event would be reasonably likely to be inconsistent with their fiduciary obligations under applicable law, the Board (acting upon the recommendation and direction of the Special Committee) may make a change of recommendation contemplated by the first and second bullet points above or (2) if the Company receives, directly or indirectly through one or more of its representatives, either (x) after the date of the merger agreement and prior to or on the no-shop period start date from an excluded party an acquisition proposal or (y) after the no-shop period start date an unsolicited, written, bona fide acquisition proposal, in each of the case of clauses (x) and (y), that the Board (acting upon the recommendation of the Special Committee) and the Special Committee conclude in good faith, after consultation with their financial advisor and outside legal counsel, constitutes a superior proposal and such acquisition proposal did not result from a material breach by the Company of the provisions of the merger agreement described under the section of this proxy statement entitled “The Merger Agreement — The ‘No-Shop’ Period — No Solicitation of Other Acquisition Proposals”, the Board (acting upon the recommendation of the Special Committee) and the Special Committee may effect a change of recommendation and/or terminate the merger agreement in order to enter into an alternative acquisition agreement providing for such superior proposal, provided that in either case:
•
The Company must have given Parent at least three business days’ prior written notice that it intends to make a change of recommendation (referred to in this proxy statement as a “notice of change of recommendation”) and/or terminate the merger agreement, which notice must specify in reasonable detail the basis for the change of recommendation and/or termination and, in the case of a superior proposal, the identity of the person or group of persons making the superior proposal and the material terms thereof along with a copy of any proposed agreement in respect of such superior proposal or, in the case of an intervening event, reasonable detail regarding the intervening event;

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after providing such notice and prior to making a change of recommendation and/or terminating the merger agreement, the Company must have negotiated, and must have caused its representatives to be available to negotiate, in good faith with Parent and Merger Sub (to the extent Parent and Merger Sub desire to negotiate) during the three-business day notice period (referred to in this proxy statement as the “notice period”) to make adjustments to the terms and conditions of the merger agreement as would obviate the need for the Company to effect a change of recommendation and/or terminate the merger agreement; and

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at the end of the three-business day notice period, the Board (acting upon the recommendation of the Special Committee) and the Special Committee must have determined in good faith, after consultation with their outside legal counsel and, with respect to a superior proposal giving rise to the notice of change of recommendation, their financial advisor, taking into account any changes to the merger agreement proposed in writing by Parent in response to the notice of change of recommendation, that (1) the superior proposal giving rise to the notice of change of recommendation continues to be a superior proposal or (2) in the case of an intervening event, the failure of the Board and the Special Committee to make a change of recommendation would continue to be reasonably likely to be inconsistent with their fiduciary obligations under applicable law.

Any amendment to the financial terms or any other material change to the terms of a superior proposal requires the Company to deliver a new notice of change of recommendation and to comply with the requirements in the bullets above, provided, that subsequent to the initial notice period, the notice period will only be two business days instead of three business days.
Under the merger agreement, an “intervening event” means a material event, occurrence, development or change in circumstances with respect to the Company and its subsidiaries, taken as a whole, that occurred or arose after the date of the merger agreement, which was unknown to, nor reasonably foreseeable by, the Board or the Special Committee as of the date of the merger agreement and becomes known to or by the Board or the Special Committee before the time stockholder approval is obtained, provided that the following do not constitute, and will not be considered in determining whether there has been, an intervening event: (1) the receipt, existence of or terms of an inquiry or acquisition proposal or any matter relating thereto or consequence thereof and (2) changes in the market price or trading volume of the shares of the Company or the fact that the Company meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided that the underlying causes of such change or fact will not be excluded by clause (2)).
The merger agreement does not prohibit the Company, the Board or (or any committee thereof, including the Special Committee) from (1) complying with its disclosure or fiduciary obligations under applicable law or disclosure obligations under NYSE rules, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders) or (2) making any “stop-look-and-listen” communication to stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to stockholders, including any similar communication in response to an acquisition proposal that is not a tender offer or exchange offer), provided that (i) except as provided in the next sentence, any disclosure made as permitted under clause (1) (other than any “stop-look-and-listen” or similar communication) that relates to an acquisition proposal will be deemed a change of recommendation unless the Board (acting upon the recommendation of the Special Committee) and the Special Committee expressly publicly reaffirm the company recommendation in connection with such disclosure and (ii) none of the Company, the Board or the Special Committee will be permitted to recommend any acquisition proposal (including that the Company’s stockholders tender any securities in connection with any tender offer or exchange offer that is an acquisition proposal) or otherwise make a change of recommendation with respect thereto, except as permitted as described above. Any “stop-look-and-listen” or similar communication permitted under clause (2) above made prior to the tenth business day after the commencement of such tender offer or exchange offer (or, if earlier, no fewer than two business days prior to the date on which the special meeting is scheduled to be held) will not constitute a change of recommendation or otherwise constitute a basis for Parent to terminate the merger agreement.
The Company must promptly (and in any event within 24 hours) notify Parent in writing if any acquisition proposal is received by the Company, any of its subsidiaries or any of its representatives, indicating (except to the extent prohibited by any applicable law or contract in effect as of the date of the merger agreement) the identity of the person or group of persons making the acquisition proposal and the material terms and conditions of any such acquisition proposal (including, if applicable, copies of any written acquisition proposal and any proposed agreements related thereto). The Company must (1) promptly (and in any event within 24 hours) notify Parent in writing (a) if the Company determines to begin providing non-public information or to engage in negotiations or discussions concerning an acquisition proposal and (b) thereafter of any change to the financial or other material terms and conditions of any acquisition proposal, and (2) otherwise keep Parent reasonably informed of the status and material terms of any such acquisition proposal, discussions or negotiations on a reasonably prompt basis, including by providing a copy of all written proposals, offers or drafts of proposed agreements. The Company shall not, and shall cause its subsidiaries not to, enter into any confidentiality or similar agreement that would prohibit them from providing such information to Parent.
In addition, notwithstanding anything to the contrary contained in the merger agreement, the Company may terminate, waive, amend or release any provision of any confidentiality, “standstill” or similar obligation of any person (1) if the Board (acting upon the recommendation of the Special Committee) and the Special Committee determine in good faith after consultation with their outside legal counsel that failure to take such action could be reasonably likely to be inconsistent with their fiduciary obligations under applicable law and (2) to the extent such provisions would prohibit any person or group from making an acquisition proposal privately to the Board and the Special Committee; provided that the Company promptly (and in any event within 24 hours) provides written notice to Parent thereof (including the identity of such counterparty) after granting any such limited waiver, amendment or release as provided in the immediately preceding paragraph.
The Special Meeting
The Company has agreed to take all action necessary to convene a meeting of the holders of the Company’s common stock (which meeting, together with any adjournment or postponement, is referred to in this proxy statement as the “special meeting”) as promptly as reasonably practicable after the SEC confirms that it has no further comments on the proxy statement or after the SEC fails to provide to the Company or its outside counsel any comments, objections or requests with respect to the proxy statement, to consider and vote upon the adoption of the merger agreement; provided that the Company may postpone or adjourn the special meeting with Parent’s written consent (which may not be unreasonably withheld, conditioned or delayed), for the absence of a quorum, to allow reasonable additional time to solicit additional proxies if the Company has not received proxies representing a sufficient number of shares of Company common stock to adopt the merger agreement, whether or not a quorum is present, if required by applicable law, or to allow reasonable time additional for the filing and dissemination of any supplemental or amended disclosure if, in the good faith judgment of the Board (acting upon the recommendation of the Special Committee) and the Special Committee (after consultation with outside legal counsel), the failure to do so would be reasonably likely to be inconsistent with their fiduciary obligations under applicable law. However, unless agreed by Parent, the special meeting will not be postponed or adjourned to a date that is beyond the date that is five business days prior to the termination date (as defined below).
Subject to the Board’s right to make a change of recommendation, as described in the section of this proxy statement entitled “— Change in Board Recommendation,” the Board must include the company recommendation in this proxy statement and must use its reasonable best efforts to lawfully obtain the company stockholder approval, including actively soliciting proxies in favor of the adoption of the merger agreement at the special meeting.
In the event that the Board (acting upon the recommendation of the Special Committee) and the Special Committee make a change of recommendation, the Company will be required to submit the merger agreement to holders of the Company’s common stock to obtain the company stockholder approval at the special meeting unless the merger agreement is terminated in accordance with its terms. In addition, the Company is not permitted to submit to the vote of its stockholders any other acquisition proposal unless the merger agreement is terminated in accordance with its terms.
Debt Financing and Debt Financing Cooperation
In connection with the execution of the merger agreement, Parent entered into the debt commitment letter with the commitment parties, pursuant to which the commitment parties (each of whom, in certain cases, may act through its respective appropriate affiliates or branches) have committed, upon certain terms and subject to certain conditions, to (i) lend the borrower $900.0 million in aggregate principal amount of senior secured first lien term loans in connection with the debt financing of the amounts payable pursuant to the merger agreement and the transactions contemplated thereby, (ii) make available to the borrower a senior secured asset-based revolving credit facility in an aggregate principal amount of up to $400.0 million in connection with, among other uses, the debt financing of the amounts payable pursuant to the merger agreement and the transactions contemplated thereby and (iii) make available to the borrower a senior unsecured bridge facility in an aggregate principal amount equal to $500.0 million.
Parent and Merger Sub have agreed to use reasonable best efforts to take, or cause to be taken, all actions and to use reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the debt financing and any replacement debt financing on the terms and conditions described in the debt commitment letter or replacement debt financing documents, as applicable, as promptly as possible, taking into account the expected timing of the marketing period but in any event prior to the date upon which the merger is required to be completed pursuant to the terms of the merger agreement. The Company is required to use reasonable best efforts to, and to cause its subsidiaries to use their reasonable best efforts to, and to use its reasonable best efforts to cause its and its subsidiaries’ representatives to, provide all cooperation reasonably requested by Parent necessary and customary for the arrangement of the debt financing, subject to certain limitations.
Employee Matters
During the period commencing on the closing date and ending on the first anniversary thereof, Parent has agreed to, and has agreed to cause its applicable subsidiary to, provide each continuing employee of the Company and its subsidiaries with (i) a base salary or regular hourly wage (whichever is applicable) and a short-term cash incentive compensation opportunity, that, in each case, is not less than the base salary or regular hourly wage and short-term cash incentive compensation opportunity in effect for, or available to, the applicable continuing employee as of immediately prior to the effective time, and (ii) other compensation opportunities (excluding any equity award or other long-term compensation opportunities) and employee benefits (excluding any severance-related benefits) that are, in each case, substantially similar in the aggregate to the other compensation opportunities (excluding any equity award or other long-term compensation opportunities) and employee benefits (excluding any severance-related benefits), respectively, provided or available to the applicable continuing employee as of immediately prior to the effective time.
During the period commencing on the closing date and ending on the first anniversary thereof, the surviving corporation will provide each continuing employee whose employment is terminated by Parent or one of its subsidiaries with severance benefits and on terms and conditions, in each case, that are no less favorable than the severance benefits and protections provided to each such continuing employee as of immediately prior to the effective time as set forth in the company disclosure schedule to the merger agreement.
Parent has agreed to cause any employee benefit plans of Parent and its subsidiaries in which the continuing employees are entitled to participate after the closing date to take into account for purposes of eligibility, vesting and benefit accruals (other than benefit accruals under any defined benefit pension plan or as would result in a duplication of benefits), service prior to the effective time by such employees to the Company and its subsidiaries (and any predecessors) as if such service were with Parent or its subsidiaries.
In addition, with respect to any employee benefit plans maintained by Parent and its subsidiaries for the benefit of the continuing employees following the closing date Parent has agreed to, and to cause the surviving corporation and its subsidiaries to, (i) waive any eligibility requirements or pre-existing condition limitations or waiting period requirements with respect to any such plan providing medical, dental, pharmaceutical or vision benefits to any continuing employee to the same extent waived under the analogous Company benefit plan prior to the closing date, and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, to any eligible expenses paid by such employees during the calendar year in which the effective time occurs (or such later date on which a continuing employee commences participation in any new plan of the surviving corporation and its subsidiaries) under analogous Company benefit plans.
Efforts to Complete the Merger
The Company, Parent and Merger Sub have agreed to, and to cause their respective subsidiaries to, each use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other in doing (and, in the case of Parent, to use reasonable best efforts to cause its equity financing sources for the merger and their affiliates to assist and cooperate as necessary or appropriate with the other parties), all things necessary, proper or advisable under the merger agreement or applicable law or otherwise complete and make effective the transactions contemplated by the merger agreement as soon as practicable, including to (1) obtain from any governmental entities and any third parties any actions, non-actions, clearances, waivers, consents, approvals, expirations or terminations of waiting periods, permits or orders required to be obtained by the Company, Parent, or any of their respective affiliates in connection with the authorization, execution, delivery and performance of the merger agreement and the completion of the transactions contemplated by the merger agreement, (2) make all registrations, filings, notifications or submissions which are necessary or advisable with respect to the merger agreement and transactions contemplated thereby under (i) any applicable federal or state securities law, (ii) the HSR Act and any other applicable regulatory law and (iii) any other applicable law, (3) subject to the provisions of the merger agreement described in the section of this proxy statement entitled “— Coordination on Transaction Litigation,” defend against any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the transactions contemplated thereby and (4) execute and deliver any additional instruments necessary to complete the transactions contemplated by the merger agreement. However, the Company and its subsidiaries will not be required to pay prior to the effective time any fee, penalty or other consideration to any third party to obtain consent or approval required for the completion of the merger under any contract. Further, without Parent’s prior written consent, neither the Company nor its subsidiaries may pay or commit to pay any third party whose consent or approval is being solicited any amount of cash or other consideration, or make any commitment or incur any liability or other obligation in connection therewith, in each case other than fees for the filings described in clause (2) above and certain other agreed costs and expenses.
The Company, Parent and Merger Sub must (1) subject to any restrictions under any regulatory law, promptly notify each other of any communication to that party from any governmental entity with respect to the merger agreement and the transactions and other agreements contemplated by the merger agreement and permit the other parties to review in advance any proposed material communication to any governmental entity, (2) unless required by applicable law, not agree to participate in any meeting or teleconference with any governmental entity in respect of any filing, investigation or other inquiry with respect to the merger agreement and the transactions and other agreements contemplated by the merger agreement unless it consults with the other parties in advance and, to the extent permitted by such governmental entity, gives the other parties the opportunity to attend and participate thereat, (3) subject to any restrictions under any regulatory law, furnish the other parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its subsidiaries and their respective representatives on the one hand, and any governmental entity or members of its staff on the other hand, with respect to the merger agreement and the transactions and other agreements contemplated by the merger agreement (excluding documents and communications subject to the attorney client privilege or other privilege or trade secret protection or the work product doctrine), and (4) furnish the other parties with such necessary information and reasonable assistance as such other parties may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any governmental entity in connection with the merger agreement and the transactions and other agreements contemplated by the merger agreement, including any filings necessary or appropriate under the provisions of any regulatory law; provided that the Company, Parent and Merger Sub may each reasonably designate competitively sensitive material as “outside counsel only material.” Materials provided to the other party or its counsel pursuant to the foregoing may be redacted to remove references concerning the valuation of the Company, privileged communications or other competitively sensitive material.
Antitrust Matters
The Company, Parent and Merger Sub have agreed to make, or to cause to be made, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the merger agreement as promptly as practicable after the date of the merger agreement (and in any event, within five business days) and to supply as promptly as reasonably practicable any additional information and material that may be requested by a governmental entity pursuant to any regulatory law. In furtherance of the foregoing, the Company, Parent and Merger Sub must request and use reasonable best efforts to obtain early termination of the waiting period under the HSR Act (to the extent that early termination of the waiting period is available), and no party may agree to extend any waiting period under any regulatory law applicable to, or commit not to complete any of the transactions contemplated by, the merger agreement without the prior written consent of all other parties to the merger agreement.
The Company will (and will cause its subsidiaries to), Parent will (and will cause its subsidiaries to) and Merger Sub will use its reasonable best efforts to resolve any objections that may be asserted with respect to the transactions contemplated under the merger agreement under any regulatory law. If any action, including any action by a private party, is instituted (or threatened to be instituted) challenging the transactions contemplated by the merger agreement as violative of any regulatory law, the Company will (and will cause its subsidiaries to), Parent will (and will cause its subsidiaries to) and Merger Sub will cooperate in all respects and use its reasonable best efforts to contest and resist any such action and have vacated, lifted, reversed or overturned any order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits completion of the transactions contemplated by the merger agreement, including by pursuing all reasonable avenues of administrative and judicial appeal. The Company, Parent and Merger Sub must, and the Company and Parent must cause their respective subsidiaries to, (1) negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or any of its subsidiaries, or of the Company or any of its subsidiaries, and (2) otherwise take or commit to take any actions that after the closing date limit Parent’s or its subsidiaries’ (including the surviving corporation’s) freedom of action with respect to, or its ability to retain, one or more businesses, product lines or assets of Parent or any of its subsidiaries (including the surviving corporation), in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any order which would otherwise have the effect of preventing the closing of the merger, materially delaying the closing or delaying the closing beyond the termination date. However, the Company will only be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is binding on the Company only if and when the closing of the merger occurs.
Indemnification and Insurance
From and after the effective time, Parent and the surviving corporation must, jointly and severally, indemnify and hold harmless, to the fullest extent permitted under applicable law, each present and former director and officer of the Company and its subsidiaries and each fiduciary of a company benefit plan (collectively referred to in this proxy statement, together with such person’s heirs, executors or administrators, as the “indemnified parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any actual or threatened action, whether civil, criminal, administrative or investigative, arising out of, related to or in connection with any action or omission occurring or alleged to have occurred whether prior to or at the effective time (including in connection with such indemnified parties’ service as a director or officer of the Company or any of its subsidiaries or a fiduciary of a company benefit plan or services performed by such persons at the request of or for the benefit of the Company or its subsidiaries), whether asserted or claimed prior to, at or after the effective time, including, in connection with (1) the transactions contemplated by the merger agreement and (2) actions to enforce the provision of the merger agreement described here or any other indemnification, exculpation or advancement right of any indemnified party. The rights of the indemnified parties set forth in the merger agreement are in addition to any rights the indemnified parties may have under the Company’s organizational documents or certain indemnification agreements listed on company disclosure schedule. For a period of six years from and after the effective time, Parent is required, unless otherwise prohibited by applicable law, to cause the certificate of incorporation and bylaws of the surviving corporation to contain provisions no less favorable to the indemnified parties with respect to indemnification, exculpation from liabilities and rights to advancement of expenses than those set forth as of the date of the merger agreement in the certificate of incorporation and bylaws of the Company, and not to amend, repeal or otherwise modify those provisions in a manner that would adversely affect the rights of any indemnified party. In addition, from and after the effective time, each of Parent and the surviving corporation must advance costs and expenses (including attorneys’ fees) as incurred by any indemnified party promptly (and in any event within 10 days) after receipt by Parent of a written request for such advance to the fullest extent permitted under applicable law, provided that any person to whom expenses are advanced provides an undertaking to repay the advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification.
In addition, prior to the effective time, the Company must obtain and fully pre-pay the premium for (and, following the effective time, the surviving corporation must, and Parent must cause the surviving corporation to, maintain with reputable and financially sound carriers) the extension of (1) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and (2) the Company’s existing fiduciary liability insurance policies (referred to in this proxy statement as “D&O insurance”), in each case for a claims reporting or discovery period (whichever is greater) of six years from and after the effective time with respect to any claim arising from facts or events that existed or occurred at or prior to the effective time with terms, conditions, retentions, coverage limits and limits of liability that are at least as favorable as the coverage provided under the Company’s existing policies in effect on the date of the merger agreement, or the surviving corporation will, and Parent will cause the surviving corporation to, maintain the D&O insurance for such six-year period or purchase comparable insurance as the D&O insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as the coverage provided under the Company’s existing policies as of the date of the merger agreement. In no event will the Company or the surviving corporation be required to expend for any such policies pursuant to the foregoing an annual premium amount in excess of 300% of the current aggregate annual premium paid by the Company for such insurance and, if the annual premiums of such insurance coverage exceeds such maximum amount, the Company or the surviving corporation will obtain a policy with the greatest coverage available for such maximum amount.
Coordination on Transaction Litigation
The Company, Parent and Merger Sub have agreed, subject to the preservation of attorney-client or other applicable privilege, trade secret protection and the provisions of the merger agreement governing the use and disclosure of confidential information, to keep the other party reasonably informed on a current basis with respect to any actions commenced against it or any of its affiliates arising from or relating to the merger agreement or the transactions contemplated by the merger agreement (referred to in this proxy statement as “transaction litigation”), to reasonably consult with the other party and give consideration to the other’s advice regarding transaction litigation, and to give the other party the opportunity to participate in the defense, settlement or prosecution of any transaction litigation, provided that the Company will in any event control any such defense, settlement or prosecution. The Company, Parent and Merger Sub have agreed not to settle any transaction litigation without the written consent of the other party (which may not be unreasonably withheld, conditioned or delayed).
Other Covenants and Agreements
The merger agreement also contains additional covenants, including covenants relating to, among other things:
•
the filing of this proxy statement with the SEC, and cooperation in preparing this proxy statement;

•
public announcements with respect to the transactions contemplated by the merger agreement;

•
other actions related to takeover statutes and reporting requirements under Section 16 of the Exchange Act;

•
actions to facilitate the termination and payoff of the Company’s existing credit facility and the release of liens under such credit facility;

•
redemption of the Company’s existing senior secured notes outstanding as of the date of the merger agreement; and

•
the conduct of Parent and Merger Sub prior to the effective time.

Conditions to Completion of the Merger
Each party’s obligation to complete the merger is subject to the satisfaction or waiver at or prior to the effective time of the following conditions:
•
the adoption of the merger agreement by a majority of the outstanding shares of the Company’s common stock entitled to vote thereon;

•
the expiration or termination of the waiting period applicable to the completion of the merger under the HSR Act (including any extensions of such waiting period); and

•
the absence of any law or order having been enacted, issued, promulgated, enforced or entered by a court or other governmental entity of competent jurisdiction that is in effect and that restrains, enjoins or otherwise prohibits the completion of the merger.

The respective obligations of Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver by Parent at or prior to the effective time of the following additional conditions:
•
the accuracy of the representations and warranties of the Company as of the closing date (except for any representations and warranties made as of a particular date, which representations and warranties must be true and correct only as of that date), generally subject to a “company material adverse effect” or other qualification provided in the merger agreement;

•
the performance by the Company in all material respects of the agreements and covenants required to be performed or complied with by it under the merger agreement at or prior to the effective time;

•
no company material adverse effect having occurred since the date of the merger agreement; and

•
the receipt by Parent of a certificate signed by an executive officer of the Company, dated as of the closing date, to the effect that the conditions set forth in the three preceding bullet points have been satisfied.

The obligation of the Company to complete the merger is subject to the satisfaction or waiver by the Company at or prior to the effective time of the following additional conditions:
•
the accuracy of the representations and warranties of Parent and Merger Sub as of the closing date (except for any representations and warranties made as of a particular date, which representations and warranties must be true and correct only as of that date), generally subject to a “parent material adverse effect” or other qualification provided in the merger agreement;

•
the performance by each of Parent and Merger Sub in all material respects of the agreements and covenants required to be performed or complied with by it under the merger agreement at or prior to the effective time; and

•
the receipt by the Company of a certificate signed by an executive officer of Parent, dated as of the closing date, to the effect that the conditions set forth in the two preceding bullet points have been satisfied.

No party may rely, either as a basis for not completing the merger or any of the other transactions contemplated by the merger agreement or terminating the merger agreement and abandoning the merger, on the failure of a condition to closing set forth in the merger agreement to be satisfied if such failure was caused by such party’s failure to act in good faith or to use the efforts to cause the closing of the merger to occur as required by the merger agreement.
Termination
The merger agreement may be terminated and the merger may be abandoned in the following circumstances:
•
at any time prior to the effective time by the mutual written consent of the Company and Parent (and, in the case of the Company, the Board (acting upon the recommendation of the Special Committee) and the Special Committee);

•
at any time prior to the effective time by either the Company or Parent:

•
if the merger has not been completed on or before November 6, 2021 (referred to in this proxy statement as the “termination date”); provided that the right to terminate the merger agreement pursuant to the termination provision referred to in this bullet point will not be available to a party if the failure of the merger to have been completed on or before the termination date was primarily caused by the failure of such party to perform any of its obligations under the merger agreement;

•
if the special meeting has been duly held and completed and the company stockholder approval has not been obtained at the special meeting or any adjournment or postponement thereof at which a vote on the adoption of the merger agreement is taken; or

•
if an order by a court or other governmental entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the completion of the merger has become final and non-appealable or any statute, rule or regulation will have been enacted, entered, enforced or deemed applicable to the merger that prohibits, makes illegal or enjoins the consummation of the merger; provided that the right to terminate the merger agreement pursuant to the termination provision referred to in this bullet point will not be available to a party if the enactment, issuance, promulgation, enforcement or entry of such order, or the order becoming final and non-appealable, was primarily caused by the failure of such party to perform any of its obligations under the merger agreement.

•
by the Company:

•
at any time prior to the time the company stockholder approval is obtained, in order to substantially concurrently enter into an alternative acquisition agreement providing for a superior proposal in accordance with the merger agreement, subject to complying with the terms of the merger agreement; provided that prior to or substantially concurrently with, and as a condition to, such termination, the Company pays to Parent (or its designee) the company termination fee described below;

•
at any time prior to the effective time, if Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements in the merger agreement, which breach (1) would give rise to the failure of a condition to the obligation of the Company to complete the merger related to Parent’s or Merger Sub’s representations, warranties, covenants and agreements in the merger agreement and (2) is either not capable of being cured before the termination date or is not cured before the earlier of 30 business days following receipt of written notice from the Company of such breach or the termination date; provided that the Company will not have the right to terminate the merger agreement pursuant to the termination provision referred to in this bullet point if it is then in breach of any of its representations, warranties, covenants or agreements in the merger agreement, such that any condition to the obligations of Parent or Merger Sub to complete the merger related to the Company’s representations, warranties, covenants and agreements in the merger agreement would not be satisfied if the closing date were the date of such termination; or

•
at any time prior to the effective time if the marketing period has ended and all of the conditions to the obligation of Parent to complete the merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, each of which is capable of being satisfied if the closing date were the date of such termination, and, solely with respect to the condition relating to the expiration or termination of the waiting period applicable to the completion of the merger under the HSR Act, if the failure of such condition to be satisfied is primarily caused by a material breach by Parent or Merger Sub of any of their respective covenants or agreements set forth in the provisions of the merger agreement described in the section of this proxy statement entitled “The Merger Agreement — Efforts to Complete the Merger”); Parent and Merger Sub do not complete the merger on or prior to the date the closing is required to occur pursuant to the merger agreement; the Company has irrevocably confirmed in writing to Parent that it is ready, willing and able to complete the merger throughout the three-business-day period following delivery of such confirmation; and Parent and Merger Sub fail to complete the merger within three business days following delivery of such confirmation.
•
by Parent:

•
at any time prior to the time the company stockholder approval is obtained, if the Board (acting upon the recommendation of the Special Committee) or the Special Committee has made a change of recommendation or allowed the Company or any of its subsidiaries to enter into an alternative acquisition agreement (other than an acceptable confidentiality agreement); or

•
at any time prior to the effective time if the Company has breached any of its representations, warranties, covenants or agreements in the merger agreement, which breach (1) would give rise to the failure of a condition to the obligations of Parent and Merger Sub to complete the merger related to the Company’s representations, warranties, covenants and agreements in the merger agreement and (2) is either not capable of being cured before the termination date or is not cured before the earlier of 30 business days following receipt of written notice from Parent of such breach or the termination date; provided that Parent will not have the right to terminate the merger agreement pursuant to the termination provision referred to in this bullet point if it or Merger Sub is then in breach of any of their representations, warranties, covenants or agreements in the merger agreement, such that any condition to the obligation of the Company to complete the merger related to Parent’s or Merger Sub’s representations, warranties, covenants and agreements in the merger agreement would not be satisfied if the closing date were the date of such termination.

Company Termination Fee
The Company will pay Parent (or its designee) the company termination fee in an amount equal to approximately $77.2 million in the following circumstances:
•
if the merger agreement is terminated by the Company at any time prior to the time the company stockholder approval is obtained, in order to substantially concurrently enter into an alternative acquisition agreement providing for a superior proposal, provided that the amount of the company termination fee will be approximately $38.6 million instead of the greater amount set forth above if (x) the merger agreement is terminated by the Company (i) at any time prior to the time the company stockholder approval is obtained, in order to substantially concurrently enter into an alternative acquisition agreement providing for a superior proposal and (ii) such time of termination is prior to or on the no-shop period start date, and (y) the Company has entered into a definitive alternative acquisition agreement with an excluded party to consummate an acquisition proposal at the time of such termination (which, must, in any event, have occurred prior to or on the no-shop period start date);

•
if the merger agreement is terminated by Parent because the Board (acting upon the recommendation of the Special Committee) or the Special Committee has made a change of recommendation or allowed the Company or any of its subsidiaries to enter into an alternative acquisition agreement (other than an acceptable confidentiality agreement); or

•
if all three of the following conditions are satisfied:

(1)
the merger agreement is terminated by (i) either the Company or Parent because the merger has not been completed on or before the termination date, (ii) either the Company or Parent because the company stockholder approval has not been obtained or (iii) Parent as a result of a breach by the Company of any representation, warranty, covenant or agreement in the merger agreement, which breach (x) gives rise to the failure of a condition to the obligations of Parent and Merger Sub to complete the merger related to the Company’s representations, warranties, covenants and agreements in the merger agreement and (y) is either not capable of being cured before the termination date or is not cured before the earlier of 30 business days following receipt of written notice from Parent of such breach or the termination date, and in case of each of clause (i) and (iii) above, at the time of the termination, the company stockholder approval has not been obtained, and
(2)
any person has publicly proposed, announced or made an acquisition proposal (or in the case of clause (1)(iii), an acquisition proposal has been made to the Company’s management, the Board or any committee thereof (including the Special Committee)) after the date of the merger agreement and prior to the special meeting and has not been withdrawn at least two business days prior to the special meeting (and in the case of clause (1)(iii), prior to the breach that forms the basis of the termination), and

(3)
within 12 months after the termination, the Company completes an acquisition proposal or enters into a definitive agreement for an acquisition proposal that is subsequently completed (even if after such 12-month period)

provided that, for purposes of the provision referred to in this bullet point, the references to “20%” and “80%” in the definition of “acquisition proposal” are deemed to be references to “50%”.
In no event will the Company be required to pay the company termination fee on more than one occasion (whether or not the company termination fee may be payable under more than one provision of the merger agreement at the same or at different times and upon the occurrence of different events) or be subject to monetary damages for a willful and material breach by the Company of its obligations under the merger agreement in an amount in excess of approximately $128.6 million (referred to in this proxy statement as the “damage cap”) in the aggregate (including any payment of the company termination fee). In addition, in no event will Parent and Merger Sub be entitled to (1) payment of monetary damages prior to the termination of the merger agreement or in amounts in excess of the damage cap, (2) payment of both monetary damages and the company termination fee in a combined amount in excess of the damage cap or (3) both (a) payment of any monetary damages and/or the company termination fee and (b) a grant of specific performance of the merger agreement or any other equitable remedy against the Company that results in the closing of the merger.
Parent Termination Fee
Parent will pay the Company the parent termination fee in an amount equal to approximately $128.6 million if the merger agreement is terminated by the Company because the marketing period has ended and all of the conditions to the obligation of Parent to complete the merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, each of which is capable of being satisfied if the closing date were the date of such termination, and, solely with respect to the condition relating to the expiration or termination of the waiting period applicable to the completion of the merger under the HSR Act, if the failure of such condition to be satisfied is primarily caused by a material breach by Parent or Merger Sub of any of their respective covenants or agreements set forth in the provisions of the merger agreement described in the section of this proxy statement entitled “— Efforts to Complete the Merger”); Parent and Merger Sub do not complete the merger on or prior to the date the closing is required to occur pursuant to the merger agreement; the Company has irrevocably confirmed in writing to Parent that it is ready, willing and able to complete the merger on and throughout the three-business-day period following delivery of such confirmation; and Parent and Merger Sub fail to complete the merger within three business days following delivery of such confirmation; provided that any purported termination of the merger agreement by either the Company or Parent because the merger has not been completed on or before the termination date will be deemed to be a termination on the grounds described in this paragraph if, at the time of such termination, the Company would have been entitled to terminate the merger agreement on the grounds described in this paragraph.

In no event will Parent be obligated to pay the parent termination fee on more than one occasion or be subject to monetary damages for a willful and material breach by Parent or Merger Sub of their obligations under the merger agreement, and, as applicable, reimbursements and indemnification contemplated by the provisions of the merger agreement described in the section of this proxy statement entitled “— Debt Financing and Debt Financing Cooperation” in an aggregate amount in excess of the damage cap. In addition, in no event will the Company be entitled to (1) payment of monetary damages prior to the termination of the merger agreement or in amounts in excess of the damage cap, (2) payment of both monetary damages and the parent termination fee in a combined amount in excess of the damage cap or (3) both (a) payment of any monetary damages and/or the parent termination fee and (b) a grant of specific performance of the merger agreement or any other equitable remedy against Parent or Merger Sub that results in the closing of the merger.
Limitation on Remedies
In the event of the termination of the merger agreement and the abandonment of the merger in accordance with the provisions described in the section of this proxy statement entitled “— Termination,” the merger agreement will become void and of no effect with no liability to any person on the part of the Company, Parent, Merger Sub or any of their respective affiliates, directors, officers, employees or stockholders, except that no such termination will relieve (1) the Company of any liability to pay the company termination fee or Parent of any liability to pay the parent termination fee, in each case to the extent required pursuant to the merger agreement, or (2) the Company, Parent or Merger Sub of any liability for any willful and material breach of the merger agreement prior to such termination, subject to the other limitations set forth in the merger agreement. In addition, certain sections of the merger agreement, including among others sections relating to termination, termination fees and expenses and confidentiality, will survive termination.
As noted above, in no event will the Company be required to pay the company termination fee on more than one occasion (whether or not the company termination fee may be payable under more than one provision of the merger agreement at the same or at different times and upon the occurrence of different events) or be subject to monetary damages for a willful and material breach by the Company of its obligations under the merger agreement in an amount in excess of the damage cap in the aggregate (including any payment of the company termination fee). In addition, in no event will Parent and Merger Sub be entitled to (1) payment of monetary damages prior to the termination of the merger agreement or in amounts in excess of the damage cap, (2) payment of both monetary damages and the company termination fee in a combined amount in excess of the damage cap or (3) both (a) payment of any monetary damages and/or the company termination fee and (b) a grant of specific performance of the merger agreement or any other equitable remedy against the Company that results in the closing of the merger.
As noted above, in no event will Parent be obligated to pay the parent termination fee on more than one occasion or be subject to monetary damages for a willful and material breach by Parent or Merger Sub of their obligations under the merger agreement in an amount in excess of the damage cap. In addition, in no event will the Company be entitled to (1) payment of monetary damages prior to the termination of the merger agreement or in amounts in excess of the damage cap, (2) payment of both monetary damages and the parent termination fee in a combined amount in excess of the damage cap or (3) both (a) payment of any monetary damages and/or the parent termination fee and (b) a grant of specific performance of the merger agreement or any other equitable remedy against Parent or Merger Sub that results in the closing of the merger.
Expenses
Except as otherwise provided in the merger agreement or the limited guarantee, whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such expense, except that all filing fees under the HSR Act in connection with the transactions contemplated by the merger agreement will be borne by Parent.

Amendment and Modification
Subject to the provisions of applicable law, at any time prior to the effective time, the merger agreement may be amended, modified or waived if the amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by Parent, Merger Sub and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective, except that (1) after receipt of the company stockholder approval, no amendment may be made which by applicable law requires further approval by the holders of the Company’s common stock without obtaining that further approval and (2) the provisions of the merger agreement to which the lenders under the debt commitment letter and their respective representatives are third party beneficiaries may not be amended in any way adverse to such lenders or their representatives without the prior written consent of such lenders.
Jurisdiction; Specific Enforcement
Under the merger agreement, each of the parties has agreed that it will bring any action or proceeding in respect of any claim arising out of or relating to the merger agreement or the transactions contemplated by the merger agreement exclusively in the Court of Chancery of the State of Delaware or, if that court lacks or declines to accept jurisdiction, another federal or state court located in the State of Delaware. However, each of the parties has agreed that it will not be permitted to bring or support any action or claim against the lenders party to the debt commitment letter or their representatives arising out of or relating to the merger agreement or any of the transactions contemplated by the merger agreement in any forum other than any state or federal court sitting in the Borough of Manhattan in the City of New York.
Each of the parties has agreed that if for any reason any of the provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached or threatened to be breached, irreparable damage would occur for which monetary damages would not be an adequate remedy. Accordingly, in addition to any other available remedies a party may have in equity or at law, each party will be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. Notwithstanding the foregoing, (i) the Company will be entitled to specific performance of Parent’s and Merger Sub’s obligations pursuant to the merger agreement and the equity commitment letter to complete the merger only if all of the conditions to Parent’s obligation to effect the merger (set forth in sections 6.1 and 6.2 of the merger agreement) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, provided that those conditions would be satisfied if the closing were on such date), Parent and Merger Sub fail to complete the closing by the date the closing is required to have occurred pursuant to the merger agreement, Parent’s debt financing has been funded or will be funded at the closing if Parent’s equity financing is funded at the closing, and the Company has irrevocably confirmed in a written notice to Parent that the closing will occur if Parent’s equity financing and debt financing are funded and specific performance is granted; and (ii) the Company will be entitled to specific performance requiring Parent and Merger Sub to enforce the terms of the debt commitment letter and the obligations of the lenders to fund the debt financing only if all of the conditions to Parent’s obligation to effect the merger (set forth in sections 6.1 and 6.2 of the merger agreement) have been satisfied (other than those conditions that by their nature are to be satisfied at the closing of the merger, provided that those conditions would be satisfied if the closing were on such date), Parent and Merger Sub fail to complete the closing by the date the closing is required to have occurred pursuant to the merger agreement, all of the conditions (other than those conditions that by their nature are to be satisfied at the closing of the merger under the debt commitment letter, provided that those conditions would be satisfied if the closing were on such date) to the consummation of the debt financing provided for in the debt commitment letter have been satisfied, and the Company has irrevocably confirmed in a written notice to Parent that the closing will occur if Parent’s equity financing and debt financing are funded and specific performance is granted. Pursuant to the merger agreement, each of the parties has agreed that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that there is adequate remedy at law or that an award of specific performance is not an appropriate remedy.
Role of Special Committee
Notwithstanding anything to the contrary set forth in the merger agreement, until the effective time of the merger, (i) the Company may take the following actions only with the prior approval of the Special

Committee: (a) amending, restating, modifying or otherwise changing any provision of the merger agreement; (b) waiving any right under the merger agreement or extending the time for the performance of any obligation of the Company thereunder; (c) terminating the merger agreement; (d) taking any action under the merger agreement that expressly requires the approval of the Special Committee; (e) making any decision or determination, or taking any action under or with respect to the merger agreement or the transactions contemplated thereby that would reasonably be expected to be, or is required to be, approved, authorized, ratified or adopted by the Board; (f) granting any approval or consent for, or agreement to, any item for which the approval, consent or agreement of the Company is required under the merger agreement; and (g) agreeing to do any of the foregoing, and (ii) no decision or determination shall be made, or action taken, by the Company or the Board (including effecting a change in recommendation) under or with respect to the merger agreement or the transactions contemplated thereby without first obtaining the approval of the Special Committee.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION
As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, At Home is providing its stockholders with a separate advisory (non-binding) vote to approve certain compensation that may be paid or become payable to its named executive officers in connection with the merger, as described in the table in the section of this proxy statement entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to the Company’s Named Executive Officers in Connection with the Merger,” including the footnotes to the table and related narrative discussion beginning on page [      ] of this proxy statement.
The Board unanimously recommends that the stockholders of At Home approve the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to At Home’s named executive officers in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of this proxy statement entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to the Company’s Named Executive Officers in Connection with the Merger,” including the footnotes to the table and the related narrative discussion, is hereby APPROVED.”
The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to adopt the merger agreement and vote not to approve the named executive officer merger-related compensation proposal and vice versa. Because the vote on the named executive officer merger-related compensation proposal is advisory only, it will not be binding on either At Home or Parent. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto under the applicable compensation agreements and arrangements, regardless of the outcome of the non-binding, advisory vote of At Home’s stockholders.
The above resolution approving the merger-related compensation of At Home’s named executive officers on an advisory (non-binding) basis requires the affirmative vote of a majority of the shares of Company common stock present in person (which would include presence at a virtual meeting) or represented by proxy at the special meeting and entitled to vote thereon.
The Board unanimously recommends that the stockholders of At Home vote “FOR” the named executive officer merger-related compensation proposal

.
VOTE ON ADJOURNMENT
The Company’s stockholders are being asked to approve a proposal that will give the Board authority to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. If this adjournment proposal is approved, the special meeting could be adjourned by the Board to any date (subject to certain restrictions in the merger agreement, including that the special meeting may not be held, without Parent’s consent, on a date that is more than five business days prior to the termination date). In addition, the Board could postpone the special meeting before it commences. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time before their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign and return a proxy and you indicate that you wish to vote in favor of the proposal to adopt the merger agreement but do not indicate a choice on the adjournment proposal, your shares of Company common stock will be voted in favor of the adjournment proposal.
The Company does not anticipate calling a vote on this proposal if the proposal to adopt the merger agreement is approved by the requisite number of shares of Company common stock at the special meeting.
The vote on the adjournment proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to approve the proposal to adopt the merger agreement and vote not to approve the adjournment proposal and vice versa.
Approval of the adjournment proposal requires the affirmative vote of a majority of the shares of Company common stock present in person (which would include presence at a virtual meeting) or represented by proxy at the special meeting and entitled to vote thereon.
The Board unanimously recommends that the stockholders of At Home vote “FOR” the adjournment proposal, if a vote on the adjournment proposal is called

.
MARKET PRICE OF THE COMPANY COMMON STOCK
At Home’s common stock is traded on the NYSE under the symbol “HOME.” On [     ], 2021, there were approximately [      ] holders of record of our common stock. Certain shares of our common stock are held in “street” name and accordingly, the number of beneficial owners of such shares is not known or included in the foregoing number.
The following table sets forth for the periods indicated the high and low intraday sales prices per share for our common stock on the NYSE. The table also provides information as to dividends declared per share of our common stock.
	Market Price
	Low		High		Dividend Per Share
Fiscal 2020
First Quarter		$17.13		$25.00		$0.00
Second Quarter		$5.16		$24.81		$0.00
Third Quarter		$4.58		$10.53		$0.00
Fourth Quarter		$4.70		$10.55		$0.00
Fiscal 2021						$0.00
First Quarter		$1.20		$7.38		$0.00
Second Quarter		$1.81		$9.34		$0.00
Third Quarter		$8.36		$23.92		$0.00
Fourth Quarter		$13.00		$28.44		$0.00
Fiscal 2022
First Quarter		$21.87		$34.76		$0.00
Second Quarter (through [ ], 2021)	$	[ ]	$	[ ]	$	[ ]
The closing price of our common stock on May 4, 2021, the last trading day prior to media reports regarding the merger, was $30.67, and the closing price of our common stock on May 5, 2021, the last trading day prior to the execution of the merger agreement, was $31.29 per share. On [           ], 2021, the most recent practicable date before the filing of this proxy statement, the closing price for our common stock was $[                 ] per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of Company common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Except as noted below, the following table sets forth the amount and percent of shares of our common stock that as of [    ], are deemed under the rules of the SEC to be “beneficially owned” by each member of the Board, by each of our named executive officers, by all of our directors and executive officers as a group, and by any person or “group” (as that term is used in the Exchange Act) known to us to be a “beneficial owner” of more than 5% of the outstanding shares of our common stock as of that date. The information concerning the beneficial ownership of our directors and officers is based solely on information provided by those individuals. Unless otherwise stated, the beneficial owner has sole voting and investment power over the listed common stock or shares such power with his or her spouse.
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percentage of Class (%)
5% Stockholders
CAS Investment Partners, LLC(1)	11,078,735	16.9
Vanguard Group(2)	5,127,186	7.8
North Peak Capital Management, LLC(3)	4,383,805	6.7
BlackRock, Inc.(4)	4,166,240	6.4
Indaba Capital Management, L.P.(5)	3,263,986	5.0
Named Executive Officers and Directors
Lewis L. Bird III(6)	2,872,432	4.2%
Jeffrey R. Knudson(7)	74,993	*
Peter S.G. Corsa(8)	682,387	1.0%
Chad C. Stauffer(7)	143,102	*
Ashley F. Sheetz(7)	124,150	*
Steve K. Barbarick(9)	34,934	*
Wendy A. Beck(7)	91,893	*
Paula L. Bennett(9)	25,434	*
John J. Butcher(9)	16,300	*
Elisabeth B. Charles(7)	37,531	*
Joanne C. Crevoiserat(9)	37,403	*
Philip L. Francis(10)	190,109	*
Kenneth M. Simril	—	*
Larry D. Stone(11)	120,225	*
All directors and executive officers as a group (18 persons)(7)	4,785,252	6.9%

*
Indicates beneficial ownership of less than 1.0% of the outstanding Company common stock.

(1)
Based on a Schedule 13D filed with the SEC on May 17, 2021. Represents (i) 7,903,174 shares of our common stock held by Sosin Master, LP, and (ii) 3,175,561 shares of our common stock held by CSWR Partners, LP. CAS Investment Partners, LLC is the investment manager of, and may be deemed to beneficially own the common stock owned by, Sosin Master, LP and CSWR Partners, LP. Mr. Clifford Sosin is the managing member of, and may be deemed to beneficially own common stock beneficially owned by, CAS Investment Partners, LLC. Mr. Sosin reports shared voting and dispositive power over the shares of our common stock, and he disclaims beneficial ownership of such shares. The address for CAS Investment Partners, LLC and its affiliates is 135 E 57th Street, Suite 18 108, New York, NY 10022.

(2)
Based on a Schedule 13G/A filed with the SEC on February 10, 2021. This report includes holdings of various subsidiaries of the holding company. Vanguard Group reported shared voting power over 56,715 shares, sole dispositive power over 5,026,038 shares and shared dispositive power over 101,148 shares. The address for the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(3)
Based on a Schedule 13G filed with the SEC on December 4, 2020. Represents 495,369 shares of our common stock held by North Peak Capital Partners, LP (“Fund I”) and 3,888,436 shares of our common stock held by North Peak Capital Partners II, LP (“Fund II”) as the record and direct beneficial owners of the securities reported. Each of Fund I and Fund II disclaims beneficial ownership of the shares held by the other. North Peak Capital Management, LLC (“North Peak Management”) is the investment manager of, and may be deemed to indirectly beneficially own securities owned by, each of Fund I and Fund II. North Peak Capital GP, LLC (“North Peak GP”) is the general partner of, and may be deemed to indirectly beneficially own securities owned by, each of Fund I and Fund II. Neither North Peak Management nor North Peak GP owns any shares of our common stock directly and they each disclaim beneficial ownership of any shares of our common stock held by either Fund I or Fund II. Jeremy Steven Kahan and Michael Kevin Kahan are each a co-manager of, and each may be deemed to beneficially own securities beneficially owned by, each of North Peak Management and North Peak GP. Neither of Messrs. Kahan own any shares of our common stock directly and they each disclaim beneficial ownership of any securities beneficially owned by either North Peak Management or North Peak GP. Such holders report shared voting and investment power with respect to shares of our common stock. The address for each of the reporting persons is c/o North Peak Capital Management, LLC, 155 East 44th Street, 5th Floor, New York, NY 10017.

(4)
Based on a Schedule 13G/A filed with the SEC on January 28, 2021. This report includes holdings of various subsidiaries of the holding company. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)
Based on a Schedule 13G filed with the SEC on February 16, 2021 by Indaba Capital Management, L.P. (the “Indaba Investment Manager”), IC GP, LLC, the Investment Manager’s sole general partner, and Derek C. Schrier. The shares of our common stock beneficially owned by the reporting persons are directly held by Indaba Capital Fund, L.P. (the “Indaba Fund”), a private investment fund for which the Indaba Investment Manager serves as investment manager. Pursuant to an Investment Management Agreement, the Indaba Fund and its general partner have delegated all voting and investment power over the shares of our common stock directly held by the Indaba Fund to the Indaba Investment Manager. Such holders report shared voting and investment power with respect to all shares of our common stock. The address for each of the reporting persons is One Letterman Drive, Building D, Suite DM700, San Francisco, CA 94129.

(6)
Includes 2,770,372 shares of Company common stock issuable upon exercise of options that have vested or will vest within 60 days after May 27, 2021. Also includes 69,060 shares of Company common stock held indirectly through the revocable Bird Family Trust. Mr. Bird and his wife serve as the trustees and are the beneficiaries of the revocable Bird Family Trust.

(7)
Includes 60,000, 137,558, 119,438, 72,817 and 19,788 shares of Company common stock for Mr. Knudson, Mr. Stauffer, Ms. Sheetz, Ms. Beck and Ms. Charles, respectively, and 4,352,141 shares of Company common stock for all executive officers and directors as a group that are (i) either unvested as of May 27, 2021 and will vest within 60 days thereafter or (ii) issuable upon exercise of options that have vested or will vest within 60 days after May 27, 2021.

(8)
Includes 664,318 shares of Company common stock that are (i) either unvested as of May 27, 2021 and will vest within 60 days or (ii) issuable upon exercise of options that have vested or will vest within 60 days after May 27, 2021. Also includes 8,653 shares of Company common stock held indirectly through the revocable Corsa Family Trust of 2006. Mr. Corsa and his wife serve as the trustees and are the beneficiaries of the revocable Corsa Family Trust of 2006.

(9)
Includes 16,300 shares of Company common stock that are unvested as of May 27, 2021 and will vest within 60 days thereafter.

(10)
Includes 72,817 shares of Company common stock that are (i) either unvested as of May 27, 2021 and will vest within 60 days or (ii) issuable upon exercise of options that have vested or will vest within 60 days after May 27, 2021. Also includes 82,883 shares of Company common stock held indirectly through the Francis Revocable Trust. Mr. Francis and his wife serve as the trustees and are the beneficiaries of the Francis Revocable Trust.

(11)
Includes 72,817 shares of Company common stock that are (i) either unvested as of May 27, 2021 and will vest within 60 days thereafter or (ii) issuable upon exercise of options that have vested or will vest within 60 days after May 27, 2021. Also includes 47,408 shares of Company common stock held indirectly through the Larry D Stone Revocable Trust dtd 12/06/ 1996. Mr. Stone and his wife serve as the trustees and Mr. Stone is the beneficiary of the Larry D Stone Revocable Trust dtd 12/06/1996.

APPRAISAL RIGHTS
If the merger is consummated, stockholders who continuously hold shares of Company common stock through the effective time, who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights of appraisal will be entitled to seek appraisal of their shares in connection with the merger under Section 262 the DGCL (referred to in this proxy statement as “Section 262”). The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of shares of Company common stock unless otherwise expressly noted herein. Only a holder of record of shares of Company common stock is entitled to demand appraisal of the shares registered in that holder’s name. A person having a beneficial interest in shares of Company common stock held of record in the name of another person, such as a bank, broker, trust or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Company common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.
Under Section 262, if the merger is completed, holders of shares of Company common stock who: (i) submit a written demand for appraisal of their shares; (ii) do not vote in favor of the adoption of the merger agreement; (iii) continuously are the record holders of such shares through the effective time; and (iv) otherwise exactly follow the procedures set forth in Section 262 may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of Company common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. However, after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders who have asserted appraisal rights unless (a) the total number of shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of Company common stock as measured in accordance with subsection (g) of Section 262; or (b) the value of the aggregate merger consideration in respect of the shares of Company common stock for which appraisal rights have been pursued and perfected exceeds $1 million (conditions (a) and (b) referred to as the “ownership thresholds”). Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the surviving corporation may voluntarily pay to each stockholder entitled to appraisal an amount in cash pursuant to subsection (h) of Section 262, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary cash payment, unless paid at such time. The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.
Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Company’s notice to stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the merger, any holder of shares of Company common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration described in the merger agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Company common stock, Company believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.
Stockholders wishing to exercise the right to seek an appraisal of their shares of Company common stock must do ALL of the following:
•
the stockholder must not vote in favor of the proposal to adopt the merger agreement;

•
the stockholder must deliver to Company a written demand for appraisal before the vote on the merger agreement at the special meeting;

•
the stockholder must continuously hold the shares from the date of making the demand through the effective time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time); and

•
the stockholder (or any person who is the beneficial owner of shares of Company common stock held either in a voting trust or by a nominee on behalf of such person) or the surviving corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time. The surviving corporation is under no obligation to file any petition and has no intention of doing so.

In addition, one of the ownership thresholds must be met.
Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement, abstain or not vote its shares.
Filing Written Demand
Any holder of shares of Company common stock wishing to exercise appraisal rights must deliver to Company, before the vote on the adoption of the merger agreement at the special meeting at which the proposal to adopt the merger agreement will be submitted to stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the adoption of the merger agreement. A holder of shares of Company common stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting, or otherwise fail to vote, on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement. A proxy or vote against the adoption of the merger agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting of Company Stockholders will constitute a waiver of appraisal rights.
Only a holder of record of shares of Company common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Company common stock must be executed by or on behalf of the holder of record, and must reasonably inform Company of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one (1) person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two (2) or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.
STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.
All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:
At Home Group Inc.
Attention: Corporate Secretary
1600 East Plano Parkway
Plano, Texas 75074
Any holder of shares of Company common stock who has delivered a written demand to Company and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to Company a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the merger consideration within 60 days after the effective time. If an appraisal proceeding is commenced and Company, as the surviving corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the per share merger consideration being offered pursuant to the merger agreement.
Notice by the Surviving Corporation
If the merger is completed, within 10 days after the effective time, the surviving corporation will notify each holder of shares of Company common stock who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the merger agreement, that the merger has become effective and the effective date thereof.
Filing a Petition for Appraisal
Within 120 days after the effective time, but not thereafter, the surviving corporation or any holder of shares of Company common stock who has complied with Section 262 and is entitled to seek appraisal under Section 262 (including for this purpose any beneficial owner of the relevant shares) may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder (or beneficial owner), demanding a determination of the fair value of the shares held by all dissenting stockholders entitled to appraisal. The surviving corporation is under no obligation, and has no present intention, to file a petition, and stockholders should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Company common stock. Accordingly, any holders of shares of

Company common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Company common stock within the time and in the manner prescribed in Section 262. The failure of a holder of Company common stock to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.
Within 120 days after the effective time, any holder of shares of Company common stock who has complied with the requirements of Section 262 and who is entitled to appraisal rights thereunder will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which Company has received demands for appraisal, and the aggregate number of holders of such shares. The surviving corporation must mail this statement to the requesting stockholder within 10 days after receipt by the surviving corporation of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of Company common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the surviving corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.
If a petition for an appraisal is duly filed by a holder of shares of Company common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the surviving corporation and all of the stockholders shown on the written statement described above at the addresses stated therein. Such notice will also be published at least one (1) week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the court. The costs of these notices are borne by the surviving corporation. After notice to stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates (if any) to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and, if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings. The Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders who have asserted appraisal rights if neither of the ownership thresholds is met.
Determination of Fair Value
After determining the holders of Company common stock entitled to appraisal and that at least one of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Company common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary payment, unless paid at such time.

In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.
Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither Company nor Parent anticipates offering more than the merger consideration to any stockholder exercising appraisal rights, and each of Company and Parent reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Company common stock is less than the merger consideration. If a petition for appraisal is not timely filed, or if neither of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised. In the absence of such determination or assessment, each party bears its own expenses.
If any stockholder who demands appraisal of his, her or its shares of Company common stock under Section 262 fails to perfect, or effectively loses or withdraws, such holder’s right to appraisal, the stockholder’s shares of Company common stock will be deemed to have been converted at the effective time into the right to receive the merger consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time, if neither of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger consideration in accordance with Section 262.
From and after the effective time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of Company common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of Company common stock, if any, payable to stockholders as of a time prior to the effective time. If no petition for an appraisal is filed, if neither of the ownership thresholds described above has been satisfied as to the stockholders seeking appraisal rights, or if the stockholder delivers to the surviving corporation a written withdrawal of the demand for an appraisal and an acceptance of the merger, either within 60 days after the effective time or thereafter with the written approval of the surviving corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just; provided, however, that the foregoing shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger within 60 days after the effective time.
Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

SUBMISSION OF STOCKHOLDER PROPOSALS
If the merger is completed, the Company does not expect to hold a 2022 annual meeting of stockholders. However, if the merger is not completed, the Company will hold a 2022 annual meeting of stockholders.
Stockholders who wish to nominate persons for election to the Board or propose other matters to be considered at our 2022 annual meeting of stockholders must provide us advance notice of the director nomination or stockholder proposal, as well as the information specified in our Second Amended and Restated Bylaws, no earlier than February 16, 2022 and no later than March 18, 2022. Stockholders are advised to review our Second Amended and Restated Bylaws, which contain the requirements for advance notice of director nominations and stockholder proposals. Notice of director nominations and stockholder proposals must be mailed to: At Home Group Inc., Attention: General Counsel and Corporate Secretary, 1600 East Plano Parkway, Plano, Texas 75074.
The requirements for advance notice of stockholder proposals under our Second Amended and Restated Bylaws do not apply to proposals properly submitted under Rule 14a-8 under the Exchange Act. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any director nomination or stockholder proposal that does not comply with our Second Amended and Restated Bylaws and other applicable requirements.
January 4, 2022 is the deadline for stockholders to submit proposals to be included in our proxy statement for our 2022 annual meeting of stockholders under Rule 14a-8 under the Exchange Act. However, if the date of the 2022 annual meeting of stockholders is changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2022 annual meeting of stockholders. Proposals by stockholders must comply with all requirements of applicable rules of the SEC, including Rule 14a-8, and be mailed to our General Counsel and Corporate Secretary at 1600 East Plano Parkway, Plano, Texas 75074. Submitting a stockholder proposal does not guarantee that we will include it in the Company’s proxy statement. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with Rule 14a-8 and other applicable requirements.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS
In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless the Company has received contrary instructions from one or more of the stockholders. Each stockholder will receive a separate proxy card. The Company will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement should be directed to the Company, in care of the General Counsel and Corporate Secretary, at At Home Group Inc., 1600 East Plano Parkway, Plano, Texas 75074, or by calling our Investor Relations department at (972) 265-6137. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth in the prior sentence.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any reports, proxy statements or other information that we file with the SEC from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.
The Company will make available a copy of its public reports, without charge, on its website at https://www.investor.athome.com as soon as reasonably practicable after the Company files the reports electronically with the SEC. The information provided on our website is not part of this proxy statement, and is not incorporated by reference herein. In addition, you may obtain a copy of the reports, without charge, by contacting the Company at At Home Group Inc., Attn: General Counsel and Corporate Secretary, 1600 East Plano Parkway, Plano, Texas 75074, or by calling (972) 265-6137. In order to ensure timely delivery of the documents before the special meeting, any request should be made promptly to the Company.
The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):
•
At Home’s Annual Report on Form 10-K for the fiscal year ended January 30, 2021;

•
At Home’s Definitive Proxy Statement on Schedule 14A filed with the SEC on May 4, 2021; and

•
At Home’s Current Report[s] on Form 8-K, in each case to the extent filed and not furnished with the SEC on February 1, 2021, March 23, 2021, April 1, 2021, May 6, 2021 and May 7, 2021.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ABOUT THE MERGER OR THE SPECIAL MEETING OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR ANY OTHER PERSON. THIS PROXY STATEMENT IS DATED [                 ], 2021. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT AND WILL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
by and among
Ambience Parent, Inc.,
Ambience Merger Sub, Inc.
and
At Home Group Inc.
Dated as of May 6, 2021

A-i

A-ii

A-iii

Index of Defined Terms
Term	Page
Acceptable Confidentiality Agreement	A-36
Acquisition Proposal	A-69
Action	A-69
Affiliate	A-69
Agreement	A-1
Alternative Acquisition Agreement	A-35
BIS	A-15
Book-Entry Shares	A-4
Bribery Act	A-15
Business Day	A-70
Bylaws	A-3
Cancelled Shares	A-4
Capitalization Date	A-10
Cash Equity	A-27
Certificate of Merger	A-3
Change of Recommendation	A-37
Charter	A-3
Chosen Courts	A-64
Closing	A-2
Closing Date	A-3
Code	A-6
Commitment Letters	A-27
Company	A-1
Company Benefit Plan	A-70
Company Board	A-1
Company Disclosure Schedule	A-9
Company Equity Awards	A-7
Company Group	A-63
Company Information	A-30
Company Intellectual Property	A-70
Company Material Adverse Effect	A-70
Company Preferred Stock	A-10
Company PSU Award	A-7
Company Recommendation	A-1
Company RSU Award	A-7
Company SEC Documents	A-13
Company Securities	A-11
Company Stock Option	A-7
Company Termination Fee	A-71
Compliant	A-71
Confidentiality Agreement	A-45

A-iv

Term	Page
Continuing Employees	A-45
Contract	A-72
Converted Shares	A-4
COVID-19	A-72
COVID-19 Measures	A-72
COVID-19 Response	A-72
CPSC	A-16
Credit Agreement	A-72
D&O Insurance	A-48
Damage Cap	A-62
Debt Commitment Letter	A-27
Debt Financing	A-27
Definitive Agreements	A-49
DGCL	A-1
Dissenting Shares	A-6
Effective Time	A-3
Enforceability Exceptions	A-11
Environmental Laws	A-72
Equity Commitment Letter	A-27
Equity Investor	A-73
ERISA	A-73
ERISA Affiliate	A-73
Exchange Act	A-73
Exchange Fund	A-4
Excluded Information	A-73
Excluded Party	A-73
Excluded Shares	A-4
FCPA	A-15
Financing	A-27
GAAP	A-13
Governmental Entity	A-74
Guarantor	A-74
HSR Act	A-74
Indemnified Parties	A-47
Inquiry	A-34
Intellectual Property	A-74
Intervening Event	A-74
Knowledge	A-74
Law	A-75
Lender Related Party	A-75
Lenders	A-75
Lien	A-75
Limited Guarantee	A-2

A-v

Term	Page
Long-Vesting Company Equity Awards	A-8
Long-Vesting Company PSU Award	A-8
Long-Vesting Company RSU Award	A-8
Long-Vesting Company Stock Option	A-7
Marketing Period	A-75
Material Contract	A-20
Materials of Environmental Concern	A-76
Merger	A-1
Merger Amounts	A-28
Merger Consideration	A-4
Merger Sub	A-1
Multiemployer Plan	A-76
Non-Objection	A-76
No-Shop Period Start Date	A-35
Notice of Change of Recommendation	A-37
Notice Period	A-38
NYSE	A-76
OFAC	A-16
Order	A-76
Owned Real Property	A-22
Parent	A-1
Parent Disclosure Schedule	A-24
Parent Group	A-62
Parent Material Adverse Effect	A-25
Parent Termination Fee	A-76
Paying Agent	A-4
Payoff Amount	A-55
Payoff Letter	A-55
Permits	A-15
Permitted Liens	A-77
Person	A-77
Proxy Statement	A-39
Qualified Proposal	A-74
RCA	A-8
Real Property	A-23
Real Property Leases	A-23
Record Holder	A-77
Redemption	A-56
Regulatory Law	A-77
Representatives	A-34
Required Financial Information	A-77
SEC	A-78
Securities Act	A-78

A-vi

Term	Page
Senior Secured Notes	A-78
Senior Secured Notes Indenture	A-78
Senior Secured Notes Satisfaction Amount	A-78
Shares	A-1
Short-Vesting Company PSU Award	A-7
Short-Vesting Company RSU Award	A-7
Short-Vesting Company Stock Option	A-7
Significant Subsidiary	A-78
Solvent	A-29
Special Committee	A-1
Special Committee Financial Advisor	A-12
Special Committee Recommendation	A-1
Stockholder Approval	A-56
Stockholders Meeting	A-41
Subsidiary	A-78
Superior Proposal	A-78
Surviving Corporation	A-2
Surviving Corporation Charter	A-3
Takeover Statute	A-54
Tax	A-79
Tax Return	A-79
Taxes	A-79
Termination Date	A-58
Transaction Litigation	A-45
Undertaking	A-11
Willful Breach	A-79

A-vii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of May 6, 2021 (this “Agreement”), by and among Ambience Parent, Inc., a Delaware corporation (“Parent”), Ambience Merger Sub, Inc., a Delaware corporation and indirect wholly owned Subsidiary of Parent (“Merger Sub”), and At Home Group Inc., a Delaware corporation (the “Company”).
RECITALS
WHEREAS, the parties hereto intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”);
WHEREAS, the board of directors of the Company (the “Company Board”) has duly established a special committee of the Company Board consisting only of independent and disinterested directors of the Company (the “Special Committee”) to, among other things, analyze, evaluate, recommend or not recommend any proposed transaction involving the Company, and, if applicable, oversee and negotiate the terms of a definitive agreement with respect to any such transaction and recommend a definitive agreement reflecting the terms of the transactions contemplated thereby for adoption and approval by the Company Board;
WHEREAS, the Special Committee has unanimously (a) determined that it is fair to and in the best interests of the Company and the holders of shares of the Company’s common stock, par value $0.01 per share (the “Shares”), for the Company to enter into this Agreement and declared this Agreement and the transactions contemplated by this Agreement, advisable, and (b) resolved to recommend that the Company Board (i) declare this Agreement and the transactions contemplated by this Agreement, including the Merger, advisable, (ii) approve and adopt this Agreement and the transactions contemplated by this Agreement, including the Merger and (iii) recommend that holders of Shares vote to adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger (this clause (b), the “Special Committee Recommendation”);
WHEREAS, the Company Board, acting upon the Special Committee Recommendation, has (a) declared this Agreement, and the transactions contemplated by this Agreement, including the Merger, advisable, (b) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger, (c) directed that this Agreement and the transactions contemplated by this Agreement, including the Merger, be submitted to the holders of Shares for adoption and approval by such holders and (d) resolved to recommend that holders of Shares vote to adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger (this clause (d), the “Company Recommendation”);
WHEREAS, the boards of directors of Parent and Merger Sub have each approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Guarantor (as defined below) is entering into a limited guarantee in favor of the Company (the “Limited Guarantee”), pursuant to which, subject to the terms and conditions contained therein, Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement; and
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and also to prescribe certain conditions to the transactions contemplated by this Agreement.
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
THE MERGER
Section 1.1.   The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, in accordance with the provisions of the DGCL, and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and, following the Merger, shall be an indirect wholly owned Subsidiary of Parent, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in this Agreement.
Section 1.2.   Closing.   The closing of the Merger (the “Closing”) shall take place: (a) at 9:00 a.m., New York City time, no later than the third (3rd) Business Day following the satisfaction or waiver (if permissible under applicable Law) of all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Ave, New York, New York 10017; provided, that if the Marketing Period has not ended on or prior to the time the Closing would have otherwise been required to occur pursuant to the foregoing, the Closing shall not occur until the earlier to occur of (i) a Business Day during the Marketing Period specified by Parent on no fewer than three (3) Business Days written notice to the Company (it being understood that such date may be conditioned upon the simultaneous consummation of the Debt Financing) and (ii) the first Business Day following the final day of the Marketing Period (subject, in the case of each of the foregoing clauses (i) and (ii), to the satisfaction or (to the extent permitted by applicable Law) waiver of all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) as of the date determined pursuant to this proviso) or (b) at such other date, time, or place as agreed to in writing by Parent and the Company, including virtually by electronic exchange of signatures. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” For the avoidance of doubt, a condition may only be waived in writing by the party or parties entitled to such condition under this Agreement.
Section 1.3.   Effective Time.   Subject to the terms and conditions hereof, on the Closing Date, the Company and Parent will cause a certificate of merger (the “Certificate of Merger”) to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as the parties shall agree in writing and specify in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).
ARTICLE II
EFFECTS OF THE MERGER
Section 2.1.   Effects of the Merger.   The Merger shall have the effects specified in this Agreement and the applicable provisions of the DGCL.
Section 2.2.   Certificate of Incorporation.   Subject to Section 5.10, at the Effective Time, the certificate of incorporation of the Company (the “Charter”) shall be amended and restated in its entirety to be in the form of the certificate of incorporation of Merger Sub (except with respect to the name of the Surviving Corporation, which from and after the Effective Time shall be the name of the Company and except with respect to provisions naming the initial board of directors or the incorporator, which shall be omitted), and, as amended, shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Corporation Charter”) until thereafter amended as provided therein or by applicable Law.
Section 2.3.   Bylaws.   At the Effective Time, the bylaws of the Company, as in effect as of the Effective Time, shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or in the Surviving Corporation Charter or by applicable Law.
Section 2.4.   Directors.   The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter and the Bylaws.
Section 2.5.   Officers.   The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter and the Bylaws.
Section 2.6.   Effect on Capital Stock.   Immediately prior to the Effective Time, Parent shall effect the transactions with respect to the Rollover Shares contemplated by the Rollover Agreements. At the Effective Time, as a result of the Merger and without any action on the part of the holders of any capital stock of the Company or any other Person:
(a) Merger Consideration.   Each Share (all of which are non-certificated shares represented by book entry (“Book-Entry Shares”)) issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares, Converted Shares, Dissenting Shares and Rollover Shares (collectively, “Excluded Shares”)) shall at the Effective Time automatically be cancelled and converted into the right to receive $36.00 per Share in cash (the “Merger Consideration”), without interest and subject to applicable withholding taxes pursuant to Section 2.7(f), whereupon such Shares will cease to exist and no longer be outstanding, and each holder thereof will cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon surrender of Shares in accordance with Section 2.7.
(b) Cancellation of Cancelled Shares; Conversion of Converted Shares.   Shares that immediately prior to the Effective Time are held by the Company in treasury or by Parent or Merger Sub (collectively, “Cancelled Shares”) shall at the Effective Time automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor. Shares that immediately prior to the Effective Time are held by any wholly owned Subsidiary of the Company or any wholly owned Subsidiary of Parent (other than Merger Sub) (collectively, “Converted Shares”) shall at the Effective Time automatically be converted into such number of fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation such that the ownership percentage of any such Subsidiary in the Surviving Corporation immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.
(c) Conversion of Merger Sub Common Stock.   At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
Section 2.7. Payment.
(a) Paying Agent; Exchange Fund.   Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II, and in connection therewith, shall enter into an agreement reasonably acceptable to the Company relating to the Paying Agent’s responsibilities with respect to this Agreement. At or prior to the Effective Time, Parent shall deposit (or shall cause to be deposited) with the Paying Agent in trust for the benefit of the holders of Shares a cash amount sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any purpose except as set forth herein. The Paying Agent shall invest the Exchange Fund as reasonably directed by Parent; provided, that such investments shall be in short-term obligations of, or guaranteed in full by, the United States of America with maturities no more than thirty (30) days. Any interest and other income resulting from such investments shall be payable to Parent or the Surviving Corporation and any amounts in excess of the amounts payable under this Article II shall be promptly returned to the Surviving Corporation. To the extent that there are any losses with respect to any such investments, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to pay the aggregate Merger Consideration under this Article II. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Shares to receive the Merger Consideration as provided herein.

(b) Procedures for Surrender.   As soon as reasonably practicable after the Effective Time (but in any event no later than three (3) Business Days after the date on which the Effective Time occurs), Parent shall cause the Paying Agent to mail to each Record Holder of Shares instructions for use in effecting the surrender of Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of Section 2.6(a). Each Record Holder of Book-Entry Shares which have been converted pursuant to the provisions of this Article II into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of such Shares upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, as the Paying Agent may reasonably request), and Parent shall, or shall cause the Surviving Corporation to, cause the Paying Agent to pay and deliver (after giving effect to any required withholding Taxes as provided in Section 2.7(f)) as soon as reasonably practicable after the Effective Time, the applicable Merger Consideration pursuant to the provisions of this Article II in respect of each Share formerly represented by such Book-Entry Shares, and the Book-Entry Share so exchanged shall forthwith be cancelled. No interest will be paid or accrued on any amount payable in respect of any Shares. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.
(c) Closing of Transfer Books.   From and after the Effective Time, the stock transfer books of the Surviving Corporation shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. Until surrendered as contemplated by Section 2.7(b), each Share (other than Excluded Shares) shall, from and after the Effective Time, represent only the right to receive the Merger Consideration, without interest thereon, as contemplated by Section 2.6(a). If, after the Effective Time, any Shares are presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.
(d) Termination of Exchange Fund.   Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the Record Holders of Shares one (1) year after the Effective Time shall be delivered to the Surviving Corporation. Any Record Holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent, which shall remain responsible for payment of the Merger Consideration for such Shares as provided in this Article II, without any interest thereon. Notwithstanding anything to the contrary herein, none of the Surviving Corporation, Parent, Merger Sub, the Paying Agent or any other Person shall be liable to any Record Holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
(e) Dissenting Shares.   Notwithstanding anything in this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Converted Shares) and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and had become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company will give Parent (i) reasonably prompt notice of any demands received by the Company for appraisals of Shares, withdrawals of such demands, and any other instruments received by the Company pursuant to Section 262 of the DGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to such notices and demands. Parent shall have the right to direct and control all negotiations and proceedings with respect to any such demands, withdrawals or attempted withdrawals of such demands; provided that, after the date hereof until the Effective Time, Parent shall consult with the Company with respect to such negotiations and proceedings. The Company shall not, except with the prior written consent of Parent, and prior to the Effective Time, Parent shall not, except with the prior written consent of the Company, make any payment with respect to any demands for appraisal or offer to settle or compromise, or settle or compromise, any such demands, or approve any withdrawal of any such demands, or waive any failure to timely deliver a written demand for appraisal or otherwise to comply with Section 262 of the DGCL, or agree to do any of the foregoing.
(f) Withholding Rights.   Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such Taxes as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or under any other applicable provision of Law. To the extent that amounts are so deducted and withheld and timely paid over to the appropriate Governmental Entity, such deducted, withheld and paid amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
(g) Repayment of Indebtedness.   At the Closing, Parent shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, (i) the Payoff Amount pursuant to the Payoff Letter and (ii) an amount equal to the Senior Secured Notes Satisfaction Amount pursuant to a notice of redemption (which notice shall be issued at least ten (10) calendar days prior to the Closing Date) of the Senior Secured Notes in accordance with the terms of the Senior Secured Indenture, with such payment of the Senior Secured Notes Satisfaction Amount to be made prior to 9:00 a.m. New York City time on the Closing Date. In addition, the Company shall provide Parent with a written notice setting forth the final Payoff Amount at least three (3) Business Days prior to the Closing Date.
Section 2.8.   Company Equity Awards.
(a) Each outstanding option to acquire Shares (each, a “Company Stock Option”) that is outstanding and unexercised immediately prior to the Effective Time, and that is vested as of immediately prior to the Effective Time or is scheduled to become vested on or prior to the first anniversary of the Closing Date pursuant to the terms thereof (each, a “Short-Vesting Company Stock Option”), shall, as of the Effective Time, become fully vested (to the extent unvested) and be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Stock Option, multiplied by (ii) the total number of Shares subject to such Company Stock Option, subject to applicable Tax withholding. Any Short-Vesting Company Stock Option that has an exercise price per Share that is greater than or equal to the Merger Consideration shall be cancelled for no consideration.
(b) Each outstanding restricted stock unit award in respect of a Share (each, a “Company RSU Award”) that is outstanding immediately prior to the Effective Time, and that is scheduled to become vested on or prior to the first anniversary of the Closing Date pursuant to the terms thereof (each, a “Short-Vesting Company RSU Award”), shall, as of the Effective Time, become fully vested and nonforfeitable, and shall be cancelled and converted automatically into the right to receive an amount in cash equal to the Merger Consideration in respect of each Share subject to such Company RSU Award, subject to applicable Tax withholding.
(c) Each outstanding performance stock unit award in respect of a Share (each, a “Company PSU Award” and, together with the Company Stock Options and the Company RSU Awards, the “Company Equity Awards”) that is outstanding immediately prior to the Effective Time, and that is scheduled to become vested on or prior to the first anniversary of the Closing Date (subject to achievement of the applicable performance goals) pursuant to the terms thereof (each, a “Short-Vesting Company PSU Award”) shall, as of the Effective Time, (i) become fully vested and nonforfeitable with respect to the number of Shares with respect to which such Company PSU Award by its terms would have remained issued, outstanding, and eligible to vest following the Effective Time based on the Company Board’s good faith determination of achievement of the performance goals applicable to such Company PSU Award as of the Effective Time, and (ii) be cancelled and converted automatically into the right to receive an amount in cash equal to the Merger Consideration in respect of each Share subject to such Company PSU Award as described in the foregoing clause (i), subject to applicable Tax withholding.
(d) Except as otherwise agreed in writing between any holder of such Company Equity Award, on the one hand, and Parent, on the other hand, as of the Effective Time, each (i) Company Stock Option that is not a Short-Vesting Company Stock Option (each, a “Long-Vesting Company Stock Option”), (ii) Company RSU Award that is not a Short-Vesting Company RSU Award (each, a “Long-Vesting Company RSU Award”), and (iii) Company PSU Award that is not a Short-Vesting Company PSU Award (each, a “Long-Vesting Company PSU Award”, and together with Long-Vesting Company Stock Options and Long-Vesting Company RSU Awards, “Long-Vesting Company Equity Awards”), in each case, that is outstanding as of immediately prior to the Effective Time, shall be cancelled and converted automatically into a restricted cash award (“RCA”) in an amount in cash equal to: (A) in the case of a Long-Vesting Company Stock Option, the product of (I) the excess, if any, of the Merger Consideration over the exercise price per Share of such Long-Vesting Company Stock Option, multiplied by (II) the total number of Shares subject to such Long-Vesting Company Stock Option; provided, that any Long-Vesting Company Stock Option that has an exercise price per Share that is greater than or equal to the Merger Consideration shall be cancelled for no consideration; (B) in the case of a Long-Vesting Company RSU Award, the product of (I) the Merger Consideration multiplied by (II) the number of Shares subject to such Long-Vesting Company RSU Award; and (C) in the case of a Long-Vesting Company PSU Award, the product of (I) the Merger Consideration multiplied by (II) the number of Shares with respect to which such Company PSU Award by its terms would have remained issued, outstanding, and eligible to vest following the Effective Time based on the Company Board’s good faith determination of achievement of the performance goals applicable to such Company PSU Award as of the Effective Time. Any RCA issued by Parent or the Surviving Corporation in respect of any Long-Vesting Company Equity Award shall be subject to the same terms and conditions (including vesting conditions and schedules) applicable to such Long-Vesting Company Equity Award; provided, that (x) any RCA in respect of any Long-Vesting Company PSU Award shall no longer be subject to performance-based vesting conditions and (y) each scheduled vesting date applicable to any Long-Vesting Company Equity Award that constitutes “nonqualified deferred compensation” subject to Section 409A of the Code shall be accelerated to the date that is one day immediately prior to the first (1st) anniversary of the Closing Date; and on the date and to the extent that any portion of the applicable RCA becomes vested, such portion of the RCA shall be delivered to the holder of such RCA, net of any applicable Tax withholding, as set forth in Section 2.8(e).
(e) The Surviving Corporation shall pay the holders of Company Equity Awards, in each case with respect to holders who are employees of the Company or any of its Subsidiaries through the Surviving Corporation’s payroll system in order to effectuate all applicable tax withholding obligations on such payments, the cash payments described in Section 2.8(a), Section 2.8(b), Section 2.8(c) and Section 2.8(d) on or as soon as reasonably practicable after the Closing Date (or, in the case of cash payments described in Section 2.8(d), the applicable vesting date), but in any event within five (5) Business Days thereafter; provided that, notwithstanding anything to the contrary contained in this Agreement, any such delivery of the Merger Consideration in respect of any Long-Vesting Company Equity Award that constitutes “nonqualified deferred compensation” subject to Section 409A of the Code shall be made no later than the date that is immediately prior to the first (1st) anniversary of the Closing Date.
(f) Prior to the Effective Time, the Company Board (acting upon the recommendation of the Special Committee) or any authorized committee thereof shall adopt such resolutions as may reasonably be appropriate or required in its discretion to effectuate the actions contemplated by this Section 2.8.
Section 2.9.   Adjustments to Prevent Dilution.   In the event that, between the date of this Agreement and the Effective Time, the Company changes the number of Shares issued and outstanding as a result of a reclassification, stock split or reverse stock split, stock dividend or stock distribution, recapitalization, combination, merger, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be correspondingly adjusted to reflect such change and to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Merger Consideration.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in (a) the Company SEC Documents (other than disclosures contained or referenced in the “Risk Factors” or “Forward-Looking Statements” sections of such reports and other disclosures that are general and cautionary or similarly predictive or forward-looking in nature, except to the extent such information consists of factual historical or current statements) filed with or furnished to the SEC by the Company (including any documents incorporated by reference into any of the Company SEC Documents) since January 25, 2020 and publicly available on or before the day that is two (2) Business Days prior to the date of this Agreement or (b) the disclosure letter delivered by the Company to Parent prior to entering into this Agreement (the “Company Disclosure Schedule”) (it being acknowledged and agreed that (i) disclosure of any item in any section or subsection of the Company Disclosure Schedule, whether or not an explicit cross reference appears, shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure, and (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is material or constitutes a Company Material Adverse Effect or that the inclusion of such item in the Company Disclosure Schedule is required), the Company hereby represents and warrants to Parent and Merger Sub as follows:
Section 3.1.   Organization and Power.   The Company and each of its Subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of its respective jurisdiction of organization and each has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, except where the failure to be in good standing or to have such corporate or similar power and authority would not constitute a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) as a foreign corporation (or other applicable entity) in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or licensing, except in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not constitute a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of its certificate of incorporation and bylaws (or similar organizational documents), in each case as amended and in effect as of the date of this Agreement. Neither the Company nor any Significant Subsidiary is in violation of any provision of its certificate of incorporation or bylaws (or similar organizational documents, as applicable) in any material respect.
Section 3.2.   Subsidiaries.   Section 3.2 of the Company Disclosure Schedule sets forth as of the date hereof a true and complete list of the Subsidiaries of the Company and indicates the jurisdiction of organization or formation of each such Subsidiary. All of the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company have been duly authorized, validly issued and free of preemptive rights and in the case of corporations are fully paid and nonassessable. All of the outstanding shares of capital stock or equity interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of all Liens, other than Permitted Liens. As of the date hereof, neither the Company nor any of the Subsidiaries owns, directly or indirectly, any capital stock of, or any joint venture, membership, partnership, voting or equity interest of any nature in, any other Person, other than the Subsidiaries identified in Section 3.2 of the Company Disclosure Schedule.
Section 3.3.   Capitalization.
(a) The authorized capital stock of the Company consists of 500,000,000 Shares and 50,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). At the close of business on May 4, 2021 (the “Capitalization Date”), (i) 65,484,047 Shares were issued and outstanding, (ii) no Shares were held by the Company in its treasury, (iii) 7,217,883 Shares were reserved for issuance pursuant to outstanding Company Stock Options, (iv) 860,841 Shares were reserved for issuance pursuant to outstanding Company RSU Awards, (v) 432,250 Shares were reserved for issuance pursuant to outstanding Company PSU Awards (assuming target achievement of applicable performance targets) and (vi) no shares of Company Preferred Stock were issued and outstanding. All outstanding Shares and all Shares reserved for issuance pursuant to outstanding Company Stock Options and outstanding Company RSU Awards and Company PSU Awards as noted in clauses (iii), (iv) and (v) of the foregoing sentence, when issued in accordance with the respective terms of such Company Stock Options, Company RSU Awards and Company PSU Awards, are or will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. All Shares are held in the form of Book-Entry Shares, and no Shares are held in certificated form.

(b) Except as set forth in this Section 3.3 and for changes since the Capitalization Date resulting from the exercise, vesting or settlement of Company Stock Options or the vesting or settlement of Company RSU Awards or Company PSU Awards outstanding on the Capitalization Date, as of the date hereof, there are no outstanding or reserved for issuance (i) shares of capital stock or voting securities of the Company, (ii) bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company’s stockholders may vote, (iii) securities, options, warrants, calls, rights, commitments, profits interests, stock appreciation rights, phantom stock agreements, arrangements or undertakings of any kind (an “Undertaking”) to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue or sell, or cause to be issued or sold, additional shares of capital stock or other voting or equity securities or interests of the Company or any of its Subsidiaries (or any security convertible or exercisable therefor) or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, profits interest, agreement, arrangement or Undertaking (the items in clauses (i) through (iii) being referred to collectively as the “Company Securities”) or (iv) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities (other than in connection with the exercise, vesting or settlement, as applicable, of Company Equity Awards (which Company Equity Awards are set forth on Section 3.3(d) of the Company Disclosure Schedule or are granted following the date hereof in accordance with this Agreement), including with respect to the satisfaction of Tax withholding, and with respect to Company Stock Options, the payment of the exercise price). No shares of capital stock of the Company are owned by any Subsidiary of the Company.
(c) There are no voting agreements, voting trusts, stockholders agreements, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of, restricting the transfer or sale of, or providing for registration rights with respect to, the capital stock or other equity interests of the Company or any of its Subsidiaries.
(d) Section 3.3(d) of the Company Disclosure Schedule sets forth, as of the Capitalization Date, a list of all holders of Company Equity Awards and, with respect to each, the type of award, the date of grant, the exercise price, if applicable, the vesting schedule, and the number of Shares subject to such award (assuming target achievement of applicable performance targets).
Section 3.4.   Authority.
(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Stockholder Approval, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. Assuming the accuracy of the representations and warranties in Section 4.9, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to obtaining the Stockholder Approval and filing the Certificate of Merger with the Secretary of State of the State of Delaware.
(b) This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws of general applicability affecting or relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (clauses (i) and (ii) collectively, the “Enforceability Exceptions”).
(c) The Company Board has duly established the Special Committee and has vested in it the power and authority of the Company Board to analyze, evaluate, recommend or not recommend any proposed transaction involving the Company, and, if applicable, oversee and negotiate the terms of a definitive agreement with respect to any such transaction and recommend a definitive agreement reflecting the terms of the transactions contemplated thereby for adoption and approval by the Company Board. The Special Committee has unanimously (a) determined that it is fair to and in the best interests of the Company and the holders of Shares for the Company to enter into this Agreement and declared this Agreement and the transactions contemplated by this Agreement, advisable, and (b) adopted the Special Committee

Recommendation. The Company Board, acting upon the Special Committee Recommendation, has (i) declared this Agreement, and the transactions contemplated by this Agreement, including the Merger, advisable, (ii) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger, (iii) directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to the holders of Shares for adoption and approval by such holders and (iv) resolved to make the Company Recommendation. The Special Committee has received an oral opinion (to be confirmed by the delivery of a written opinion following the execution of this Agreement) of Goldman Sachs & Co. LLC, the Special Committee’s financial advisor (the “Special Committee Financial Advisor”), to the effect that the Merger Consideration to be received by holders of Shares pursuant to this Agreement is fair, from a financial point of view, to such holders as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth in such written opinion. A copy of such written opinion following the execution of this Agreement shall be delivered to Parent solely for informational purposes promptly following the execution of this Agreement.
(d) Assuming the accuracy of the representations and warranties in Section 4.9, the Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.
Section 3.5.   Consents and Approvals; No Violations.   Except as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, the DGCL, the rules and regulations of NYSE, state securities laws, and foreign and supranational laws relating to antitrust and competition clearances and other applicable Regulatory Laws, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) subject to obtaining the Stockholder Approval, contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or of the similar organizational documents of any of the Company’s Subsidiaries (assuming the accuracy of the representations and warranties in Section 4.9), (ii) require the Company to make any notice to, or filing with, or obtain any permit, authorization, consent or approval of, any Governmental Entity of competent jurisdiction or (iii) assuming compliance with the matters referred to in clause (ii), contravene, conflict with or result in a violation or breach of any provision of any applicable Law, require any consent by any Person under, constitute a default or an event that, with or without notice, lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, or acceleration of any right or obligation under, or the loss of a benefit under, any Material Contract, or result in the creation or imposition of any Lien, other than any Permitted Lien, on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) and (iii), as would not constitute a Company Material Adverse Effect.
Section 3.6.   Company SEC Documents.
(a) Since January 25, 2020, the Company has filed with or furnished to the SEC, on a timely basis, all forms, reports, statements, certifications, schedules and other documents required to be filed with or furnished to the SEC by the Company under the Securities Act or the Exchange Act (collectively with any amendments thereto, the “Company SEC Documents”). As of their respective filing dates (or if amended, as of the date of such amendment), and in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively, the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, each as in effect on the date so filed (or amended). At the time filed with the SEC (or if amended, as of the date of such amendment), and in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such Company SEC Document has been amended or superseded by a later Company SEC Document filed prior to the date hereof. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. The Company has made available to Parent all comment letters and all material correspondence between the SEC and the Company with respect to the Company SEC Documents since January 25, 2020, if any. As of the date of this Agreement, there are no outstanding or unresolved comment letters received from the SEC with respect to any of the Company SEC Documents. As of the date hereof, to the Knowledge of the Company, none of the Company SEC Documents is the subject of active, ongoing SEC review.
(b) The financial statements of the Company included in the Company SEC Documents (including the related notes and schedules thereto) complied as of their respective dates in all material respects with the then-applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, except to the extent disclosed in any such Company SEC Document, have been prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and, on that basis, fairly presented in all material respects the consolidated financial position, results of operations, changes in stockholder’s equity and cash flows of the Company and its Subsidiaries as of the indicated dates and for the indicated periods (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto).
(c) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act, and the Company has established and maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. Such disclosure controls and procedures are designed to provide reasonable assurances that (i) material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding disclosure and (ii) information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s applicable rules and forms, the Exchange Act and the Securities Act.
(d) The Company, based on its most recent evaluation of internal control over financial reporting, has not identified (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and/or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
(e) Since January 25, 2020, (i) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or other representative of the Company or any of its Subsidiaries, has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has, to the Knowledge of the Company, reported in writing evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.
(f) Since January 25, 2020, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of NYSE.
Section 3.7.   Absence of Certain Changes or Events.
(a) From January 30, 2021 through the date hereof, except in connection with the Company’s sale process, including the transactions contemplated by this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and have not taken any action that, if taken after the date hereof, would require Parent’s consent pursuant to clauses (i), (ii), (iv), (viii), (ix), (xi), (xii), (xv), (xvi) or (xvii) or, solely to the extent related to the foregoing clauses, clause (xxi), in each case of Section 5.1(b).

(b) From January 30, 2021 through the date hereof, there has not been a Company Material Adverse Effect.
Section 3.8.   Information Supplied.   None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub in writing specifically for inclusion therein.
Section 3.9.   Compliance with Laws; Permits.
(a) Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries (i) are, and since January 25, 2020 have been, in compliance with all Laws and Orders applicable to the Company and its Subsidiaries, and (ii) to the Knowledge of the Company, are not under investigation by any Governmental Entity with respect to, and have not been threatened to be charged with or given notice by any Governmental Entity of, any violation of any such Law or Order. Except as would not constitute a Company Material Adverse Effect, each of the Company and its Subsidiaries has in effect all licenses, certificates, authorizations, consents, permits, approvals and other similar authorizations of, from or by a Governmental Entity necessary for it to own, lease or operate its properties and assets and to carry on its business as currently conducted (collectively, “Permits”). No default has occurred under, and there exists no event that, with or without notice, lapse of time or both, would result in a default under, or would give to others any right of revocation, non-renewal, adverse modification or cancellation of, any such Permit, and neither the Company nor any of its Subsidiaries has received any cease and desist letters or material written inquiries from any Governmental Entity with respect to any such Permit, except, in each case, as would not constitute a Company Material Adverse Effect.
(b) Except as would not constitute a Company Material Adverse Effect, since January 26, 2019, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, agents or employees acting on the Company’s or its Subsidiaries’ behalf have (i) used any corporate, Company (and/or Subsidiary) funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official, in each case in violation of or (ii) otherwise violated, any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated thereunder (the “FCPA”), or the UK Bribery Act (the “Bribery Act”). Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries have instituted policies and procedures reasonably designed to ensure compliance with the FCPA and the Bribery Act and since January 26, 2019 have maintained such policies and procedures in force. Except as would not constitute a Company Material Adverse Effect, since January 26, 2019, neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers, agents or employees acting on the Company’s or its Subsidiaries’ behalf has violated any (x) U.S. export control laws administered by the Bureau of Industry and Security at the United States Department of Commerce (“BIS”) or the Directorate of Defense Trade Controls at the U.S. Department of State, or (y) U.S. anti-boycott regulations administered by the Office of Antiboycott Compliance at the BIS. To the Knowledge of the Company, except as would not constitute a Company Material Adverse Effect, (A) the Company, its Subsidiaries, or the Company’s or any of its Subsidiaries’ directors, officers or employees are not listed on the Specially Designated Nationals and Blocked Persons List administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and (B) since January 26, 2019, neither the Company nor any of its Subsidiaries has directly engaged in any business with any Person with whom, or in any country in which, it is prohibited for a United States person to engage under applicable United States sanctions administered by OFAC.
(c) Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries are, and since January 26, 2019 have been, in compliance with all state and federal Laws related to consumer product safety applicable to the Company and its Subsidiaries, and, as of the date hereof, neither the Company nor any of its Subsidiaries has failed to report to the Consumer Product Safety Commission (the “CPSC”) in a timely manner any information that is required to be reported to the CPSC under Section 15 of the Consumer Product Safety Act, and the Company is not aware of any information currently that would require reporting to the CPSC with the possibility of a recall or other corrective action.
Section 3.10.   Tax Matters.   Except as would not constitute a Company Material Adverse Effect:
(a) Each of the Company and its Subsidiaries has timely filed or caused to be timely filed (after taking into account all applicable extensions) all Tax Returns required to be filed by any of them. All such Tax Returns are true, complete and correct in all respects.
(b) Each of the Company and its Subsidiaries has timely paid or caused to be timely paid all Taxes due by any of them (including Taxes required to be withheld from payments to third parties), except for Taxes for which adequate reserves have been established, in accordance with GAAP, in the financial statements included in the Company SEC Documents filed prior to the date hereof.
(c) There are no pending audits, examinations, investigations or other proceedings in respect of any Taxes of the Company or any of its Subsidiaries, and no written notification has been received by the Company or any of its Subsidiaries that such an audit, examination, investigation or other proceeding in respect of Taxes is proposed or threatened. No Governmental Entity has asserted in writing any deficiency, claim or proposed adjustment with respect to Taxes of the Company or any of its Subsidiaries, which deficiency, claim or proposed adjustment has not been satisfied by payment, settled, withdrawn or otherwise contested and adequately reserved for under GAAP.
(d) No claim has been made in writing within the past three (3) years by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any such Subsidiary is or may be required to file Tax Returns in, or subject to income or franchise Tax by that jurisdiction.
(e) There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries other than Permitted Liens.
(f) Neither the Company nor any of its Subsidiaries (i) is a party to any Tax allocation, sharing or indemnity agreement (other than (A) any Tax indemnification provisions in ordinary course commercial agreements or agreements that are not primarily related to Taxes and (B) any agreement solely between or among any of the Company and its Subsidiaries) or (ii) is liable for any Taxes of any other Person (other than the Company or its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Law) or as a transferee or successor.
(g) Neither the Company nor any of its Subsidiaries has waived any statute of limitations applicable to, or consented to extend, the time in which any Tax may be assessed or collected by any Governmental Entity or in which any Tax Return may be filed, which waiver or extension is still in effect or which Tax Return has not since been filed.
(h) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(i) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two-year period ending on the date of this Agreement (or will constitute such a corporation in the two-year period ending on the Effective Time).
(j) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(k) Neither the Company nor any of its Subsidiaries has elected to defer any Taxes payable by the Company or any of its Subsidiaries pursuant to Section 2302 of the CARES Act or any similar applicable federal, state or local Law.

Section 3.11.   Liabilities.
(a) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected in the consolidated balance sheet of the Company, other than liabilities and obligations (i) reserved against or reflected in the Company’s consolidated balance sheet for the fiscal year ended January 30, 2021 included in the Company SEC Documents (including in the notes thereto), (ii) incurred in the ordinary course of business consistent with past practice since January 30, 2021, (iii) incurred in connection with the Company’s sale process, including the transactions contemplated by this Agreement, the entry into this Agreement and the performance of the transactions contemplated by this Agreement or (iv) that would not constitute a Company Material Adverse Effect.
(b) Neither the Company nor any of its Subsidiaries has applied for or received any loan under the paycheck protection program or relief pursuant to the CARES Act or any similar applicable federal, state or local Law.
Section 3.12.   Litigation.   There is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their properties, rights or assets that constitutes a Company Material Adverse Effect, and there is no Order imposed upon or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their properties, rights or assets that constitutes a Company Material Adverse Effect.
Section 3.13.   Employees and Employee Benefit Plans.
(a) Section 3.13(a) of the Company Disclosure Schedule contains a list of each material Company Benefit Plan. The Company has made available to Parent copies of (i) each material Company Benefit Plan (or, with respect to any unwritten material Company Benefit Plan, a written description of the material terms thereof) and (ii) to the extent applicable, (A) the most recent annual report on Form 5500 filed and all schedules thereto filed with respect to such Company Benefit Plan, (B) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to such Company Benefit Plan, (C) the most recent Internal Revenue Service opinion or favorable determination letter, and (D) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan.
(b) Except as would not constitute a Company Material Adverse Effect, (i) each Company Benefit Plan has been maintained in compliance with its terms and with the requirements of applicable Law, (ii) all employer contributions, premiums and expenses to or in respect of each Company Benefit Plan have been paid in full or, to the extent not yet due, have been adequately accrued on the applicable financial statements of the Company included in the Company SEC Documents in accordance with GAAP, and (iii) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service or may rely on a favorable opinion letter issued by the Internal Revenue Service.
(c) Except as would not constitute a Company Material Adverse Effect, no Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, and, during the immediately preceding six (6) years, none of the Company, its Subsidiaries or any of their respective ERISA Affiliates has contributed to, or been required to contribute to, a plan subject to Title IV of ERISA or Section 412 of the Code.
(d) Except as would not constitute a Company Material Adverse Effect, no Company Benefit Plan provides health insurance, life insurance or death benefits to current or former employees of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than as required by Section 4980B of the Code or other applicable Law.
(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (alone or in combination with any other event) (i) entitle any officer, director or employee of the Company or any of its Subsidiaries to severance or termination pay pursuant to a Company Benefit Plan, (ii) accelerate the time of payment or vesting, result in any forgiveness of indebtedness or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable pursuant to, any Company Benefit Plan or (iii) result in any

“excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any officer, director or employee of the Company or any of its Subsidiaries.
(f) Neither the Company nor any of its Subsidiaries (i) has agreed to recognize any labor union, works council or labor organization, nor has any labor union, works council or labor organization been certified as the exclusive bargaining representative of any employees of the Company or any of its Subsidiaries, (ii) is a party to or otherwise bound by, or currently negotiating, any collective bargaining agreement or other Contract with a labor union, works council or labor organization or (iii) as of the date hereof is the subject of any material proceeding seeking to compel it to bargain with any labor union, works council or labor organization, nor, to the Knowledge of the Company, is any such proceeding threatened. Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, withholding of Taxes, worker classification, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues and unemployment insurance and related matters. The consent or consultation of, or the rendering of formal advice by, any labor union, works council or other labor organization is not required by applicable Law or any agreement with such employee representative body for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.
Section 3.14.   Intellectual Property.
(a) Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries exclusively own all Company Intellectual Property. As of the date hereof, no Actions are pending or, to the Knowledge of the Company, since January 25, 2020, threatened, (i) challenging the ownership, enforceability or validity of any Company Intellectual Property or (ii) alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing the rights of any Person with regard to any Intellectual Property, other than, in each case, as would not constitute a Company Material Adverse Effect.
(b) Except as would not constitute a Company Material Adverse Effect, to the Knowledge of the Company, (i) no Person is violating, misappropriating or infringing any of the Company Intellectual Property, and (ii) the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate or infringe the Intellectual Property of any other Person.
(c) Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries take, and since January 25, 2020 have taken commercially reasonable actions to (i) maintain and preserve the Company Intellectual Property and (ii) protect and preserve, through the use of customary non-disclosure agreements the confidentiality of the trade secrets that comprise any part of the Company Intellectual Property.
(d) Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with: (i) their respective privacy and security representations, policies and terms of use, (ii) the Payment Card Industry Data Security Standards and (iii) with all applicable data protection, privacy and other Laws governing the collection, use, storage, distribution, transfer or disclosure of any personal information or data.
(e) Except as would not constitute a Company Material Adverse Effect, (i) no third Person has possession of, or any current or contingent right to access or possess, any material proprietary source code of the Company or any of its Subsidiaries, except pursuant to written agreements requiring such Person to maintain the confidentiality of such source code entered into in the ordinary course of business, and (ii) the material proprietary software containing proprietary source code of the Company and its Subsidiaries that is distributed or made available to third parties does not incorporate or interact with any “open source” software in a manner that would require the Company or its Subsidiaries to make such source code available to other third parties.
(f) Except as would not constitute a Company Material Adverse Effect, to the Knowledge of the Company, since January 25, 2020, there has been no data security breach or other material third-Person unauthorized access of the data, computers or information technology systems of the Company and its Subsidiaries.

(g) Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.14 are the sole and exclusive representations and warranties of the Company with respect to intellectual property matters.
Section 3.15.   Material Contracts.
(a) Except as would not constitute a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is in breach of or default under, nor, to the Knowledge of the Company, has it received written notice alleging it to be in breach of or default under, the terms of any Material Contract, (ii) to the Knowledge of the Company, no other party to any Material Contract is in breach of or default under the terms of any such Material Contract, (iii) each Material Contract is a valid, binding and enforceable obligation of the Company or its Subsidiary that is a party thereto and is in full force and effect, except as limited by the Enforceability Exceptions and (iv) no event has occurred which would result in a breach of or default under any Material Contract (in each case, with or without notice, lapse of time or both) by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto.
(b) A true and complete list of the Material Contracts as of the date hereof (other than Real Property Leases requiring aggregate annual payments, to or on behalf of the landlord under such Real Property Lease, of not more than $2 million) is set forth in Section 3.15(b) of the Company Disclosure Schedule. The Company has made available to Parent a true and complete copy of each Material Contract (other than Real Property Leases requiring aggregate annual payments, to or on behalf of the landlord under such Real Property Lease, of not more than $2 million), each as amended to the date hereof. For purposes of this Agreement, the term “Material Contract” means any of the following Contracts (together with all exhibits and schedules thereto), excluding any Company Benefit Plan, to which the Company or any of its Subsidiaries is a party as of the date hereof:
(i) any limited liability company, partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any limited liability company, partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole, other than any such limited liability company, partnership or joint venture that is a Subsidiary of the Company;
(ii) any Contract (other than between or among the Company and any of its Subsidiaries or between or among any of the Subsidiaries of the Company) (x) relating to (A) indebtedness for borrowed money in excess of $5 million, (B) other indebtedness of the Company or its Subsidiaries in excess of $5 million evidenced by credit agreements, notes, bonds, indentures, securities or debentures, (C) any financial guaranty by the Company or its Subsidiaries of indebtedness of any other Person described in clauses (A) or (B), and (D) swaps, options, derivatives and other hedging arrangements entered into by the Company or its Subsidiaries in connection with indebtedness described in clauses (A), (B) or (C) or (y) containing any limitation on the ability of the Company or any of its Subsidiaries to incur indebtedness for borrowed money, give guarantees of indebtedness for borrowed money of the Company or any of its Subsidiaries, or incur Liens other than Permitted Liens;
(iii) any Contract that (A) limits the right of the Company or its Subsidiaries to engage or compete in any line of business or to compete or operate in any location, (B) provides for “exclusivity” in favor of any third party or (C) grants any rights of first refusal, rights of first negotiation, or “most favored nation” rights to any third party, in each case, in any respect material to the business of the Company and its Subsidiaries, taken as a whole;
(iv) any Contract (A) that relates to the acquisition or disposition of any business, assets or properties of or by the Company or its Subsidiaries, whether by way of merger, consolidation, purchase of stock or assets or otherwise, and that contains material continuing representations, covenants, indemnities or other obligations of the Company (other than those set forth in Section 3.15(b)(viii) below) or (B) pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case that would reasonably be expected to result in payments in excess of $2 million;
(v) any Contract with any of the ten (10) largest suppliers or vendors of the Company (other than professional advisors), in each case by dollar amount for the fiscal year ending January 30, 2021 (other than any purchase orders, invoices, work orders, statements of work or similar arrangements for the purchase of inventory);
(vi) any Contract for capital expenditures which requires aggregate future payments in excess of $2 million;
(vii) any Contract (other than any (A) purchase and sale agreement entered into by the Company or any of its Subsidiaries in connection with any sale leaseback arrangements with respect to real property or (B) purchase orders, invoices, work orders, statements of work or similar arrangements) to which the Company or any of its Subsidiaries is a party pursuant to which the Company and its Subsidiaries, collectively, received or paid in excess of $4 million during the 12-month period ended January 30, 2021;
(viii) each (A) Real Property Lease, (B) any Contract pursuant to which the Company or any of its Subsidiaries is a lessor or lessee of any machinery, equipment, office furniture or other personal property, in each case requiring by its terms aggregate payments by the Company or any of its Subsidiaries in excess of $2 million for the 12 month period ending January 30, 2021 and (C) any purchase and sale agreement entered into by the Company or any of its Subsidiaries in connection with any sale leaseback arrangements with respect to real property since January 26, 2019;
(ix) any Contract involving any resolution or settlement since January 25, 2020 of any actual or threatened Action involving the Company or any of its Subsidiaries involving (A) a payment in excess of $2 million or (B) any material ongoing requirements or restrictions on the Company or any of its Subsidiaries;
(x) any Contract that expressly prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, or prohibits the pledging of the capital stock of the Company or any of its Subsidiaries;
(xi) any Contract under which the Company or any of its Subsidiaries uses or has the right to use any Intellectual Property licensed from third parties or under which the Company or any of its Subsidiaries grants any third party the right to license or use Company Intellectual Property, in each case that provides for payments by or to the Company and its Subsidiaries of $2 million or more per annum (other than non-exclusive, “off-the-shelf” software licenses);
(xii) any voting agreement, voting trust, stockholder agreement or other Contract applicable to, or governing the voting of, any shares of capital stock of the Company or equity, membership, partnership or other interests in any of the Subsidiaries of the Company; and
(xiii) any Contract required to be filed by the Company with the SEC as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K.
Section 3.16.   Real and Personal Property.
(a) Section 3.16(a) of the Company Disclosure Schedule sets forth the address and description of all real property owned by the Company or any of its Subsidiaries (together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, “Owned Real Property”). With respect to the Owned Real Property, except as set forth on Section 3.16(a) of the Company Disclosure Schedule, (i) the Company or one or more of its Subsidiaries (as the case may be) has good, valid and marketable fee simple title to such Owned Real Property, which are free and clear of Liens, except for Permitted Liens, (ii) there are no outstanding options, rights of first offer or rights of first refusal or other rights to purchase such Owned Real Property or any portion thereof or interests therein, and (iii) neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase, acquire, dispose or sell any interest in real property.
(b) Section 3.16(b) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of all leases and subleases pursuant to which the Company or any of its Subsidiaries is a party as of the date hereof with respect to real property leased or subleased by the Company or any of its Subsidiaries requiring aggregate annual payments, to or on behalf of the landlord under such lease or sublease, as applicable, of more than $2 million (“Real Property Leases” and together with the Owned Real Property,

“Real Property”). Except as would not constitute a Company Material Adverse Effect, the Company or one of its Subsidiaries has valid and enforceable leasehold estates in or other rights to use all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries, free and clear of all Liens, except for Permitted Liens.
(c) Except as would not constitute a Company Material Adverse Effect, (i) the Company and its Subsidiaries have good and valid title to, or valid and enforceable rights to use under existing franchises, easements or licenses of, or valid and enforceable leasehold interests in, all of their material tangible personal properties and assets necessary to carry on their businesses as currently conducted, free and clear of all Liens, except for Permitted Liens, (ii) there are no condemnation or rezoning proceedings pending or, to the Knowledge of the Company, threatened with respect to any of the Real Property and (iii) none of the Company or any of its Subsidiaries has received or delivered written notice of any violation of any easement or reciprocal easement, covenants or restrictions of record affecting any Real Property.
(d) Except as set forth on Section 3.16(d) of the Seller Disclosure Schedule, as of the date hereof, there has been no base rent deferred under any Real Property Lease due to COVID-19 that is currently unpaid or outstanding.
Section 3.17.   Environmental Laws.   Except as would not constitute a Company Material Adverse Effect, to the Knowledge of the Company, (a) the Company and its Subsidiaries are not in violation of any Environmental Law, and (b) as of the date hereof, neither the Company nor any of its Subsidiaries has received any written notification alleging that it has any material liability or material obligation under any Environmental Law or in connection with any release or threatened release of Materials of Environmental Concern, except to the extent such matter has been fully resolved with the appropriate Governmental Entity.
Section 3.18.   Insurance Policies.   Except as would not constitute a Company Material Adverse Effect, (a) all insurance policies maintained by the Company and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid, and (b) neither the Company nor any of its Subsidiaries is in breach of or default under any such insurance policies, and to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with or without notice, lapse of time or both, would constitute such a breach or default or permit termination or adverse modification of any such insurance policies. Except as would not constitute a Company Material Adverse Effect, as of the date hereof, the Company has not received any written notice of termination, cancellation or non-renewal or material premium increase with respect to any such insurance policy nor, to the Knowledge of the Company, are any of the foregoing threatened, and there is no claim pending under any such insurance policies as to which coverage has been denied or disputed by the underwriters of such policies.
Section 3.19.   Brokers.   No broker, finder, investment banker, financial advisor or other similar Person, other than the Special Committee Financial Advisor, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of the engagement letter between the Company and the Special Committee Financial Advisor relating to the transactions contemplated by this Agreement, which agreement discloses all fees payable and other material obligations thereunder.
Section 3.20.   Takeover Statutes Not Applicable; No Rights Plan.   Assuming the accuracy of the representations and warranties in Section 4.9, each of the Special Committee and the Company Board has approved this Agreement, the Merger and the other transactions contemplated hereby and thereby for purposes of exempting the Merger, such other transactions, Parent, Merger Sub and their Affiliates from the restrictions on “business combinations” set forth in Article X of the Charter. Assuming the accuracy of the representations and warranties in Section 4.9, the transactions contemplated by this Agreement, including the Merger, are exempt from any “moratorium,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law, including Section 203 of the DGCL, or any similar anti-takeover provision in the certificate of incorporation or bylaws of the Company (including, without limitation, Article X of the Charter as in effect on the date hereof and as immediately prior to the Effective Time). The Company is not party to any stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.
Section 3.21.   Related Party Transactions.   Neither the Company nor any of its Subsidiaries is a party to any agreement, commitment or transaction with or for the benefit of any Person that is required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that is not so disclosed.
Section 3.22.   Exclusivity of Representations.   Except for the representations and warranties expressly set forth in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates, and for the avoidance of doubt, neither the Company nor any of its Affiliates makes any express or implied representation or warranty with respect to the Evaluation Material (as defined in the Confidentiality Agreement).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the disclosure letter delivered by Parent to the Company prior to entering into this Agreement (the “Parent Disclosure Schedule”) (it being acknowledged and agreed that (i) disclosure of any item in any section or subsection of the Parent Disclosure Schedule, whether or not an explicit cross reference appears, shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure, and (ii) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is material or constitutes a Parent Material Adverse Effect or that the inclusion of such item in the Parent Disclosure Schedule is required), Parent and Merger Sub jointly and severally hereby represent and warrant to the Company as follows:
Section 4.1.   Organization.   Parent is a corporation and Merger Sub is a corporation, in each case, duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of its respective jurisdiction of organization and each has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, except where the failure to be in good standing or to have such corporate or similar power and authority would not constitute a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) as a foreign corporation (or other applicable entity) in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or licensing, except in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not constitute a Parent Material Adverse Effect. For purposes of this Agreement, a “Parent Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that, individually or in the aggregate, materially impairs, materially delays or prevents, or would reasonably be expected to materially impair, materially delay or prevent, Parent or Merger Sub from consummating the Merger. Parent has made available to the Company true, complete and correct copies of the organizational or governing documents of Parent and Merger Sub, in each case as amended and in effect as of the date of this Agreement. Except as would not constitute a Parent Material Adverse Effect, neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws (or similar organization documents).
Section 4.2.   Merger Sub.
(a) The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned indirectly by Parent (through wholly owned subsidiaries of Parent) free and clear of all Liens.
(b) Merger Sub has been formed solely for the purpose of the Merger and, prior to the Effective Time, will have engaged in no other business activities and will have owned no assets and incurred no liabilities or obligations other than in connection with the transactions contemplated hereby and activities incidental to its formation.

Section 4.3.   Authority.   Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and, following the adoption of this Agreement by a subsidiary of Parent, as the sole stockholder of Merger Sub, the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary actions on the part of each of Parent and Merger Sub. Immediately following the execution of this Agreement, a subsidiary of Parent, as the sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger and the other transactions contemplated hereby, and no other actions on the part of Parent or Merger Sub or any other Subsidiary of Parent are necessary to authorize the consummation of the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming the due and valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as limited by the Enforceability Exceptions.
Section 4.4.   Consents and Approvals; No Violations.   Except as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, the DGCL, the rules and regulations of NYSE, state securities laws, and foreign and supranational laws relating to antitrust and competition clearances and other applicable Regulatory Laws, neither the execution, delivery or performance of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby will (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws, or similar organizational documents, of Parent or Merger Sub or any other Subsidiary of Parent, (ii) require Parent or Merger Sub or any other Subsidiary of Parent to make any notice to, or filing with, or obtain any permit, authorization, consent or approval of, any Governmental Entity of competent jurisdiction, or (iii) assuming compliance with the matters referred to in clause (ii), contravene, conflict with or result in a violation or breach of any provision of any applicable Law, require any consent by any Person under, constitute a default, or an event that, with or without notice, lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation under, or the loss of a benefit under, any Contract to which Parent or Merger Sub or any other Subsidiary of Parent is a party, or result in the creation or imposition of any Lien on any asset of Parent or Merger Sub or any other Subsidiary of Parent, with such exceptions, in the case of each of clauses (ii) and (iii), as would not constitute a Parent Material Adverse Effect.
Section 4.5.   Information Supplied.   None of the written information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of the Company or its Subsidiaries.
Section 4.6.   Litigation.   There is no Action pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries (including Merger Sub) or any of their properties, rights or assets that constitutes a Parent Material Adverse Effect. There is no Order imposed upon or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries (including Merger Sub) or any of their properties, rights or assets that constitutes a Parent Material Adverse Effect.
Section 4.7.   Financing.
(a) Parent is party to and has accepted a fully executed commitment letter, dated May 6, 2021 (together with all exhibits and schedules thereto, the “Debt Commitment Letter”), from the Lenders pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein. The debt financing committed pursuant to the Debt Commitment Letter is collectively referred to in this Agreement as the “Debt Financing.”

(b) Parent is a party to and has accepted a fully executed commitment letter, dated May 6, 2021 (together with all exhibits and schedules thereto, the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”), from the Equity Investors pursuant to which the Equity Investors have agreed, subject to the terms and conditions thereof, to invest in Parent the amounts set forth therein. The cash equity committed pursuant to the Equity Commitment Letter is collectively referred to in this Agreement as the “Cash Equity.” The Cash Equity and the Debt Financing are collectively referred to in this Agreement as the “Financing.”
(c) Parent and Merger Sub have delivered to the Company true, complete and correct copies of the executed Commitment Letters and any fee letters (including any “flex” and “securities demand” provisions) related thereto, subject, in the case of such fee letters, to redaction solely of fee and other economic provisions (including any “flex” and “securities demand” provisions) that are customarily redacted in connection with transactions of this type and that could not in any event adversely affect the availability, conditionality, enforceability or amount of the Financing.
(d) Except as expressly set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Lenders and the Equity Investors to provide the Financing or any contingencies that would permit the Lenders or the Equity Investors to reduce the total amount of the Financing, including any condition or other contingency relating to the amount or availability of the Debt Financing pursuant to any “flex” provision. As of the date of this Agreement, assuming satisfaction or waiver (to the extent permitted by Law) of the conditions set forth in Sections 6.1 and 6.2, neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis all of the terms and conditions to be satisfied by it in any of the Commitment Letters on or prior to the Closing Date, nor does Parent or Merger Sub have knowledge that any of the Lenders or the Equity Investors will not perform its obligations thereunder. As of the date of this Agreement, there are no side letters, understandings or other agreements, Contracts or arrangements of any kind relating to the Commitment Letters that could adversely affect the availability, conditionality, enforceability or amount of the Financing contemplated by the Commitment Letters (other than original issue discount provisions as part of the “flex” and “securities demand” terms in the fee letter relating to the Debt Commitment Letter).
(e) The Financing, when funded in accordance with the Commitment Letters, will provide Parent with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement and under the Commitment Letters on the Closing Date, including the payment of the Merger Consideration, any payments pursuant to Section 2.7(g), any payments pursuant to Section 2.8, payment of any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation, and any repayment, redemption or refinancing of any outstanding indebtedness of Parent, the Company and their respective Subsidiaries contemplated by, or required in connection with the transactions described in, this Agreement or the Commitment Letters (such amounts, collectively, the “Merger Amounts”).
(f) As of the date of this Agreement, the Commitment Letters constitute the legal, valid, binding and enforceable obligations of Parent and, to the Knowledge of Parent, of all the other parties thereto, except as limited by the Enforceability Exceptions, and are in full force and effect. As of the date of this Agreement, (i) no event has occurred which (with or without notice, lapse of time or both) would constitute a breach or failure to satisfy a condition by Parent or Merger Sub under the terms and conditions of the Commitment Letters, and (ii) assuming satisfaction or waiver (to the extent permitted by Law) of the conditions set forth in Sections 6.1 and 6.2, neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Financing will not be satisfied by Parent or Merger Sub, as applicable, on a timely basis or that the Financing will not be available to Parent on the Closing Date. Parent has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement. As of the date hereof, (x) none of the Commitment Letters has been modified, amended or altered and (y) none of the respective commitments under any of the Commitment Letters has been withdrawn, terminated or rescinded in any respect, and, to the Knowledge of Parent, no withdrawal, termination or rescission thereof is contemplated. To the Knowledge of Parent, no modification of, or amendment or alteration to, the Commitment Letters is currently contemplated except for the addition as parties to the Debt Commitment Letter of Lenders, lead arrangers, bookrunners, agents or similar entities who have not executed the Debt Commitment Letter as of the date hereof.

(g) In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent, Merger Sub or any of their respective Affiliates or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.
Section 4.8.   Limited Guarantee.   Concurrently with the execution of this Agreement, Guarantor has delivered to the Company a true, complete and correct copy of the duly executed Limited Guarantee. The Limited Guarantee is (assuming the due and valid authorization, execution and delivery of such Limited Guarantee by the Company) in full force and effect, has not been amended, modified, withdrawn or rescinded in any respect, and is the legal, valid, binding and enforceable obligation of Guarantor, subject to the Enforceability Exceptions. As of the date hereof, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Guarantor under the Limited Guarantee.
Section 4.9.   No Ownership of Company Capital Stock.   Except for this Agreement, as of the date hereof and at all times prior to the time that is immediately prior to the Effective Time, (a) other than any Rollover Shares and Rollover Agreements, neither Parent nor any of its Subsidiaries, (including Merger Sub) (i) beneficially owns Shares, directly or indirectly, (ii) has (A) the right to acquire Shares pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise or (B) the right to vote Shares pursuant to any agreement, arrangement or understanding; or (iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting, or disposing of Shares with any person that beneficially owns, or whose affiliates or associates beneficially own, directly or directly, Shares, and (b) neither Parent nor any of its Affiliates is an “affiliate” or “associate” (each as defined in the Charter) with respect to the Company.
Section 4.10.   No Stockholder and Management Arrangements.   Except as expressly authorized by the Company, as of the date hereof, neither Parent or Merger Sub, nor any of their respective Affiliates, is a party to any Contracts with any stockholder, director, officer or other Affiliate of the Company or any of its Subsidiaries relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, or the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment).
Section 4.11.   Brokers.   No broker, finder, investment banker, financial advisor or other similar Person, other than those, the fees and expenses of which will be paid by Parent or its Affiliates, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective Affiliates.
Section 4.12.   Solvency.   Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. As of the Effective Time, assuming (a) the satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.2 and (b) (i) the representations and warranties of the Company contained in this Agreement (other than those qualified by materiality or “Company Material Adverse Effect”) are true and correct in all material respects and (ii) the representations and warranties of the Company contained in this Agreement that are qualified by materiality or “Company Material Adverse Effect” are true and correct in all respects after giving effect to all of the transactions contemplated by this Agreement, including the Financing, any alternative financing and the payment of the aggregate Merger Consideration and the other Merger Amounts, the Surviving Corporation and its Subsidiaries, taken as a whole, will be Solvent. For purposes of this Section 4.12, the term “Solvent” means, with respect to any Person as of a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of such Person exceeds its debts, (b) such Person has not incurred debts beyond its ability to pay such debts as such debts mature and (c) such Person does not have unreasonably small capital with which to conduct its business. For purposes of this Section 4.12, “debt” means any liability whether or not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. For purposes of this Section 4.12, the amount of any unliquidated or contingent liabilities at any time shall be the maximum amount which, in light of all the facts and circumstances existing at such time, could reasonably be expected to become an actual or matured liability.

Section 4.13.   Exclusivity of Representations.   Except for the representations and warranties expressly set forth in this Article IV, neither Parent nor Merger Sub nor any other Person makes any other express or implied representation or warranty on behalf of Parent or Merger Sub or any of their respective Affiliates.
Section 4.14.   No Other Company Representations or Warranties.
(a) Each of Parent and Merger Sub acknowledges that (i) it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives have desired, requested or required to review, (ii) it and its Representatives have had reasonable opportunity to meet with the management of the Company and to discuss the business and assets of the Company, (iii) it and its Representatives have been afforded the opportunity to ask questions of and receive answers from personnel of the Company and (iv) it has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby.
(b) Each of Parent and Merger Sub acknowledges that neither the Company nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, its Affiliates (including Merger Sub) and their respective Representatives (and has not relied on any representation, warranty or other statement made by the Company or any Person on behalf of the Company or any of its Subsidiaries), except for the representations and warranties expressly set forth in Article III (which includes exceptions set forth therein and in the Company Disclosure Schedule), and that all other representations and warranties, express or implied, are specifically disclaimed. Except for the representations and warranties expressly set forth in Article III (after taking into account exceptions set forth therein and in the Company Disclosure Schedule), neither the Company nor any other Person shall be subject to any liability to Parent, Merger Sub or any other Person resulting from the Company’s making available to Parent, its Affiliates (including Merger Sub) or any of their respective Representatives, or any such Person’s use of or reliance on, such information, including any Evaluation Material (as defined in the Confidentiality Agreement) or presentation materials delivered to Parent, its Affiliates (including Merger Sub) or any of their respective Representatives, as subsequently updated, supplemented or amended, or any information, documents or material made available to Parent, its Affiliates (including Merger Sub) or any of their respective Representatives in the due diligence materials provided to Parent, its Affiliates (including Merger Sub) or any of their respective Representatives, including in any “data room,” management presentation (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement (collectively, the “Company Information”). Without limiting the foregoing, except for the representations and warranties expressly set forth in Article III (which includes exceptions set forth therein and in the Company Disclosure Schedule), the Company makes no representation or warranty, express or implied, to Parent or Merger Sub or any other Person with respect to (i) the information set forth in the Company Information, (ii) any financial projection or forecast relating to the Company or any of its Subsidiaries, whether or not included in the Company Information or (iii) any other information concerning the Company, any of its Subsidiaries or the transactions contemplated hereby.
ARTICLE V
COVENANTS
Section 5.1.   Conduct of Business by the Company Pending the Merger.
(a) From and after the date hereof and prior to the Effective Time or the earlier termination of this Agreement, except (i) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (ii) as required by applicable Law, (iii) any COVID-19 Response taken or omitted to be taken, after written notice provided reasonably in advance of such action or omission to and, to the extent practicable under the circumstances, consultation with, Parent, (iv) as expressly contemplated by this Agreement or (v) as otherwise set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall, and shall cause its Subsidiaries to, carry on its business in all material respects in the ordinary course of business and use commercially reasonable efforts to preserve its business organization intact and maintain existing relations with suppliers and other third parties with whom the

Company and its Subsidiaries have significant business relationships; provided, however, that no action by the Company or its Subsidiaries with respect to matters permitted by any provision of Section 5.1(b) shall be deemed a breach of this Section 5.1(a) unless such action would constitute a breach of such other provision of Section 5.1(b).
(b) From and after the date hereof and prior to the Effective Time or the earlier termination of this Agreement, except (i) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (ii) as required by applicable Law, (iii) as expressly contemplated by this Agreement or (iv) as otherwise set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to:
(i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or equity interests, except for dividends or distributions by a Subsidiary of the Company to the Company or to another wholly owned Subsidiary of the Company;
(ii) other than in the case of wholly owned Subsidiaries, split, combine, subdivide, adjust, amend the terms of or reclassify any of its capital stock or equity interests;
(iii) issue, deliver, sell, pledge, grant, transfer or otherwise encumber any shares of its capital stock or other equity securities or any option, warrant or other right to acquire or receive any shares of its capital stock or other equity securities, or redeem, purchase or otherwise acquire any shares of its capital stock or other equity securities, other than (A) in connection with the exercise, vesting or settlement, as applicable, of Company Equity Awards outstanding as of the date of this Agreement or granted in accordance with this Agreement, including with respect to the satisfaction of Tax withholding and, with respect to Company Stock Options outstanding as of the date of this Agreement or granted in accordance with this Agreement, the payment of the exercise price, (B) the issuance of any shares of capital stock or equity interests to the Company or any wholly owned Subsidiary of the Company and (C) the grant of any Liens to secure obligations of the Company or any of its Subsidiaries in respect of any indebtedness permitted under clause (ix) below;
(iv) amend the certificate of incorporation or bylaws of the Company, or amend other similar organizational documents of any of its Subsidiaries, except, in the case of Subsidiaries, for amendments that would not be materially adverse to the Company or adversely impact the transactions contemplated hereby;
(v) other than (A) acquisitions of inventory, raw materials and other property in the ordinary course of business consistent with past practice, (B) pursuant to transactions that would be permissible under clause (vi) below, (C) pursuant to transactions that would be permissible under clause (vii) below, or (D) in transactions among wholly owned Subsidiaries of the Company, acquire (by merger, consolidation, purchase of stock or assets or otherwise) any entity, business or assets that constitute a business or division of any Person or make any investments in or loans or capital contributions to any other Person (other than the Company or any of its wholly owned Subsidiaries);
(vi) other than contemplated by the capital budget of the Company made available to Parent prior to the date hereof, make any capital expenditures that exceed $5 million in the aggregate;
(vii) other than in the ordinary course of business consistent with past practice (excluding in all cases, for the avoidance of doubt, any such transactions referred to in clause (viii)) or in transactions among wholly owned Subsidiaries of the Company, sell, lease, license, allow the expiration or lapse of (with respect to Intellectual Property registration or applications material to the business of the Company or its Subsidiaries as currently conducted), encumber (other than Liens securing indebtedness permitted under clause (ix) below or Permitted Liens) or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise) any entity, business or assets for a purchase price or, if no purchase price is received, with a value in excess of $1 million individually or $2 million in the aggregate;
(viii) enter into any agreement for the sale and leaseback of any Real Property or interest in real property;
(ix) create, incur, assume or otherwise be liable with respect to, or modify the terms of, any indebtedness for borrowed money, excluding (A) indebtedness (including guarantees) solely among the

Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries or (B) indebtedness incurred pursuant to the terms of the Contracts set forth on Section 5.1(b)(ix) of the Company Disclosure Schedule; provided, however, that any indebtedness incurred or modified in accordance with this Section 5.1(b)(ix) shall not reasonably be expected to adversely affect the ability of Parent or Merger Sub to consummate the Financing or the ability of the Company to comply with its obligations in Section 5.20;
(x) other than in the ordinary course of business consistent with past practice, renew or extend, materially amend or terminate (other than renewals, extensions or terminations upon expiration of the term thereof in accordance with the terms thereof), or waive any material right, remedy or default under, any Material Contract, or enter into or materially amend any Contract that, if existing on the date hereof, would be a Material Contract, in each case of the types referred to in clauses (i), (iii), (iv), (v), (vii), (x), (xii) or (xiii) of Section 3.15(b), other than entering into any Contract solely to the extent effecting a capital expenditure, acquisition, disposition, or other transaction permitted by this Section 5.1(b);
(xi) merge, combine or consolidate the Company or any of its Subsidiaries with and into any other Person, other than, in the case of any Subsidiary of the Company, to effect any acquisition permitted by clause (v) or any disposition permitted by clause (vii) and other than transactions solely among wholly owned Subsidiaries of the Company;
(xii) adopt or enter into a plan of complete or partial liquidation, restructuring, capitalization, reorganization or dissolution (other than with respect to or among wholly owned Subsidiaries of the Company);
(xiii) waive, settle or compromise any pending or threatened Action against the Company or any of its Subsidiaries, other than waivers, settlements or agreements (A) for an amount not in excess of $2 million in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof), and (B) that do not impose any material restrictions on the operations or businesses of the Company or its Subsidiaries, taken as a whole, or any equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;
(xiv) except as required by any Company Benefit Plan or applicable Law, (A) increase the compensation or severance benefits of any director, officer, individual independent contractor or employee of the Company or any of its Subsidiaries, except for increases in base salary and payments of cash incentive compensation to non-executive officers, in each case, in the ordinary course of business consistent with past practice, (B) adopt any material new employee benefit plan or arrangement or materially amend, modify or terminate any existing Company Benefit Plan, in each case, other than (1) as would not materially increase the cost to the Company or its Subsidiaries or (2) offer letters that are entered into in the ordinary course of business consistent with past practice with newly hired employees who are not executive officers and that do not provide for any severance benefits, (C) take any action to accelerate the vesting or payment, or the funding of any payment or benefit under, any Company Benefit Plan, (D) recognize any union, works council or other labor organization as the representative of any of the employees of the Company or any of its Subsidiaries or enter into any collective bargaining agreements or (E) hire or terminate the employment or services of any executive officer of the Company, other than because such executive officer committed an act or omission constituting cause or due to permanent disability;
(xv) make any change in financial accounting methods, principles, policies or practices of the Company or any of its Subsidiaries, except insofar as may be required by GAAP (or any interpretation or enforcement thereof) or applicable Law;
(xvi) (A) make, change or revoke any material Tax election, (B) enter into any settlement or compromise of any material Tax liability, (C) file any amended material Tax Return that would result in a change in Tax liability, taxable income or loss, (D) adopt or change any method of Tax accounting or annual Tax accounting period, (E) enter into any closing agreement relating to any material Tax liability, (F) agree to extend the statute of limitations in respect of any material amount of Taxes or (G) surrender any right to claim a material Tax refund;

(xvii) guarantee any indebtedness of another Person (other than the Company or any of its Subsidiaries), enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (other than the Company or any of its Subsidiaries) or enter into any arrangement having the economic effect of any of the foregoing;
(xviii) enter into any new line of business outside of the Company’s and its Subsidiaries’ existing businesses on the date of this Agreement;
(xix) adopt a shareholder rights plan or “poison pill”;
(xx) enter into or amend any Contract with, or make any payment to, any former or present director or officer of the Company or any of its Subsidiaries or Affiliates of any of the foregoing Persons or any other Person covered under Item 404 of Regulation S-K under the Securities Act (other than any payments pursuant to Section 5.1(b)(xiv)); or
(xxi) agree to take, make any commitment to take, or adopt any resolutions of the Company Board or any committee thereof (including the Special Committee) in support of, any of the foregoing.
(c) Except as expressly contemplated by this Agreement, none of Parent, Merger Sub or the Company shall take or permit any of their respective Subsidiaries to take any action that could reasonably be expected to prevent or to impede, interfere with, hinder or delay in any material respect the consummation of the Merger and the other transactions contemplated hereby.
(d) Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 5.2.   Go-Shop; Acquisition Proposals.
(a) Except as permitted by this Section 5.2, the Company shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its and their directors, officers, employees, other Affiliates, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly (i) initiate or solicit, or knowingly facilitate or encourage, any inquiries, discussions or requests with respect to or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal (an “Inquiry”), (ii) engage in or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal or Inquiry or that would reasonably be expected to lead to an Acquisition Proposal, or provide any access to its properties, books or records or any non-public information to any Person relating to the Company or any of its Subsidiaries in connection with the foregoing, (iii) enter into any other acquisition agreement, option agreement, joint venture agreement, partnership agreement, letter of intent, term sheet, merger agreement or similar agreement (other than an Acceptable Confidentiality Agreement) with respect to an Acquisition Proposal (an “Alternative Acquisition Agreement”), (iv) approve, endorse, declare advisable or recommend any Acquisition Proposal, (v) take any action to make the provisions of any Takeover Statute or any restrictive provision of any applicable anti-takeover provision in the certificate of incorporation or bylaws of the Company inapplicable to any transactions contemplated by any Acquisition Proposal or (vi) authorize, commit to, agree or publicly propose to do any of the foregoing.
(i) Notwithstanding anything to the contrary set forth in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on June 14, 2021 (the “No-Shop Period Start Date”), the Company and its Representatives shall have the right to (A) initiate or solicit, or knowingly facilitate or encourage, any Inquiry and (B) engage in or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal or Inquiry or that would reasonably be expected to lead to an Acquisition Proposal, or, subject to the entry into, and in accordance with, an Acceptable Confidentiality Agreement, provide any access to its properties, books or records or any non-public information to any Person (and its Representatives and prospective equity and debt financing sources subject to the terms and conditions of such Acceptable Confidentiality Agreement applicable to such Person) relating to the Company or any of its Subsidiaries in connection with the foregoing; provided that (x) the Company will provide to Parent any information relating to the Company or any of the Company’s Subsidiaries that was not previously provided or made available to Parent substantially concurrently with (and in any event within twenty-four (24) hours after) the time it is furnished to such Person (and its Representatives and prospective equity and debt financing sources) and (y) the Company and its Subsidiaries will not pay, agree to pay or cause to be paid or reimburse, agree to reimburse or cause to be reimbursed, the expenses of any such Person in connection with any Acquisition Proposals or Inquiries.
(ii) On the No-Shop Period Start Date, the Company shall notify Parent in writing of (x) the number of parties with which the Company entered into an Acceptable Confidentiality Agreement and (y) the number of parties that submitted an Acquisition Proposal after the date of this Agreement and prior to or on the No-Shop Period Start Date, which notice shall include a summary of all material terms of any pending Acquisition Proposals that were made in writing by any Excluded Party.
(iii) On the No-Shop Period Start Date, the Company shall, and shall cause its Subsidiaries and its and their directors, officers and employees and shall instruct its Affiliates and other Representatives to immediately cease all solicitations, discussions and negotiations with any Persons (other than Parent and its Representatives and any Excluded Party and its Representatives) that may be ongoing with respect to an Acquisition Proposal or Inquiry and request that each such Person (other than Parent and its Representatives and any Excluded Party and its Representatives) promptly return or destroy all confidential information furnished to such Person by or on behalf of the Company in connection with any such Acquisition Proposal or Inquiry.
(b) Notwithstanding anything to the contrary contained in Section 5.2(a) or elsewhere in this Agreement, at any time following the No-Shop Period Start Date and prior to the time the Stockholder Approval is obtained, if the Company, directly or indirectly through one or more of its Representatives, receives a written unsolicited and bona fide Acquisition Proposal that did not result from a breach of this Section 5.2, the Company and its Representatives may contact the Person or group of Persons making such Acquisition Proposal to clarify the terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes, or could reasonably be expected to result in, a Superior Proposal, and may (i) provide information to such Person or group of Persons (including their respective Representatives and prospective equity and debt financing sources) if the Company receives from such Person or group of Persons (or has received from such Person or group of Persons) an executed confidentiality agreement containing terms that are not less favorable in any material respect to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any standstill or similar provision (an “Acceptable Confidentiality Agreement”); provided, that the Company shall make available to Parent and Merger Sub any non-public information concerning the Company or its Subsidiaries that is provided to any such Person or group of Persons which was not previously made available to Parent or Merger Sub substantially concurrently (and in any event within twenty-four (24) hours thereafter), and (ii) engage or participate in any discussions or negotiations with such Person or group of Persons, if prior to taking any action described in clause (i) or (ii) above, (A) the Company Board (acting upon the recommendation of the Special Committee) and the Special Committee determine in good faith after consultation with their financial advisor and outside legal counsel that such Acquisition Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal and (B) the Company Board (acting upon the recommendation of the Special Committee) and the Special Committee determine in good faith after consultation with their outside legal counsel that failure to take such action would be reasonably likely to be inconsistent with their fiduciary obligations under applicable Law. It is understood and agreed that any contacts, disclosures, discussions or negotiations permitted under this Section 5.2(b), including any public announcement that the Company Board (acting upon the recommendation of the Special Committee) and the Special Committee have made any determination required under this Section 5.2(b) to take or engage in any such actions (provided that the Company Board expressly publicly reaffirms the Company Recommendation in connection with such disclosure), shall not constitute a Change of Recommendation or otherwise constitute a basis for Parent to terminate this Agreement pursuant to Section 7.4.
(c) Except as set forth in this Section 5.2(c) or in Section 5.2(d), neither the Company Board nor any committee thereof (including the Special Committee) shall (1) withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in each case in a manner adverse to Parent, the Company Recommendation, (2) fail to include the Company Recommendation in the Proxy Statement,

(3) adopt, approve or recommend or endorse or otherwise declare advisable, or publicly propose to adopt, approve or recommend, any Acquisition Proposal, (4) fail to publicly reaffirm the Company Recommendation within ten (10) Business Days after Parent so requests in writing following any public disclosure of an Acquisition Proposal (other than of the type referred to in the proviso to the following clause (5)) from any Person other than Parent and Merger Sub or any of their respective Affiliates (provided that if the Stockholders Meeting is scheduled to be held within ten (10) Business Days from the date of such written request, promptly and in any event prior to the date which is two (2) Business Days before the date on which the Stockholders Meeting is scheduled to be held) or (5) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 under the Exchange Act, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (or if the Stockholders Meeting is scheduled to be held within ten (10) Business Days from the date of such commencement, promptly and in any event prior to the date which is two (2) Business Days before the date on which the Stockholders Meeting is scheduled to be held) (any of the foregoing, a “Change of Recommendation”); provided, that any communication made in accordance with Section 5.2(d)(ii) or the failure by the Company Board or the Special Committee to take a position with respect to an Acquisition Proposal referred to in the preceding clause (4) or a tender offer or exchange offer referred to in the preceding clause (5), shall not be deemed a Change of Recommendation if such communication is made or such position is taken prior to the tenth (10th) Business Day after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer or Parent’s written request following the public disclosure of such Acquisition Proposal, as applicable (or such earlier time as referenced above). Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, prior to the time the Stockholder Approval is obtained, (x) if an Intervening Event occurs and the Special Committee determines in good faith, after consultation with its outside legal counsel, that failure to effect a Change of Recommendation in light of such Intervening Event would be reasonably likely to be inconsistent with their fiduciary obligations under applicable Law, the Company Board (acting upon the recommendation and direction of the Special Committee) may effect a Change of Recommendation contemplated by clauses (1) or (2) of the definition thereof or (y) if the Company receives, directly or indirectly through one or more of its Representatives, either (A) after the date hereof and prior to or on the No-Shop Period Start Date from an Excluded Party, an Acquisition Proposal or (B) after the No-Shop Period Start Date an unsolicited, written, bona fide Acquisition Proposal, in each of the case of subclauses (A) and (B), that the Company Board (acting upon the recommendation of the Special Committee) and the Special Committee concludes in good faith, after consultation with their financial advisor and outside legal counsel, constitutes a Superior Proposal and such Acquisition Proposal did not result from a material breach by the Company of this Section 5.2, the Company Board (acting upon the recommendation of the Special Committee) and the Special Committee may effect a Change of Recommendation and/or terminate this Agreement pursuant to Section 7.3(a) in order to enter into an Alternative Acquisition Agreement providing for such Superior Proposal, and, in the case of either clause (x) or (y):
(i) the Company shall have provided prior written notice to Parent, at least three (3) Business Days in advance, that it intends to effect a Change of Recommendation (a “Notice of Change of Recommendation”) and/or terminate this Agreement pursuant to Section 7.3(a), which notice shall specify in reasonable detail the basis for the Change of Recommendation and/or termination and (A) in the case of a Superior Proposal, the identity of the Person or group of Persons making such Superior Proposal and the material terms thereof, along with a copy of any proposed agreement in respect of such Superior Proposal (or, if there is no such proposed agreement, a written summary of the material terms and conditions of such Superior Proposal); or (B) in the case of an Intervening Event, reasonable detail regarding the Intervening Event;
(ii) after providing such notice and prior to effecting such Change of Recommendation and/or terminating this Agreement pursuant to Section 7.3(a), the Company shall have negotiated, and shall have caused its Representatives to be available to negotiate, with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) during such three (3) Business Day period (the “Notice Period”) to make such adjustments to the terms and conditions of this Agreement as would obviate the need for the Company to effect a Change of Recommendation and/or terminate this Agreement pursuant to Section 7.3(a); and

(iii) following the end of the Notice Period, the Company Board (acting upon the recommendation of the Special Committee) and the Special Committee shall have determined in good faith, after consultation with their outside legal counsel and, with respect to clause (A) below, their financial advisor, taking into account any changes to this Agreement proposed in writing by Parent in response to the Notice of Change of Recommendation, that (A) the Superior Proposal giving rise to the Notice of Change of Recommendation continues to be a Superior Proposal or (B) in the case of an Intervening Event, the failure of the Company Board and the Special Committee to effect a Change of Recommendation would continue to be reasonably likely to be inconsistent with its fiduciary obligations under applicable Law.
Any amendment to the financial terms or any other material change to the terms of a Superior Proposal shall require the Company to deliver a new Notice of Change of Recommendation and the Company shall be required to comply again with the requirements of clauses (i)  — (iii) above; provided, however, that subsequent to the initial Notice Period, the Notice Period shall be reduced to two (2) Business Days following receipt by Parent of any such new Notice of Change of Recommendation.
(d) Nothing contained in this Section 5.2 or elsewhere in this Agreement shall be deemed to prohibit the Company, Company Board or any committee thereof (including the Special Committee) from (i) complying with its disclosure or fiduciary obligations under applicable Law or disclosure obligations under NYSE rules, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders) or (ii) making any “stop-look-and-listen” communication to stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to stockholders of the Company, including any such similar communication in response to an Acquisition Proposal that is not a tender offer or exchange offer); provided, however, that (x) except as provided in the next sentence, any disclosure made as permitted under clause (i) of this Section 5.2(d) (other than any “stop-look-and-listen” or similar communication) that relates to an Acquisition Proposal shall be deemed to be a Change of Recommendation unless the Company Board (acting upon the recommendation of the Special Committee) and the Special Committee expressly publicly reaffirm the Company Recommendation in connection with such disclosure, and (y) none of the Company, the Company Board, or the Special Committee shall be permitted to recommend any Acquisition Proposal (including that the stockholders of the Company tender any securities in connection with any tender offer or exchange offer that is an Acquisition Proposal) or otherwise effect a Change of Recommendation with respect thereto, except as permitted by Section 5.2(c). It is understood and agreed that any “stop-look-and-listen” or similar communication permitted under clause (ii) of this Section 5.2(d) made prior to the tenth (10th) Business Day after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (or, if earlier, no fewer than two (2) Business Days prior to the date on which the Stockholders Meeting is scheduled to be held) shall not constitute a Change of Recommendation or otherwise constitute a basis for Parent to terminate this Agreement pursuant to Section 7.4. The Company shall in no event be deemed to violate this Section 5.2 as a result of responding (x) prior to or on the No-Shop Period Start Date, to any Inquiry or Acquisition Proposal, or (y) after the No-Shop Period Start Date, to any unsolicited proposal or inquiry, in each case, solely by advising the Person making such proposal or inquiry of the terms of this Section 5.2.
(e) The Company shall promptly (and, in any event, within twenty-four (24) hours) notify Parent in writing if, from and after the date hereof, any Acquisition Proposal is received by the Company, any of its Subsidiaries or any of its or their Representatives, indicating (except to the extent prohibited by applicable Law or Contract in effect as of the date hereof) the identity of the Person or group of Persons making such Acquisition Proposal and the material terms and conditions of any such Acquisition Proposal (including, if applicable, providing copies of any written Acquisition Proposal and any proposed agreements related thereto). Without limiting the foregoing, the Company shall (x) promptly (and in any event within twenty-four (24) hours) notify Parent in writing (i) if the Company determines to begin providing non-public information or to engage in negotiations or discussions concerning an Acquisition Proposal in accordance with this Section 5.2 and (ii) thereafter of any change to the financial or other material terms and conditions of any Acquisition Proposal, and (y) otherwise keep Parent reasonably informed of the status and material terms of any such Acquisition Proposal, discussions or negotiations on a reasonably prompt basis, including by providing a copy of all written proposals, offers or drafts of proposed agreements. The Company shall not, and shall cause its Subsidiaries not to, after the date of this Agreement, enter into any confidentiality or similar agreement that would prohibit it from providing such information to Parent.
(f) Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to terminate, waive, amend or release any provision of any confidentiality, “standstill” or similar obligation of any Person (i) if the Company Board (acting upon the recommendation of the Special Committee) and the Special Committee determine in good faith after consultation with their outside legal counsel that failure to take such action could be reasonably likely to be inconsistent with their fiduciary obligations under applicable Law and (ii) to the extent such provisions would prohibit any Person or group from making an Acquisition Proposal privately to the Company Board and the Special Committee; provided that the Company promptly (and in any event within twenty-four (24) hours thereafter) provides written notice to Parent thereof (including the identity of such counterparty) after granting any such limited waiver, amendment or release as provided in Section 5.2(e).
Section 5.3.   Proxy Statement.
(a) As promptly as reasonably practicable after the date hereof (and in any event within twenty (20) Business Days after the date hereof), the Company shall prepare and file with the SEC a preliminary proxy statement relating to the Stockholders Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”), and each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC all other documents required by the Exchange Act in connection with the Merger and the other transactions contemplated hereby, and Parent and the Company shall cooperate with each other in connection with the preparation of the Proxy Statement and any such other filings. Except as permitted by Section 5.2, the Proxy Statement shall include the Company Recommendation; provided, that if the Company Board (acting upon the recommendation of the Special Committee) and the Special Committee shall have effected a Change of Recommendation in accordance with Section 5.2, then in submitting this Agreement to the Company’s stockholders, the Company Board (acting upon the recommendation of the Special Committee) and the Special Committee may submit this Agreement to the Company’s stockholders without the Company Recommendation, in which event the Company Board (acting upon the recommendation of the Special Committee) and the Special Committee may communicate the basis for their lack of recommendation to the Company’s stockholders in the Proxy Statement or an appropriate amendment thereof or supplement thereto. Parent agrees to provide or cause to be provided all information with respect to itself, its Affiliates and their respective Representatives as may be reasonably requested by the Company for inclusion in the Proxy Statement and any such other filings.
(b) Each party shall as promptly as reasonably practicable notify the other parties of the receipt of any comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall as promptly as reasonably practicable provide to the other party copies of all written correspondence with the SEC with respect to the Proxy Statement or the transactions contemplated hereby. Except in the case of a Non-Objection, the Company and Parent shall each use its reasonable best efforts to (i) promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC and to make any amendments or filings as may be necessary in connection therewith and (ii) have the Proxy Statement cleared by the SEC staff as soon as reasonably practical after such filing. The Company shall cause the definitive Proxy Statement to be mailed as promptly as reasonably practicable after a Non-Objection or the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.
(c) Subject to applicable Law, prior to filing or mailing the Proxy Statement or filing any other required filings (or, in each case, any amendment thereof or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall (unless and until a Change of Recommendation has occurred) provide Parent with an opportunity to review and comment on (which comments shall be made promptly) such document or response and shall consider in good faith including in such document or response comments reasonably proposed by Parent. The foregoing provisions of Section 5.3(c) shall not apply to any document relating to a Change of Recommendation. Prior to the making of any filings by Parent, if any, with the SEC in connection with the transactions contemplated hereby, Parent shall provide the Company with an opportunity to review and comment on (which comments shall be made promptly) such filing (which comments shall be considered by Parent in good faith).

(d) If, at any time prior to the receipt of the Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, as the case may be, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that the Proxy Statement would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by applicable Law, in disseminating the information contained in such amendment or supplement to the stockholders of the Company. Nothing in this Section 5.3(d) shall limit the rights or obligations of any party under any other paragraph of this Section 5.3.
(e) All documents that the Company is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act.
Section 5.4.   Stockholders Meeting.
(a) Subject to Section 5.3, the Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to duly call, give notice of, convene and hold a meeting of holders of Shares (including any adjournment or postponement thereof as permitted by this Section 5.4, the “Stockholders Meeting”) as promptly as reasonably practicable following clearance of the Proxy Statement by the SEC or a Non-Objection, to consider and vote upon the adoption of this Agreement; provided, that the Company may postpone or adjourn to a later date the Stockholders Meeting (i) with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) for the absence of a quorum, (iii) to allow reasonable additional time to solicit additional proxies if the Company has not received proxies representing a sufficient number of Shares to adopt this Agreement, whether or not a quorum is present, (iv) if required by applicable Law or (v) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure if, in the good faith judgment of the Company Board (acting upon the recommendation of the Special Committee) and the Special Committee (after consultation with outside legal counsel), the failure to do so would be reasonably likely to be inconsistent with their fiduciary obligations under applicable Law; provided, further, that in no event shall the Stockholders Meeting be postponed or adjourned beyond the date that is five (5) Business Days prior to the Termination Date without the prior written consent of Parent. Unless there has been a Change of Recommendation pursuant to Section 5.2, the Company shall use its reasonable best efforts to lawfully obtain the Stockholder Approval, including actively soliciting proxies in favor of the adoption of this Agreement at the Stockholders Meeting. Unless this Agreement is terminated in accordance with its terms, the Company shall not submit to the vote of its stockholders any other Acquisition Proposal.
(b) The Company shall keep Parent informed with respect to proxy solicitation results as reasonably requested by Parent and shall provide such information and reasonable cooperation as Parent may reasonably request in connection therewith. Notwithstanding anything to the contrary in this Agreement, unless this Agreement is terminated in accordance with its terms, the Company shall remain obligated to provide the information and cooperation described in the immediately preceding sentence and duly call, give notice of, convene and hold the Stockholders Meeting and mail the Proxy Statement (and any amendment or supplement thereto that maybe required by applicable Law) to the Company’s stockholders in accordance with Section 5.3 and this Section 5.4, notwithstanding any Change of Recommendation.
Section 5.5.   Reasonable Best Efforts; Filings; Other Actions.
(a) Subject to the terms and conditions set forth in this Agreement, the Company, Parent, Merger Sub and their respective Subsidiaries shall each use their reasonable best efforts to promptly take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other in doing (and, in the case of Parent, to use reasonable best efforts to cause the Equity Investors and their Affiliates to assist and cooperate as necessary or appropriate with the other parties), all things necessary, proper or advisable under this Agreement or applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including to (i) obtain from any

Governmental Entities and any third parties any actions, non-actions, clearances, waivers, consents, approvals, expirations or terminations of waiting periods, permits or orders required to be obtained by the Company, Parent or any of their respective Affiliates in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (ii) make all registrations, filings, notifications or submissions which are necessary or advisable with respect to this Agreement and the Merger under (A) any applicable federal or state securities Law, (B) the HSR Act and any other applicable Regulatory Law and (C) any other applicable Law, (iii) subject to Section 5.14, defend against any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated hereby and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party to obtain any consent or approval required for the consummation of the Merger under any Contract; provided, further, that without the prior written consent of Parent, neither the Company nor its Subsidiaries shall pay or commit to pay to any third party whose consent or approval is being solicited any amount of cash or other consideration, make any commitment or incur any liability or other obligation in connection therewith (in each case of this proviso other than filing fees in connection with the actions described in the preceding clause (ii), reimbursements for reasonable out-of-pocket costs and expenses incurred by any such third party in connection with obtaining its consent or approval, or de minimis cash or other consideration). Notwithstanding anything to the contrary contained in this Agreement, all obligations of the Company, Parent and Merger Sub to obtain the Financing or any other financing for the transactions contemplated hereby shall be governed exclusively by Sections 5.12 and 5.13, and not this Section 5.5.
(b) In furtherance and not in limitation of this Section 5.5, each party hereto agrees to make, or cause to be made, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable after the date hereof (and in any event within five (5) Business Days), and to supply, or cause to be supplied, as promptly as reasonably practicable any additional information and material that may be requested by a Governmental Entity pursuant to any Regulatory Law. In furtherance and not in limitation of the foregoing, the parties shall request and use reasonable best efforts to obtain early termination of the waiting period under the HSR Act (to the extent early termination is available), and no party shall agree to extend any waiting period under any Regulatory Law applicable to or commit not to consummate any of the transactions contemplated by this Agreement without the prior written consent of all other parties.
(c) In furtherance and not in limitation of this Section 5.5, the Company shall (and cause its Subsidiaries to) and Parent shall (and cause its Subsidiaries to) and Merger Sub shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any Regulatory Law. If any Action, including any Action by a private party, is instituted (or threatened to be instituted) challenging the transactions contemplated hereby as violative of any Regulatory Law, the Company shall (and cause its Subsidiaries to), Parent shall (and cause its Subsidiaries to) and Merger Sub shall cooperate in all respects and use its respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated hereby, including by pursuing all reasonable avenues of administrative and judicial appeal. In furtherance and not in limitation of the foregoing, each party shall, and, in the case of the Company or Parent, shall cause each of their respective Subsidiaries to, (x) negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or any of its Subsidiaries, or of the Company or any of its Subsidiaries, and (y) otherwise take or commit to take any actions that after the Closing Date limit Parent’s or its Subsidiaries’ (including the Surviving Corporation’s) freedom of action with respect to, or its ability to retain, one or more businesses, product lines or assets of Parent or any of its Subsidiaries (including the Surviving Corporation), in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any Order which would otherwise have the effect of preventing the Closing, materially delaying the Closing or delaying the Closing beyond the Termination Date; provided, that the Company will only be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is binding on the Company only if and when the Closing occurs.

(d) In furtherance and not in limitation of this Section 5.5, each of the Company, Parent and Merger Sub shall (i) subject to any restrictions under any Regulatory Law, promptly notify each other of any communication to that party from any Governmental Entity with respect to this Agreement and the transactions and other agreements contemplated hereby and permit the other parties to review in advance any proposed material communication to any Governmental Entity, (ii) unless required by applicable Law, not agree to participate in any meeting or teleconference with any Governmental Entity in respect of any filing, investigation or other inquiry with respect to this Agreement and the transactions and other agreements contemplated hereby unless it consults with the other parties in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat, (iii) subject to any restrictions under any Regulatory Law, furnish the other parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Subsidiaries and their respective Representatives on the one hand, and any Governmental Entity or members of its staff on the other hand, with respect to this Agreement and the transactions and other agreements contemplated hereby (excluding any documents and communications which are subject to the attorney-client privilege or other privilege or trade secret protection or the work product doctrine), and (iv) furnish the other parties with such necessary information and reasonable assistance as such other parties may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entity in connection with this Agreement and the transactions and other agreements contemplated hereby and thereby, including any filings necessary or appropriate under the provisions of any Regulatory Law; provided, however, that the parties may, as each deems advisable, reasonably designate competitively sensitive material provided under this Section 5.5 or any other section of this Agreement as “outside counsel only material”. Notwithstanding anything to the contrary in this Section 5.5, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company, privileged communications, or other competitively sensitive material.
Section 5.6.   Access and Reports.
(a) Subject to applicable Law and Section 5.1(d), from and after the date of this Agreement to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall cause its Subsidiaries to, afford to Parent, Merger Sub and each of their Representatives (including, to the extent requested by Parent’s financing sources), reasonable access, during normal business hours, to its officers, employees, properties, offices and other facilities, books, Contracts and records; provided, that (i) the foregoing shall not require the Company or any of its Subsidiaries to permit access to (A) any inspection or any information that would violate any of its obligations with respect to confidentiality in effect as of the date hereof, (B) any information that is subject to attorney-client privilege or other privilege or trade secret protection or the work product doctrine, (C) information that in the reasonable opinion of the Company would result in a breach of a Contract to which the Company or any of its Subsidiaries are bound as of the date hereof or (D) information related to the Company’s sale process, including any information related to the negotiation and execution of this Agreement or to transactions potentially competing with or alternative to the transactions contemplated by this Agreement or proposals from other third parties relating to any competing or alternative transactions (including Acquisition Proposals) and the actions of the Company Board or any committee thereof (including the Special Committee) with respect to any of the foregoing, whether prior to or after execution of this Agreement (access to the information described in this clause (D) shall be governed by Section 5.2), (ii) any such investigation shall be conducted in such a manner as not to unreasonably interfere with the normal business or operations of the Company or its Subsidiaries or otherwise result in any undue burden with respect to the prompt and timely discharge by employees of the Company or its Subsidiaries of their normal duties, (iii) no investigation pursuant to this Section 5.6 shall affect or be deemed to modify any representation or warranty made by the Company herein and (iv) any such access that is onsite or in-person shall be conducted in accordance with onsite or in-person guidelines which constitute a COVID-19 Response; provided, that the Company shall use its reasonable best efforts to allow for any access or disclosure in a manner that does not result in the effects set out in clauses (i)(A), (i)(B) or (i)(C), including by making appropriate substitute arrangements. Without limitation of the Company’s obligations in Section 5.13, nothing in this Section 5.6(a) will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. All requests for access pursuant to this

Section 5.6(a) must be directed to the General Counsel of the Company, any other person listed in Section 5.6(a) of the Company Disclosure Schedule or another person designated in writing by the Company.
(b) Each of Parent and Merger Sub shall, and shall cause their respective Representatives and Affiliates to, hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub or their respective Representatives, financing sources or Affiliates in connection with the transactions contemplated by this Agreement in accordance with that certain letter agreement, dated February 16, 2021, between Hellman & Friedman Advisors LLC and the Company (as further amended or otherwise modified from time to time, the “Confidentiality Agreement”) as if all such documents and information were Evaluation Material (as defined in the Confidentiality Agreement), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms, subject to the terms of this Agreement, and shall apply to Parent and Merger Sub as if they were direct parties thereto.
(c) Parent and the Company will give prompt notice to the other (i) subject to any restrictions under any Regulatory Law, of any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent, (ii) of any Actions commenced against such party or any of its Affiliates in connection with, arising from or relating to this Agreement or the transactions contemplated by this Agreement (“Transaction Litigation”) or (iii) if such party becomes aware of the occurrence or non-occurrence of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party hereto to effect the Merger or any of the other transactions contemplated by this Agreement not to be satisfied. The Company shall give prompt notice to Parent regarding any product corrective actions involving the CPSC. The delivery of any notice pursuant to this Section 5.6(c) shall not cure any breach of any representation, warranty or covenant in this Agreement or otherwise limit or affect the remedies available hereunder to any party hereto.
Section 5.7.   Publicity; Communications.   The initial press release regarding the Merger shall be a joint press release by the Company and Parent and thereafter (unless and until a Change of Recommendation has occurred or in connection with the matters described in Section 5.2) each party shall consult with the other parties, and give each other the opportunity to review and comment, prior to issuing any press releases or otherwise making public announcements or filings with respect to the Merger or any of the other transactions contemplated by this Agreement, except as may be required by Law or by obligations pursuant to any listing agreement with NYSE (in which case, such party shall, to the extent practicable, use commercially reasonable efforts to consult with the other parties before issuing such press release or making such public announcement or filing).
Section 5.8.   Employee Benefits.
(a) During the period commencing on the Closing Date and ending on the first anniversary thereof, Parent shall, or shall cause its applicable Subsidiary to, provide each employee of the Company and its Subsidiaries who continues in employment with Parent, the Surviving Corporation or their Subsidiaries following the Effective Time (collectively, the “Continuing Employees”) with (i) a base salary or regular hourly wage (whichever is applicable) and a short-term cash incentive compensation opportunity, that, in each case, is not less than the base salary or regular hourly wage and short-term cash incentive compensation opportunity in effect for, or available to, the applicable Continuing Employee as of immediately prior to the Effective Time, and (ii) other compensation opportunities (excluding any equity award or other long-term compensation opportunities) and employee benefits (excluding any severance-related benefits) that are, in each case, substantially similar in the aggregate to the other compensation opportunities (excluding any equity award or other long-term compensation opportunities) and employee benefits (excluding any severance-related benefits), respectively, provided or available to the applicable Continuing Employee as of immediately prior to the Effective Time. Effective as of the Effective Time, the Surviving Corporation hereby expressly assumes the Company Benefit Plans and agrees to perform the obligations of the Company thereunder in accordance with the terms and conditions thereof.

(b) During the period commencing on the Closing Date and ending on the first anniversary thereof, the Surviving Corporation shall provide each Continuing Employee whose employment is terminated by Parent or one of its Subsidiaries with severance benefits and on terms and conditions, in each case, that are no less favorable than the severance benefits and protections provided to each such Continuing Employee as of immediately prior to the Effective Time as set forth in Section 5.8(b) of the Company Disclosure Schedule.
(c) Parent will cause any employee benefit plans of Parent and its Subsidiaries in which the Continuing Employees are entitled to participate after the Closing Date to take into account for purposes of eligibility, vesting and benefit accruals (other than benefit accruals under any defined benefit pension plan or as would result in a duplication of benefits), service prior to the Effective Time by such employees to the Company and its Subsidiaries (and any predecessors) as if such service were with Parent or its Subsidiaries.
(d) With respect to any employee benefit plans maintained by Parent and its Subsidiaries for the benefit of the Continuing Employees following the Closing Date, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, (i) waive any eligibility requirements or pre-existing condition limitations or waiting period requirements with respect to any such plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee to the same extent waived under the analogous Company Benefit Plan prior to the Closing Date, and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, to any eligible expenses paid by such employees during the calendar year in which the Effective Time occurs (or such later date on which a Continuing Employee commences participation in any new plan of the Surviving Corporation and its Subsidiaries) under analogous Company Benefit Plans.
(e) Nothing in this Agreement shall confer upon any Continuing Employee or other service provider any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any of their respective Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any other employee benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Surviving Corporation or their Affiliates, or (ii) alter or limit the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates to amend, modify or terminate any Company Benefit Plan in accordance with its terms after the Closing Date. Without limiting Section 8.9, nothing in this Section 5.8 shall create any third party beneficiary rights in any Continuing Employee or current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).
Section 5.9.   Expenses.   Except as otherwise provided in this Agreement or the Limited Guarantee, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that all filing fees under the HSR Act in connection with the transactions contemplated by this Agreement shall be borne by Parent.
Section 5.10.   Indemnification; Directors’ and Officers’ Insurance.
(a) From and after the Effective Time, each of Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless, to the fullest extent permitted under applicable Law, each present and former director and officer of the Company and its Subsidiaries, and each fiduciary of a Company Benefit Plan (collectively, together with such person’s heirs, executors or administrators,the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any actual or threatened Action, whether civil, criminal, administrative or investigative, arising out of, related to or in connection with any action or omission occurring or alleged to have occurred whether prior to or at the Effective Time (including in connection with such Indemnified Parties’ service as a director or officer of the Company or any of its Subsidiaries or a fiduciary of a Company Benefit Plan or services performed by such persons at the request of or for the benefit of the Company or its Subsidiaries), whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification, exculpation or advancement right of any Indemnified Party. Without limiting the foregoing, Parent, for a period of six (6) years from and after the Effective Time, shall, unless otherwise prohibited by applicable Law, cause the Surviving Corporation Charter and the Bylaws to contain provisions no less favorable to the Indemnified Parties with respect to indemnification, exculpation from liabilities and rights to advancement of expenses than those set forth as of the date of this Agreement in the certificate of incorporation and bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of any Indemnified Party. In addition, from and after the Effective Time, each of Parent and the Surviving Corporation shall advance costs and expenses (including attorneys’ fees) as incurred by any Indemnified Party promptly (and in any event within ten (10) days) after receipt by Parent of a written request for such advance to the fullest extent permitted under applicable Law; provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined (after exhausting all available appeals) that such Person is not entitled to indemnification. Any Indemnified Party wishing to claim indemnification under this Section 5.10(a), upon learning of any claim, action or proceeding in respect of which such indemnification will be sought, shall notify the Surviving Corporation thereof in writing; provided, that the failure to so notify the Surviving Corporation shall not affect the indemnification obligations of the Surviving Corporation or Parent under this Section 5.10(a), except to the extent such failure to notify materially prejudices the Surviving Corporation.
(b) Prior to the Effective Time, the Company shall obtain and fully pre-pay the premium for (and, following the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain with reputable and financially sound carriers) the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period (whichever is greater) of six (6) years from and after the Effective Time with respect to any claim arising from facts or events that existed or occurred at or prior to the Effective Time with terms, conditions, retentions, coverage limits and limits of liability that are at least as favorable as the coverage provided under the Company’s existing policies in effect on the date hereof. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of six (6) years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions, coverage limits and limits of liability that are at least as favorable as the coverage provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable insurance as the D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as the coverage provided under the Company’s existing policies as of the date hereof. Notwithstanding the foregoing, (x) in no event shall the Company or the Surviving Corporation be required to expend for any such policies pursuant to this Section 5.10(b) an annual premium amount in excess of 300% of the aggregate of the annual premiums currently paid by the Company for such insurance, and (y) if the annual premiums of such insurance coverage exceed such maximum amount, the Company or the Surviving Corporation shall obtain a policy with the greatest coverage available for such maximum amount.
(c) If Parent or the Surviving Corporation or any of their successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, in each such case, proper provisions shall be made so that such surviving or acquiring Person(s), as the case may be, shall assume all of the obligations set forth in this Section 5.10.
(d) The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.
(e) The rights of the Indemnified Parties under this Section 5.10 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws or comparable governing documents of the Company or any of its Subsidiaries, under any applicable Contracts or Laws or otherwise, including pursuant to the indemnification agreements set forth on Section 5.10(e) of the Company

Disclosure Schedule, which shall remain in full force and effect in accordance with their terms. All rights to indemnification, exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party (whether asserted or claimed prior to, at, or after the Effective Time) as provided in the certificate of incorporation or bylaws or comparable governing documents of the Company or any of its Subsidiaries or any Contract or otherwise between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and continue in full force and effect (and shall be so maintained) and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or any Indemnified Party, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to, or in substitution for, any such claims under any such policies.
Section 5.11.   Section 16 Matters.   Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause any dispositions of equity securities (including derivative securities) of the Company in connection with this Agreement and the transactions contemplated hereby by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted under applicable Law.
Section 5.12.   Financing.
(a) Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions, and shall use reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing on, in the case of clause (iii)(y) below, subject to clauses (A) through (C) of clause (iii) below, the terms and conditions described in the Commitment Letters (including, as necessary, the “flex” provisions contained in any related fee letter) as promptly as possible (taking into account the expected timing of the Marketing Period), but in any event on or prior to the date upon which the Merger is required to be consummated pursuant to the terms hereof, including by using reasonable best efforts with respect to (i) causing the Equity Investors to maintain in effect the Equity Commitment Letter, (ii) maintaining in effect the Debt Commitment Letter, (iii) negotiating and entering into on the Closing Date definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) (x) consistent with the terms and conditions contained in the Debt Commitment Letter (including, as necessary, the “flex” provisions contained in any related fee letter) or (y) if available, on other terms that (A) are acceptable to Parent in its sole discretion, (B) would not reasonably be expected to delay (taking into account the expected timing of the Marketing Period) or adversely affect the ability of Parent to consummate the transactions contemplated hereby and (C) would otherwise be permitted by Section 5.12(b), and (iv) taking into account the expected timing of the Marketing Period, satisfying (or, if reasonably required to obtain the Financing, seeking the waiver of) on a timely basis all conditions in the Debt Commitment Letter and the Definitive Agreements that are within the control of Parent or Merger Sub and complying with its obligations thereunder. In the event that all conditions contained in the Debt Commitment Letter or the Definitive Agreements (other than the consummation of the Merger and other than the availability of the Cash Equity and those that by their nature are to be satisfied at the Closing) have been satisfied or waived, Parent and Merger Sub shall use their reasonable best efforts to cause the Lenders thereunder to comply with their respective obligations thereunder, including to fund the Debt Financing (including, subject to Section 8.7(c), by promptly commencing a litigation proceeding against any breaching Lender or other financial institution to compel such Lender or financial institution to provide its portion of the Debt Financing or otherwise comply with its obligations under the Debt Commitment Letter or Definitive Agreements). Each of Parent and Merger Sub shall use its reasonable best efforts to comply with its respective obligations, and enforce its respective rights, under the Commitment Letters and Definitive Agreements in a timely and diligent manner.
(b) Parent shall not, and shall not permit Merger Sub to, without the prior written consent of the Company: (i) permit any amendment or modification to, or any waiver of any provision or remedy under, the Commitment Letters if such amendment, modification or waiver (A) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Financing, (B) reduces the amount of the Financing to an amount that would on the Closing Date be less than the Merger Amounts, (C) adversely affects in a material respect the ability of Parent to enforce its rights against other parties to the Commitment Letters or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent or Merger Sub, as applicable, to enforce its rights against the other parties to the Commitment Letters as in effect on the date hereof or (D) could otherwise reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement (taking into account the expected timing of the Marketing Period); or (ii) terminate any Commitment Letter or any Definitive Agreement unless such Commitment Letter or Definitive Agreement is replaced at such time with a new commitment letter or a new definitive agreement that would satisfy the preceding clause (i). Parent and Merger Sub shall promptly deliver to the Company copies of any amendment, modification, waiver or replacement of any Commitment Letter or any Definitive Agreement.
(c) In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, Parent and Merger Sub will (i) use reasonable best efforts to obtain alternative debt financing (in an amount sufficient, when taken together with Cash Equity and the available portion of the Debt Financing, to pay the Merger Consideration and the other Merger Amounts) as promptly as reasonably practicable from the same or other sources; provided, that, in no event shall Parent be required to, and in no event shall its reasonable best efforts be deemed or construed to require it to, obtain alternative financing that includes terms and conditions, taken as a whole, that are less favorable in any material respect to Parent and its Subsidiaries than the terms and conditions, taken as a whole, set forth in the Debt Commitment Letter as of the date hereof or would require it to pay any fees or agree to pay any interest rate amounts or original issue discounts, in either case, in excess of those contemplated by the Debt Commitment Letter as in effect on the date hereof (taking into account any flex provisions applicable thereto contained in the Fee Letters) or which include any conditions to the consummation of such alternative debt financing that would reasonably be expected to make the funding of such alternative debt financing less likely to occur, than the conditions set forth in the Debt Commitment Letter as of the date hereof (and, when obtained, provide the Company with a true and correct copy of any new financing commitment for such alternative debt financing) and (ii) promptly (and in any event within two (2) Business Days) notify the Company of such unavailability and the reason therefor. For the purposes of this Agreement, the term “Debt Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any alternative or replacement financing arranged in compliance herewith (and any Debt Commitment Letter remaining in effect at the time in question). Parent and Merger Sub shall provide the Company with prompt oral and written notice of any actual or threatened material breach, early termination, repudiation or material default by any party to any Commitment Letter or any Definitive Agreement, in each case, of which Parent or Merger Sub obtain Knowledge and the receipt of any written notice or other written communication from any Lender, Equity Investor or other financing source with respect to any material breach, material default, early termination or repudiation by any party to any Commitment Letter or any Definitive Agreement of any provision thereof. Parent and Merger Sub shall keep the Company reasonably informed on a current basis of the status of its efforts to consummate the Financing. The foregoing notwithstanding, compliance by Parent and Merger Sub with this Section 5.12 shall not relieve Parent or Merger Sub of their obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available.
Section 5.13.   Financing Cooperation.
(a) Prior to the Closing, the Company shall use its reasonable best efforts to, and shall cause its Subsidiaries to use their reasonable best efforts to, and shall use its reasonable efforts to cause its and their Representatives to, provide, at the expense of Parent, all cooperation reasonably requested by Parent necessary and customary for the arrangement of the Debt Financing (including, solely for purposes of this Section 5.13, one or more offerings of “high yield” non-convertible debt securities to be issued or incurred in lieu of any bridge facility contemplated by the Debt Commitment Letter or pursuant to any “market flex” or securities demand provisions of the applicable fee letter) (provided, that such requested cooperation neither unreasonably interferes with the ongoing operations of the Company or any of its Subsidiaries nor conflicts with guidelines reasonably necessary in response to or related to COVID-19), including by (i) participating in a reasonable number of meetings (including meetings with prospective lenders and investors), presentations, road shows, due diligence sessions (including, directing the Company’s auditors to participate in such sessions or in separate due diligence calls) and sessions with rating agencies, in each case, at reasonable times, on a virtual basis and with reasonable advance notice, (ii) executing and delivering

Definitive Agreements and other certificates (including a certificate of the chief financial officer of or person performing similar functions for the Company with respect to solvency matters substantially in the form attached to the Debt Commitment Letter) as may be reasonably requested by Parent, and to the extent required by the Debt Financing, if requested by Parent, using reasonable best efforts to facilitate the pledging of, and perfection of security interests in, collateral, including, in the case of any proposed debt financing that includes an asset-based loan facility, by permitting the evaluation or appraisal of assets and the taking of all actions reasonably requested by Parent necessary to (A) permit the Lenders or their designees to evaluate the Company’s and its Subsidiaries inventory, current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements (including conducting the commercial finance examination and inventory appraisals contemplated by the Debt Commitment Letter) and (B) establish bank and other accounts and blocked account and control agreements in connection with the foregoing; in each such case, effective no earlier than the Effective Time, (iii) furnishing Parent and the Lenders as promptly as reasonably practicable the Required Financial Information and, following the delivery of a request therefor to the Company by Parent (which notice shall state with specificity the information requested), such financial and other information regarding the Company as is readily available to the Company at such time and is customarily required in connection with the execution of financings of a type similar to the Debt Financing, (iv) if requested by Parent, using reasonable best efforts to assist Parent in connection with Parent’s preparation of customary pro forma financial statements as of, and for the most recent twelve-month period ending on, the latest balance sheet date included in clause (i) of the Required Financial Information; provided, that (x) Parent shall be responsible for the preparation of such pro forma financial statements and any pro forma adjustments giving effect to the Merger and the other transactions contemplated herein and (y) the Company’s assistance shall relate solely to the financial information and data derived from the Company’s historical books and records, (v) in each case following Parent’s reasonable request, using reasonable best efforts to assist Parent and Merger Sub in the preparation of customary (A) confidential information memoranda (including a version that does not include material non-public information and executing and delivering one or more customary authorization and representation letters contemplated by the Debt Commitment Letter or otherwise that are customary in the Debt Financing), offering documents, private placement memoranda and other customary marketing materials required in connection with financings similar to the Debt Financing, (B) materials for rating agency presentations and (C) definitive documentation for the Debt Financing, (vi) following Parent’s reasonable request, using reasonable best efforts to cause directors and officers who will continue to hold such offices and positions from and after the Effective Time to execute resolutions or consents of the Company and its Subsidiaries that do not become effective until the Effective Time with respect to entering into the definitive documentation for the Debt Financing and otherwise as necessary to authorize consummation of the Debt Financing, (vii) providing drafts of the Payoff Letter and notices as may be required pursuant to Section 5.20 and giving (by the date required under the agreements governing such indebtedness) any necessary notices (including conditional notices of prepayment and redemption), to allow for the prepayment, redemption, payoff, satisfaction, discharge and termination in full at the Closing of all indebtedness required by this Agreement to be repaid on the Closing Date, (viii) if requested by Parent, providing, at least three (3) Business Days prior to the Closing Date, all documentation and other information relating to the Company and its Subsidiaries as is required by applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and including, if the Company or any of its Subsidiaries qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certificate (each as defined in the Debt Commitment Letter), to the extent requested by Parent in writing at least nine (9) Business Days prior to the Closing Date, (ix) directing the Company’s auditors to provide customary comfort letters (including “negative assurance” comfort and change period comfort) reasonably requested by Parent with respect to financial information of the Company included in any syndication, offering or other marketing documents relating to Debt Financing that consists of debt securities in which the consolidated financial statements of the Company are included, and, if required, customary consents to the use of their audit reports on the consolidated financial statements of the Company in any syndication, offering or other marketing documents relating to the Debt Financing in which the consolidated financial statements of the Company are included, in each case subject to such auditors’ policies and procedures and applicable auditing standards, and (x) during the Marketing Period, updating any Required Financial Information provided to Parent as may be necessary for such Required Financial Information to remain Compliant. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to take or permit the taking of any action pursuant to this Section 5.13 that (A) would require the Company, its Subsidiaries or any Persons who are officers or directors of the Company or its Subsidiaries to pass resolutions or consents to approve or authorize the execution of the Debt Financing that is effective prior to the Effective Time or execute or deliver any certificate, document, instrument or agreement (other than the authorization and representation letters referred to in clause (v)(A) above and the notices of redemption or prepayment referred to in clause (vii) above) or agree to any change or modification of any existing certificate, document, instrument or agreement that is effective prior to the Effective Time, (B) cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, (C) require the Company or any of its Subsidiaries to pay any commitment or other similar fee or incur any other expense, liability or obligation (other than those set forth in this Section 5.13) in connection with the Debt Financing prior to the Closing or have any obligation of the Company or any of its Subsidiaries under any agreement, certificate, document or instrument (other than the authorization and representation letters referred to in clause (v)(A) above or prepayment or redemption notices referred to in clause (vii) above) be effective until the Closing, or redeem, tender, discharge or defease the Senior Secured Notes or the Senior Secured Notes Indenture prior to the Closing, (D) cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (E) reasonably be expected to result (with or without notice, lapse of time, or both) in a material violation or breach of, or a default under, any Contract to which the Company or any of its Subsidiaries is a party, (F) provide access to or disclose information that the Company or any of its Subsidiaries determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries, (G) prepare any financial statements or information that (x) are not available to it and prepared in the ordinary course of its financial reporting practice and (y) would not otherwise be available to it or capable of being prepared by it without undue burden or other than with the use of its commercially reasonable efforts or (H) require the Company or any of its Subsidiaries to enter into any instrument or agreement (other than the authorization and representation letters referred to in clause (v)(A) above or prepayment or redemption notices referred to in clause (vii) above) that is effective prior to the Effective Time or that would be effective if the Closing does not occur. Nothing contained in this Section 5.13 or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Parent shall, promptly upon request by the Company, reimburse the Company following termination of this Agreement for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries or their respective Representatives in connection with the cooperation contemplated by this Section 5.13 and shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses (including legal fees and expenses), awards, judgments and amounts paid in settlement suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Parent pursuant to this Section 5.13 and any information used in connection therewith (other than information provided in writing by the Company or its Subsidiaries specifically in connection with its obligations pursuant to this Section 5.13).
(b) For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 5.13, represent the sole obligation of the Company, its Subsidiaries and their respective Representatives with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Parent or Merger Sub with respect to the transactions contemplated by this Agreement and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent, Merger Sub or any of their respective Affiliates or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.
(c) All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Parent or its Representatives pursuant to this Section 5.13 shall be kept confidential and otherwise treated in accordance with the Confidentiality Agreement or other confidentiality obligations that are substantially similar to those contained in the Confidentiality Agreement (which, with respect to the Lenders, shall be satisfied by the confidentiality provisions applicable thereto under the Debt Commitment Letter if made for the benefit of the Company). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing, so long as the Company has a reasonable opportunity to preview such use of logos and such logos (i) are used solely in a manner that is not intended to or likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the

Company or its Subsidiaries; (ii) are used solely in connection with a description of the Company, its business and products or the Merger (including in connection with any marketing materials related to the Debt Financing); and (iii) are displayed and presented in a manner consistent with the Company’s past practices.
Section 5.14.   Transaction Litigation.   The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall keep the other reasonably informed on a current basis with respect to any Transaction Litigation, reasonably consult with the other and give consideration to the other’s advice regarding such Transaction Litigation and give each other the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; provided that the Company shall in any event control such defense, settlement or prosecution, and the disclosure of information in connection therewith shall be subject to the provisions of Section 5.6, including regarding attorney client privilege or other privilege or trade secret protection or the work product doctrine; provided, further, that no such party or Representative of such party shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same unless the Company, in the case of any such action by Parent or Merger Sub, or Parent, in the case of any such action by the Company, shall have consented in writing (such consent not to be unreasonably withheld, delayed or conditioned).
Section 5.15.   Resignation of Directors.   At the Closing, except as otherwise may be agreed by Parent, the Company shall use its reasonable best efforts to deliver to Parent the resignation of all members of the Company Board who are in office immediately prior to the Effective Time, which resignations shall be effective as of immediately prior to (but conditioned on the occurrence of) the Effective Time.
Section 5.16.   State Takeover Statutes.   The Company, the Company Board (acting upon the recommendation of the Special Committee) and the Special Committee shall (a) take all action necessary to ensure that no Takeover Statute or similar restriction (including, without limitation, the restrictions set forth in Article X of the Charter and any other provisions of the Charter or Bylaws) is or becomes applicable to the Merger and the other transactions contemplated hereby and (b) if any Takeover Statute or any such similar restriction becomes applicable to the Merger or any such transaction, take all action necessary to ensure that the Merger or any such transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or similar restriction on the Merger or such other transaction. For purposes of this Agreement, “Takeover Statute” shall mean a “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute or regulation enacted under the Laws of any state in the United States that is applicable to the Company, including Section 203 of the DGCL.
Section 5.17.   Conduct of Parent and Merger Sub.   During the period from the date hereof until the Effective Time (or such earlier date on which this Agreement may be terminated), except (a) as required by applicable Law or (b) as expressly contemplated by this Agreement, (i) Parent shall not, and shall not permit any of its Subsidiaries (including Merger Sub) or the Equity Investors to, (A) amend, repeal or otherwise modify any provision of their respective organizational or governing documents in a manner that would reasonably be expected to result in a Parent Material Adverse Effect, (B) take any action or fail to take any action which is intended to or which would reasonably be expected to, individually or in the aggregate, prevent or materially delay or impede the ability of any of the parties hereto to obtain any necessary approvals or clearances of any Governmental Entity required for the transactions contemplated hereby, to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or otherwise prevent or materially delay or impede the consummation of the Merger or the other transactions contemplated hereby or (C) agree to take, make any commitment to take, or adopt any resolutions of its board of directors or analogous governing body in support of, any of the foregoing; and (ii) Parent shall, and shall cause the Equity Investors and its and their respective Affiliates to, promptly notify the Company of any transaction or any agreement to effect any transaction known to Parent or any of the Equity Investors which would reasonably be expected to, individually or in the aggregate, prevent or materially delay or impede the ability of any of the parties hereto to obtain any necessary approvals or clearances of any Governmental Entity required for the transactions contemplated hereby. Parent shall notify the Company promptly (and in any event within three (3) Business Days following the execution and delivery of any Rollover Agreement.

Section 5.18.   Obligations of Merger Sub and the Surviving Corporation.   Parent shall take all actions necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.
Section 5.19.   Payoff Letter.   On or prior to the third (3rd) Business Day prior to the Closing Date, the Company shall use its reasonable best efforts to cause the administrative agents under the Credit Agreement to deliver to Parent a copy of a draft payoff letter (subject to delivery of funds as arranged by Parent) with respect to the Credit Agreement (the “Payoff Letter”), in customary form, which Payoff Letter shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, if any penalties, breakage costs and any other monetary obligations then due and payable under the Credit Agreement as of the anticipated Closing Date (and the daily accrual thereafter) (such amount payable with respect to the Payoff Letter and the Credit Agreement, the “Payoff Amount”), (ii) state that upon receipt of the Payoff Amount under the Payoff Letter, the Credit Agreement and all related loan documents shall be terminated (but excluding any contingent obligations, including, without limitation, indemnification obligations, that in any such case are not then due and payable and that by their terms are to survive the termination of the Credit Agreement and the related loan documents), and (iii) provide that all Liens and all guarantees in connection therewith relating to the assets and properties of the Company and its Subsidiaries securing such obligations shall be, released and terminated upon the payment of the Payoff Amount on the Closing Date.
Section 5.20.   Treatment of Existing Notes.   With respect to the Senior Secured Notes, the Company shall, upon the request of Parent, issue one or more optional notices of conditional redemption to redeem all of the outstanding aggregate principal amount of the Senior Secured Notes on or after the Closing Date (the “Redemption”); provided, that notwithstanding the foregoing, (i) any notice of redemption in respect of the Senior Secured Notes shall be expressly conditioned upon the occurrence of the Closing, (ii) the Company shall not be required to (and the Company shall not, directly or indirectly) consummate a Redemption prior to the Closing; (iii) the consummation of any Redemption shall not occur prior to the Closing; (iv) the Company will not be obligated to complete such Redemption until the Company receives from Parent or its Subsidiaries funds sufficient to pay all amounts payable in connection with such Redemption; and (v) (A) none of the Company or its respective officers, directors, employees or Representatives shall be required to execute or enter into or perform any agreement with respect to any Redemption that is not contingent upon the Closing or that would be effective prior to the Effective Time and (B) nothing shall obligate the Company to provide, or cause to be provided, any legal opinion or certificate by its counsel or other Representatives, or to provide any information or take any action to the extent it would conflict with the organizational documents of the Company, cause any representation or warranty in this Agreement to be breached by the Company, cause any director, officer, employee, Representative or stockholder of the Company or any of its Subsidiaries to incur any personal liability, reasonably be expected to result (with or without notice, the lapse of time, or both) in a material violation or breach of, or a default under, any Contract to which the Company is a party, or result in a violation of Law or loss of any privilege.
ARTICLE VI
CONDITIONS
Section 6.1.   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligations of each party hereto to effect the Merger are subject to the satisfaction (or waiver in writing by Parent and the Company, if permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:
(a) Stockholder Approval.   This Agreement shall have been duly adopted by a majority of the outstanding Shares entitled to vote thereon in accordance with applicable Law and the certificate of incorporation and bylaws of the Company (the “Stockholder Approval”).
(b) Regulatory Consents.   Any and all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.

(c) Orders.   No court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and that restrains, enjoins or otherwise prohibits the consummation of the Merger.
Section 6.2.   Conditions to Obligations of Parent and Merger Sub.   The respective obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction (or waiver in writing by Parent, if permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:
(a) Representations and Warranties.   Each of (i) the representations and warranties of the Company set forth in Section 3.3(a), Section 3.3(b), Section 3.3(d) and Section 3.7(b) shall be true and correct as of the Closing Date as if made at such date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date), except, in the case of (x) Section 3.3(a) and Section 3.3(b), for inaccuracies that are de minimis and (y) Section 3.3(d), for inaccuracies as would not result in an increase of the aggregate cash amounts payable with respect to the Company Equity Awards other than any such increases that are de minimis relative to the aggregate Merger Consideration payable pursuant to this Agreement or the amounts payable pursuant to Section 2.8; (ii) the representations and warranties of the Company set forth in Section 3.1, Section 3.2, Section 3.4, Section 3.19 and Section 3.20 shall be true and correct in all material respects as of the Closing Date as if made at such date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct in all material respects as of such specified date); and (iii) the representations and warranties of the Company set forth in Article III (other than those representations and warranties referred to in clauses (i) and (ii) of this Section 6.2(a)) shall be true and correct as of the Closing Date as if made at such date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date) interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the term “Company Material Adverse Effect,” except where the failure of such representations and warranties to be true and correct, in the aggregate, does not constitute a Company Material Adverse Effect.
(b) Performance of Obligations.   The Company shall have performed or complied with in all material respects its agreements and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the Effective Time pursuant to the terms hereof.
(c) Officer’s Certificate.   Parent shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(d) have been satisfied.
(d) No Company Material Adverse Effect.   Since the date hereof, no Company Material Adverse Effect shall have occurred.
Section 6.3.   Conditions to Obligation of the Company.   The obligation of the Company to effect the Merger is also subject to the satisfaction (or waiver in writing by the Company, if permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:
(a) Representations and Warranties.   Each of (i) the representations and warranties of Parent and Merger Sub set forth in Section 4.1, Section 4.2, Section 4.3 and Section 4.11 shall be true and correct in all material respects as of the Closing Date as if made at such date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct in all material respects as of such specified date); and (ii) the representations and warranties of Parent and Merger Sub set forth in Article IV (other than those representations and warranties referred to in clause (i) of this Section 6.3(a)) shall be true and correct in all respects as of the Closing Date as if made at such date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date) interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the term “Parent Material Adverse Effect,” except where the failure of such representations and warranties to be true and correct, in the aggregate, does not constitute a Parent Material Adverse Effect.

(b) Performance of Obligations.   Each of Parent and Merger Sub shall have performed or complied with in all material respects its agreements and covenants contained in this Agreement that are required to be performed or complied by it at or prior to the Effective Time pursuant to the terms hereof.
(c) Officer’s Certificate.   The Company shall have received a certificate signed by an executive officer of Parent, dated the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.
Section 6.4.   Frustration of Closing Conditions.   None of Parent, Merger Sub or the Company may rely, either as a basis for not consummating the Merger or any of the other transactions contemplated by this Agreement or terminating this Agreement and abandoning the Merger, on the failure of a condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to use the efforts to cause the Closing to occur as required by this Agreement.
ARTICLE VII
TERMINATION
Section 7.1.   Termination by Mutual Consent.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Stockholder Approval is obtained, by mutual written consent of the Company and Parent by action of their respective boards of directors (and, in the case of the Company, the Company Board (acting upon the recommendation of the Special Committee) and the Special Committee).
Section 7.2.   Termination by Either the Company or Parent.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either the Company or Parent:
(a) if the Merger shall not have been consummated on or before November 6, 2021 (such date, the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to a party if the failure of the Merger to have been consummated on or before the Termination Date was primarily caused by the failure of such party to perform any of its obligations under this Agreement;
(b) if the Stockholders Meeting (including any adjournments or postponements thereof) shall have been duly held and completed and the Stockholder Approval shall not have been obtained at such Stockholders Meeting (or at any adjournment or postponement thereof) at which a vote on the adoption of this Agreement is taken; or
(c) if any Order by a Governmental Entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable or any statute, rule or regulation will have been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger; provided, that the right to terminate this Agreement pursuant to this Section 7.2(c) shall not be available to a party if the enactment, issuance, promulgation, enforcement or entry of any such Order, or the Order becoming final and non-appealable, was primarily caused by the failure of such party to perform any of its obligations under this Agreement.
Section 7.3.   Termination by the Company.   This Agreement may be terminated and the Merger may be abandoned by the Company:
(a) at any time prior to the time the Stockholder Approval is obtained, in order to substantially concurrently enter into an Alternative Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.2(c), subject to complying with the terms of this Agreement, including Sections 5.2, 5.3 and 5.4; provided, that prior to or substantially concurrently with, and as a condition to, such termination, the Company pays to Parent (or its designee) the Company Termination Fee due under Section 7.5(b);
(b) at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) (A) is not capable of being cured by

Parent or Merger Sub prior to the Termination Date or (B) if capable of being cured, shall not have been cured before the earlier of (x) thirty (30) Business Days following receipt of written notice from the Company of such breach or (y) the Termination Date; provided, that the Company is not then in breach of any representation, warranty, covenant or agreement of this Agreement such that any condition to the obligations of Parent and Merger Sub set forth in Section 6.2(a) or Section 6.2(b) would not then be satisfied if the Closing Date were the date of such termination; or
(c) at any time prior to the Effective Time, if (i) the Marketing Period has ended and all of the conditions set forth in Sections 6.1 and 6.2 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination, and, solely with respect to Section 6.1(b), if the failure of such condition to be satisfied is primarily caused by a material breach by Parent or Merger Sub of any of their respective covenants or agreements contained in Section 5.5(a), Section 5.5(b), Section 5.5(c) or Section 5.5(d) of this Agreement), (ii) Parent and Merger Sub do not consummate the Merger on or prior to the date the Closing is required to occur pursuant to Section 1.2, (iii) the Company shall have irrevocably confirmed in writing to Parent that it is ready, willing and able to complete the Closing on the date of such confirmation and throughout the three (3) Business Day period following delivery of such confirmation and (iv) Parent and Merger Sub fail to effect the Closing within three (3) Business Days following delivery of such confirmation.
Section 7.4.   Termination by Parent.   This Agreement may be terminated and the Merger may be abandoned by Parent:
(a) at any time prior to the time the Stockholder Approval is obtained, if the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee shall have effected a Change of Recommendation or allowed the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement (for the avoidance of doubt, other than an Acceptable Confidentiality Agreement); or
(b) at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement of the Company in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), and (ii) (A) is not capable of being cured by the Company by the Termination Date or (B) if capable of being cured, shall not have been cured before the earlier of (x) thirty (30) Business Days following receipt of written notice from Parent of such breach or (y) the Termination Date; provided, that neither Parent nor Merger Sub is then in breach of any representation, warranty, covenant or agreement of this Agreement such that any condition to the obligations of the Company set forth in Section 6.3(a) or Section 6.3(b) would not then be satisfied if the Closing Date were the date of such termination.
Section 7.5.   Effect of Termination and Abandonment.
(a) In the event that this Agreement is terminated and the Merger is abandoned pursuant to this Article VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any member of the Parent Group or the Company Group); provided, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability to pay the Company Termination Fee or the Parent Termination Fee, as applicable, pursuant to this Section 7.5 or, subject to Sections 7.5(e) and 7.5(f), relieve the Company or Parent or Merger Sub of any liability for any Willful Breach of this Agreement prior to such termination, and (ii) the provisions listed in the second sentence of Section 8.1 shall survive the termination of this Agreement. The party desiring to terminate this Agreement pursuant to Sections 7.2, 7.3 or 7.4 shall give written notice of such termination, including a description in reasonable detail of the reasons for such termination, to the other parties in accordance with Section 8.6, specifying the provision or provisions hereof pursuant to which such termination is effected.
(b) In the event that:
(i) (A) this Agreement is terminated pursuant to Section 7.2(a), Section 7.2(b) or Section 7.4(b) (provided that with respect to Section 7.2(a) and Section 7.4(b), the Stockholder Approval has not been obtained); (B) any Person shall have publicly proposed, announced or made an Acquisition Proposal or, in the case of a termination pursuant to Section 7.4(b), an Acquisition Proposal shall have been provided to the Company’s management, the Company Board or any committee thereof (including the Special Committee), in either case after the date of this Agreement and prior to the Stockholders Meeting (and such Acquisition Proposal shall not have been withdrawn at least two (2) Business Days prior to the Stockholders Meeting) and, in the case of a termination pursuant to Section 7.4(b), prior to the breach that forms the basis for such termination; and (C) within twelve (12) months of such termination the Company shall have consummated an Acquisition Proposal or entered into a definitive agreement for an Acquisition Proposal that is subsequently consummated (whether consummated within such twelve (12)-month period or thereafter), then the Company shall, on the date such Acquisition Proposal is consummated, pay the Company Termination Fee to Parent (or its designee) by wire transfer of same day funds to one or more accounts designated by Parent; provided, that for purposes of clauses (B) and (C) above the references to “20%” and “80%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”;
(ii) this Agreement is terminated by the Company pursuant to Section 7.3(a), the Company shall, prior to or substantially concurrently with such termination, pay the Company Termination Fee to Parent (or its designee) by wire transfer of same day funds to one or more accounts designated by Parent; provided, that if this Agreement is terminated by the Company pursuant to Section 7.3(a) prior to or on the No-Shop Period Start Date in order for the Company to enter into a definitive Alternative Acquisition Agreement with an Excluded Party to consummate an Acquisition Proposal at the time of such termination (which shall, in any event, have occurred prior to or on the No-Shop Period Start Date), then the Company Termination Fee shall equal $38,602,844.75; or
(iii) this Agreement is terminated by Parent pursuant to Section 7.4(a), the Company shall, no later than three (3) Business Days after the date of such termination, pay the Company Termination Fee to Parent by wire transfer of same day funds to one or more accounts designated by Parent.
For the avoidance of doubt, in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.
(c) In the event that this Agreement is terminated by the Company pursuant to Section 7.3(c), then Parent shall, no later than three (3) Business Days after the date of such termination, pay or cause to be paid the Parent Termination Fee to the Company or its designees by wire transfer of same day funds to one or more accounts designated by the Company (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion); provided, that any purported termination of this Agreement under Section 7.2(a) shall be deemed to be a termination under Section 7.3(c) if, at the time of such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 7.3(c).
(d) In the event that the Company shall fail to pay the Company Termination Fee, or Parent shall fail to pay the Parent Termination Fee, in either case as required pursuant to this Section 7.5 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the rate of interest publicly announced by JPMorgan Chase Bank, National Association, in the City of New York from time to time during such period, as such bank’s prime lending rate. The Company and Parent each acknowledge that the fees and the other provisions of this Section 7.5 are an integral part of this Agreement and are not a penalty, but rather liquidated damages in a reasonable amount that will compensate the other party in the circumstances in which such fee is payable, and that, without these provisions, the other party would not enter into this Agreement.
(e) Notwithstanding anything to the contrary in this Agreement, in the event that Parent and Merger Sub fail to effect the Closing or otherwise breach this Agreement or fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, except for an order of specific performance prior to the termination of this Agreement as permitted by Section 8.7, (i) the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against (A) Parent, Merger Sub and the Equity Investors, (B) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of Parent, Merger Sub or any Equity Investor or (C) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing (collectively, the “Parent Group”) or the Lender Related Parties in respect of this Agreement, any agreement executed in connection herewith, including the Commitment Letters and the Limited Guarantee, and the transactions contemplated hereby and thereby shall be (x) to terminate this Agreement in accordance with this Article VII and collect, if due, the Parent Termination Fee pursuant to Section 7.5(c) (including any interest payable pursuant to Section 7.5(d)) and, as applicable, the reimbursements and indemnification contemplated by Section 5.13 from Parent or pursuant to the Limited Guarantee, and (y) following the termination of this Agreement by either party under circumstances in which the Parent Termination Fee is not payable pursuant to Section 7.5(c), the Company’s right to seek monetary damages from Parent in the event of Parent’s or Merger Sub’s Willful Breach of this Agreement prior to the termination of this Agreement and collect, as applicable, the reimbursements and indemnification contemplated by Section 5.13 from Parent (provided that in no event shall Parent be subject to an aggregate amount for monetary damages for Willful Breach of this Agreement and, as applicable, the reimbursements and indemnification contemplated by Section 5.13 in an amount in excess of an amount equal to the Parent Termination Fee (the “Damage Cap”)) and (ii) upon payment of such amounts, no member of the Parent Group or the Lender Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, any agreement executed in connection herewith, the Commitment Letters or the Limited Guarantee, or the transactions contemplated hereby or thereby; provided, that in no event will the Company be entitled to (1) payment of monetary damages prior to the termination of this Agreement or in amounts in excess of the amount of the Damage Cap, (2) payment of both monetary damages and the Parent Termination Fee in a combined amount in excess of the Damage Cap, or (3) both (x) payment of any monetary damages and/or the Parent Termination Fee and (y) a grant of specific performance of this Agreement or any other equitable remedy against Parent or Merger Sub that results in the Closing.
(f) Notwithstanding anything to the contrary in this Agreement, in the event that the Company fails to effect the Closing or otherwise breaches this Agreement or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, except for an order of specific performance prior to the termination of this Agreement as permitted by Section 8.7, (i) Parent’s and Merger Sub’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against (A) the Company and its Subsidiaries, (B) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of the Company or its Subsidiaries or (C) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing (collectively, the “Company Group”) in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby shall be (x) to terminate this Agreement in accordance with this Article VII and collect, if due, the Company Termination Fee pursuant to Section 7.5(b) (including any interest payable pursuant to Section 7.5(d)) from the Company, and (y) following the termination of this Agreement by either party, Parent’s right to seek monetary damages from the Company in the event of the Company’s Willful Breach of this Agreement prior to the termination of this Agreement (provided that in no event shall the Company be subject to monetary damages for Willful Breach of this Agreement in an amount in excess of the Damage Cap) and (ii) upon payment of such amounts, no member of the Company Group shall have any further liability or obligation relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby or thereby; provided, that in no event will Parent and Merger Sub be entitled to (1) payment of monetary damages prior to the termination of this Agreement or in amounts in excess of the amount of the Damage Cap, (2) payment of both monetary damages and the Company Termination Fee in a combined amount in excess of the Damage Cap, or (3) both (x) payment of any monetary damages and/or the Company Termination Fee and (y) a grant of specific performance of this Agreement or any other equitable remedy against the Company that results in the Closing.

ARTICLE VIII
GENERAL PROVISIONS
Section 8.1.   Survival.   This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Article II, Section 5.10 (Indemnification; Directors’ and Officers’ Insurance) and any other covenant or agreement contained in this Agreement that by its terms applies in whole or in part after the Effective Time shall survive the consummation of the Merger. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Section 5.9 (Expenses) and Section 7.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement, and the agreements of Parent contained in the last sentence of Section 5.13(a) (Financing Cooperation), shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement, as applicable.
Section 8.2.   Modification or Amendment.   Subject to applicable Law, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by the duly authorized officers of each of the respective parties; provided, that no amendment shall be made to this Agreement after the Effective Time; provided, further, that after receipt of Stockholder Approval, if any such amendment shall by applicable Law require further approval of the stockholders of the Company, the effectiveness of such amendment shall be subject to the approval of the stockholders of the Company.
Section 8.3.   Waiver; Extension.   The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party (without the approval of the stockholders of the Company) in whole or in part to the extent permitted by applicable Law. At any time prior to the Effective Time, the Company or Parent may (i) waive or extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub, in the case of the Company, or the Company, in the case of Parent, or (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement on the part of Parent or Merger Sub, in the case of the Company, or the Company, in the case of Parent. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
Section 8.4.   Counterparts.   This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
Section 8.5.   Governing Law and Venue; Waiver of Jury Trial.
(a) This Agreement and all actions (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law. Each party hereto agrees that it shall bring any Action between the parties or involving any member of the Company Group or Parent Group arising out of or related to this Agreement, the Equity Commitment Letter, the Limited Guarantee or the transactions contained in or contemplated by this Agreement, the Equity Commitment Letter or the Limited Guarantee exclusively in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery lacks or declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”), and with respect to any such Action (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto or any member of the Company Group or Parent Group and (iv) agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 8.6.
(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR

RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5(b).
Section 8.6.   Notices.   All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service, (c) if deposited in the United States mail, first-class postage prepaid, on the fifth (5th) Business Day following the date of such deposit, (d) if delivered by email transmission, on the date of such transmission, provided that confirmation of such transmission is received within one (1) Business Day, or (e) if delivered by facsimile transmission, upon confirmation of successful transmission, (i) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party on a Business Day, on the date of such transmission, and (ii) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission or is transmitted on a day that is not a Business Day. All notices, demands and other communications hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
If to Parent or Merger Sub, to:
Ambience Parent, Inc.
Ambience Merger Sub, Inc.
c/o Hellman & Friedman LLC
415 Mission Street, Suite 5700
San Francisco, CA 94105
Attention:
Arrie Park

E-mail:
apark@hf.com

with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:
Kathryn King Sudol

Katherine Krause

E-mail:
ksudol@stblaw.com

katherine.krause@stblaw.com

If to the Company, to:
At Home Group Inc.
1600 East Plano Parkway
Plano, Texas 75074
Attention:
Mary Jane Broussard

E-mail:
MBroussard@athome.com

with a copy (which shall not constitute notice) to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention:
Warren de Wied

Steven Steinman

Erica Jaffe

E-mail:
warren.dewied@friedfrank.com

steven.steinman@friedfrank.com

erica.jaffe@friedfrank.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.
Section 8.7.   Specific Performance.
(a) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of them in order to consummate the Merger) in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, except as expressly provided in Section 8.7(b) or Section 8.7(c).
(b) Notwithstanding Section 8.7(a), it is acknowledged and agreed that the Company shall be entitled to specific performance of Parent’s and Merger Sub’s obligations pursuant to the terms of this Agreement and the Equity Commitment Letter to complete the Closing, including to cause, subject to the terms and conditions set forth in the Equity Commitment Letter, the Cash Equity to be funded to fund the Merger and to consummate the Merger, only in the event that (i) all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, provided that those other conditions would be satisfied if the Closing were on such date), (ii) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (iii) the Debt Financing has been funded or will be funded at the Closing if the Cash Equity is funded at the Closing, and (iv) the Company has irrevocably confirmed in a written notice to Parent that the Closing will occur if the Cash Equity and Debt Financing are funded and specific performance is granted pursuant to this Section 8.7(b).
(c) Notwithstanding Section 8.7(a), it is acknowledged and agreed that the Company shall be entitled to specific performance requiring Parent and Merger Sub to enforce (x) the terms of the Debt Commitment Letter and (y) the obligations of the Lenders to fund the Debt Financing, only in the event that (i) all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, provided that those other conditions would be satisfied if the Closing were on such date), (ii) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (iii) all of the conditions (other than those conditions that by their nature are to be satisfied at the Closing under the Debt Commitment Letter, provided that those other conditions would be satisfied if the Closing were on such date) to the consummation of the financing provided for in the Debt Commitment Letter have been satisfied, and (iv) the Company has irrevocably confirmed in a written notice to Parent that the Closing will occur if the Cash Equity and Debt Financing are funded and specific performance is granted pursuant to this Section 8.7(c).
(d) Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.8.   Entire Agreement.   This Agreement (including any exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule, the Equity Commitment Letter, the Limited Guarantee and the Confidentiality Agreement and the other instruments and other agreements specifically referred to herein or delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.
Section 8.9.   Parties in Interest; Lender Related Parties.
(a) Each of Parent, Merger Sub and the Company hereby agrees that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided, however, that (i) the Persons referred to in the last sentence of Section 5.13(a) (Financing Cooperation) and Section 7.5 (Effect of Termination and Abandonment) and the Lender Related Parties referred to in Section 8.9(b) (Parties in Interest; Lender Related Parties) shall, in each case, be third party beneficiaries of, and shall be entitled to rely on, such sections, (ii) if the Effective Time occurs, the holders of Shares shall be third party beneficiaries of, and shall be entitled to rely on, Article II, (iii) if the Effective Time occurs, the Indemnified Parties shall be third party beneficiaries of, and shall be entitled to rely on, Section 5.10 (Indemnification; Directors’ and Officers’ Insurance), (iv) if the Effective Time occurs, the holders of Company Equity Awards shall be third party beneficiaries of, and shall be entitled to rely on, Article II and (v) subject to the limitations set forth in Section 7.5(e), the holders of Shares and Company Equity Awards shall be entitled to pursue after the termination of this Agreement claims for monetary damages from Parent (including monetary damages based on the loss of the economic benefits of the Merger, including the loss of the premium offered to such holders) for a Willful Breach by Parent or Merger Sub of its obligations under this Agreement; provided, that the rights granted pursuant to this clause (v) shall be enforceable on behalf of holders of Shares and Company Equity Awards only by the Company, in its sole and absolute discretion, and any amounts received by the Company in connection therewith may be retained by the Company and shall be deemed to be damages of the Company; provided, further, that in no event will any holder of Shares or Company Equity Awards or the Company on behalf of any such holder be entitled to (and in no event shall Parent have any liability or obligation with respect to) any payment of monetary damages either prior to the termination of this Agreement or in amounts that, together with all other amounts of monetary damages for Willful Breach of this Agreement and the Parent Termination Fee, in each case paid by or on behalf of Parent, exceed the amount of the Damage Cap, and (y) upon termination of this Agreement and payment of such amounts, no member of the Parent Group shall have any further liability or obligation to any holder of Shares or Company Equity Awards or the Company on behalf of such holders relating to or arising out of this Agreement, the Commitment Letters or the Limited Guarantee, or the transactions contemplated hereby or thereby.
(b) Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself, its Subsidiaries and each of its controlled Affiliates hereby: (i) agrees that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Lender Related Parties, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, and such Action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in the Debt Commitment Letter or in any definitive documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware)) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (ii) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Lender Related Party in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agrees that service of process upon the Company, its Subsidiaries or its controlled Affiliates in any such Action or proceeding shall be effective if notice is given in accordance with Section 8.6, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Action brought against the Lender Related Parties in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (vi) agrees that none of the Lender Related Parties will have any liability to the Company or any of its Subsidiaries or any of their respective controlled Affiliates or Representatives (in each case, other than Parent, Merger Sub and their respective Subsidiaries), and hereby waives any rights or claims against any Lender Related Party, in each case, relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided that, notwithstanding the foregoing, nothing herein shall affect the rights of the Surviving Corporation against the Lender Related Parties with respect to the Debt Financing or any of the transactions contemplated thereby or any services thereunder following the Merger), (vii) agrees that Parent and Merger Sub may assign their respective rights and obligations hereunder (while remaining liable for their obligations hereunder) to the Lender Related Parties pursuant to the terms of the Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing and (viii) agrees that the Lender Related Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in Section 7.5(e) and this Section 8.9(b) and such provisions and the definition of “Lender Related Parties” shall not be amended in any way adverse to the Lender Related Parties without the prior written consent of the Lenders.
Section 8.10.   Definitions; Construction.
(a) Definitions.   As used herein:
“Acquisition Proposal” means any proposal or offer from any Person (other than Parent and its Subsidiaries) relating to, in a single transaction or series of transactions, (a) a merger, consolidation, dissolution, liquidation, recapitalization, share exchange, business combination or similar transaction involving the Company as a result of which the stockholders of the Company immediately prior to such transaction would cease to own at least 80% of the total voting power of the Company or any surviving entity (or any direct or indirect parent company thereof) immediately following such transaction, (b) the acquisition by any Person or group of Persons of more than 20% of the total voting power represented by the outstanding voting securities of the Company or any of its Subsidiaries if such voting power represents assets that constitute over 20% of the fair market value of the consolidated assets of the Company and its Subsidiaries, (c) a tender offer or exchange offer or other transaction which, if consummated, would result in a direct or indirect acquisition by any Person or group of Persons of more than 20% of the total voting power represented by the outstanding voting securities of the Company or any of its Subsidiaries if such voting power represents assets that constitute over 20% of the fair market value of the consolidated assets of the Company and its Subsidiaries, or (d) the acquisition in any manner, directly or indirectly, of over 20% of the fair market value of the consolidated assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.
“Action” means any claim, charge, complaint, demand, action, litigation, arbitration, suit in equity or at law, administrative, regulatory or quasi-judicial proceeding, or other proceeding, in each case by or before a Governmental Entity.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, and for purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized by Law to close in New York, New York.
“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not such plan is subject to ERISA, and each other employment (excluding offer letters entered into in the ordinary course of business consistent with past practice and that do not provide for any severance benefits), change in control, retention, bonus, defined benefit or defined contribution, pension, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, stock appreciation, restricted stock, restricted stock unit, phantom stock or other equity-based, retirement, vacation, severance, termination, disability, death benefit, medical, dental, or other employee benefit plan, program, agreement or arrangement (i) that the Company or any of its Subsidiaries sponsors, maintains or contributes to for the benefit of any current or former director, officer, or employee of the Company or any of its Subsidiaries or (ii) to which the Company or any ERISA Affiliate has any liability, in each case, other than any Multiemployer Plan.
“Company Intellectual Property” means Intellectual Property owned by the Company and its Subsidiaries.
“Company Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that (x) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole or (y) materially impairs, materially delays or prevents, or would reasonably be expected to materially impair, materially delay or prevent, the Company from consummating the Merger; provided, that for purposes of clause (x), none of the following, and no effect arising out of, relating to or resulting from the following, shall constitute or be taken into account in determining whether there has been, or would reasonably be expected to be, a “Company Material Adverse Effect”:
(i) any facts, circumstances, changes, events, occurrences or effects generally affecting (A) the industries in which the Company and its Subsidiaries operate or (B) the economy, credit, debt, securities or financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates or deterioration in the credit markets generally;
(ii) any facts, circumstances, changes, events, occurrences or effects to the extent arising out of, resulting from or attributable to (A) changes or prospective changes in Law, in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, (B) entry into and consummation and performance of this Agreement and the transactions contemplated hereby and the public announcement thereof, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees, regulators or other third parties (except that this clause (B) shall not apply to the representations and warranties made in Section 3.5 (and to the extent related to Section 3.5, the condition in Section 6.2(a))), (C) acts of war (whether or not declared) or any outbreak of hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), outbreak of hostilities, sabotage or terrorism, (D) weather, earthquakes, hurricanes, tornados, natural disasters, climatic conditions, epidemics, pandemics or outbreaks of illness (including COVID-19) or other public health event or other force majeure events, whether or not weather-related, (E) any civil unrest, regulatory and political conditions or developments, or any response of any Governmental Entity thereto, (F) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates, (G) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company), but in any event only in their capacities as current or former stockholders, or otherwise under the DGCL or other applicable Law, or other litigation (except that clause (G), solely with respect to such other litigation, shall not apply to the representations and warranties made in Section 3.5 (and to the extent related to Section 3.5, the condition in Section 6.2(a))), arising out of or related to this Agreement or any of the transactions contemplated hereby, (H) actions or omissions of the Company or any of its Subsidiaries requested or consented to in writing by Parent or expressly required by this Agreement, (I) any decline in the market price, or change in trading volume, of the Shares (or the volatility thereof), or (J) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position, or other metrics; or

(iii) any item or matter disclosed in the Company Disclosure Schedule;
provided, that (x) facts, circumstances, changes, events, occurrences or effects set forth in clauses (i), (ii)(A), (ii)(C), (ii)(D) and (ii)(E) above may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such facts, circumstances, changes, events, occurrences or effects have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, in relation to others in the industries of the Company and its Subsidiaries (provided, that only the incremental disproportionate adverse effects of such facts, circumstances, changes, events, occurrences or effects may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), and (y) that the underlying cause of any decline, change or failure referred to in clause (ii)(I) or (ii)(J) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect unless such underlying cause is otherwise excluded hereby.
“Company Termination Fee” means an amount equal to $77,205,689.50.
“Compliant” means, with respect to the Required Financial Information, that (i) the financial statements of the Company included in the Required Financial Information that are available to Parent on the first day of any such eighteen (18) consecutive Business Day period comprising the Marketing Period are, on each day during such eighteen (18) consecutive Business Day period, not required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current to permit (A) a registration statement on Form S-1 for an accelerated filer with respect to an offering of unsecured and non-convertible debt securities to finance an acquisition of the Company using such financial statements to be declared effective by the SEC on the last day of the eighteen (18) consecutive Business Day period (other than requirements that would require or relate to any Excluded Information) and (B) the Company’s independent accounting firm to issue to Parent (subject to completion of its normal practices and procedures) a customary “comfort letter” (including customary “negative assurance” comfort) with respect to the financial statements of the Company included in the Required Financial Information on the last day of the eighteen (18) consecutive Business Day period, (ii) the financial statements included in the Required Financial Information that are available to Parent on the first day of any such eighteen (18) consecutive Business Day period are, on each day of such period, the most recent consolidated financial statements of the Company on which the Company’s independent accountants have performed and completed an audit or review as described in AS 4105, Interim Financial Information and (iii) such Required Financial Information does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make the statements contained in such Required Financial Information, in light of the circumstances under which they were made, not misleading.
“Contract” means any note, bond, mortgage, indenture, lease, license, franchise, contract, agreement, commitment, or other legally binding obligation.
“COVID-19” means SARS-CoV-2 or any disease or infections resulting therefrom, including COVID-19 and any mutations thereof or related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other similar Laws or regulations by any Governmental Entity, in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security (CARES) Act.
“COVID-19 Response” means any action reasonably taken, or reasonably omitted to be taken, by the Company or any of its Subsidiaries in response to COVID-19 or any COVID-19 Measure so long as such actions are (i) required by applicable Law or (ii) consistent with reasonable actions taken by the Company or any of its Subsidiaries prior to the date of this Agreement in response to COVID-19 or any COVID-19 Measures.
“Credit Agreement” means that certain Credit Agreement, dated October 5, 2011 (as amended, restated, supplemented or otherwise modified prior to the date of this Agreement), by and among the At Home Holding III Inc. and At Home Stores LLC, as borrowers, At Home Holding II Inc., as holdings, each guarantor from time to time party thereto, Bank of America, N.A., as the administrative agent, swing line lender and L/C issuer, each other lender from time to time party thereto and the other parties thereto.

“Environmental Laws” means any Law regulating or relating to natural resources or the environment, including Laws relating to contamination and the use, generation, management, handling, transport, treatment, disposal, storage, release of, or exposure to, Materials of Environmental Concern.
“Equity Investors” means Hellman & Friedman Capital Partners IX, L.P., Hellman & Friedman Capital Partners IX (Parallel), L.P., HFCP IX (Parallel-A), L.P., H&F Executives IX, L.P., H&F Executives IX-A, L.P., H&F Associates IX 2021, L.P., Hellman & Friedman Capital Partners X, L.P., Hellman & Friedman Capital Partners X (Parallel), L.P. and HFCP X (Parallel-A), L.P.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Information” means (A) consolidated financial statements, “segment reporting”, separate Subsidiary financial statements, and other financial statements and data that would be required by Rule 3-05, 3-09, 3-10, 3-16, 13-01 or 13-02 of Regulation S-X under the Securities Act, (B) information regarding officers or directors prior to consummation of the Merger (except biographical information if any of such persons will remain officers or directors after consummation of the Merger), exhibits, executive compensation and related party disclosure or any Compensation Discussion and Analysis or information required by Item 302, 402 or 601 of Regulation S-K under the Securities Act and any other information that would be required by Part III of Form 10-K, (C) any description of all or any component of the Financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes,” “description of other indebtedness” or “plan of distribution”, or other information customarily provided by the Lenders, initial purchasers, investment banks or their counsel, (D) risk factors relating to all or any component of the Financing, (E) information regarding affiliate transactions that may exist following consummation of the Merger (unless the Company or any of its Subsidiaries was party to any such transactions prior to consummation of the Merger), (F) any pro forma financial statements and information regarding any pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments (excluding information that is historical financial information of the Company and is derivable without undue effort or expense by the Company from the books and records of the Company or any of its Subsidiaries), (G) information necessary for the preparation of any projected or forward-looking financial statements or information that is not derivable without undue effort or expense by the Company from the books and records of the Company or any of its Subsidiaries and (H) other information customarily excluded from private placements of non-convertible debt securities pursuant to Rule 144A.
“Excluded Party” means any Person from whom the Company or any of its Representatives has received a written bona fide Acquisition Proposal after the execution of this Agreement and prior to or on the No-Shop Period Start Date, which written Acquisition Proposal the Company Board (acting upon the recommendation of the Special Committee) and the Special Committee have determined in good faith prior to the start of the No-Shop Period Start Date (after consultation with their outside counsel and financial advisor) is or would reasonably be expected to lead to a Superior Proposal (such Acquisition Proposal, a “Qualified Proposal”); provided, however, that a Person shall immediately cease to be an Excluded Party (and the provisions of this Agreement applicable to Excluded Parties shall cease to apply with respect to such Person) if (A) such Qualified Proposal made by such Person is withdrawn (it being understood that any amendment, modification or replacement of such Qualified Proposal which does not reduce the proposed price per Share shall not, in and of itself, be deemed a withdrawal of such Qualified Proposal) or (B) such Qualified Proposal, in the good faith determination of the Company Board (acting upon the recommendation of the Special Committee) and the Special Committee (after consultation with their outside counsel and financial advisor), no longer is or would no longer be reasonably expected to lead to a Superior Proposal.
“Governmental Entity” means any federal, state, local or foreign government, any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether federal, state, local, foreign or supranational, any arbitral body, or NYSE.

“Guarantor” means each of Hellman & Friedman Capital Partners IX, L.P., Hellman & Friedman Capital Partners IX (Parallel), L.P., HFCP IX (Parallel — A), L.P., H&F Executives IX, L.P., H&F Executives IX-A, L.P., H&F Associates IX 2021, L.P., Hellman & Friedman Capital Partners X, L.P., Hellman & Friedman Capital Partners X (Parallel), L.P. and HFCP X (Parallel — A), L.P.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Intellectual Property” means intellectual property rights recognized by applicable Law, including in trademarks, trade names, service marks, service names, mark registrations and applications, trade dress, logos, domain names, URLs, social media identifiers and the goodwill in any of the foregoing; registered and unregistered copyrights and patents and patent applications; trade secrets and proprietary know-how; and computer programs, software, proprietary data and databases.
“Intervening Event” means a material event, occurrence, development or change in circumstances with respect to the Company and its Subsidiaries, taken as a whole, that occurred or arose after the date of this Agreement, which was unknown to, nor reasonably foreseeable by, the Company Board or the Special Committee as of the date of this Agreement and becomes known to or by the Company Board and the Special Committee prior to the time the Stockholder Approval is obtained; provided, however that none of the following will constitute, or be considered in determining whether there has been, an Intervening Event: (i) the receipt, existence of or terms of an Inquiry or Acquisition Proposal or any matter relating thereto or consequence thereof and (ii) changes in the market price or trading volume of the Shares or the fact that the Company meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided, however, that the underlying causes of such change or fact shall not be excluded by this clause (ii)).
“Knowledge” means (i) with respect to the Company, the actual knowledge of those persons set forth in Section 8.10(b) of the Company Disclosure Schedule, and (ii) with respect to Parent, the actual knowledge of those persons set forth in Section 8.10(b) of the Parent Disclosure Schedule.
“Law” means any Order or any federal, state, local, foreign, supranational or international law, statute, treaty, convention or ordinance, common law, or any rule, regulation, standard, directive, requirement, policy, license or permit of any Governmental Entity.
“Lender Related Party” means the Lenders and the commitment parties that are parties to any Debt Commitment Letter, together with their respective Affiliates, and the respective officers, directors, employees, partners, controlling persons, attorneys, representatives, agents, advisors, successors and permitted assigns of each of the foregoing; provided, that neither Parent nor any Affiliate of Parent shall be deemed a Lender Related Party.
“Lenders” means each entity that is party to the Debt Commitment Letter (other than Parent); provided that in the event that any Additional Commitment Party (as defined in the Debt Commitment Letter) is added as a party to the Debt Commitment Letter after the date hereof, the term “Lender” shall include each such institution; provided, further, that the term “Lender” shall include each institution to any commitment letter or similar agreement for any alternative debt financing or replacement financing.
“Lien” means any mortgage, pledge, assignment, title defect, claim, adverse ownership interest, transfer restriction, security interest, encumbrance, lien or charge.
“Marketing Period” means the first period of eighteen (18) consecutive Business Days commencing on or after the No-Shop Period Start Date throughout which (i) Parent shall have the Required Financial Information and such Required Financial Information is Compliant (it being understood and agreed that if the Required Financial Information is not Compliant at any time during such eighteen (18) consecutive Business Day period, the Marketing Period shall terminate and restart when such Required Financial Information is Compliant), (ii) the conditions set forth in Section 6.1 and Section 6.2 shall have been satisfied (other than the condition set forth in Section 6.1(a) and those conditions that by their nature are to be satisfied at the Closing), assuming that the Closing Date were to be scheduled for any time during such eighteen (18) consecutive Business Day period, or (to the extent permitted by applicable Law) waived and (iii) during the last three (3) Business Days of such eighteen (18) consecutive Business Day period, the conditions set forth in Section 6.1(a) shall have been satisfied; provided, however, that (1) July 5, 2021 shall not constitute a Business Day for purposes of such eighteen (18) consecutive Business Day period (provided, that, for the avoidance of doubt, such exclusion shall not restart such period), (2) if such eighteen (18) consecutive Business Day period has not been completed on or prior to August 20, 2021, then such period shall be deemed to have not commenced prior to September 7, 2021, and (3) the Marketing Period shall be deemed not to have commenced if, after the date hereof and prior to the completion of such eighteen (18) consecutive Business Day period, (A) the independent auditors of the Company shall have withdrawn their audit opinion with respect to any year-end audited financial statements of the Company and its Subsidiaries included in the Required Financial Information, in which case the Marketing Period shall be deemed not to commence unless and until such independent auditors or another nationally recognized independent accounting firm reasonably acceptable to Parent have issued an unqualified audit opinion with respect to such financial statements, or (B) any of the financial statements of the Company and its Subsidiaries included in the Required Financial Information shall have been restated or the Company shall have determined or publicly announced that a restatement of any financial statements of the Company and its Subsidiaries included in the Required Financial Information is required, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the Required Financial Information has subsequently been amended and delivered to Parent or the Company has determined in writing or publicly announced, as applicable, that no such restatement shall be required; provided, further, that, if the Company shall in good faith reasonably believe that it has provided the Required Financial Information that is Compliant, it may deliver to Parent a written notice to that effect (stating the date upon which it believes it completed such delivery or provided such access to Required Financial Information that is Compliant), in which case (subject to satisfaction of any other conditions, and compliance with the terms of each other provision, of this definition) such eighteen (18) consecutive Business Day period referred to above shall be deemed to have commenced on the date such notice is delivered to Parent unless Parent in good faith reasonably believes the Company has not provided the Required Financial Information, or that such Required Financial Information is not Compliant or that clauses (ii) or (iii) of this definition have not been satisfied and, within three (3) Business Days after the giving of such notice by the Company, gives a written notice to the Company to that effect (stating with specificity any elements of noncompliance and/or nonsatisfaction). Notwithstanding anything in this definition to the contrary, the Marketing Period shall end on any date earlier than the date indicated in the definition above if the Debt Financing is consummated and the full proceeds thereof received on such earlier date.
“Materials of Environmental Concern” means any substance or material defined, identified or regulated as toxic or hazardous or as a pollutant or contaminant or words of similar meaning or effect under any Environmental Law, including asbestos, asbestos-containing materials, polychlorinated biphenyls, petroleum and petroleum products.
“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
“Non-Objection” means the failure of the SEC and/or its staff to provide to the Company or its outside counsel any comments, objections or requests with respect to the Company’s preliminary Proxy Statement within 10 calendar days after such preliminary Proxy Statement is filed by the Company with the SEC.
“NYSE” means the New York Stock Exchange.
“Order” means any order, judgment, writ, stipulation, settlement, award, injunction, decree, arbitration award or finding of any Governmental Entity.
“Parent Termination Fee” means an amount equal to $128,676,149.16.
“Permitted Liens” means (i) zoning restrictions, easements, rights-of-way or other restrictions on the use of real property (provided, that such liens and restrictions do not materially and adversely impair the Company’s current business operations at such location), (ii) pledges or deposits by the Company or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders or Contracts to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (iii) Liens imposed by Law, including carriers’, warehousemen’s, landlords’ and mechanics’ liens, in each case incurred in the ordinary course of business and for sums not yet due or being contested in good faith by appropriate proceedings, (iv) statutory Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings, (v) Liens or imperfections of title that do not materially impair the ownership or use of the assets to which they relate, (vi) non-exclusive licenses granted to third parties in the ordinary course of business by the Company or its Subsidiaries, (vii) non-monetary Liens, encumbrances and other matters of public record disclosed in any title report that can be obtained for the Real Property, which, in each case, do not and would not be reasonably likely to materially impair the use, occupancy or, to the Knowledge of the Company, value of the affected Real Property, (viii) Liens related to equipment financing obtained in the ordinary course of business for amounts not yet due and (ix) Liens in respect of the indebtedness of the Company or its Subsidiaries in existence as of the date hereof and set forth on Section 8.10(a) of the Company Disclosure Schedule, or incurred as permitted under this Agreement (including in compliance with Section 5.1(b)(ix)), in each case as security for such indebtedness.
“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.
“Record Holder” means, with respect to any Shares, a Person who was, immediately prior to the Effective Time, the holder of record of such Shares.
“Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other foreign or domestic Laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment, (ii) foreign exchange or currency controls or (iii) actions having the purpose or effect of monopolization, restraint of trade or lessening of competition.
“Required Financial Information” means (i) all customary financial and other pertinent information regarding the Company and its Subsidiaries that is required under paragraphs 5 and 10 of Exhibit E of the Debt Commitment Letter (as in effect on the date of this Agreement), (ii) financial information and financial data of the Company derived from the Company’s historical books and records that are required or necessary in order for Parent to prepare customary pro forma financial statements as of, and for the most recent twelve-month period ending on, the latest balance sheet date included in clause (i) above customarily included in offering or marketing documents for private placements of non-convertible debt securities pursuant to Rule 144A and (iii) all other information and data related to the Company and its Subsidiaries that would be necessary for the underwriters or initial purchasers in an offering of such securities to receive customary “comfort” (including customary “negative assurance” comfort) from independent accountants in connection with such an offering which such accountants are prepared to provide upon completion of customary procedures; provided that in no event shall Required Financial Information include Excluded Information.
“Rollover Agreement” means any agreement which may be entered into by a holder of Shares, on the one hand, and Parent or an Affiliate thereof, on the other hand, after the date of this Agreement and prior to the Closing pursuant to which such holder agrees to contribute certain of such holder’s Shares to Parent or an Affiliate thereof in exchange for equity interests of Parent or such Affiliate.
“Rollover Shares” means any Shares which are subject to a Rollover Agreement.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Senior Secured Notes” means the 8.750% Senior Secured Notes due 2025 issued pursuant to the Senior Secured Notes Indenture in an initial aggregate principal amount of $275.0 million.
“Senior Secured Notes Indenture” means the Indenture, dated as of August 20, 2020 (as amended, restated, supplemented or otherwise modified from time to time prior to the date of this Agreement or thereafter in accordance with this Agreement), by and among At Home Holding III Inc., as issuer, the guarantors party thereto, and Wells Fargo Bank, National Association, as trustee and as collateral agent.
“Senior Secured Notes Satisfaction Amount” means the amount in cash required, pursuant to the Senior Secured Notes Indenture, to be deposited on or prior to the Closing Date with the trustee thereunder in order to provide for the redemption of all of the outstanding Senior Secured Notes issued thereunder (including, for the avoidance of doubt, any premium or interest payable to, but not including, the date of redemption in respect of such redemption) on the Closing Date.
“Significant Subsidiary” of any Person means a Subsidiary of such Person that would constitute a “significant subsidiary” of such Person within the meaning of Rule 1-02(w) of Regulation S-X as promulgated by the SEC.
“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions (or, in the case of a partnership, a majority of the general partnership interests) is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.
“Superior Proposal” means a bona fide written Acquisition Proposal that the Company Board (acting upon the recommendation of the Special Committee) and the Special Committee have determined in their good faith judgment, after consultation with their financial advisor and outside legal counsel, and taking into consideration, among other things, all legal, financial, regulatory, timing and other aspects and risks of the proposal (including required conditions) and the Person making the proposal and all of the other terms, conditions and other aspects of such Acquisition Proposal and this Agreement that the Company Board (acting upon the recommendation of the Special Committee) and the Special Committee deem relevant, to be more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (including, if applicable, any revisions to this Agreement made or proposed in writing by Parent in accordance with Section 5.2); provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”
“Tax” (including, with correlative meaning, the term “Taxes”) means (a) all U.S. federal, state, local and non-U.S. income, profits, franchise, gross receipts, environmental, import-related (e.g., customs duty), capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, ad valorem, real or personal property, withholding, excise, production, value added, goods and services, transfer, license, occupation, premium, windfall profits, social security (or similar), registration, alternative or add-on minimum, estimated, occupancy and other taxes, duties, fees, or other assessments imposed by any Governmental Entity responsible for the administration of Taxes, and (b) any interest, penalties and additions with respect to any of the foregoing.
“Tax Return” means all returns, reports, elections, declarations, disclosures, schedules, claims for refund, statements, estimates, information returns and other similar documents filed or required to be filed with any Governmental Entity responsible for the administration of Taxes, including any attachments thereto and any amendments thereof.
“Willful Breach” means a breach that is a consequence of an intentional act or intentional failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a material breach.
(b) Construction.   The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law. All references to dollar amounts in this Agreement shall be references to U.S. dollars unless otherwise expressly set forth herein. For purposes of this Agreement, the term “made available”, with respect to any document or item required to be made available to Parent or Merger Sub as of the date of this Agreement, shall mean such document or item has been provided directly to Parent or its Representatives or made available to Parent or its Representatives in the electronic data room maintained by the Company, in either case on or before the day immediately prior to the date of this Agreement, or is included in the Company SEC Documents publicly available on or before the day that is two (2) Business Days prior to the date of this Agreement. References to the “ordinary course” or the “ordinary course of business” for any Person shall refer to an action taken by a Person that is consistent in all material respects in nature, scope, and magnitude with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person (including, for the avoidance of doubt, any COVID-19 Response by the Company or any of its Subsidiaries prior to the date of this Agreement).
Section 8.11.   Severability.   The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is determined by a court of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction; provided, that the parties intend that the remedies and limitations thereon (including provisions that the payment of the Parent Termination Fee or the Company Termination Fee shall be the sole and exclusive remedy of the recipient thereof, limitations on specific performance and other equitable remedies in Section 8.7 and the limitation on liabilities of any member of the Parent Group and any member of the Company Group) contained in Article VII and this Article VIII be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Financing.
Section 8.12.   Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. No assignment by any party hereto shall relieve such party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Notwithstanding the foregoing, Parent and Merger Sub may assign their respective rights and obligations hereunder to a wholly owned Subsidiary of Parent without such consent; provided, that no such assignment shall (a) adversely impact the Company or the holders of Shares or Company Equity Awards or (b) relieve Parent or Merger Sub of their respective obligations under this Agreement.
Section 8.13.   Special Committee.   Notwithstanding anything to the contrary set forth in this Agreement, until the Closing, (a) the Company may take the following actions only with the prior approval of the Special Committee: (i) amending, restating, modifying or otherwise changing any provision of this Agreement; (ii) waiving any right under this Agreement or extending the time for the performance of any obligation of the Company hereunder; (iii) terminating this Agreement; (iv) taking any action under this Agreement that expressly requires the approval of the Special Committee; (v) making any decision or determination, or taking any action under or with respect to this Agreement or the transactions contemplated hereby that would reasonably be expected to be, or is required to be, approved, authorized, ratified or adopted by the Company Board; (vi) granting any approval or consent for, or agreement to, any item for which the approval, consent or agreement of the Company is required under this Agreement; and (vii) agreeing to do any of the foregoing, and (b) no decision or determination shall be made, or action taken, by the Company or the Company Board (including effecting a Change of Recommendation) under or with respect to this Agreement or the transactions contemplated hereby without first obtaining the approval of the Special Committee. For the avoidance of doubt, any requirement of the Company or the Company Board to obtain the approval of the Special Committee pursuant to this Section 8.13 shall not, and shall not be deemed to, modify or otherwise affect any rights of the Company, or any obligations of the Company or the Special Committee to Parent or Merger Sub set forth in this Agreement.
Section 8.14.   Headings.   The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
Section 8.15.   Delivery by Facsimile or Electronic Transmission.   This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or consent hereto or thereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.
Company
AT HOME GROUP INC.
By: /s/ Lewis L. Bird III Name: Lewis L. Bird III
Title: Chairman and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.
Parent
AMBIENCE PARENT, INC.
By: /s/ Erik Ragatz Name: Erik Ragatz
Title: Authorized Signatory
[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.
Merger Sub
AMBIENCE MERGER SUB, INC.
By: /s/ Erik Ragatz Name: Erik Ragatz
Title: Authorized Signatory
[Signature Page to Agreement and Plan of Merger]

ANNEX B
Goldman Sachs & Co., LLC | 200 West Street | New York, New York 10282
Tel: 212-902-1000
PERSONAL AND CONFIDENTIAL
May 6, 2021
Special Committee of the Board of Directors
At Home Group Inc.
1600 E Plano Parkway
Plano, TX 75074
Ladies and Gentlemen:
Attached is our opinion letter, dated May 6, 2021 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Ambience Parent, Inc. (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of At Home Group Inc. (the “Company”) of the $36.00 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of May 6, 2021 (the “Agreement”), by and among Parent, Ambience Merger Sub, Inc., an indirect wholly owned subsidiary of Parent (“Acquisition Sub”), and the Company.
The Opinion Letter is provided for the information and assistance of the Special Committee of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.
Very truly yours,

(GOLDMAN, SACHS & CO.)

Goldman Sachs & Co., LLC | 200 West Street | New York, New York 10282
Tel: 212-902-1000
PERSONAL AND CONFIDENTIAL
May 6, 2021
Special Committee of the Board of Directors
At Home Group Inc.
1600 E Plano Parkway
Plano, TX 75074
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than Ambience Parent, Inc. (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of At Home Group Inc. (the “Company”) of the $36.00 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of May 6, 2021 (the “Agreement”), by and among Parent, Ambience Merger Sub, Inc., an indirect wholly owned subsidiary of Parent (“Acquisition Sub”), and the Company.
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Hellman & Friedman LLC and its affiliated investment funds (“H&F”), an affiliate of Parent, and/or its affiliates and portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Special Committee of the Board of Directors of the Company (the “Special Committee”) in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to H&F and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as bookrunner with respect to the $900 million high yield bond for Pharmaceutical Product Development, LLC (“PPD”), a portfolio company of H&F, in May 2019; as bookrunner with respect to $1.3 billion bank loan for Hub International Limited, a portfolio company of H&F, in November 2019; as bookrunner with respect to the initial public offering by PPD in February 2020; as financial advisor to Ultimate Software Group Inc., a portfolio company of H&F, with respect to its merger with Kronos Incorporated in April 2020; as lead arranger with respect to the $3.3 billion term loan B for Genesys Telecommunications Laboratories, Inc., a portfolio company of H&F, in October 2020; as bookrunner with respect to the $1.3 billion high yield bond for MultiPlan Corporation, a portfolio company of H&F, in October 2020. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent, H&F and/or its affiliates and portfolio companies and their respective affiliates for which our Investment Banking Division may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with H&F and its affiliates from time to time and may have invested in limited partnership units of affiliates of H&F from time to time and may do so in the future.

Special Committee of the Board of Directors
At Home Group Inc.
May 6, 2021
Page Two
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended January 30, 2021; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Special Committee (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the home improvement and specialty retail industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Special Committee. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Special Committee of the Board of Directors
At Home Group Inc.
May 6, 2021
Page Three
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the $36.00 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $36.00 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $36.00 in cash per Share to be paid to the holders (other than Parent and its affiliates) pursuant to the Agreement is fair from a financial point of view to such holders of Shares.
Very truly yours,

(GOLDMAN SACHS & CO. LLC)

Annex C
Section 262 of the General Corporation Law of the State of Delaware
§ 262. Appraisal rights.
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) Repealed by 82 Laws 2020, ch. 256, § 15.
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY FORM OF PROXY CARD - SUBJECT TO COMPLETION AT HOME GROUP INC.1600 EAST PLANO PARKWAYPLANO, TX 75074 VOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic deliveryof information. Vote by 11:59 p.m. Eastern Time on [TBD]. Have your proxy cardin hand when you access the website and follow the instructions to obtain yourrecords and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/HOME2021SMYou may attend the meeting via the Internet and vote during the meeting. Havethe information that is printed in the box marked by the arrow available andfollow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Vote by11:59 p.m. Eastern Time on [TBD]. Have your proxy card in hand when you calland then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paidenvelope we have provided or return it to Vote Processing, c/o Broadridge,51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:D55642-TBDKEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY AT HOME GROUP INC. The Board of Directors recommends you vote FOR proposals 1, 2 and 3. For Against Abstain 1. To adopt the merger agreement, dated as of May 6, 2021, by and among the Company, Parent and Merger Sub (as it may be amended from time totime); 2. To approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the Company’s named executive officersin connection with the merger; and 3. To approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes atthe time of the special meeting to approve the proposal to adopt the merger agreement. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Jointowners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

AT HOME GROUP INC. 2021 Special Meeting of Stockholders[TBD] PM CDT Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com AT HOME GROUP INC.Special Meeting of StockholdersJune [TBD] [TBD] CDTThis proxy is solicited by the Board of DirectorsThe stockholder(s) hereby appoint(s) Mary Jane Broussard and Jeffrey R. Knudson, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of AT HOME GROUP INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at [TBD] on [TBD], virtually by live webcast atwww.virtualshareholdermeeting.com/HOME2021SM, and any adjournment or postponement thereof and to vote in their judgement upon all other matters that may properly come before such meeting. The undersigned revokes any proxy previously given to vote at such meeting.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations, which are set forth on the reverse side hereof.Continued and to be signed on reverse side